   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1998

                                                    REGISTRATION NO. 333-40519

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2
                                      TO
                                   FORM S-4


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                               BEC GROUP, INC.

              (Exact name of registrant as specified in charter)

               DELAWARE                              3648                      13-3868804
     (State or other jurisdiction        (Primary Standard Industrial       (I.R.S. Employer
   of incorporation or organization)      Classification Code Number)      Identification No.)


                                 SUITE B-302,
                          555 THEODORE FREMD AVENUE
                             RYE, NEW YORK 10580
                                (914) 967-9400

             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              MARTIN E. FRANKLIN
              CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               BEC GROUP, INC.
                                 SUITE B-302
                          555 THEODORE FREMD AVENUE
                             RYE, NEW YORK 10580
                                (914) 967-9400

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                           ROBERT L. LAWRENCE, ESQ.
                              KANE KESSLER, P.C.
                         1350 AVENUE OF THE AMERICAS
                              NEW YORK, NY 10019
                                (212) 541-6222

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of ILC Technology, Inc. with and into a wholly owned subsidiary of BEC Group, Inc. as described in the Agreement and Plan of Merger described in the enclosed Joint Proxy Statement/Prospectus.

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              STOCKHOLDER LETTER
                MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

BEC GROUP, INC.


                                                                        [Date]
Dear Stockholder:

   You are cordially invited to attend a Special Meeting of Stockholders (the "BEC Special Meeting") of BEC Group, Inc. ("BEC") to be held at
12:30 p.m. on February   , 1998, at 555 Theodore Fremd Avenue, Rye,
New York 10580.

   At the BEC Special Meeting you will be asked to consider and vote, among other things, on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 30, 1997 as amended by Amendment No. 1 to the Merger Agreement dated January 6, 1998 (the "Merger Agreement"), by and among ILC Technology, Inc. ("ILC"), BEC and BILC Acquisition Corp. ("Acquisition Corp.") a wholly owned subsidiary of BEC, pursuant to which ILC will merge (the "Merger") with and into Acquisition Corp. Upon consummation of the Merger, each outstanding share of ILC will be converted into the right to receive 4.36 shares of common stock of BEC or 2.18 shares after completion of the one for two reverse split proposed by BEC (the "Exchange Ratio"), assuming in each case conversion of all of BEC's 8% Convertible Notes. In addition to voting to approve the Merger, contingent upon the approval of the Merger, you are also being asked to consider and vote for the following other proposals, related to the Merger and the transactions contemplated thereby, which if adopted at the BEC Special Meeting, will become effective upon the actual or impending effectiveness of the Merger: (i) approval of an amendment to the Restated Certificate of Incorporation of BEC (the "BEC Certificate") to effect a one-for-two reverse stock split (the "Reverse Split") of the BEC Common Stock; (ii) election of four (4) additional members to the BEC Board;
(iii) approval of an amendment to the BEC Certificate to change the name of BEC Group, Inc. to Lumen Technologies, Inc. and (iv) approval of an amendment to the BEC 1996 Stock Incentive Plan, including an increase to the number of shares available for option grants thereunder by 2,075,000 to 4,250,000 (after giving effect to the Reverse Split).

   IMMEDIATELY PRIOR TO THE MERGER, BEC ALSO INTENDS TO (I) TRANSFER TO ITS SUBSIDIARY, BOLLE INC. ("BOLLE"), ALL OF ITS ASSETS AND LIABILITIES OTHER THAN THOSE SPECIFICALLY RELATING TO THE CONDUCT OF BEC'S SPECIALTY LIGHTING, ELECTRONIC, AND ELECTROFORMED PRODUCTS BUSINESSES AND CERTAIN ADDITIONAL ASSETS AND LIABILITIES TO BE RETAINED BY BEC AND (II) DISTRIBUTE, PRO RATA, TO ITS STOCKHOLDERS ALL OF ITS EQUITY INTEREST IN BOLLE (THE "SPINOFF"). NO ACTION ON THE PART OF THE BEC STOCKHOLDERS WILL BE REQUIRED TO APPROVE OR CONSUMMATE THE SPINOFF. THE SPINOFF WILL PROCEED REGARDLESS OF WHETHER THE MERGER IS COMPLETED.


   At the time of the Merger, BEC's business will consist of its specialty lighting, electronic and electroformed products units and its investment in Voltarc Technologies, Inc. all of which are complementary with the business of ILC. Following the Merger, the existing BEC stockholders will own approximately 50% of the combined company and the Board of Directors of BEC will consist of nine directors, of whom four will be existing BEC directors, four will be proposed by ILC and one will be elected by the BEC Board after the Merger. It is proposed that BEC will change its name to Lumen Technologies, Inc. after the closing of the Merger.


   A summary of the basic terms and conditions of the Merger, certain financial and other information relating to ILC and BEC and a copy of the Merger Agreement are set forth in the enclosed Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully. The preliminary prospectus of Bolle relating to the Spinoff is also enclosed for your review.


   In connection with its approval of the Merger on October 30, 1997, the Board of Directors received and took into account the opinion of Raymond James & Associates, Inc. ("RJ"), an investment banking firm retained by BEC, that, as of such date, the terms of the transaction set forth in the Merger Agreement are fair to BEC and its stockholders from a financial point of view. A copy of the RJ opinion is included in the accompanying Joint Proxy Statement/Prospectus as Annex D.

   The Board of Directors has unanimously approved the Merger Agreement and the related transactions. THE BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF BEC AND THE STOCKHOLDERS OF BEC AND UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF BEC COMMON STOCK IN CONNECTION WITH THE MERGER.

   WHETHER OR NOT YOU PLAN TO ATTEND THE BEC SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you have multiple stockholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.

   Thank you for your continued interest and cooperation.

   Very truly yours,

   Martin E. Franklin

   Chairman and Chief Executive Officer

                              SHAREHOLDER LETTER
                MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

ILC TECHNOLOGY, INC.

                                                                        [Date]

Dear Shareholder:

   You are cordially invited to attend a Special Meeting of Shareholders (the "ILC Special Meeting") of ILC Technology, Inc. ("ILC") to be held at 11:00
a.m. on February   , 1998 at the offices of Donaldson, Lufkin & Jenrette
Securities Corporation, 277 Park Avenue, 18th Floor, New York, New York.

   At the ILC Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 30, 1997, as amended by Amendment No. 1 to the Merger Agreement dated January 6, 1998 (the "Merger Agreement"), by and among ILC, BEC Group, Inc. ("BEC") and BILC Acquisition Corp. ("Acquisition Corp.") a wholly owned subsidiary of BEC, pursuant to which ILC will merge (the "Merger") with and into Acquisition Corp. Upon consummation of the Merger, each outstanding share of ILC will be converted into the right to receive 4.36 shares of common stock of BEC assuming conversion of all of BEC's 8% Convertible Notes or 2.18 shares of BEC common stock after completion of the one-for-two reverse split proposed by BEC (the "Exchange Ratio").


   Immediately prior to the Merger, BEC is required to (i) transfer to its subsidiary, Bolle Inc. ("Bolle"), all of its assets and liabilities other than those specifically relating to the conduct of BEC's specialty lighting, electronic, and electroformed products businesses and certain additional assets and liabilities to be retained by BEC and (ii) distribute, pro rata, to only the BEC stockholders all of its equity interest in Bolle (the "Spinoff"). The ILC shareholders will not participate in the Spinoff and will therefore not receive any equity interest of Bolle in exchange for their shares of ILC Common Stock.


   At the time of the Merger, BEC's business will consist of its specialty lighting, electronic and electroformed products units and its investment in Voltarc Technologies, Inc. all of which are complementary with the business of ILC. Following the Merger, existing ILC shareholders will own approximately 50% of the combined company and the Board of Directors of BEC will consist of nine directors, of whom four will be proposed by ILC, four will be existing BEC directors and one will be elected by the BEC Board after the Merger. It is proposed that BEC will change its name to Lumen Technologies, Inc. after the closing of the Merger.

   A summary of the basic terms and conditions of the Merger, certain financial and other information relating to ILC and BEC and a copy of the Merger Agreement are set forth in the enclosed Joint Proxy
Statement/Prospectus. Please review and consider the enclosed materials carefully.

   In connection with its approval of the Merger on October 30, 1997, the Board of Directors received and took into account the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), an investment banking firm retained by ILC, that, as of such date, the Exchange Ratio was fair to the shareholders of ILC from a financial point of view. A copy of the DLJ opinion is included in the accompanying Joint Proxy Statement/Prospectus as Annex E.

   The Board of Directors has unanimously approved the Merger Agreement and the related transactions. THE BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF ILC AND THE SHAREHOLDERS OF ILC AND UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE FOR ITS APPROVAL.

   WHETHER OR NOT YOU PLAN TO ATTEND THE ILC SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you have multiple shareholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.

   Thank you for your continued interest and cooperation.

   Very truly yours,

   Henry C. Baumgartner

   Chairman and Chief Executive Officer

                               BEC GROUP, INC.
                                 SUITE B-302
                          555 THEODORE FREMD AVENUE
                             RYE, NEW YORK 10580

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

   A Special Meeting of Stockholders of BEC Group, Inc., a Delaware corporation ("BEC"), will be held at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580, at 12:30 P.M., local time, on February , 1998, or any adjournment or postponement thereof (the "BEC Special Meeting"), for the following purposes:

   1. To approve and adopt an Agreement and Plan of Merger, dated as of October 30, 1997 as amended by the Amendment No. 1 to the Merger Agreement dated January 6, 1998 (the "Merger Agreement"), among BEC, BILC Acquisition Corp., a Delaware corporation and ILC Technology, Inc., a California corporation ("ILC") and the issuance of shares of BEC common stock, par value $0.01 per share (the "BEC Common Stock") pursuant to the Merger Agreement (the "Merger").

   The following proposals, if adopted at the BEC Special Meeting will become effective only upon consummation of the Merger:

   2. To approve an amendment to the Restated Certificate of Incorporation of BEC (the "BEC Certificate".) to effect a one-for-two reverse stock split of the issued and outstanding shares of BEC Common Stock (the "Reverse Split").

   3. To elect four (4) additional members to BEC's Board of Directors.

   4. To approve an amendment to the Restated Certificate of Incorporation of BEC (the "BEC Certificate") to change the name of BEC Group, Inc. to Lumen Technologies, Inc.


   5. To approve an amendment to BEC's 1996 Stock Incentive Plan (the "BEC Option Plan") to, among other things, increase the number of shares of BEC Common Stock available for option grants thereunder by 2,075,000 to 4,250,000 (after giving effect to the Reverse Split).


   6. To transact such other business as may properly come before the BEC Special Meeting.

   The BEC Board of Directors has fixed the close of business on January 12, 1998 as the record date for the determination of the holders of BEC common stock entitled to notice of, and to vote at, the BEC Special Meeting. Your attention is directed to the accompanying Joint Proxy Statement and Prospectus.

   A list of BEC stockholders of record will be available for examination by any BEC stockholder for any purpose germane to the BEC Special Meeting
beginning on January   , 1998 at BEC's offices at Suite B-302, 555 Theodore
Fremd Avenue, Rye, New York.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE BEC SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE BEC SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE BEC SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY CARD.

                                          By Order of the Board of Directors

                                          Peter H. Trembath,
                                          Vice President, Secretary and
                                          General Counsel

New York, New York
Dated: January  , 1998

                             ILC TECHNOLOGY, INC.
                                399 JAVA DRIVE
                         SUNNYVALE, CALIFORNIA 94089

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:

   NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "ILC Special Meeting") of ILC Technology, Inc., a California corporation ("ILC"), will be held at 277 Park Avenue, 18th Floor, New York, New York, on February
 , 1998, at 11:00 a.m., local time.

   At the ILC Special Meeting, you will be asked to consider and vote upon the following matters:

   1. A proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 30, 1997, as amended by Amendment No. 1 to the Merger Agreement dated January 6, 1998, among BEC Group, Inc., a Delaware corporation, BILC Acquisition Corp., a Delaware corporation, and ILC pursuant to which ILC will merge with and into BILC Acquisition Corp. and ILC shareholders will receive shares of BEC Group, Inc. common stock on the terms set forth in the accompanying Joint Proxy Statement/Prospectus; and

   2. Such other matters as may properly come before the ILC Special Meeting or any postponements or adjournments thereof.

   The ILC Board of Directors has fixed the close of business on January 12, 1998 (the "ILC Record Date") as the record date for the determination of the holders of ILC Common Stock entitled to notice of, and to vote at, the ILC Special Meeting or any postponements or adjournments thereof. Your attention is directed to the accompanying Joint Proxy Statement/Prospectus.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ILC SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ILC SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE ILC SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY CARD.

                                        By Order of the Board of Directors

                                        Ronald E. Fredianelli
                                        Secretary

Sunnyvale, California
January  , 1998

                                  PROSPECTUS


                               BEC GROUP, INC.

                   UP TO 23,000,000 SHARES OF COMMON STOCK


                             PROXY STATEMENT FOR
                       SPECIAL MEETINGS OF STOCKHOLDERS

ILC TECHNOLOGY, INC.
TO BE HELD ON FEBRUARY  , 1998,   ]
                                          BEC GROUP, INC.
                                          TO BE HELD ON FEBRUARY  , 1998

   This Joint Proxy Statement/Prospectus of BEC Group, Inc. ("BEC") and Proxy Statement of ILC Technology, Inc. ("ILC") is furnished in connection with the solicitation by the Board of Directors of BEC (the "BEC Board") of proxies from holders of common stock, par value $0.01 per share of BEC (the "BEC Common Stock") for use at the special meeting of BEC stockholders to be held
on February   , 1998 or any adjournment or postponement thereof (the "BEC
Special Meeting") and in connection with the solicitation by the Board of Directors of ILC (the "ILC Board") of proxies from holders of common stock, no par value per share of ILC ("ILC Common Stock") for use at the special
meeting of ILC shareholders to be held on February   , 1998 (the "ILC Special
Meeting"). This Joint Proxy Statement/Prospectus relates to the merger (the "Merger") of ILC with and into BILC Acquisition Corp., a Delaware corporation wholly-owned by BEC ("Acquisition Corp."), pursuant to the Agreement and Plan of Merger, dated as of October 30, 1997, as amended by Amendment No. 1 to the Merger Agreement dated January 6, 1998 (the "Merger Agreement"), among BEC, Acquisition Corp. and ILC. At the ILC Special Meeting, the holders of ILC Common Stock will be asked to vote to approve and adopt the Merger Agreement. At the BEC Special Meeting the holders of BEC Common Stock will be asked to vote to approve and adopt the Merger Agreement and the issuance of shares of BEC Common Stock in connection with the Merger (the "Merger Proposal") and, contingent upon the approval of the Merger Proposal, the following proposals will be brought to the stockholders for approval, which if adopted at the BEC Special Meeting, will become effective only upon the consummation of the
Merger: (i) approve an amendment to the Restated Certificate of Incorporation of BEC (the "BEC Certificate") to effect a one-for-two reverse stock split (the "Reverse Split") of the BEC Common Stock (the "Reverse Split Proposal");
(ii) elect four (4) additional members to the BEC Board (the "Director Election Proposal"); (iii) approve an amendment to the BEC Certificate to change the name of BEC Group, Inc. to Lumen Technologies, Inc. (the "Name Change Proposal"); and (iv) approve an amendment to the BEC 1996 Stock Incentive Plan (the"BEC Option Plan") to increase the number of shares available for option grants pursuant to the BEC Option Plan by 2,075,000 to 4,250,000 (after giving effect to the Reverse Split) (the "1996 Stock Incentive Plan Proposal"). The approximate date of mailing of this Joint
Proxy Statement/Prospectus is on or about [        ,   ].


   THE BOARD OF DIRECTORS AND MANAGEMENT OF ILC BELIEVE THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF ILC AND THE SHAREHOLDERS OF ILC AND UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE FOR ITS APPROVAL.

   THE BOARD OF DIRECTORS AND MANAGEMENT OF BEC BELIEVE THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF BEC AND THE STOCKHOLDERS OF BEC AND UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF BEC COMMON STOCK IN CONNECTION WITH THE MERGER, THE REVERSE SPLIT PROPOSAL, THE DIRECTOR ELECTION PROPOSAL, THE NAME CHANGE PROPOSAL, AND THE 1996 STOCK INCENTIVE PLAN PROPOSAL.


   In making the foregoing recommendations to their respective shareholders, each of the BEC Board and the ILC Board assumed that the Spinoff of Bolle would be consummated prior to the Merger and accordingly, the value of BEC Common Stock to be delivered to ILC Shareholders pursuant to the Merger excludes any value attributable to Bolle.

   This Proxy Statement of BEC also serves as a prospectus under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance and registration of up to 23,000,000 shares of BEC Common Stock upon the exchange of each outstanding share of ILC Common Stock for 4.36 shares of BEC Common Stock, assuming, in each case, conversion of all of BEC's 8% Convertible Subordinated Notes (the "Convertible Notes") or 2.18 shares after giving effect to the Reverse Split (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares. The maximum consideration payable by BEC to consummate the Merger is 23,000,000 shares of BEC Common Stock (before giving effect to the Reverse Split). Each outstanding option to purchase ILC Common Stock under ILC's Option Plans (as hereinafter defined) will be assumed by BEC and will become an option to purchase BEC Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof, based on the Exchange Ratio. Based on the number of shares of ILC Common Stock outstanding as of January 12, 1998, and assuming conversion of all of the Convertible Notes and giving effect to the Reverse
Split, a total of     shares of BEC Common Stock will be issued in connection
with the Merger, representing approximately 50% of the total outstanding shares of BEC post-Merger.


   As a condition to the Merger, BEC is required to (i) transfer to its subsidiary, Bolle Inc. ("Bolle"), all of its assets and liabilities other than those specifically relating to the conduct of BEC's specialty lighting, electronic, and electroformed products businesses and certain additional assets and liabilities to be retained by BEC and (ii) distribute, pro rata, to its stockholders all of its equity interest in Bolle (the "Spinoff"). No action on the part of the BEC stockholders or the ILC shareholders will be required to approve or consummate the Spinoff. While consummation of the Spinoff is a condition precedent to the Merger, the approval of the Merger and the other matters put before the stockholders of BEC is not a condition precedent to the Spinoff. Accordingly, the Spinoff will proceed regardless of whether the Merger is completed.

   The ILC shareholders will not participate in the Spinoff and will therefore not receive any equity interest of Bolle in exchange for their shares of ILC Common Stock.


   Holders of BEC Common Stock are not entitled to appraisal rights under Delaware law in connection with the Merger. Pursuant to California law, holders of ILC Common Stock may be entitled to certain dissenters' rights in connection with the Merger. The consummation of the Merger is subject to several conditions precedent.

   If the Merger Agreement is approved by the shareholders of ILC and stockholders of BEC at their respective meetings, and if the other conditions specified in the Merger Agreement are satisfied or waived, ILC will become a wholly-owned subsidiary of BEC as a result of the Merger.


   BEC Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") and ILC Common Stock is traded on the Nasdaq National Market ("Nasdaq"). On October 30, 1997, the last trading day before the public announcement of the proposed Merger, the last reported sale price for BEC Common Stock was $5.625 per share and the last reported sale price for ILC Common Stock was $11.75
per share. On    , 1998, prior to the Spinoff, and the most recent practical date before the printing of this Joint Proxy Statement/Prospectus, the last
reported prices for BEC Common Stock and ILC Common Stock were     and    per
share, respectively. Stockholders are encouraged to obtain current quotations for the market prices of BEC Common Stock and ILC Common Stock before voting on the Merger. As of the BEC Record Date, BEC had 50,000,000 shares of common stock authorized and 17,631,139 shares issued and outstanding. As of the ILC Record Date, ILC had 10,000,000 shares of ILC Common Stock authorized and 4,903,591 shares issued and outstanding.


   All information in this Joint Proxy Statement/Prospectus concerning BEC and its affiliates has been furnished by BEC and all information concerning ILC and its affiliates has been furnished by ILC.


THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THE STOCKHOLDERS OF BEC AND SHAREHOLDERS OF ILC ARE URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY INCLUDING THE RISK FACTORS REFERRED TO BEGINNING ON PAGE [26] UNDER "RISK FACTORS".


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

      The date of this Joint Proxy Statement/Prospectus is       , 1998

                              TABLE OF CONTENTS


                                                                                           PAGE
                                                                                         --------
Incorporation of Certain Documents by Reference.........................................    10
Available Information...................................................................    10
Trademarks..............................................................................    11
Forward-Looking Statements..............................................................    11
Summary.................................................................................    12
 Meetings of the Stockholders of BEC and Shareholders of ILC............................    12
 BEC Record Date........................................................................    12
 ILC Record Date........................................................................    13
 Overview ..............................................................................    13
 Parties to the Merger..................................................................    13
 The Spinoff............................................................................    13
 Reverse Split..........................................................................    14
 Terms of the Merger; Exchange Ratio....................................................    14
 Treatment and Effect of Convertible Notes and BEC Preferred Stock and Warrants ........    15
 ILC Stock Options......................................................................    15
 Closing and Effective Time of the Merger...............................................    16
 Risk Factors...........................................................................    16
 Stock Ownership Following the Merger...................................................    16
 Conduct of Business Prior to the Merger................................................    16
 Conditions to the Merger...............................................................    17
 Voting Agreements and Proxies..........................................................    17
 No Solicitation........................................................................    17
 Termination; Fees......................................................................    17
 Interests of Certain Persons in the Merger.............................................    17
 Opinion of BEC's Financial Advisor ....................................................    18
 Opinion of ILC's Financial Advisor.....................................................    18
 Exchange of Stock Certificates.........................................................    19
 Stock Exchange Listing.................................................................    19
 Regulatory Approvals...................................................................    19
 Comparative Rights of Stockholders.....................................................    19
 Federal Income Tax Consequences .......................................................    19
 Accounting Treatment...................................................................    20
 Appraisal and Dissenters' Rights.......................................................    20
 Delisting of ILC Stock.................................................................    20
 Board of Directors and Management Following the Merger.................................    20
 BEC Option Plan Amendment..............................................................    21
 BEC Name Change........................................................................    21
 Reasons for and Against the Merger; Recommendation of the Boards of Directors of BEC
  and ILC...............................................................................    21
 Comparative Per Share Financial Information ...........................................    23
 BEC Selected Historical and Pro Forma Consolidated Financial Data .....................    24
 ILC Selected Historical Consolidated Financial Data ...................................    25
Risk Factors............................................................................    26
 Risk Factors Relating to the Merger and to both BEC and ILC............................    26
 Risk Factors Relating Only to BEC......................................................    29
 Risk Factors Relating Only to ILC......................................................    32
Market Prices of BEC and ILC Common Stock ..............................................    34
 Market Prices of BEC Common Stock and Dividend Policy..................................    34
 Market Prices of ILC Common Stock and Dividend Policy..................................    35

                                2

                                                                                           PAGE
                                                                                         --------
BEC Selected Historical and Pro Forma Financial Data....................................    36
ILC Selected Historical Consolidated Financial Data.....................................    37
BEC Special Meeting.....................................................................    38
 Date, Time and Place of BEC Special Meeting............................................    38
 Purpose................................................................................    38
 Record Date and Outstanding Shares.....................................................    38
 Quorum.................................................................................    38
 Required Vote..........................................................................    38
 Proxies................................................................................    39
 Solicitation of Proxies; Expenses......................................................    39
ILC Special Meeting.....................................................................    40
 Date, Time and Place of ILC Special Meeting............................................    40
 Purpose................................................................................    40
 Record Date and Outstanding Shares.....................................................    40
 Quorum.................................................................................    40
 Required Vote..........................................................................    40
 Proxies................................................................................    40
 Solicitation of Proxies; Expenses......................................................    41
Recent Material Developments of BEC ....................................................    42
PROPOSAL NUMBER ONE FOR BEC STOCKHOLDERS AND THE
ONLY PROPOSAL FOR ILC SHAREHOLDERS--APPROVAL OF THE MERGER .............................    45
The Merger..............................................................................    45
 Joint Reasons for the Merger...........................................................    45
 BEC's Reasons for the Merger...........................................................    46
 ILC's Reasons for the Merger...........................................................    47
 Material Contacts and Board Deliberations..............................................    48
 Opinion of BEC's Financial Advisor.....................................................    50
 Opinion of ILC's Financial Advisor.....................................................    53
 Certain Federal Income Tax Considerations for ILC Shareholders ........................    57
 Accounting Treatment...................................................................    59
 Amendment to BEC By-laws...............................................................    59
 Stock Exchange Listing.................................................................    59
 Board of Directors and Management of BEC Following the Merger..........................    59
 Voting Agreements and Proxies..........................................................    60
 Employment and Consulting Agreements...................................................    60
 Restrictions on Sale of BEC Common Stock by Affiliates.................................    60
 Conversion of Convertible Notes and Other BEC Capitalization Changes  .................    61
 Dilution of Voting Power; Conversion of Convertible Notes..............................    61
The Merger Agreement....................................................................    62
 The Merger.............................................................................    62
 Effective Time.........................................................................    62
 Conditions to the Merger...............................................................    62
 Basis of Converting Shares of ILC .....................................................    63
 Exchange Ratio ........................................................................    63
 Stock Options..........................................................................    64
 Surrender and Payment..................................................................    64
 No Fractional Shares...................................................................    65
 Representations and Warranties.........................................................    65
 Conduct of BEC's and ILC's Businesses Prior to the Merger..............................    65
 No Solicitation .......................................................................    66
 Covenants..............................................................................    66

                                3

                                                                                           PAGE
                                                                                         --------
 Termination; Fees and Expenses.........................................................     68
 ILC Shareholder's Dissenters' Rights...................................................     68
 Appraisal Rights of BEC's Stockholders.................................................     70
INFORMATION CONCERNING BEC..............................................................     71
 BEC Management's Discussion and Analysis of Financial Condition and Results of
  Operations............................................................................     71
 Results of Operations..................................................................     72
 Business of BEC........................................................................     75
 Description of the Convertible Notes ..................................................     79
 Certain Relationships and Related Transactions.........................................     81
INFORMATION CONCERNING ILC..............................................................     82
 ILC Management's Discussion and Analysis of Financial Condition and Results of
  Operations............................................................................     82
 Business of ILC........................................................................     85
 Security Ownership of Certain Beneficial Owners and Management of ILC .................     90
Management of BEC Following the Merger..................................................     91
 Directors..............................................................................     92
 Committees of the Board of Directors...................................................     92
 Summary Compensation Table ............................................................     93
 Option Grants in Fiscal 1997...........................................................     93
 Aggregated Option Exercises in Last Fiscal Year-End Option Values......................     94
 ILC Director Compensation..............................................................     94
 Certain Transactions ..................................................................     94
Comparison of Capital Stock ............................................................     95
 Description of BEC Capital Stock.......................................................     95
 BEC Common Stock.......................................................................     95
 Preferred Stock........................................................................     95
 Transfer Agent of Registrar............................................................     95
 Description of ILC Capital Stock ......................................................     95
 ILC Common Stock ......................................................................     95
 ILC Common Stock Purchase Rights ......................................................     96
Comparison of Stockholder Rights .......................................................     97
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY BEC'S STOCKHOLDERS
PROPOSAL NUMBER TWO--AMEND THE BEC CERTIFICATE TO EFFECT THE REVERSE SPLIT  ............    104
 General................................................................................    104
 Effects of the Reverse Split...........................................................    104
 Federal Income Tax Consequences........................................................    105
 Exchange of Shares.....................................................................    106
PROPOSAL NUMBER THREE--TO ELECT FOUR ADDITIONAL DIRECTORS TO THE BEC BOARD  ............    106
PROPOSAL NUMBER FOUR--TO AMEND THE BEC CERTIFICATE TO CHANGE THE NAME OF BEC  GROUP,
INC. ...................................................................................    107
PROPOSAL NUMBER FIVE--TO AMEND THE BEC OPTION PLAN .....................................    107
 Proposed Amendment to the BEC Option Plan .............................................    107
 Description of the Plan ...............................................................    108
 Federal Tax Consequences ..............................................................    109
 New Plan Benefits .....................................................................    110
Independent Accountants.................................................................    111
Legal Matters...........................................................................    111
Experts.................................................................................    111
Stockholder Proposals...................................................................    111

                            LIST OF DEFINED TERMS

                                                   PAGE
                                           -------------------
1996 Stock Incentive Plan Proposal  ......                    1
AAi ......................................       41, A-44, 1, 4
AAi Common Stock .........................              A-41, 1
Acquiring Person .........................             96, F-51
Acquisition Corp .........................              1, F-52
Acquisition Transaction ..................             66, A-25
Act ......................................                    1
Agreement ................................             A-1, E-1
Antitrust Division .......................                   19
Ashfield .................................                 F-27
Asset Sale ...............................                   75
Asset Transfer ...........................                  A-1
Assignee .................................              A-41, 1
Assignor .................................              A-41, 1
Assignor Shares ..........................              A-41, 1
Audited Company Financial Statements  ....                 A-30
Average ..................................                   55
Average Common Stock Price ...............                   79
BEC ......................................   1, F-52, A-1, A-39,
                                                A-44, E-1, 4, 1
BEC 1996 Plan ............................                  A-3
BEC Acquisition Person ...................                 A-34
BEC Balance Sheet ........................                  A-8
BEC Board ................................                  A-1
BEC Bylaws ...............................                   97
BEC Certificate ..........................                    1
BEC Common Stock .........................          1, A-1, E-1
BEC Group Notes ..........................                 F-30
BEC Income Statements ....................                  A-8
BEC Intellectual Property ................                 A-14
BEC Nominees .............................             21, A-29
BEC Option Plan ..........................                    1
BEC Options ..............................                   44
BEC Plans ................................                 A-10
BEC Record Date ..........................                   12
BEC SEC Reports ..........................                  A-8
BEC Special Meeting ......................                    1
BEC Spinoff ..............................                   75
BEC Stock Option Plan Amendment ..........                   21
BEC Stockholders Meeting .................            A-2, A-11
BEC Voting Agreement .....................              17, A-1
BEC Warrants .............................                   44
Benson ...................................          29, A-43, 3
Benson Notes .............................                   61
Benson Optical ...........................                 F-26
Bolle ....................................                    1

                                5

                                                   PAGE
                                           -------------------
Bolle America ............................                 F-25
Bolle ....................................                 F-12
Bolle France .............................                   44
Bolle Group ..............................                  A-1
California Law ...........................                  A-1
CERCLA ...................................                 F-34
Certificate of Merger ....................                  A-2
Certificates .............................              64, A-4
CGCL .....................................                   14
Closing ..................................              16, A-2
Closing Date .............................                   16
Code .....................................      A-3, A-10, A-19
Combined Company .........................                   13
Commission ...............................                10, 1
Committee ................................                  108
Company ..................................    A-1, A-39, E-1, 1
Company Acquisition Person ...............                 A-33
Company Balance Sheet ....................                 A-17
Company Board ............................                  A-1
Company Common Stock .....................             A-1, E-1
Company Income Statements ................                 A-17
Company Nominees .........................                 A-29
Company Plans ............................                  A-3
Company SEC Reports ......................                 A-17
Company Shareholders Meeting .............                  A-2
Company Voting Agreement .................                  A-1
Confidentiality Agreement ................                 A-28
Contribution Agreement ...................                   13
Conversion Price .........................                   79
Convertible Notes ........................                    1
CPI ......................................                   82
Credit Agreement .........................                   34
CVR ......................................                 F-22
Delaware Law .............................                  A-1
Director Election Proposal ...............                    1
Director Options. ........................                  108
Dissenting Shareholders ..................                   68
Dissenting Shares ........................              69, A-4
DLJ ......................................        18, A-19, E-2
DLJ Comparable Companies .................                   55
DLJ Comparable Transactions ..............                   56
DLJ Engagement Letter ....................                   58
DLJ Opinion ..............................                   18
EBIT .....................................                   52
EBITDA ...................................                   51
Effective Time ...........................                   16
Engagement Letter ........................                   54
EPA ......................................                 F-34

                                6

                                                   PAGE
                                           -------------------
EPS ......................................                   52
Essilor ..................................                 F-21
Essilor Merger ...........................                   75
Essilor of America .......................                 F-21
Essilor Sub ..............................                 F-21
Exchange Act .............................                  A-7
Exchange Agent ...........................              19, A-4
Exchange Ratio ...........................          1, A-3, E-1
Exchange Ratio Adjustment Formula  .......                   63
Expenses .................................                 A-33
Eyecare Products .........................                 F-27
FDA ......................................                   33
Fee ......................................                 A-33
FGG ......................................                 F-21
FGH ......................................              A-44, 4
FGH Preferred Stock ......................              A-41, 1
FTC ......................................                   19
GAAP .....................................                  A-8
GMP ......................................                   33
Guarantors ...............................                   77
Holdings .................................             75, F-21
HSR Act ..................................              19, A-7
ILC ......................................        1, F-12, F-42
ILC Articles .............................                   97
ILC Bylaws ...............................                   97
ILC Common Stock .........................                    1
ILC Nominees .............................                   21
ILC Option Plans .........................                   15
ILC Record Date ..........................                   13
ILC Special Meeting ......................                    1
ILC Stock Options ........................                   15
ILC Sunnyvale ............................                   82
ILC Voting Agreement .....................                   17
Indemnification Agreement ................                   43
Indemnified Parties ......................                 A-28
Indemnifying Party .......................             43, A-28
Indenture ................................                   79
Intellectual Property ....................                 A-22
Interest Payment Date ....................                   79
IPO ......................................                 F-21
ISOs .....................................                  108
Joint Proxy Statement-Prospectus  ........                 A-11
Lantis ...................................                 F-27
LCD ......................................                   86
Lenders ..................................                   34
Liens ....................................                 A-12
LTM ......................................                   52
Management Services Agreement ............                   44
Marlin ...................................                   81

                                7

                                                   PAGE
                                           -------------------
Merger ...................................    1, F-52, A-1, E-1
Merger Agreement .........................              1, A-39
Merger Consideration .....................                  A-3
Merger Proposal ..........................                    1
Merger Synergies .........................                   54
MH .......................................                   81
Mortgage .................................                   77
Name Change Proposal .....................                    1
Nasdaq ...................................                    1
NationsBank ..............................                 F-28
New Shares ...............................                  105
Non-ORC Business .........................                  A-1
NQSOs ....................................                  108
NYSE .....................................               1, A-5
Obligations ..............................                   77
OCA ......................................                 F-23
OEMs .....................................                   86
ORC ......................................                   13
ORC Balance Sheet ........................                  A-8
ORC Business .............................                   13
ORC Group ................................               13, 42
ORC Income Statement .....................                  A-8
Original Credit Agreement ................                 F-28
Other Filings ............................                 A-26
Outstanding Convertible Notes ............              63, A-3
Pembridge Optical ........................                 F-26
Permitted Liens ..........................                 A-12
Plan .....................................                 F-48
Plans ....................................                 A-19
PLI ......................................             82, F-42
Preferred Stock ..........................                 F-21
Proceeds .................................              A-41, 1
PRP ......................................                 F-34
Purchaser ................................            A-1, A-39
Q-Arc ....................................                   33
Raymond James ............................                 A-11
Registration Statement ...................                11, 1
Representatives ..........................                 A-11
Retirement Plan ..........................                 F-47
Reverse Split ............................                    1
Reverse Split Proposal ...................                    1
Reverse Stock Split ......................                 A-29
Right ....................................                   96
Rights Agreement .........................                   96
RJ .......................................                   18
RJ Comparable Companies ..................                   51
RJ Comparable Transactions ...............                   52
RJ Opinion ...............................                   50
SAR ......................................                  109

                                8

                                                   PAGE
                                           -------------------
SEC ......................................                  A-8
Section 203 ..............................                   98
Securities Act ...........................               1, A-7
Sellers ..................................                   44
Series A Preferred Stock .................                   44
SFAS .....................................                 F-25
Share Purchase Agreement .................                   44
Shares ...................................                  A-3
site .....................................                 F-34
Spinoff ..................................         1, F-21, A-1
Spinoff Record Date ......................                   13
Staff Letter .............................                    1
Stock Purchase Plan ......................                   31
Superior Optical .........................                 F-26
Superior Proposal ........................                   66
Surviving Corporation ....................                  A-2
SVS ......................................                 F-28
Synergies ................................                   51
Tax Opinion ..............................                   20
Term Loan Facility .......................                   77
Transactions .............................                  A-8
Transfer Agreements ......................                  A-1
UV .......................................                   86
Voltarc ..................................              13, A-9
Voltarc Purchase Agreement ...............                   75
Voltarc Stockholders .....................                   76
Voting Agreements ........................                   17

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents previously filed with the Securities and Exchange Commission (the "Commission") by BEC (File No. 1-14360) pursuant to the Security and Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this Joint Proxy Statement/Prospectus:

   1. BEC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

   2. BEC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

   3. BEC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and Form 10-Q/A for the quarter ended September 30, 1997;


   4. BEC's Current Reports on Form 8-K (Date of Event--July 10, 1997) filed on July 24, 1997, Form 8-K/A filed on September 22, 1997 and Form 8-K/A-2 filed on January 15, 1998;


   5. BEC's Proxy Statement for 1997, mailed to stockholders on or about June 19, 1997; and

   6. Description of BEC's Common Stock contained in BEC's Registration Statement on Form 8-A dated April 29, 1996.

   All documents and reports subsequently filed by BEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus prior to the date of the BEC Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents and reports.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

   THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTLY CONTAINED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED. IN THE CASE OF DOCUMENTS RELATING TO BEC, FROM BEC GROUP, INC., SUITE B-302, 555 THEODORE FREMD AVENUE, RYE, NEW YORK, ATTENTION: DESIREE DESTEFANO, TELEPHONE NUMBER: (914) 967-9400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE BEC SPECIAL
MEETING ANY SUCH REQUEST SHOULD BE MADE BY [      ].

                            AVAILABLE INFORMATION

   BEC and ILC are each subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the Commission. Reports, proxy statements and other information filed by BEC and ILC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Midwest Regional
Office: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office: 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http:
//www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including BEC and ILC, that file electronically with the Commission. In addition, material filed by BEC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Material filed by ILC can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   BEC has filed with the Commission a Registration Statement on Form S-4 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act covering the BEC Common Stock to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto, all of which are available for inspection at the offices of the Commission at the addresses set forth above. For further information, please refer to the Registration Statement including the exhibits thereto. Statements contained in this Joint Proxy Statement/ Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

   No person has been authorized to give any information or to make any representation not contained in, or incorporated by reference in, this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. Under the rules and regulations of the Commission pursuant to the Securities Act, the proposal to approve the Merger Agreement constitutes an offer of BEC Common Stock to holders of ILC Common Stock. The delivery of this Joint Proxy Statement/Prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, the securities offered hereby or a solicitation of a proxy in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Joint Proxy Statement/Prospectus nor the issuance of any securities hereunder shall under any circumstances create any implication that there has been no change in the information regarding BEC or ILC set forth herein or incorporated herein by reference since the date hereof.

                                  TRADEMARKS

   This Joint Proxy Statement/Prospectus contains references to trademarks of BEC and ILC and may contain references to trademarks of others.
Cermax(Registered Trademark) and Daymax(Registered Trademark) are registered trademarks of ILC. Bolle(Registered Trademark), OptiBeam(Registered Trademark) and Pro Form(Registered Trademark) are registered trademarks of BEC.

                          FORWARD-LOOKING STATEMENTS


   This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", variations of such words and similar expressions are intended to identify such forward-looking statements. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, and other statements regarding matters that are not historical fact are forward-looking statements. The forward-looking statements reflect the best judgment of the management of BEC or ILC, as appropriate, based on factors currently known. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The matters set forth under the captions "Risk Factors", "Information Concerning BEC--BEC Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information Concerning ILC--ILC Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Merger--Joint Reasons for the Merger," "--BEC's Reasons for the Merger," and "--ILC's Reasons for the Merger," in this Joint Proxy Statement/Prospectus, as well as those discussed elsewhere in this Joint Proxy Statement/Prospectus or in documents that are incorporated herein by reference, constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results or outcomes to differ materially from those in such forward-looking statements.


   Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which reflect the analysis of the management of BEC and ILC, as appropriate, only as of the date hereof. Neither BEC nor ILC undertakes any obligation to revise or update these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                   SUMMARY

   The following is a brief summary of the more detailed information contained in this Joint Proxy Statement/Prospectus with respect to the Merger Agreement attached hereto as Annex A and the transactions contemplated thereby. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere herein, the Annexes hereto and other documents referred to herein. Terms used but not defined in this Summary have the meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus. Cross references in this Summary are to the captions of sections of this Joint Proxy Statement/Prospectus. As used herein, "BEC" means BEC and its subsidiaries, excluding Bolle Inc. and Bolle's subsidiaries and "ILC" means ILC and its subsidiaries unless the context requires otherwise. Unless otherwise indicated, all share numbers of BEC Common Stock are pre-Reverse Split.

   BEC STOCKHOLDERS AND ILC SHAREHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY.

MEETINGS OF THE STOCKHOLDERS OF BEC AND SHAREHOLDERS OF ILC

   The BEC Special Meeting will be held at 12:30 p.m., local time, on February , 1998, at Suite B-302, 555 Theodore Fremd Avenue, Rye, New York 10580.

   The ILC Special Meeting will be held at 11:00 a.m., local time, on February , 1998 at 277 Park Avenue, 18th Floor, New York, New York.

   At the ILC Special Meeting, shareholders of ILC will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. At the BEC Special Meeting stockholders of BEC will be asked to consider and approve upon the following matters: (i) the Merger Proposal; (ii) the Reverse Split Proposal; (iii) the Director Election Proposal; (iv) the Name Change Proposal; and (v) the 1996 Stock Incentive Plan Proposal.

   All shares of BEC Common Stock and ILC Common stock represented by properly executed proxies will be voted at the respective BEC Special Meeting and ILC Special Meeting in accordance with the directions on the proxies, unless such proxies have been previously revoked. If no direction is indicated, in the case of BEC, the shares will be voted FOR (i) the Merger Proposal, (ii) the Reverse Split Proposal; (iii) the Director Election Proposal; (iv) the Name Change Proposal; and (v) the 1996 Stock Incentive Plan Proposal. If no direction is indicated, in the case of ILC, the shares will be voted FOR the Merger Agreement. Any BEC stockholder or ILC shareholder giving a proxy may revoke his or her proxy at any time before its exercise at the BEC Special Meeting or the ILC Special Meeting, as the case may be, by (1) filing written notice of such revocation with the Secretary of BEC or ILC, as the case may be, (2) signing and delivering to such Secretary a proxy bearing a later date or (3) voting in person at such meeting. However, the mere presence at the BEC Special Meeting of a BEC stockholder or at the ILC Special Meeting of an ILC shareholder who has delivered a valid proxy will not of itself revoke the proxy. An aggregate of 2,217,428 (including 536,250 shares subject to option exercisable within 60 days) shares of BEC Common Stock is beneficially owned by BEC's executive officers and directors representing 12.2% of the total outstanding shares of BEC Common Stock. As of the ILC Record Date, the directors and executive officers of ILC beneficially owned, in the aggregate, 673,517 shares of ILC Common Stock (including 288,750 shares subject to options exercisable within 60 days after the ILC Record Date), representing 13.0% of the total number of shares outstanding. See "The BEC Special Meeting--Proxies" and "The ILC Special Meeting--Proxies."

BEC RECORD DATE

   The record date for stockholders of BEC entitled to notice of and to vote at the BEC Special Meeting is January 12, 1998 (the "BEC Record Date"). See "BEC Special Meeting."

ILC RECORD DATE

   The record date for shareholders of ILC entitled to notice of and to vote at the ILC Special Meeting is January 12, 1998 (the "ILC Record Date"). See "ILC Special Meeting."

OVERVIEW

   Pursuant to the Merger Agreement, ILC will merge with and into Acquisition Corp. At the time of the Merger, BEC will consist of its ORC Business (as hereinafter defined) which includes its specialty lighting, electronic and electroformed products businesses and its investment in Voltarc Technologies, Inc. ("Voltarc"), all of which are complementary with the business of ILC. Substantially all of the other assets and liabilities of BEC will be transferred to BEC's subsidiary, Bolle, which will be spun off to BEC's stockholders on the record date of the spinoff, which is anticipated to be on the date of the BEC Special Meeting, but prior to the Effective Time. In addition, BEC intends to effect the Reverse Split immediately prior to the Merger. Upon consummation of the Merger, BEC (which will change its name to Lumen Technologies, Inc.) will consist of ILC and the ORC Business (the "Combined Company").

PARTIES TO THE MERGER

   BEC. BEC Group, Inc., a Delaware corporation, was incorporated on December 28, 1995 and is a holding company of (i) ORC Technologies, Inc., a Delaware corporation ("ORC") and other related assets (collectively, the "ORC Group") which supplies lighting, electronic and electroformed products to a diverse customer base, and (ii) prior to the consummation of the Spinoff, Bolle, a manufacturer and marketer of premium sunglasses, sports shields, goggles and safety and tactical eyewear. BEC's executive offices are located at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580. BEC's telephone number is (914) 967-9400.

   BILC Acquisition Corp. BILC Acquisition Corp., a Delaware corporation, is a wholly-owned subsidiary of BEC formed solely to effectuate the Merger. Its executive officers are located at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580. Acquisition Corp.'s telephone number is (914) 967-9400. ILC will merge with and into Acquisition Corp. after which Acquisition Corp. will remain a wholly owned subsidiary of BEC. Acquisition Corp. will then change its name to "ILC Technology, Inc."

   ILC. ILC Technology, Inc. was incorporated under the laws of the State of California on September 15, 1967. ILC designs, develops, manufactures and markets high intensity lamps and lighting products for the medical, industrial, aerospace, scientific, entertainment and military industries. Its principal manufacturing and executive facilities are located at 399 Java Drive, Sunnyvale, California 94089. ILC's telephone number is (408) 745-7900.

THE SPINOFF

   As a condition to the Merger, prior to the Effective Time (as hereinafter defined), BEC intends to complete the Spinoff of Bolle to its stockholders. The Spinoff is expected to be effective on the record date of the Spinoff (the "Spinoff Record Date"), which is anticipated to be on the date of the BEC Special Meeting, but prior to the Effective Time of the Merger. Prior to the Spinoff, BEC intends, pursuant to the Merger Agreement to enter into a Bill of Sale and Assignment Agreement (the "Contribution Agreement") with its subsidiary Bolle, pursuant to which, among other things, BEC will transfer to Bolle all of its business, assets and liabilities other than those relating to the ORC Business. A copy of the form of Contribution Agreement is included as Exhibit A to Amendment No. 1 to the Merger Agreement in Annex A to this Joint Proxy Statement/Prospectus. The "ORC Business" generally means BEC's business of manufacturing and marketing specialty lighting, electronic and electroformed products. Pursuant to the terms of the Contribution Agreement, BEC will retain the ORC Business which consists of (i) all of the outstanding capital stock of ORC and certain subsidiaries of ORC (the "ORC Group"), including BEC's investment in Voltarc Technologies, Inc., and all the business, assets and liabilities of or directly related to such entities, and
(ii) all assets and liabilities included in BEC's pro forma balance sheet to be attached

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as an exhibit to the Contribution Agreement. Except as noted below, all other assets of BEC will be assigned to, and all of BEC's liabilities prior to the Spinoff, other than related to the ORC Business will be assumed by Bolle. Assigned assets and assumed liabilities include without limitation all interests, rights, duties and obligations of BEC relating to Accessories Associates, Inc. (which purchased Foster Grant) and to Superior Vision Services, Inc.; certain assets, rights, and obligations relating to Sterling Vision, Inc.; the Management Agreement between BEC and Eyecare Products, plc. ("Eyecare Products"), as well as all of BEC's right, title and interest in and to shares of stock of Eyecare Products; and all rights and interests in and to rental payments received by BEC (as assignee) pursuant to an Industrial Lease by and between Bartley Optical Sales, Inc. and ORC dated as of December 8, 1995 and a Lease Agreement, dated as of May 3, 1996, between Monsanto Company and ORC. In addition, prior to the Spinoff BEC intends, pursuant to the Merger Agreement, to enter into (i) an Indemnification Agreement whereby Bolle and BEC will each agree, under certain circumstances, to indemnify the other for liabilities relating to their respective obligations and (ii) enter into a Management Services Agreement with Bolle whereby BEC will agree to provide certain management and advisory services to Bolle. See "Information Concerning BEC--Recent Material Developments" and "--Certain Relationships and Related Transactions." No action on the part of the BEC common stockholders or the ILC shareholders will be required to approve or consummate the Spinoff. While the consummation of the Spinoff is a condition precedent for the Merger, the approval of the Merger and the other matters put before the stockholders of BEC is not a condition precedent for the Spinoff. The Spinoff will proceed regardless of whether the Merger is completed. Furthermore, the ILC shareholders will not participate in the Spinoff and will therefore not receive any equity interest of Bolle in exchange for their shares of ILC Common Stock.


REVERSE SPLIT

   At the BEC Special Meeting, BEC stockholders also will consider and vote upon an amendment to the BEC Certificate to effect a one-for-two reverse split, which BEC intends to occur immediately prior to at the Effective Time. The Reverse Split will make available a greater number of shares of BEC Common Stock for issuance which will facilitate the Merger and the transactions contemplated thereby. See "Proposal Number Two--Amend the BEC Certificate to Effect the Reverse Split."

TERMS OF THE MERGER; EXCHANGE RATIO

   At the Effective Time of the Merger, ILC will merge with and into Acquisition Corp., with Acquisition Corp. being the surviving corporation. Once the Merger is consummated, ILC will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of ILC will be assumed by Acquisition Corp. Acquisition Corp. will remain a Delaware corporation and will change its name to ILC Technology, Inc. As a result of the Merger, each outstanding share of ILC Common Stock (other than shares as to which dissenters' rights pursuant to the California General Corporation Law ("CGCL") have been perfected) will be converted to 4.36 shares of BEC Common Stock, assuming the,conversion of all of BEC's outstanding Convertible Notes, or 2.18 shares if the one for two Reverse Split is approved. BEC has undertaken to use its reasonable commercial efforts to effect the conversion of the Convertible Notes. In the event that any of the Convertible Notes are outstanding as of the Effective Time, the Merger consideration will be adjusted and calculated in accordance with the Exchange Ratio Adjustment Formula (as hereinafter defined). The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based upon fluctuations in the market price of BEC Common Stock or ILC Common Stock prior to the Effective Time. See "The Merger Agreement--Exchange Ratio." In addition, each outstanding option to purchase ILC Common Stock under ILC's stock option plans will be converted into an option to purchase BEC Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. See "The Merger Agreement--Stock Options."

   The shares of BEC Common Stock to be given in exchange for the ILC shares will be post-Spinoff shares. Accordingly, such shares will no longer reflect the economic value of Bolle. It is anticipated that the shares of BEC Common Stock after the Spinoff will trade at a lower per share price than the current (pre-Spinoff) per share price of BEC Common Stock as of the date of the mailing of this Joint Proxy Statement/Prospectus. The BEC Board and the ILC Board and their respective advisors considered the impact of the Spinoff in evaluating the Exchange Ratio. See "Information Concerning BEC--Recent Material Developments--The Spinoff."

   On October 30, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sale prices of BEC Common Stock and ILC Common Stock on the NYSE and Nasdaq,
respectively, were $5.625 and $11.75 per share. On         , 1998, the most
recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sale price of BEC Common Stock (pre-Spinoff) on the NYSE and ILC Common Stock on Nasdaq, respectively, were
$   and $    per share. Because the Exchange Ratio is fixed, changes in the market price of BEC Common Stock prior to the consummation of the Merger will affect the value of the BEC Common Stock to be received by shareholders of ILC in the Merger. There will be no adjustment with respect to the Exchange Ratio for changes in the stock price of BEC Common Stock or ILC Common Stock. BEC stockholders and ILC shareholders are encouraged to obtain current market quotations for BEC Common Stock and ILC Common Stock prior to the BEC Special Meeting and the ILC Special Meeting.


   As of the BEC Record Date, BEC had 50,000,000 shares of common stock authorized and 17,631,139 shares issued and outstanding. As of the ILC Record Date, ILC had 10,000,000 shares of ILC Common Stock authorized and 4,903,591 shares issued and outstanding.


TREATMENT AND EFFECT OF CONVERTIBLE NOTES AND BEC PREFERRED STOCK AND
WARRANTS

   The Exchange Ratio is calculated assuming the conversion of all of the Convertible Notes into BEC Common Stock prior to the Effective Time. Assuming the current conversion price of $5.75 per share of BEC Common Stock and the conversion of all of, or 50% of, the Convertible Notes, the Convertible Notes may be converted into an aggregate of approximately 3,655,402 shares or 1,827,701 shares, respectively, of BEC Common Stock. If all of the holders of the Convertible Notes do not agree to convert prior to the Effective Time, the Exchange Ratio will be adjusted upward pursuant to the Exchange Ratio Adjustment Formula (as hereinafter defined). The Exchange Ratio Adjustment Formula will increase the number of shares of BEC Common Stock exchanged for each share of ILC Common Stock pursuant to the Merger to compensate for (i) the additional shares of BEC Common Stock issuable after the Effective Time upon the conversion of the Convertible Notes as a result of the reduction in the conversion price triggered by the Spinoff, or (ii) the additional indebtedness remaining in the Combined Company if the Convertible Notes are not converted. BEC has undertaken to use its reasonable commercial efforts to effect the conversion of the Convertible Notes. It is a condition of the Merger that at least 50% of the Convertible Notes are converted. See "The Merger Agreement--Exchange Ratio," and "Information Concerning BEC--Description of the Convertible Notes" and "Risk Factors--Risk Factors Relating Only to BEC--Potential Dilutive Effect to Stockholders." See the ProForma Combined Financial Statements for a calculation of the adjusted exchange ratio at different conversion levels.


   The Convertible Notes are held primarily by a small number of institutional investors, none of whom upon conversion of their holdings of Convertible Notes, both individually and as a group, would become a beneficial owner of more than five percent of the common stock of the Combined Company.


   BEC has undertaken as part of the Merger Agreement to arrange for the cancellation of all outstanding shares of BEC Series A Preferred Stock (as hereinafter defined) and BEC Warrants (as hereinafter defined) prior to the Effective Time. The Series A Preferred Stock and BEC Warrants were issued as part of BEC's acquisition of Bolle France (as hereinafter defined) to the sellers thereof. BEC intends to cause Bolle to issue to those sellers shares of series A preferred stock and warrants in exchange for the Series A Preferred Stock and BEC Warrants to be cancelled.

ILC STOCK OPTIONS

   Pursuant to the terms of ILC's 1983 Employee Incentive Stock Option Plan and 1992 Stock Option Plan (collectively, the "ILC Option Plans"), the stock options (the "ILC Stock Options") granted under the ILC Option Plans vest immediately upon the change in control resulting from the Merger. All holders of stock options under the ILC Option Plans shall have the right to have such options converted into options pursuant to the BEC Option Plan, with appropriate adjustment to the number of shares issuable thereunder and the exercise price thereof, based upon the Exchange Ratio. See "The Merger Agreement--Stock Options."

   Prior to the Effective Time, BEC and ILC and the stock option committees of their respective boards of directors shall effect the conversion of all unexercised options outstanding under the ILC Option Plans at the Effective Time. Upon such conversion, the options granted under the BEC Option Plan to the former holders of options pursuant to the ILC Option Plans shall, except to the extent required to maintain the status of such options as "incentive stock options," in all respects be subject to the terms, provisions and conditions of the BEC Option Plan; provided, however, that such holders shall be deemed to have been granted such options as of the date the original options were granted under the ILC Option Plans.

CLOSING AND EFFECTIVE TIME OF THE MERGER

   The Merger will become effective upon the filing of a merger agreement or a certificate of merger with the Secretary of State of the State of California and with the Secretary of State of the State of Delaware (the date and time of such filing, or such later time as may be agreed in writing by the parties and specified in the Agreement of Merger or Certificate of Merger, being the "Effective Time"). Assuming that the Merger is approved by the stockholders/shareholders of both companies, the closing (the "Closing") will be held as soon as practicable after the BEC Special Meeting and the ILC Special Meeting (the "Closing Date") for the purpose of confirming the satisfaction or waiver of the other conditions to the Merger. See "The Merger Agreement--Effective Time."

RISK FACTORS

   In considering whether to approve the Merger, BEC stockholders and ILC shareholders should carefully review and consider the information under the caption "Risk Factors." Among the risks facing both the BEC stockholders and ILC shareholders should the merger be consummated are: (i) the difficulties inherent in combining two separate companies; (ii) the potential adverse affect of financial results from the transaction costs of the Merger; and
(iii) the potential negative affects of a fixed Exchange Ratio. The BEC stockholders will also face certain unique risks including: (i) the potential dilutive effect to BEC stockholders due to the issuance of shares to current ILC shareholders and the failure of less than all of the holders of the Convertible Notes to convert their notes; (ii) operational issues arising from rapid changes through acquisitions and divestures; and (iii) the loss of opportunity for BEC as a stand-alone entity. In addition, the shareholders of ILC face certain unique risks including: (i) the potential conflict of interest of certain senior management in the Merger; (ii) the loss of opportunity for ILC as a stand-alone entity; and (iii) the change in ILC's governing law to Delaware which is potentially less advantageous than California governing law to ILC shareholders. See "Risk Factors."

STOCK OWNERSHIP FOLLOWING THE MERGER


   Based upon the number of outstanding shares of BEC Common Stock and ILC Common Stock as of the record dates established for the meetings, assuming that no cash is paid in lieu of fractional shares and without regard to options or warrants to purchase, or securities convertible into, BEC Common Stock or ILC Common Stock and after giving effect to the Reverse Split and assuming the conversion of all of the Convertible Notes, approximately 7.4 million shares of BEC Common Stock will be outstanding upon consummation of the Merger, of which approximately 50% of the total will be held by former ILC shareholders and approximately 50% of such shares will be held by the BEC stockholders. The holders of stock options under the ILC Option Plans (as hereinafter defined) shall have the right to have such options converted into options pursuant to the BEC Option Plan to purchase an aggregate of approximately 1.8 million shares of BEC Common Stock. See "The Merger Agreement--Stock Options."


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
CONDUCT OF BUSINESS PRIOR TO THE MERGER

   Pursuant to the Merger Agreement, until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, each of ILC and BEC has agreed, except (i) as indicated in its respective disclosure schedules or (ii) to the extent that the other party shall otherwise consent in writing, to conduct its respective business in the ordinary course and consistent with past practice. In addition, except as provided in their respective disclosure schedules, without the prior written consent of the other, ILC and BEC have each agreed to refrain from certain actions described in the Merger Agreement. See "The Merger Agreement--Conduct of BEC's and ILC's Business Prior to the Merger."

CONDITIONS TO THE MERGER


   In addition to approval of the Merger by the stockholders of BEC and the shareholders of ILC, respectively, the consummation of the Merger is subject to a number of other conditions which, if not fulfilled or waived, permit termination of the Merger Agreement. Neither party to the Merger has any present intention to waive a condition. However, in the event that any condition to the Merger is waived, it is not the intent of the parties to resolicit the stockholders of BEC and ILC prior to the BEC and ILC Special Meetings with information concerning the waiver of any conditions to the Merger, except that each of BEC and ILC shall resolicit for approval by their respective stockholders in the event of a waiver of the delivery of the Tax Opinion (as hereinafter defined). See "The Merger--Certain Federal Income Tax Considerations for ILC Shareholders" and "The Merger Agreement--Conditions to the Merger".


VOTING AGREEMENTS AND PROXIES

   Martin E. Franklin, Chairman of the Board of Directors and Chief Executive Officer of BEC, has entered into a Voting Agreement (the "BEC Voting Agreement") with ILC. Pursuant to the BEC Voting Agreement, Mr. Franklin has agreed to vote all shares of BEC Common Stock of which he is the beneficial owner and all shares of BEC Common Stock of which he subsequently acquires beneficial ownership in favor of the Merger. In addition, Mr. Franklin has granted an irrevocable proxy to Henry C. Baumgartner and Richard D. Capra, both directors and executive officers of ILC, to vote Mr. Franklin's BEC Common Stock in accordance with the terms of the BEC Voting Agreement. Henry
C. Baumgartner, Chairman of the ILC Board and Chief Executive Officer of ILC, has also entered into a Voting Agreement with BEC (the "ILC Voting Agreement" and, collectively with the BEC Voting Agreement, the "Voting Agreements"). Pursuant to the ILC Voting Agreement, Mr. Baumgartner has agreed to vote all shares of ILC Common Stock of which he is the beneficial owner and all shares of ILC Common Stock of which he subsequently acquires beneficial ownership in favor of the Merger. In addition, Mr. Baumgartner has granted an irrevocable proxy to Martin E. Franklin and Ian G.H. Ashken, both directors and executive officers of BEC, to vote Mr. Baumgartner's ILC Common Stock in accordance with the terms of the ILC Voting Agreement. See "The Merger--Voting Agreements and Proxies" and Annexes B and C attached hereto.

NO SOLICITATION

   Pursuant to the terms of the Merger Agreement, except under certain limited circumstances, each of BEC and ILC has agreed that it will not engage in certain activities relating to the solicitation or initiation of an acquisition proposal from a third party. See "The Merger Agreement--No Solicitation."

TERMINATION; FEES

   The Merger Agreement may be terminated upon the occurrence of certain circumstances as well as at any time prior to consummation of the Merger by mutual consent. In addition, the Merger Agreement may be terminated by either party if the Merger has not been consummated on or before March 31, 1998 (unless such date is extended by the mutual consent of the parties). If the Merger is not consummated, each of BEC and ILC has agreed that it will pay, under certain circumstances, the other party's expenses related to the Merger, not to exceed $1.5 million and, under certain other circumstances, a breakup fee of $3 million. See "The Merger Agreement--Termination; Fees and Expenses."

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INTERESTS OF CERTAIN PERSONS IN THE MERGER


   In considering the recommendation of the ILC Board with respect to the Merger Agreement and the transactions contemplated thereby, ILC shareholders should be aware that certain members of ILC's management and the ILC Board have certain interests in the Merger that are in addition to the interests of ILC shareholders generally. BEC will enter into an employment/consultant agreement with Richard D. Capra, President and Chief Operating Officer of ILC, and a consulting agreement with Henry C. Baumgartner, Chairman of the Board and Chief Executive Officer of ILC, concurrently with the consummation of the Merger. Mr. Baumgartner will serve as director of BEC but will not be an officer of either BEC or ILC. After the Merger, Mr. Capra will serve as an executive officer and director of BEC, subject to approval of the Merger Agreement by the BEC stockholders. In addition, Harrison H. Augur and George
B. Clairmont, currently members of the ILC Board, will serve as directors of BEC after the Merger subject to approval by the BEC stockholders. Although certain members of ILC management and the ILC Board may have certain interests in the Merger in addition to their interests as ILC shareholders generally, the ILC Board did not consider itself subject to conflicts of interest that impeded its ability to consider the proposed Merger in a proper manner. See "Management of BEC Following the Merger." In addition, pursuant to the terms of the ILC Option Plans, all ILC Stock Options, including those held by the directors and executive officers of ILC, will vest upon the consummation of the Merger.

   No member of the BEC Board or BEC's management has any interest in the Merger that is in addition to the interests of BEC stockholders generally. See "The Merger--Employment and Consulting Agreements," "Board of Directors and Management of BEC following the Merger" and "Risk Factors--Risk Factors Relating Only to ILC--Interests of Certain Persons in the Merger."


OPINION OF BEC'S FINANCIAL ADVISOR

   Raymond James & Associates Inc. ("RJ") delivered to the BEC Board its written opinion (the "RJ Opinion"), dated October 30, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the terms of the transaction set forth in the Merger Agreement are fair, from a financial point of view, to BEC and its stockholders. A copy of the RJ Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Annex D. BEC STOCKHOLDERS ARE URGED TO CAREFULLY READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of BEC's Financial Advisor."


   In performing its financial analysis of the Merger, RJ assumed that the Spinoff had been consummated, and accordingly, the value of Bolle is not reflected in any of RJ's financial analysis regarding BEC.


   In the ordinary course of business, RJ and its affiliates may actively trade or hold the securities of ILC and BEC for their own account or for the accounts of customers and accordingly, may at any time hold a long or short position in such securities.

OPINION OF ILC'S FINANCIAL ADVISOR

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has acted as financial advisor to ILC in connection with the Merger and rendered an oral opinion to the ILC Board on October 30, 1997, which was subsequently confirmed in writing in a written opinion to the ILC Board dated November 4, 1997 (the "DLJ Opinion"), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in such written opinion, the Exchange Ratio is fair to the holders of ILC Common Stock from a financial point of view. The full text of the DLJ Opinion, which sets forth the assumptions made, procedures followed, other matters considered and limits of the review undertaken, is attached as Annex E to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. The DLJ Opinion is directed to the ILC Board and relates only to the fairness of the Exchange Ratio to the holders of ILC Common Stock from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any ILC shareholder as to how such shareholder should vote at the ILC Special Meeting. A summary of the analyses presented by DLJ to the ILC Board at its October 30, 1997 meeting is set forth in Section entitled "Opinion of ILC's
Financial Advisor      ." All analyses discussed in the summary, unless
otherwise indicated, (i) assume that the Spinoff had been consummated and accordingly excludes the financial results of Bolle, (ii) reflect the Reverse Split and the conversion of all Convertible Notes and (iii) exclude the estimated Merger Synergies. ILC SHAREHOLDERS ARE URGED TO CAREFULLY READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of ILC's Financial Advisor."


   In the ordinary course of business, DLJ and its affiliates may actively trade or hold the securities of ILC and BEC for their own account or for the accounts of customers and accordingly, may at any time hold a long or short position in such securities. DLJ in the past has provided certain investment banking services to ILC prior to its retention in connection with the proposed Merger.

EXCHANGE OF STOCK CERTIFICATES

   Promptly after consummation of the Merger, National City Bank, or such other bank or trust company designated by BEC and reasonably acceptable to ILC (the "Exchange Agent"), will mail written transmittal materials concerning the exchange of stock certificates to each record holder of outstanding shares of ILC Common Stock. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates formerly representing shares of ILC Common Stock in exchange for certificates representing shares of BEC Common Stock. Upon surrender to the Exchange Agent of certificates formerly representing shares of ILC Common Stock for cancellation, together with properly completed transmittal materials, each ILC shareholder will be entitled to receive a certificate representing the number of whole shares of BEC Common Stock into which the stockholder's shares of ILC Common Stock have been exchanged and a check for cash in lieu of the issuance of any fractional share of BEC Common Stock. ILC shareholders will not be entitled to receive interest on any such cash to be received in the Merger. See "The Merger Agreement--Surrender and Payment."

STOCK EXCHANGE LISTING

   It is a condition to the Merger that the shares of BEC Common Stock to be issued in connection with the Merger be authorized for listing on a nationally recognized stock exchange or Nasdaq, subject to official notice of issuance. BEC intends to maintain its current listing on the NYSE after the Merger. See "The Merger Agreement--Conditions to the Merger."

REGULATORY APPROVALS

   Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), BEC and ILC each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). BEC and ILC were granted early termination of the HSR waiting period.

COMPARATIVE RIGHTS OF STOCKHOLDERS

   The rights of ILC shareholders are currently governed by the CGCL, ILC's Amended and Restated Articles of Incorporation and ILC's Bylaws. Upon consummation of the Merger, ILC shareholders will become stockholders of BEC, which is a Delaware corporation, and their rights as BEC stockholders will be governed by the Delaware General Corporation Law (the "DGCL"), the BEC Certificate as may be further amended by the various proposals submitted to BEC's stockholders for approval at the BEC

Special Meeting, and BEC's Bylaws, as amended. The material differences between rights of ILC shareholders and BEC stockholders include (i) the size of the BEC Board may be changed by the approval of the BEC Board acting alone, but certain changes in the size of the ILC Board require shareholder approval; (ii) stockholders of the BEC do not have cumulative voting rights in the election of directors; (iii) the call of a special meeting of stockholders of BEC requires the consent of a greater number of stockholders than does the call of a special meeting of ILC shareholders; (iv) ILC shareholders must comply with notice requirements to bring nominations or other business before a shareholder meeting that are more stringent than the requirements applicable to BEC stockholders; (v) a vacancy on the board of directors created by removal of a director may not be filled by the ILC Board, but may be filled by a majority of the directors on the BEC Board then in office; and (vi) the dissenters' rights afforded under the CGCL apply in more cases than stockholder appraisal rights afforded under the DGCL. For a discussion of various differences between the rights of ILC shareholders and the rights of BEC stockholders under applicable law and their respective corporate governing instruments, see "Comparison of Stockholder Rights" and "Comparison of Capital Stock."

FEDERAL INCOME TAX CONSEQUENCES

   No ruling has been (or will be) sought from the Internal Revenue Service as to the anticipated U.S. federal income tax consequences of the Merger. As a condition to the consummation of the Merger, ILC must receive an opinion from its counsel, Davis Polk & Wardwell, in form and substance reasonably satisfactory to ILC, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that ILC and BEC will each be a party to that reorganization within the meaning of Section 368(b) of the Code (the "Tax Opinion"). BEC and ILC have no present intention of waiving this condition, but, if they cannot receive a Tax Opinion, they have agreed to seek additional shareholder/stockholder consent to proceed with the Merger without a Tax Opinion.

   In rendering the Tax Opinion, Davis Polk & Wardwell will rely upon representation letters from ILC, BEC, and certain shareholders of ILC delivered for the purpose of rendering the opinion. The opinion will also assume that the Merger will take place in accordance with the provisions of the Merger Agreement.

   In the opinion of Davis Polk & Wardwell, the Merger will be a reorganization within the meaning of Section 368(a) of the Code, provided that customary representation letters from each of ILC and BEC are delivered at closing, the representations contained therein are correct as of the Effective Time, the Merger is consummated in the manner contemplated by the Merger Agreement and this Joint Proxy Statement/ Prospectus and there is no change in the Code or applicable authority. Assuming the Merger qualifies as a reorganization within the meaning of 368(a) of the Code, shareholders of ILC will generally not recognize gain or loss for United States federal income tax purposes on the exchange of their ILC Common Stock for BEC Common Stock in the Merger, except to the extent that ILC shareholders receive cash in lieu of fractional shares.

   For more details of the tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Considerations for ILC shareholders."

ACCOUNTING TREATMENT

   The Merger will be accounted for by BEC as a purchase of a business. Under this method of accounting, the assets and liabilities of ILC will be recorded at their fair value, and any excess of BEC's purchase price over such fair value will be accounted for as goodwill. The results of operations and cash flows of ILC will be included in BEC's financial statements from the date of consummation of the Merger.

APPRAISAL AND DISSENTERS' RIGHTS

   Holders of BEC Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger. Pursuant to the CGCL, and as described in greater detail in this Joint Proxy

Statement/Prospectus, holders of ILC Common Stock may be entitled to certain dissenters' rights in connection with the Merger. The obligations of BEC and Acquisition Corp. to effect the Merger are subject to the condition that holders of not more than 4.9% of the outstanding shares of ILC Common Stock have exercised, or have a continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger. While this condition is waivable, BEC and Acquisition Corp. have no current intention to waive such condition. See "The Merger Agreement--ILC Shareholder's Dissenters' Rights."

DELISTING OF ILC STOCK

   If the Merger is consummated, ILC Common Stock will cease to be traded on the Nasdaq. In such event, BEC will apply to the Commission for the deregistration of the ILC Common Stock under the Exchange Act.

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

   Pursuant to the Merger Agreement, upon consummation of the Merger the BEC Board will be expanded from seven (7) to nine (9) members. Four (4) members will be existing BEC directors, four (4) members will be proposed by ILC, and the ninth director will be elected by the BEC Board subsequent to the Merger in accordance with the Bylaws of BEC. Martin E. Franklin, Ian G.H. Ashken, David L. Moore and William T. Sullivan, all current directors of BEC, will remain on the BEC Board as BEC's selected directors (the "BEC Nominees"). Nora A. Bailey, Richard W. Hanselman and Charles F. Sydnor, current directors of BEC, have agreed to resign as of the Effective Time in order to facilitate the Merger. BEC is seeking stockholder approval for the election of Harrison
H. Augur, Henry C. Baumgartner, Richard D. Capra and George B. Clairmont, who are all current directors of ILC and are ILC's nominees for BEC's Board (the "ILC Nominees"). After the Merger, the BEC Board will elect a ninth director who will be appointed jointly by the BEC Nominees and the ILC Nominees to serve as a director. See "BEC Special Meeting" and "Proposal Number Three--To Elect Four Additional Directors to BEC Board."

   Pursuant to the Merger Agreement, the BEC Board will take all actions necessary to cause the BEC Nominees, or successor designees of such BEC Nominees, on the one hand, and the ILC Nominees, or successor designees of such ILC Nominees, on the other hand, to remain as directors for a period of two years from the Effective Time.

   Following the Merger, the following persons will serve in the following management capacities of BEC: Martin E. Franklin, Chairman, Richard D. Capra, Chief Executive Officer and Ian G.H. Ashken, Chief Financial Officer. See "Management of BEC Following the Merger."

BEC OPTION PLAN AMENDMENT


   At the BEC Special Meeting, BEC Stockholders also will consider and vote upon an amendment to the BEC Option Plan (the "BEC Stock Option Plan Amendment"), to increase the number of authorized shares of BEC Common Stock authorized under the BEC Option Plan, from 2,175,000 to 4,250,000 (after giving effect to the Reverse Split) in order to permit additional grants and issuances pursuant to such plan in connection with the conversion of ILC Stock Options into BEC Stock Options in the Merger and for other corporate purposes. See "Proposal Number Five--To Amend the BEC Option Plan."


BEC NAME CHANGE

   At the BEC Special Meeting, BEC stockholders will consider and vote upon an amendment to the BEC Certificate which will change the name of BEC to Lumen Technologies, Inc. See "Proposal Number Four--To Amend the BEC Certificate to Change the Name of BEC Group, Inc."

REASONS FOR AND AGAINST THE MERGER; RECOMMENDATION OF THE BOARDS OF DIRECTORS OF BEC AND ILC

   Both the BEC Board and the ILC Board evaluated the potential benefits and detriments related to the Merger. Among the positive factors identified by both boards were: (i) the significant potential revenue enhancement and cost saving opportunities that will be available to the Combined Company through broader marketing opportunities, enhanced technological and product development capabilities, lower administrative and purchasing costs, and the opportunity for greater operating efficiencies;
(ii) the benefits to the Combined Company which will result from its larger revenue, customer and stockholder base; (iii) the combined experience, financial resources, size and breadth of product offerings of the Combined Company which will allow the Combined Company to respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and evolution; and (iv) that certain operating and manufacturing systems utilized within BEC will aid the operations of ILC following completion of the transaction and that certain operating and manufacturing systems utilized within ILC will aid the operations of BEC following completion of the transaction.

   In addition, the BEC Board has identified several potential negative factors regarding the Merger including: (i) the risk that the potential benefits sought in the Merger might not be fully realized; (ii) the effect of public announcement of the Merger on BEC's sales and operating results; (iii) the potential dilutive effect of the issuance of BEC Common Stock in the Merger; and (iv) the difficulty of managing separate operations at different geographic locations.

   The ILC Board has also identified several potential negative factors regarding the Merger including: (i) the risk that BEC and ILC would not be able to successfully integrate their respective businesses and might not realize the potential benefits sought in the Merger; (ii) the additional leverage from the Combined Company as compared to ILC prior to the Merger; and (iii) the fact that the Merger Agreement provides for a fixed Exchange Ratio, thereby subjecting the ILC shareholders to the risk of volatility in the markets for both ILC's and BEC's securities. For further discussion of the potential benefits and detriments of the Merger including a quantification of certain of the potential benefits see "The Merger--BEC's Reasons for the Merger."


   The BEC Board and ILC Board have each unanimously approved the Merger Agreement and the transactions contemplated thereby and have separately determined that the Merger is fair to and in the best interests of their respective stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF ILC UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER BY ITS SHAREHOLDERS, AND THE BOARD OF DIRECTORS OF BEC UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF BEC COMMON STOCK IN CONNECTION WITH THE MERGER BY ITS STOCKHOLDERS. In making the foregoing recommendations to their respective shareholders, each of the BEC Board and the ILC Board assumed the Spinoff would be consummated prior to the Merger and accordingly, the value of BEC Common Stock to be delivered to ILC shareholders pursuant to the Merger excludes any value attributable to Bolle. For a discussion of the reasons considered by the Boards of Directors of BEC and ILC in approving the Merger Agreement, see "The Merger--Joint Reasons for the Merger," "--BEC's Reasons for the Merger," and "--ILC's Reasons for the Merger."


   In addition, the BEC Board has unanimously approved the Reverse Split Proposal, the Director Election Proposal, the Name Change Proposal and the 1996 Stock Incentive Plan Proposal. ACCORDINGLY, THE BEC BOARD UNANIMOUSLY RECOMMENDS APPROVAL OF THESE
PROPOSALS.

                COMPARATIVE PER SHARE FINANCIAL INFORMATION(1)

   The following table presents selected historical per common share data for BEC and ILC, pro forma data per share of BEC Common Stock and equivalent pro forma data per share of ILC Common Stock. The BEC and ILC data are derived from the respective consolidated financial statements of BEC and ILC. The pro forma consolidated per share data and the ILC pro forma equivalent per share data are derived from the Unaudited Pro Forma Combined Financial Data, included elsewhere herein, which reflect the Merger accounted for as a purchase and the Spinoff. Additionally, the unaudited pro forma combined statements of operations for the nine month period ended September 30, 1997 and for the year ended December 31, 1996 reflect the results of operations of BEC combined with the results of operations of ILC as if such merger had occurred at the beginning of each period. The ILC Pro Forma Equivalent data are based on the respective pro forma (after the Reverse Split) amounts per share of BEC Common Stock multiplied by 2.18 the number of shares of BEC Common Stock issuable in exchange for one share of ILC Common Stock in the Merger. All pro forma common share data have been restated to reflect stock splits and stock dividends during the periods presented. This data should be read in conjunction with the consolidated financial statements of BEC and ILC and the Unaudited Pro Forma Combined Financial Data included elsewhere herein.

                                                              AS OF AND FOR THE
                                                              NINE MONTHS ENDED       YEAR ENDED
                                                                SEPTEMBER 30,        DECEMBER 31,
                                                                   1997(2)             1996(2)
                                                             ------------------- ------------------
BEC
Net income from continuing operations per share
 attributable
 to common stockholders.....................................        $0.16               $0.19
Book value of common stock(3) ..............................        $0.63

ILC(3)
Net income from continuing operations per common share .....        $0.90               $0.92
Book value of common stock..................................        $7.18

PRO FORMA CONSOLIDATED:
Net income attributable to common stockholders..............        $0.34               $0.37
Book value of common stock(4)...............................        $2.41

ILC PRO FORMA EQUIVALENT(5):
Net income attributable to common stockholders..............        $0.74               $0.81
Book value of common stock..................................        $5.25


(1) This comparison should be read in conjunction with the Pro Forma Combined Financial Data included herein.
(2) Represents ILC as of and for the nine months ended September 27, 1997 and for the fiscal year ended September 30, 1997.
(3) Does not include $9.3 million of Preferred Stock included in total Stockholders' equity of BEC.
(4) Assumes approximately 10,638,000 shares are issued to ILC shareholders as Merger consideration in addition to BEC's outstanding shares of approximately 10,643,000 (Post Reverse Split and assuming conversion of 100% of the Convertible Notes).
(5) Represents the pro forma equivalent of one share of ILC Common Stock calculated by multiplying pro forma combined data by the exchange ratio of 2.18.

                               BEC GROUP, INC.
               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                   (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

   The following selected historical and pro forma combined financial data have been derived from audited and unaudited historical financial statements and should be read in conjunction with the unaudited pro forma combined and audited and unaudited interim historical financial statements of BEC.

   The unaudited pro forma combined financial statements give effect to the Merger, Spinoff and Contribution Agreement as though they occurred at the beginning of the periods presented.


                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,
                              ---------------------------------
                               PRO FORMA    ACTUAL     ACTUAL
                                  1997       1997       1996
                              ----------- ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
Net sales ...................   $ 78,618   $ 35,221   $31,984
Cost of sales ...............     52,238     21,785    19,348
                              ----------- ---------  ---------
Gross profit ................     26,380     13,436    12,636
Selling, general and
 administrative expenses  ...     17,187      7,746     7,929
Special charges .............         --         --        --
Interest expense ............      1,328      2,567     2,117
Other expense (income)  .....     (2,662)      (878)   (1,740)
                              ----------- ---------  ---------
Income (loss) from
 continuing operations
 before income taxes ........     10,527      4,001     4,330
Provision for (benefit from)
 income taxes ...............      2,965      1,271     1,295
                              ----------- ---------  ---------
Income (loss) from
 continuing operations.......   $  7,562      2,730     3,035
                              ===========
Income (loss) from
 discontinued operations  ...                   371    79,102
                                          ---------  ---------
Net income (loss) ...........              $  3,101   $82,137
                                          =========  =========
Weighted average shares
 outstanding ................     22,125     17,659    17,671
Income (loss) per share:
Income (loss) from
 continuing operations ......   $   0.34   $   0.16   $  0.17
                              ===========
Income (loss) from
 discontinued operations  ...                   .02      4.48
                                          ---------  ---------
Net income (loss) per share                $   0.18   $  4.65
                                          =========  =========
BALANCE SHEET DATA:
Working capital .............   $ 15,829   $ 44,935
Total assets ................    120,763    118,547
Long term debt ..............     32,628     32,938
Convertible subordinated
 debt........................         --     22,941
Long term liabilities........      8,154      9,376
Stockholders' equity ........     51,272     20,402

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                    YEAR ENDED DECEMBER 31,
                              --------------------------------------------------------------------
                               PRO FORMA    ACTUAL     ACTUAL      ACTUAL     ACTUAL      ACTUAL
                                  1996      1996(2)     1995     1994(1)(2)   1993(3)    1992(3)
                              ----------- ---------  ---------- ----------  ---------- ----------
STATEMENT OF OPERATIONS
 DATA:
Net sales ...................   $96,690     $42,574   $ 41,244    $ 39,047    $43,762    $16,742
Cost of sales ...............    62,585      25,676     23,725      14,405     14,417      5,909
                              ----------- ---------  ---------- ----------  ---------- ----------
Gross profit ................    34,105      16,898     17,519      24,642     29,345     10,833
Selling, general and
 administrative expenses  ...    22,093      10,020     13,820      25,159     31,936     12,126
Special charges .............        --          --      5,237          --         --         --
Interest expense ............     1,737       2,942      4,087       3,142        492        231
Other expense (income)  .....    (1,003)     (1,378)    (3,337)     (1,169)      (121)       231
                              ----------- ---------  ---------- ----------  ---------- ----------
Income (loss) from
 continuing operations
 before income taxes ........    11,278       5,314     (2,288)     (2,490)    (2,962)    (1,755)
Provision for (benefit from)
 income taxes ...............     3,424       1,870     (1,339)     (1,006)      (291)       122
                              ----------- ---------  ---------- ----------  ---------- ----------
Income (loss) from
 continuing operations.......   $ 7,854       3,444       (949)     (1,484)    (2,671)    (1,877)
                              ===========
Income (loss) from
 discontinued operations  ...                79,312     (5,811)     11,650      1,519       (195)
                                          ---------  ---------- ----------  ---------- ----------
Net income (loss) ...........               $82,756   $ (6,760)   $ 10,166    $(1,152)   $(2,072)
                                          =========  ========== ==========  ========== ==========
Weighted average shares
 outstanding ................    22,221      17,669     17,600      17,600     17,600      6,008
Income (loss) per share:
Income (loss) from
 continuing operations ......   $  0.35     $  0.19   $  (0.05)   $  (0.08)   $ (0.15)   $ (0.31)
                              ===========
Income (loss) from
 discontinued operations  ...                  4.49      (0.33)       0.66       0.08      (0.03)
                                          ---------  ---------- ----------  ---------- ----------
Net income (loss) per share                 $  4.68   $  (0.38)   $   0.58    $ (0.07)   $ (0.34)
                                          =========  ========== ==========  ========== ==========
BALANCE SHEET DATA:
Working capital .............               $ 2,385   $151,270    $110,712    $25,650    $ 5,370
Total assets ................                75,071    269,739     214,630     57,717     18,438
Long term debt ..............                 3,597     18,606      56,187        584      6,884
Convertible subordinated
 debt........................                21,922     40,950      40,950         --         --
Long term liabilities........                10,754      5,517       5,868      2,705        274
Stockholders' equity ........                 7,604    131,134     111,093     41,054      5,725

------------
(1) Includes the results of operations of ORC from the date of purchase October 12, 1994. Remaining results of operations represent divested businesses. See the accompanying audited consolidated financial statements of BEC.
(2) No dividends were declared or paid in the periods presented except for the dividend paid in 1996 by Benson as a result of the Essilor Merger in 1996 and $50 paid in 1994 by Bolle America before it was acquired by Benson in a pooling of interests transaction.
(3) All results of operations shown represent divested business. See the accompanying audited consolidated financial statements of BEC.

                             ILC TECHNOLOGY, INC.
               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following selected historical consolidated financial data of ILC, which has been reclassified to reflect the continuing operations of ILC and the discontinued operations of ILC's Precision Lamp, Inc. subsidiary has been derived from audited historical financial statements. It should be read in conjunction with the Consolidated Financial Statements and notes thereto and ILC Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.

                                             FISCAL YEAR ENDED
                            ----------------------------------------------------
                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
                               1997      1996       1995      1994       1993
                            --------- ---------  --------- ---------  ---------
STATEMENT OF OPERATIONS
 DATA
Net sales .................  $55,518    $54,206   $49,496    $44,331   $42,250
Income from continuing
 operations ...............    4,839      4,546     4,637      3,727     4,509
Income (loss) from
 discontinued operations  .       --     (4,239)      (99)    (3,536)      250
Net income.................    4,839        307     4,538        191     4,759
Earnings (loss) per share:
 Continuing operations  ...      .96        .92       .97        .77       .91
 Discontinued operations  .       --       (.86)     (.02)      (.73)      .05
                            --------- ---------  --------- ---------  ---------
  Net income per share  ...  $   .96    $   .06   $   .95    $   .04   $   .96
Weighted average shares
 outstanding ..............    5,048      4,923     4,765      4,825     4,980

                                          As of end of Fiscal Year
                            ----------------------------------------------------
                                1997     1996       1995      1994       1993
                            --------- ---------  --------- ---------  ---------
BALANCE SHEET DATA
Working capital............  $13,337    $15,155   $14,618    $11,366   $17,543
Total assets...............   49,548     47,844    46,726     41,312    39,703
Total long-term debt.......    3,196      7,576     6,592      6,421     5,805
Total stockholders'
 equity....................  $34,994    $29,791   $28,802    $23,624   $24,565

                                 RISK FACTORS

   The following risk factors should be considered carefully by shareholders of ILC in evaluating whether to approve and adopt the Merger Agreement at the ILC Special Meeting and by stockholders of BEC in evaluating whether to approve and adopt the Merger Agreement and the other proposals at the BEC Special Meeting. The risks described that are specific to ILC will be additional risks faced by BEC stockholders following the Merger. The risks described that are specific to BEC will be additional risks faced by ILC shareholders following the Merger. This section contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere herein. These factors should be considered in conjunction with the other information included or incorporated by reference in this Joint Proxy Statement/Prospectus. See "Forward-Looking Statements."

RISK FACTORS RELATING TO THE MERGER AND TO BOTH BEC AND ILC

JOINT OPERATIONS; ADVERSE EFFECT ON FINANCIAL RESULTS

   The realization of the benefits sought from the Merger depends on the ability of the Combined Company to use product development capabilities, sales and marketing capabilities, administrative organizations and facilities better than either company could do separately. There can be no assurance that these benefits will be achieved or that the activities of BEC and ILC will be coordinated in a timely and efficient manner. Combining the operations of the two companies to realize the potential strategic benefits of the Merger also will require the dedication of management resources, which may temporarily distract such persons' attention from the day-to-day business of the individual companies. There can be no assurance that such combination will be completed without disrupting BEC's or ILC's business. Any inability of the Combined Company to better use resources or to achieve such combination in a timely and coordinated fashion could result in a material adverse effect on the Combined Company's financial condition, operating results and cash flows. See "BEC Selected Historical and Pro Forma Financial Information."

   BEC and ILC estimate that in connection with the Merger they will incur direct transaction costs that currently are estimated in the aggregate to be approximately $2.5 million, which primarily represent fees and expenses of investment bankers, attorneys, accountants, consultants and financial printers. In addition, it is expected that the Combined Company will incur additional expenses upon consummation of the Merger to reflect the costs of combining the two companies. Should the Merger not be consummated, each company will charge its operations with its own direct transaction expenses in the period incurred, although under certain circumstances, one company may be entitled to reimbursement of such expenses from the other company pursuant to the Merger Agreement. From and after consumation of the Merger, if the anticipated savings in operating costs are not achieved, or if the Merger has other adverse effects that are not currently anticipated, the Merger could result in a reduction in per share earnings of the Combined Company as compared to the per share earnings that either or both of BEC or ILC would have achieved if the Merger had not occurred. Furthermore, even if the results of the Merger are as anticipated, there can be no assurance that future earnings will not be adversely affected by any number of economic, market or other factors that are not related to the Merger.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

   A key element of the Combined Company's growth strategy is the acquisition of businesses and assets that will complement its current businesses. There can be no assurance that the Combined Company will be able to identify attractive acquisition opportunities, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. In addition, there can be no assurance that the Combined Company will be successful in integrating acquired businesses into its existing operations or that such integration will not result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Such acquisitions may result in the Combined Company incurring additional indebtedness or issuing preferred stock or additional

Common Stock. There can be no assurance that competition for acquisition opportunities in the industry will not escalate, thereby increasing the cost to the Combined Company of making acquisitions or causing the Combined Company to refrain from making further acquisitions.

CONSTANT EXCHANGE RATIO RELATED TO BEC COMMON STOCK


   Under the terms of the Merger Agreement, each share of ILC Common Stock issued and outstanding at the Effective Time will be converted into the appropriate number of shares of BEC Common Stock based on the Exchange Ratio. At such time, the BEC Common Stock will represent post-Spinoff shares in BEC, and will therefore not reflect the economic value of BEC's interest in Bolle prior to the Spinoff. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of BEC Common Stock or ILC Common Stock prior to the Effective Time, including fluctuations in the price of BEC Common Stock during the period after the Spinoff and prior to the Effective Time. Accordingly, the value of the consideration to be received by shareholders of ILC upon the Merger will depend on the market price of BEC Common Stock at the Effective Time. See "The Merger Agreement--Basis of Converting Shares of ILC." On October 30, 1997, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing prices of BEC Common Stock and ILC Common Stock on the NYSE and Nasdaq were $5.625 and $11.75, respectively. On January 26, 1998, the closing prices of BEC Common Stock and ILC Common Stock on the NYSE and Nasdaq were $5 7/8 and $14 1/2, respectively. There can be no assurance as to the market price of ILC Common Stock just prior to the Effective Time or the market price of BEC Common Stock at and after the Effective Time.


ACCOUNTING TREATMENT

   On a pro forma basis, the Combined Company's total goodwill and intangible assets are estimated to be $45.3 million. On a pro forma basis these assets are currently being amortized at a rate of approximately $1.2 million a year. This amortization expense will act to decrease the Combined Company's income over the life of the assets being amortized. The carrying value of long lived assets will be reviewed regularly and there is no guarantee that the Combined Company will not suffer a significant charge in the future from the impairment of long lived assets. The Combined Company may continue to acquire businesses using purchase accounting which may create more intangible assets and goodwill amortization. While the Company believes its accounting treatment for goodwill and intangible assets has been and will continue to be appropriate, there can be no assurance that additional goodwill and intangible amortization or write-offs will not have a material adverse effect on the Combined Company's results of operations.

CERTAIN REGULATORY MATTERS

   Pursuant to the requirements of the HSR Act, BEC and ILC each filed a Notification and Report Form for review under the HSR Act with the FTC and the Antitrust Division. BEC and ILC were granted early termination of the 30 day HSR Act waiting period. BEC and ILC do not believe that any additional filing relating to antitrust issues is or will be required with respect to the Merger. Notwithstanding the termination of the HSR Act waiting period, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of assets of BEC or ILC. ILC and BEC do not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that the Combined Company will be ultimately be successful.

INTENSE COMPETITION

   The markets for ILC's and BEC's products are highly competitive. Many of ILC's and BEC's competitors have established operating histories, are larger than the Combined Company and have financial and other resources substantially greater than those of the Combined Company. There can be no assurance that changes in market conditions or price competition will not adversely affect the Combined

Company's operations in the future and that the Combined Company will be able to compete successfully. The customers of ILC and BEC are, in many cases, competitors and, in some cases, compete with BEC or ILC. There can be no assurance that customers of either ILC or BEC will continue to purchase products from the Combined Company at pre-Merger unit volumes, or at all. See "Information Concerning BEC--Business of BEC" and "Information Concerning ILC--Business of ILC--Products" and "--Competition."

ENVIRONMENTAL CONTINGENCIES

   The Combined Company's operations will be subject to federal, state and local laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials as well as laws relating to occupational health and safety. ILC and BEC each believe that their respective business, operations and facilities are being operated in compliance in all material respects with environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. However, the operation of manufacturing plants entails risks in these areas, and there can be no assurance that the Combined Company will not incur material costs or liabilities. In addition, potentially significant expenditures could be required to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future. See "Information Concerning BEC--Business of BEC--Environmental Matters."

DEPENDENCE UPON NEW PRODUCT INTRODUCTIONS

   The Combined Company's future success may depend upon its ability to develop and introduce innovative products, and there can be no assurance of the Combined Company's ability to do so. Even if new products are developed for a particular type of lighting fixture or application, such products may not be commercially successful. In addition, competitors occasionally have followed ILC's or BEC's introduction of successful products with similar product offerings. As a result of these and other factors, there can be no assurance that the Combined Company will be successful in introducing new products in a timely and cost-effective manner, or that any new products will achieve or sustain market acceptance. See "Information Concerning ILC--Business of ILC--Products," "Information Concerning BEC--Business of
BEC--ORC" and "--Voltarc."

LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

   The Combined Company will rely on trade secret protection, trademark, patent and intellectual property laws to protect its rights to certain aspects of its products, including proprietary manufacturing processes and technologies, product research and concepts and trademarks, all of which BEC and ILC believe are important to the success of its products and its competitive position. There can be no assurance that the actions taken by the Combined Company to protect its proprietary rights will be adequate to prevent imitation of its products, processes or technology; that the Combined Company's proprietary information will not become known to competitors, that the Combined Company can effectively protect its rights to unpatented proprietary information; or, that others will not independently develop substantially equivalent or better products that do not infringe on the Combined Company's intellectual property rights. No assurance can be given that others will not assert rights in, and ownership of, the patents and other proprietary rights of the Combined Company. See "Information Concerning BEC -- Business of BEC -- Intellectual Property" and "Information Concerning ILC--Business of ILC--Patents and Trademarks."

CYCLICAL RESULTS

   The industries in which the Combined Company will operate have been cyclical in nature and historically have experienced periodic downturns. Such downturns are characterized by diminished product demand, erosion of average selling prices and production over-capacity. The Combined Company may also experience substantial period-to-period fluctuations in future operating results due to industry conditions or events occurring in the general economy. Even during periods of reduced revenues, in order to remain competitive the Combined Company will be required to continue to invest in research and development and to maintain extensive ongoing worldwide customer service and support capability.

RESTRICTED DIVIDEND POLICY

   BEC has not paid any cash dividends in the past, except for the proceeds received by the holders of Benson Eyecare Corporation's (the predecessor company of BEC) Common Stock in connection with the Essilor Merger (as hereinafter defined), and except as contemplated by the Spinoff. BEC does not currently intend to declare or pay any dividends on the shares of BEC Common Stock. Pursuant to the terms of the Credit Agreement (as hereinafter defined), BEC is restricted (and the Combined Company will be restricted) from issuing dividends without the consent of its Lenders (as hereinafter defined). See "Market Prices of BEC and ILC Common Stock--Market Prices of BEC Common Stock and Dividend Policy" and "Information Concerning BEC--Business--Credit Facility."

RISK FACTORS RELATING ONLY TO BEC

POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS

   Although both BEC and ILC believe that strategic advantages will result from the Merger, there can be no assurance that the combination of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to that which would have been achieved by each company independently.

   In addition, in the event that less than all of the Convertible Notes are converted into BEC Common Stock prior to the Spinoff and consummation of the Merger, then the Exchange Ratio will be adjusted upward pursuant to the Exchange Ratio Adjustment Formula resulting in the issuance of additional shares of BEC Common Stock to ILC shareholders and the Convertible Notes conversion price will be adjusted downward resulting in more shares being issuable to the holders of the Convertible Notes. Furthermore, in the event that less than all of the Convertible Notes are converted into BEC Common Stock, to the extent that interest accrues on such Convertible Notes, interest may be paid at BEC's option, in cash or in shares of BEC Common Stock.

   The issuance of BEC Common Stock in connection with the Merger or with respect to the Convertible Notes may have the effect of reducing BEC's earnings per share from levels otherwise expected and could reduce the market price of BEC Common Stock unless revenue growth, cost savings or other business synergies sufficient to offset the effect of such issuance can be achieved.

LIMITED TRADING HISTORY; MARKET PRICES

   Prior to May 3, 1996 there was no public trading market for BEC Common Stock. Although BEC has listed the BEC Common Stock on the NYSE, the stock of new and relatively small issuers is frequently subject to sharp increases and decreases in market value, and trading prices of the BEC Common Stock could vary significantly over relatively short periods of time. BEC Common Stock may also experience volatility subsequent to the Spinoff until trading values have become established.

OPERATIONAL ISSUES ARISING FROM RAPID CHANGES THROUGH ACQUISITIONS AND DIVESTITURES

   BEC's predecessor, Benson Eyecare Corporation ("Benson"), expanded primarily by means of acquisitions. Historically, this strategy also had increased the asset base and debt of Benson significantly. Accordingly, substantially all the current operations of BEC were acquired in a series of transactions since 1994. As a result of the merger and asset sale consummated by Benson in May 1996 and the sale by BEC of the Foster Grant Group, L.P. in December 1996, BEC's business has contracted substantially. Since May 1996, BEC has consummated a number of small acquisitions and intends to continue its historic strategy of aggressive growth through strategic acquisitions.

   There can be no assurance that BEC will be able to manage its growth and development successfully or that BEC will continue with a strategy of growth through acquisitions, of which the proposed Merger is a part. Furthermore, there can be no assurance that BEC will be able to identify other suitable acquisition candidates on acceptable terms, that it will be able to obtain the necessary financing for any future acquisitions or that it will be able to integrate effectively and profitably into BEC any operations that are acquired in the future. Additionally, there can be no assurance that any future acquisitions will not have a material adverse effect on BEC's operating results or on the market price of BEC's Common Stock, particularly during the period immediately following such acquisitions.

DEPENDENCE ON KEY PERSONNEL

   BEC's business will be managed by a small number of executive officers and key employees, most of whom have employment contracts with BEC. Although BEC maintains $10 million of key man life insurance on the life of Martin E. Franklin, its current Chairman of the Board and Chief Executive Officer, the loss of Mr. Franklin's services or the services of other executive officers or key employees could have a material adverse effect on BEC. BEC believes that its future success will depend in large part on its ability to attract and retain highly skilled and qualified personnel. Although BEC will aggressively seek to attract and retain such personnel, there can be no assurance that its recruiting efforts will be successful. Pursuant to his employment agreement, although Messrs. Franklin and Ashken are required to devote such time and energy to the business and affairs of BEC as deemed reasonably necessary to perform the duties of their positions, Messrs. Franklin and Ashken may not be required to devote their full time to BEC, except as they, in the exercise of their business judgment, may deem necessary or appropriate. In addition, as part of the Spinoff, Mr. Franklin and Ian G. H. Ashken, BEC's Chief Financial Officer, will be providing certain management services to Bolle pursuant to the Management Services Agreement. Although such services are being rendered to Bolle in Messrs. Franklin's and Ashken's capacity as officers of BEC, Messrs. Franklin and Ashken will not devote their respective full time services to the Combined Company's core business.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

   BEC has 500,000 shares of authorized blank check preferred stock, of which 490,000 shares are available for issuance as of the BEC Record Date. The BEC Board is authorized to determine the price, rights, preferences, privileges and restrictions, including voting rights, of the shares of blank check preferred stock without any further vote or action by the BEC stockholders. The rights of the holders of BEC Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of BEC. The blank check preferred stock could be issued to a third party selected by management or used as the basis for a stockholders' rights plan, which could have the effect of deterring a potential acquirer. The ability of the BEC Board to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties.

SHARES ELIGIBLE FOR FUTURE SALE


   Sales of substantial numbers of shares of BEC Common Stock in the public market in the future could adversely affect the market price of BEC Common Stock and could impair BEC's ability to raise additional capital through the sale of its equity securities. As of the BEC Record Date, there were 17,631,139 shares of BEC Common Stock outstanding or, on a post-Reverse Split basis, 8,815,570 shares of BEC Common Stock. BEC will issue up to 11,500,000 shares (post-Reverse Split) of BEC Common Stock in the Merger and up to 1,827,701 shares (post-Reverse Split) of BEC Common Stock upon conversion of all the Convertible Notes. All of such shares are or will be freely tradeable without restriction under the Securities Act, except for certain volume limitations and manner of sale requirements that apply to the transfer of shares of BEC Common Stock by affiliates of BEC and former affiliates of ILC. As of the BEC Record Date, BEC had outstanding under the BEC Option Plan options to purchase up to approximately 3,301,253 shares of BEC Common Stock or, on a post-Reverse Split basis, 1,650,627 shares of BEC Common Stock. At the Effective Time, BEC will assume outstanding options to purchase 830,000 shares of ILC Common Stock, as a result of which it is anticipated that options to purchase up to an additional 1,844,280 shares (post-Reverse Split) of BEC Common Stock will be outstanding. The shares issuable upon exercise of these options, together with an additional 4,350,000 shares reserved for issuance under the BEC Option Plan and 500,000 shares reserved for issuance under BEC's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), have been registered under the Securities Act. In addition, BEC's stockholders are being asked to approve the 1996 Stock Incentive Plan Proposal which, if approved, will increase the number of shares subject to the BEC Option Plan to 4,250,000 shares. A significant portion of the options could be exercisable at prices below the market prices for BEC Common Stock. Since BEC in the past has issued, and BEC may continue to issue, a significant number of shares of BEC Common Stock in connection with acquisitions or otherwise, the number of outstanding shares of BEC Common Stock that are likely to be eligible for sale in the future could increase significantly.


   In addition, to the extent that any Convertible Notes are not converted into BEC Common Stock prior to the Effective Time, the holders of Convertible Notes will retain their conversion rights, at an adjusted conversion price. The shares issuable upon any such conversion have been registered under the Securities Act and accordingly, will be freely tradable without restriction. Assuming the current conversion price of $5.75 per share of BEC Common Stock and the conversion of all of, or 50% of, the Convertible Notes, the Convertible Notes may be converted into an aggregate of approximately 3,655,402 shares or 1,827,701 shares, respectively, of BEC Common Stock. In addition, the accrued interest on the Convertible Notes is payable in cash or stock at BEC's option. If the accrued interest is paid in stock, such stock would have a further dilutive effect on BEC stockholders. See "Information Concerning BEC--Description of the Convertible Notes."

LOSS OF OPPORTUNITY FOR BEC AS A STAND-ALONE ENTITY

   As a consequence of the Merger, BEC stockholders will lose the chance to invest in the development and exploitation of BEC's products on a stand-alone basis. Additionally, the management of BEC will change as a result of the Merger, and consequently the management of the Combined Company may make strategic and operational decisions that differ from those of BEC's current management. It is possible that, if BEC were to remain independent, it could achieve economic performance superior to that of the Combined Company, and therefore, there can be no assurance that stockholders of BEC would not achieve greater returns on their investment if BEC were to remain an independent company.

CREDIT AGREEMENT

   BEC is party to a Credit Agreement (as hereinafter defined) pursuant to which the lenders thereunder made available to BEC a credit facility in the maximum aggregate principal amount at any time outstanding of $70 million. In addition, any debt incurred by BEC prior to the Merger above the amount permitted by the Merger Agreement requires the consent of ILC. BEC intends to amend the Credit Agreement in connection with the Spinoff and the Merger and is currently negotiating the terms of such amended credit facility. The Credit Agreement contains numerous financial and operating covenants that will limit the discretion of BEC's management with respect to certain business matters. These covenants will place significant restrictions on, among other things, the ability of BEC to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, and to merge or consolidate with other entities. The Credit Agreement also requires BEC to meet certain financial ratios and tests. A failure to comply with the obligations contained in the Credit Agreement could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. See "Information Concerning BEC--Business of BEC--The Credit Facility."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

   The Company has international operations and sales. International business is subject to a number of special risks, including foreign government regulations, unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, longer payment cycles, greater difficulty in collecting accounts receivable, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws, general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships, and other factors beyond the control of BEC. BEC's products, including those sold internationally, are routinely invoiced and paid for in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make BEC's products more expensive and, therefore, potentially less competitive in foreign markets.

POST-SPINOFF BEC WITHOUT CONSUMMATION OF THE MERGER

   The Spinoff is intended to be implemented as part of a larger overall plan whereby, upon successful implementation of the plan, BEC will focus on the specialty lighting, electronic and electroformed products business. The management of BEC believes that the Merger will provide economies of scale, market presence, critical mass and other advantages not available to BEC or ILC on a stand-alone basis. Should the stockholders of BEC fail to approve the Merger, BEC will have as its principal asset the ORC Business. BEC management believes such a company would be inherently weaker than BEC prior to the Spinoff.

RISK FACTORS RELATING ONLY TO ILC

INTERESTS OF CERTAIN PERSONS IN THE MERGER


   Certain members of ILC's management and the ILC Board may be deemed to have an interest in the Merger in addition to their interests as ILC shareholders generally, which may cause potential conflicts of interest. In each case, the ILC Board was aware of these factors and considered them, among other factors, in approving the Merger. Richard D. Capra, ILC's President and Chief Operating Officer and a director of ILC, will be Chief Executive Officer and a director of BEC after the Merger and will enter into an employment/consulting agreement with BEC as part of the Merger. Henry C. Baumgartner, ILC's Chairman and Chief Executive Officer and a director of ILC, will be a director of BEC after the Merger (subject to approval by the BEC stockholders) and will enter into a consulting agreement with BEC as part of the Merger. Harrison H. Augur and George B. Clairmont, both of whom are directors of ILC, will be directors of BEC after the Merger (subject to approval by the BEC stockholders). In addition, in November 1996, ILC entered into Compensation Agreements with eleven of its key employees, eight of whom are currently employed by ILC, that provide for severance benefits upon termination following a change in control of ILC. Six of the executive officers of ILC, plus two additional key employees of ILC, are currently covered by the Compensation Agreements. Each agreement provides that if, during the two-year period following a change in control of ILC (as defined in the compensation agreements), ILC terminates the employee's employment without cause (other than for death, retirement or disability) or the employee terminates the employee's employment for good reason (as defined in the compensation agreements), the employee will receive from ILC a lump sum payment as a severance benefit. The amount of such payment will be equal to three times the employee's annual full base salary (excluding bonus) for Messrs. Baumgartner, Capra and Ronald E. Fredianelli, ILC's Chief Financial Officer, and two times the employee's annual full base salary (excluding bonus) for Felix J. Schuda, Vice President and Chief Technical Officer of ILC, John A. Lucero, Senior Vice President of Sales and Marketing of ILC and Arthur O. Whipple, Vice President of Engineering of ILC. The Merger will be a change in control of ILC for purposes of the Compensation Agreements. Messrs. Baumgartner's and Capra's compensation agreements (and the compensation payable under these agreements) will be superceded by their respective consulting agreement and employment agreement entered into at the Effective Time.


LOSS OF OPPORTUNITY FOR ILC AS A STAND-ALONE ENTITY

   As a consequence of the Merger, ILC shareholders will lose the chance to invest in the development and exploitation of ILC's products on a stand-alone basis. Additionally, the Combined Company will have different management than ILC's current management, and consequently the management of the Combined Company may make strategic and operational decisions that differ from those of ILC's current management. Moreover, after the Merger the former ILC shareholders will be stockholders of BEC, a company that has significantly greater leverage than ILC historically. In addition, any Convertible Notes not redeemed prior to the Effective Date will be additional debt of the Combined Company. It is possible that, if ILC were to remain independent, it could achieve economic performance superior to that of the Combined Company. Therefore there can be no assurance that shareholders of ILC would not achieve greater returns on their investment if ILC were to remain an independent company.

RIGHTS AS HOLDERS OF BEC COMMON STOCK

   Upon consummation of the Merger, the former ILC shareholders will become BEC stockholders. The rights of the ILC shareholders who become BEC stockholders will no longer be governed by California law and ILC's Amended and Restated Certificate of Incorporation and Bylaws, but instead will be governed by Delaware law and the BEC Certificate, as amended pursuant to the Reverse Split Proposal and the Name Change Proposal, if these proposals are adopted by the BEC stockholders. See "Comparison of Capital Stock--Description of BEC Capital Stock" and "Comparison of Stockholder Rights" for a summary comparison of certain differences between the rights of ILC shareholders and the rights of BEC stockholders. It is expected that the former ILC shareholders will own approximately 50% of the then outstanding shares of BEC Common Stock.

RISKS RELATED TO THE MEDICAL MARKET

   In the fiscal years ended September 27, 1997 and September 28, 1996, ILC derived approximately 31% and 39%, respectively, of its net sales from sales of products to the medical market. Products sold in the medical market are incorporated into products sold into the healthcare and healthcare related industries. These industries have recently been subject to significant fluctuations in demand, which in turn affected the demand for components used in these products. ILC expects sales to the medical market to continue to decrease as a percentage of net sales for the foreseeable future. In addition, the U.S. Food and Drug Administration (the "FDA") regulates the manufacture and sale of medical products and components of medical products. ILC must comply with Good Manufacturing Practices ("GMP") set by the FDA and the California food and drug regulatory authorities in the manufacture of certain of its products sold into the medical market. Failure of ILC to comply with federal or state GMP could affect the ability of ILC to sell its products into the medical market, result in fines and penalties and have a material adverse effect on ILC's results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

   In the fiscal years ended September 27, 1997 and September 28, 1996, international sales represented approximately 34.0% and 37.1%, respectively, of ILC's net sales. Q-Arc Ltd., a wholly-owned subsidiary of ILC ("Q-Arc"), is located in Cambridge, England. All of the revenues and expenses of Q-Arc are pound sterling denominated and consequently ILC is exposed to fluctuations in pound sterling exchange rates. ILC does not routinely hedge against this currency exposure. The effect on ILC of fluctuations in currency exchange rates has not been material to date; however, there can be no assurance that currency exchange rate fluctuations will not have a material adverse effect on ILC's results of operations in the future. In addition, international business is subject to a number of special risks, including foreign government regulations, unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, longer payment cycles, greater difficulty in collecting accounts receivable, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws, general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships, and other factors beyond the control of ILC. ILC's products, including those sold internationally, are routinely invoiced and paid for in U.S. dollars (other than in relation to Q-Arc). An increase in the value of the U.S. dollar relative to foreign currencies could make ILC's products more expensive and, therefore, potentially less competitive in foreign markets.

                  MARKET PRICES OF BEC AND ILC COMMON STOCK

MARKET PRICES OF BEC COMMON STOCK AND DIVIDEND POLICY

   BEC Common Stock is listed for quotation on the NYSE under the symbol "EYE." The following table sets forth the quarterly high and low sales price of the BEC Common Stock for the fiscal quarters indicated. BEC Common Stock started trading publicly after the BEC Spinoff in May 1996 (as hereinafter defined).


 FISCAL YEAR                                HIGH     LOW
----------------------------------------  ------- -------
1998
 First Quarter (through January 26,
  1998) .................................  5-7/8    5-11/16

1997
 Fourth Quarter .........................  6        4-15/16
 Third Quarter ..........................  5-3/8    4-3/16
 Second Quarter .........................  4-5/8    4-1/8
 First Quarter ..........................  4-7/8    4-1/4

1996
 Fourth Quarter .........................  $5.25    $4.00
 Third Quarter ..........................   5.75     3.63
 Second Quarter .........................   7.75     4.00



   On October 30, 1997, the last full trading day prior to the announcement that the Merger Agreement had been executed, the closing stock price for BEC
Common Stock was 5.625. On [     ] 1998, prior to the Spinoff, and the most
recent practical day prior to printing this Joint Proxy Statement/ Prospectus, the last reported sales price for BEC Common Stock was $5 7/8. BEC will consummate the Spinoff before the Merger. See "Recent Material Developments--The Spinoff." STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE BEC COMMON STOCK.

   As of BEC Record Date, there were approximately 580 stockholders of record of BEC Common Stock (representing approximately 5,000 beneficial owners).


   No dividends have ever been declared on BEC Common Stock. However, for accounting purposes, cash proceeds received by the holders of Benson's (the predecessor company of BEC) common stock in connection with the Essilor Merger (as hereinafter defined) were reflected as dividends. BEC has no intention of paying dividends in the foreseeable future. It is the present policy of the BEC Board that any retained earnings accumulated will be used to finance future acquisitions and expansion of BEC's operations. On July 10, 1997, BEC, NationsBank, National Association, and the other financial institutions (collectively, the "Lenders"), entered into the Amended and Restated Credit Agreement (the "Credit Agreement"), pursuant to the terms of which BEC is restricted from paying dividends without the consent of the Lenders. See "Information Concerning BEC--Business--The Credit Facility."

MARKET PRICES OF ILC COMMON STOCK AND DIVIDEND POLICY

   ILC Common Stock is listed for quotation on Nasdaq under the symbol "ILCT." The following table sets forth the quarterly high and low sales price of ILC Common Stock for the fiscal quarters indicated.


 FISCAL YEAR                                HIGH           LOW
--------------------------------------  --------------------------
1998
 Second Quarter (through      , 1998)..  15-7/8        11-1/4
 First Quarter ........................  15-3/4        11-1/2
1997
 Fourth Quarter .......................  12-3/16       10-1/2
 Third Quarter ........................  12-1/8         9-1/8
 Second Quarter .......................  14-3/4        10
 First Quarter ........................  14-3/16       10-3/8
1996
 Fourth Quarter .......................  13-1/2        10-7/8
 Third Quarter ........................  14            10-11/16
 Second Quarter........................  11-7/8         8-7/8
 First Quarter ........................  11-1/2         8-3/4



   On October 30, 1997, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price for
ILC Common Stock was $11.75. On [     ] 1998, the most recent practical day
prior to printing of this Joint Proxy Statement/Prospectus, the last reported sale price for ILC Common Stock was 14-1/2. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE ILC COMMON STOCK.


   As of the ILC Record Date, there were approximately 400 shareholders of record of ILC Common Stock (representing approximately 2,000 beneficial owners).

   ILC has not declared or paid cash dividends. ILC intends to retain earnings for use in its business and does not expect to pay cash dividends in the foreseeable future. ILC's credit agreement with Union Bank of California provides that ILC shall not declare or pay any dividend or other distribution on ILC Common Stock (other than a stock dividend) or purchase or redeem any ILC Common Stock, without the bank's prior written consent.

                               BEC GROUP, INC.
               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following selected historical and pro forma combined financial data have been derived from audited and unaudited historical financial statements and should be read in conjunction with the unaudited pro forma combined and audited and unaudited interim historical financial statements of BEC.

   The unaudited pro forma combined financial statements give effect to the Merger, Spinoff and Contribution Agreement as though they occurred at the beginning of the periods presented.


                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,
                              ---------------------------------
                               PRO FORMA    ACTUAL     ACTUAL
                                  1997       1997       1996
                              ----------- ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
Net sales ...................   $ 78,618   $ 35,221   $31,984
Cost of sales ...............     52,238     21,785    19,348
                              ----------- ---------  ---------
Gross profit ................     26,380     13,436    12,636
Selling, general and
 administrative expenses  ...     17,187      7,746     7,929
Special charges .............         --         --        --
Interest expense ............      1,328      2,567     2,117
Other expense (income)  .....     (2,662)      (878)   (1,740)
                              ----------- ---------  ---------
Income (loss) from
 continuing operations
 before income taxes ........     10,527      4,001     4,330
Provision for (benefit from)
 income taxes ...............      2,965      1,271     1,295
                              ----------- ---------  ---------
Income (loss) from
 continuing operations.......   $  7,562      2,730     3,035
                              ===========
Income (loss) from
 discontinued operations  ...                   371    79,102
                                          ---------  ---------
Net income (loss) ...........              $  3,101   $82,137
                                          =========  =========
Weighted average shares
 outstanding ................     22,125     17,659    17,671
Income (loss) per share:
Income (loss) from
 continuing operations ......   $   0.34   $   0.16   $  0.17
                              ===========
Income (loss) from
 discontinued operations  ...                   .02      4.48
                                          ---------  ---------
Net income (loss) per share                $   0.18   $  4.65
                                          =========  =========
BALANCE SHEET DATA:
Working capital .............   $ 15,829   $ 44,935
Total assets ................    120,763    118,547
Long term debt ..............     32,628     32,938
Convertible subordinated
 debt........................         --     22,941
Long term liabilities........      8,154      9,376
Stockholders' equity ........     51,272     20,402

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                    YEAR ENDED DECEMBER 31,
                              --------------------------------------------------------------------
                               PRO FORMA    ACTUAL     ACTUAL      ACTUAL     ACTUAL      ACTUAL
                                  1996      1996(2)     1995     1994(1)(2)   1993(3)    1992(3)
                              ----------- ---------  ---------- ----------  ---------- ----------
STATEMENT OF OPERATIONS
 DATA:
Net sales ...................   $96,690     $42,574   $ 41,244    $ 39,047    $43,762    $16,742
Cost of sales ...............    62,585      25,676     23,725      14,405     14,417      5,909
                              ----------- ---------  ---------- ----------  ---------- ----------
Gross profit ................    34,105      16,898     17,519      24,642     29,345     10,833
Selling, general and
 administrative expenses  ...    22,093      10,020     13,820      25,159     31,936     12,126
Special charges .............        --          --      5,237          --         --         --
Interest expense ............     1,737       2,942      4,087       3,142        492        231
Other expense (income)  .....    (1,003)     (1,378)    (3,337)     (1,169)      (121)       231
                              ----------- ---------  ---------- ----------  ---------- ----------
Income (loss) from
 continuing operations
 before income taxes ........    11,278       5,314     (2,288)     (2,490)    (2,962)    (1,755)
Provision for (benefit from)
 income taxes ...............     3,424       1,870     (1,339)     (1,006)      (291)       122
                              ----------- ---------  ---------- ----------  ---------- ----------
Income (loss) from
 continuing operations.......   $ 7,854       3,444       (949)     (1,484)    (2,671)    (1,877)
                              ===========
Income (loss) from
 discontinued operations  ...                79,312     (5,811)     11,650      1,519       (195)
                                          ---------  ---------- ----------  ---------- ----------
Net income (loss) ...........               $82,756   $ (6,760)   $ 10,166    $(1,152)   $(2,072)
                                          =========  ========== ==========  ========== ==========
Weighted average shares
 outstanding ................    22,221      17,669     17,600      17,600     17,600      6,008
Income (loss) per share:
Income (loss) from
 continuing operations ......   $  0.35     $  0.19   $  (0.05)   $  (0.08)   $ (0.15)   $ (0.31)
                              ===========
Income (loss) from
 discontinued operations  ...                  4.49      (0.33)       0.66       0.08      (0.03)
                                          ---------  ---------- ----------  ---------- ----------
Net income (loss) per share                 $  4.68   $  (0.38)   $   0.58    $ (0.07)   $ (0.34)
                                          =========  ========== ==========  ========== ==========
BALANCE SHEET DATA:
Working capital .............               $ 2,385   $151,270    $110,712    $25,650    $ 5,370
Total assets ................                75,071    269,739     214,630     57,717     18,438
Long term debt ..............                 3,597     18,606      56,187        584      6,884
Convertible subordinated
 debt........................                21,922     40,950      40,950         --         --
Long term liabilities........                10,754      5,517       5,868      2,705        274
Stockholders' equity ........                 7,604    131,134     111,093     41,054      5,725


------------
(1) Includes the results of operations of ORC from the date of purchase October 12, 1994. Remaining results of operations represent divested businesses. See the accompanying audited consolidated financial statements of BEC.
(2) No dividends were declared or paid in the periods presented except for the dividend paid in 1996 by Benson as a result of the Essilor Merger in 1996 and $50 paid in 1994 by Bolle America before it was acquired by Benson in a pooling of interests transaction.
(3) All results of operations shown represent divested business. See the accompanying audited consolidated financial statements of BEC.

                             ILC TECHNOLOGY, INC.
               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following selected historical consolidated financial data of ILC, which has been reclassified to reflect the continuing operations of ILC and the discontinued operations of ILC's Precision Lamp, Inc. subsidiary has been derived from audited historical financial statements. It should be read in conjunction with the Consolidated Financial Statements and notes thereto and ILC Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.

                                             FISCAL YEAR ENDED
                            ----------------------------------------------------
                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
                               1997      1996       1995      1994       1993
                            --------- ---------  --------- ---------  ---------
STATEMENT OF OPERATIONS
 DATA
Net sales .................  $55,518    $54,206   $49,496    $44,331   $42,250
Income from continuing
 operations ...............    4,839      4,546     4,637      3,727     4,509
Income (loss) from
 discontinued operations  .       --     (4,239)      (99)    (3,536)      250
Net income.................    4,839        307     4,538        191     4,759
Earnings (loss) per share:
 Continuing operations  ...      .96        .92       .97        .77       .91
 Discontinued operations  .       --       (.86)     (.02)      (.73)      .05
                            --------- ---------  --------- ---------  ---------
  Net income per share  ...  $   .96    $   .06   $   .95    $   .04   $   .96
Weighted average shares
 outstanding ..............    5,048      4,923     4,765      4,825     4,980

                                          As of end of Fiscal Year
                            ----------------------------------------------------
                                1997     1996       1995      1994       1993
                            --------- ---------  --------- ---------  ---------
BALANCE SHEET DATA
Working capital............  $13,337    $15,155   $14,618    $11,366   $17,543
Total assets...............   49,548     47,844    46,726     41,312    39,703
Total long-term debt.......    3,196      7,576     6,592      6,421     5,805
Total stockholders'
 equity....................  $34,994    $29,791   $28,802    $23,624   $24,565

                             BEC SPECIAL MEETING
DATE, TIME AND PLACE OF BEC SPECIAL MEETING

   The BEC Special Meeting will be held at 12:30 P.M., local time, on February , 1998, at 555 Theodore Fremd Avenue, Rye, New York 10580.

PURPOSE

   Holders of BEC Common Stock will be asked to consider and vote upon: (i) the Merger Agreement and the issuance of shares of BEC Common Stock in connection therewith; (ii) the Reverse Split Proposal; (iii) the Director Election Proposal; (iv) the Name Change Proposal; and (v) the 1996 Stock Incentive Plan Proposal.

RECORD DATE AND OUTSTANDING SHARES


   The BEC Board has fixed the close of business on January 12, 1998, as the BEC Record Date for determining stockholders entitled to notice of and to vote at the BEC Special Meeting. As of the BEC Record Date, there were 580 stockholders of record of BEC Common Stock and 17,631,139 shares of BEC Common Stock outstanding and entitled to vote, with each share entitled to one vote.


QUORUM

   The presence in person or by properly executed proxy of holders of a majority of the votes entitled to be cast at the BEC Special Meeting is necessary to constitute a quorum at the BEC Special Meeting.

REQUIRED VOTE

   Pursuant to the DGCL, an affirmative vote of the majority of the shares of BEC Common Stock present in person or represented by proxy at the BEC Special Meeting and entitled to vote, is required for: (i) the approval and adoption of the Merger Proposal and (ii) the approval and adoption of the 1996 Stock Incentive Plan Proposal. Abstentions will have the legal effect of a vote against the Merger Proposal and the 1996 Stock Incentive Plan Proposal. With respect to a broker non-vote on the Merger Proposal and the 1996 Stock Incentive Plan Proposal, such shares will not be considered present at the BEC Special Meeting, and, since they will not be counted in the voting with respect to such matter, will have the practical effect of reducing the number of affirmative votes necessary to achieve the required majority vote by reducing the total number of shares from which the majority is calculated.

   The affirmative vote of a plurality of the shares of BEC Common Stock present in person or represented by proxy at the BEC Special Meeting is required for the election of the nominees for director under the Director Election Proposal. Only shares of BEC Common Stock that are voted in favor of a nominee will be counted toward that nominee's achievement of a plurality. Shares of BEC Common Stock held by stockholders present in person at the Meeting that are not voted for a nominee or shares held by stockholders of BEC represented at the BEC Special Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not be counted toward that nominee's achievement of a plurality.

   The approval and adoption of the Name Change Proposal and the Reverse Split Proposal each require the affirmative vote of the holders of a majority of the outstanding shares of BEC Common Stock entitled to vote on said amendment at the BEC Special Meeting. Abstentions and broker non-votes will have the legal effect of a vote against the Name Change Proposal and the Reverse Split Proposal.

   As of the BEC Record Date the directors and officers of BEC own, in the
aggregate, approximately   % of the outstanding shares of BEC Common Stock.
Pursuant to the Merger Agreement, BEC agreed to use its best efforts to cause its directors and executive officers to vote any shares held by them in favor of the Merger. See "The Merger -- Voting Agreements and Proxies" and Annex B.

   If adopted at the BEC Special Meeting, the Reverse Split Proposal, the Director Election Proposal, the Name Change Proposal and the 1996 Stock Incentive Plan Proposal will become effective only if the Merger Agreement is approved at the BEC Special Meeting and only upon consummation of the Merger.

   NYSE rules require stockholder approval for the issuance of common stock, or securities exercisable for or convertible into common stock in connection with a transaction if the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock or securities exercisable for or convertible into common stock. The number of shares of BEC Common Stock to be issued in the Merger would be in excess of 20% of the shares of BEC Common Stock outstanding prior to the Merger.

PROXIES

   All shares of BEC Common Stock represented at the BEC Special Meeting either in person or by properly executed proxies received prior to or at the BEC Special Meeting and not duly and timely revoked will be voted at the BEC Special Meeting in accordance with the instructions in such proxies. If no such instructions are indicated, such shares will be voted in favor of the Merger Agreement and the issuance of shares of BEC Common Stock in connection therewith and in favor of each of the other proposals and, in the discretion of the proxy holders as to any other matter which may be incidental to the BEC Special Meeting as may properly come before such meeting. BEC knows of no matters other than as described in the Notice of BEC Special Meeting that are to come before the BEC Special Meeting. If any other matter or matters are properly presented for action at the BEC Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld, including any adjournment or postponement of the BEC Special Meeting.

   A stockholder who has given a proxy may revoke it at any time prior to its exercise by: (i) giving written notice thereof to the Secretary of BEC at or prior to the taking of the vote at the BEC Special Meeting; (ii) signing and returning to BEC a later dated proxy prior to the taking of the vote; or
(iii) voting in person at the BEC Special Meeting; however, mere attendance at the BEC Special Meeting will not in and of itself have the effect of revoking the proxy.

SOLICITATION OF PROXIES; EXPENSES

   BEC will solicit proxies for the BEC Special Meeting. The cost of the solicitation of BEC stockholders will be borne by BEC. Proxies may also be solicited by certain BEC directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation materials to be beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and BEC will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                             ILC SPECIAL MEETING
DATE, TIME AND PLACE OF ILC SPECIAL MEETING

   The ILC Special Meeting will be held at 11:00 A.M., local time, on February , 1998, at 277 Park Avenue, 18th Floor, New York, New York.

PURPOSE

   The purpose of the ILC Special Meeting is to consider and vote upon the approval and adoption of the Merger Agreement and such other matters as may properly be brought before the ILC Special Meeting or any postponements or adjournments thereof. ILC does not intend to bring any business other than the approval and adoption of the Merger Agreement before the ILC Special Meeting or any postponements or adjournments thereof.

RECORD DATE AND OUTSTANDING SHARES


   The ILC Board has fixed the close of business on January 12, 1998, as the ILC Record Date for determining shareholders entitled to notice of and to vote at the ILC Special Meeting. As of the ILC Record Date, there were approximately 400 shareholders of record of ILC Common Stock and 4,903,591 shares of ILC Common Stock outstanding and entitled to vote, with each share entitled to one vote.


QUORUM

   The presence in person or by properly executed proxy of holders of a majority of the shares entitled to vote at the ILC Special Meeting is necessary to constitute a quorum at the ILC Special Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

REQUIRED VOTE

   Pursuant to the CGCL, the affirmative vote of the holders of a majority of the shares of ILC Common Stock outstanding as of the ILC Record Date is required to approve and adopt the Merger Agreement. Abstentions and broker non-votes will have the effect of a vote against the adoption and approval of the Merger Agreement.

   As of the ILC Record Date, the directors and executive officers of ILC beneficially owned, in the aggregate, approximately 13.0% of the outstanding shares of ILC Common Stock. Pursuant to the Merger Agreement, ILC agreed to use its best efforts to cause its directors and executive officers to vote any shares held by them in favor of the Merger. See "The Merger-Voting Agreements and Proxies" and Annex C.

PROXIES

   All shares of ILC Common Stock represented at the ILC Special Meeting either in person or by properly executed proxies received prior to or at the ILC Special Meeting and not duly and timely revoked will be voted at the ILC Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such shares will be voted for the approval and adoption of the Merger Agreement and, in the discretion of the proxy holders as to any other matter which may be incidental to the ILC Special Meeting as may properly come before such meeting. ILC knows of no matters other than as described in the ILC Notice of Special Meeting of Shareholders that are to come before the ILC Special Meeting. If any other matter or matters are properly presented for action at the ILC Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld, including any adjournment or postponement of the ILC Special Meeting.

   A shareholder who has given a proxy may revoke it at any time prior to its exercise by: (i) giving written notice thereof to the Secretary of ILC at or prior to the taking of the vote at the ILC Special Meeting; (ii) signing and returning to ILC a later dated proxy prior to the taking of the vote; or
(iii) voting in person at the ILC Special Meeting; however, mere attendance at the ILC Special Meeting will not of itself have the effect of revoking the proxy.

SOLICITATION OF PROXIES: EXPENSES

   ILC will solicit proxies for the ILC Special Meeting. The cost of the solicitation of ILC shareholders will be borne by ILC. Proxies may be solicited by certain ILC directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and ILC will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

   THE FOLLOWING DISCUSSION SUMMARIZES THE PROPOSED MERGER AND RELATED TRANSACTIONS. THE FOLLOWING IS NOT, HOWEVER, A COMPLETE STATEMENT OF ALL PROVISIONS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS. DETAILED TERMS OF AND CONDITIONS TO THE MERGER AND CERTAIN RELATED TRANSACTIONS ARE CONTAINED IN THE MERGER AGREEMENT, A CONFORMED COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX A. REFERENCE IS ALSO MADE TO THE VOTING AGREEMENTS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEXES B AND C, RESPECTIVELY, AND TO THE OTHER ANNEXES HERETO. STATEMENTS MADE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS WITH RESPECT TO THE TERMS OF THE MERGER AND SUCH RELATED TRANSACTIONS ARE QUALIFIED IN THEIR RESPECTIVE ENTIRETIES BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE MERGER AGREEMENT AND THE OTHER ANNEXES HERETO. THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE HEREIN OR INCORPORATED HEREIN BY REFERENCE. SEE "FORWARD-LOOKING STATEMENTS."

                     RECENT MATERIAL DEVELOPMENTS OF BEC

THE SPINOFF

   Contribution to Bolle. As a condition to the Merger, in order to effect the Spinoff, BEC is required pursuant to the Merger Agreement to enter into the Contribution Agreement with Bolle, pursuant to which, among other things, BEC will transfer to Bolle all of its business, assets and liabilities other than those relating to the ORC Business. Pursuant to the terms of the Contribution Agreement, Bolle will assume and agree to pay when and as due and to discharge, all debts, liabilities, obligations and taxes in respect of the assets and liabilities conveyed to it by BEC, as well as certain assets and liabilities retained by BEC. In addition, Bolle agreed to execute and deliver the Indemnification Agreement (as defined below).

   Pursuant to the terms of the Contribution Agreement (as hereinafter defined), BEC will retain the ORC Business (the "ORC Business") which consists of (i) all of the outstanding capital stock of ORC and certain subsidiaries of ORC (the "ORC Group"), including BEC's investment in Voltarc Technologies, Inc., and all the business, assets and liabilities of or directly related to such entities, and (ii) all assets and liabilities included in BEC's pro forma balance sheet to be attached as an exhibit to the Contribution Agreement. Except as noted below, all other assets of BEC will be assigned to, and all of BEC's liabilities prior to the Spinoff, other than related to the ORC Business will be assumed by Bolle. Assigned assets and assumed liabilities include without limitation all interests, rights, duties and obligations of BEC relating to Accessories Associates, Inc. (which purchased Foster Grant) and to Superior Vision Services, Inc.; certain assets, rights, and obligations relating to Sterling Vision, Inc.; the Management Agreement between BEC and Eyecare Products, plc. ("Eyecare Products"), as well as all of BEC's right, title and interest in and to shares of stock of Eyecare Products; and all rights and interests in and to rental payments received by BEC (as assignee) pursuant to an Industrial Lease by and between Bartley Optical Sales, Inc. and ORC dated as of December 8, 1995 and a Lease Agreement, dated as of May 3, 1996, between Monsanto Company and ORC.


   Under the terms of the Contribution Agreement and the Indemnification Agreement, BEC will retain rights in, but Bolle will assume liability for and will indemnify BEC against, the following potential liabilities, which do not involve any material present claims or known liabilities in connection with BEC's indemnification obligations regarding the following: a guaranty of the minimum display purchase requirements of Foster Grant from HMG World-Wide Corporation and its subsidiary Intermark Corp., a Foster Grant supplier; certain agreements and obligations under a $3.6 million Mortgage with Wells Fargo Bank (Texas) and BEC as successor to Foster Grant; any remaining BEC or Benson indemnification obligations relating and pursuant to (i) the Agreement and Plan of Merger dated July 26, 1995, among Benson, BEC Acquisition Corp. and Bolle America, (ii) the Asset Purchase Agreement dated May 3, 1996, among Benson, BEC, and Monsanto Company, and (iii) the merger of Essilor into Benson, effective May 3, 1996; certain immaterial pending litigation; and the Stock Purchase Agreement between BEC and Lantis Eyewear Corporation, dated November 14, 1996, as amended, relating to shares transferred to Bolle by the Contribution Agreement. See "Risk Factors--Risks Associated with the Spinoff."


   In addition, pursuant to the terms of the Contribution Agreement, Bolle agreed that to the extent Bolle exchanges all, but not less than all, of its shares of Foster Grant Holdings, Inc. Series A Preferred Stock (the "FGH Preferred Stock") for shares of common stock ("AAi Common Stock") of Accessories Associates, Inc. ("AAi"), Bolle shall deliver to BEC 35.71% (such portion of the shares of AAi Common Stock is hereinafter referred to as the "AAi Shares") of all of such exchanged shares of AAi Common Stock received by Bolle, together with any rights attaching thereto. However, the Contribution Agreement provides that in the event that Bolle does not obtain the AAi Shares, Bolle hereby agrees to pay to BEC the first $2.5 million received by Bolle from proceeds (the "Proceeds") relating to (i) the sale by Bolle of the FGH Preferred Stock or (ii) the redemption by Foster Grant Holdings, Inc. of the FGH Preferred Stock. In the event that BEC does not receive either the AAi Shares or $2.5 million from Bolle, as described above, on or before the date that is five years after the effective date of BEC's merger with ILC, Bolle shall promptly pay to BEC, an amount equal to $2.5 million less any amount previously paid to BEC by Bolle from the Proceeds.

   Indemnification Agreement. As a condition to the Merger, BEC intends to enter into an Indemnification Agreement (the "Indemnification Agreement") with Bolle, effective as of the Spinoff, pursuant to which, among other things, Bolle and BEC (either party, the "Indemnifying Party") each will agree, under certain circumstances, to indemnify the other party for liabilities relating to the Indemnifying Party's business. To date, none of the indemnifiable items involve any material present claims or known liabilities. Pursuant to the terms of the Indemnification Agreement, Bolle will agree to indemnify BEC for, among other things, losses that are suffered by BEC relating to: (i) the business of BEC (excluding the ORC Business) prior to the Spinoff; (ii) the business of Bolle after the Spinoff; (iii) enforcing BEC's rights under the Indemnification Agreement; (iv) any environmental laws in connection with the business operations of BEC or its subsidiaries (including any environmental laws in connection with the ORC Business) or predecessors (including Benson Eyecare Corporation) prior to the date of the Spinoff and the current past or future business operations of Bolle and its subsidiaries or any of the past business operations of its predecessor or their predecessors; (v) any claims by Monsanto Corporation for indemnification in connection with the Asset Purchase Agreement among Benson Eyecare Corporation, BEC, ORC and Monsanto Corporation dated February 11, 1996; (vi) certain matters identified in the Contribution Agreement; and
(vii) any untrue statement or omission of a material fact in the Form S-1 registration statement filed by Bolle in connection with the Spinoff. BEC will agree to indemnify Bolle for all losses that are suffered by Bolle related to; (i) BEC's business after the Spinoff; (ii) the ORC Business before the Spinoff (other than environmental liabilities); or (iii) enforcing Bolle's rights under the Indemnification Agreement. In addition, the Indemnification Agreement will set forth each party's rights and obligations with respect to payments and refunds relating to certain taxes and related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities. In general, Bolle will agree to indemnify BEC for taxes relating to the business of BEC (excluding the ORC Business) and for taxes attributable to the Spinoff and certain other transactions, and BEC will agree to indemnify Bolle for taxes relating to the ORC Business. The Indemnification Agreement will be in effect until June 30, 2000, except in respect of environmental losses and tax losses, for which the indemnification period will be seven years, and the expiration of any applicable statutes of limitation, respectively. For the term of the Indemnification Agreement, unless Bolle meets a certain net worth test, Bolle is prohibited from making certain payments, including but not limited to, dividends on its common stock, loans and acquisitions.


   Consummation of the Spinoff. At a meeting of the BEC Board held on October 30, 1997, the BEC Board approved the Spinoff. The Spinoff is expected to be effective on the Spinoff Record Date, which is anticipated to be on the date of the BEC Special Meeting, but prior to the Effective Time. The Spinoff is not conditioned upon the closing of the Merger. See "The Merger Agreement--Conditions to the Merger." In the Spinoff, BEC Group will distribute pro rata to its stockholders all of BEC Group's equity interest in Bolle. As a result of the Spinoff, each holder of shares of BEC's Common Stock will receive a distribution of one share of Bolle Common Stock for every three shares of BEC Common Stock owned of record by such holder on the Spinoff Record Date (without taking into effect the Reverse Split). Inasmuch as the Spinoff will occur prior to the Merger, the ILC shareholders will not participate in the distribution of Bolle.

   BEC Preferred Stock and Warrants to Purchase BEC Common Stock. In connection with the Spinoff, BEC intends to cancel, with the consent of the holders thereof, all outstanding shares of its Series A Preferred Stock in exchange for which BEC will cause Bolle to issue Bolle Series B Preferred Stock in replacement thereof in proportion to the number of, and on terms and conditions substantially the same as, shares of BEC Series A Preferred Stock held by each holder prior to cancellation.

   In connection with the Spinoff, BEC intends to cancel, with the consents of the holders thereof, all outstanding warrants to purchase 2,130,000 shares of BEC Common Stock and BEC will cause Bolle to issue warrants to purchase Common Stock of Bolle as replacement thereof in proportion to the number of, and on terms and conditions substantially the same as, warrants to purchase BEC Common Stock held by each holder thereof prior to the cancellation.

   Treatment of Stock Options. In connection with the Spinoff, it is anticipated that the administrative committee of the BEC Option Plan will, pursuant to the provisions of the BEC Option Plan, make

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adjustments to BEC options, (the "BEC Options") as follows: BEC Options outstanding with respect to employees who will be employed by Bolle after the Spinoff will be canceled in exchange for options to purchase Bolle Common Stock on similar terms and conditions and with an equivalent economic value to the cancelled BEC Options. BEC Options outstanding with respect to employees who will continue to be employed by BEC after the Spinoff shall be adjusted equitably to reflect the economic value of the Spinoff and the effect of the Reverse Split.

   Management Services Agreement. BEC intends to enter into a Management Services Agreement with Bolle (the "Management Services Agreement"), having a three year term, pursuant to the terms of which BEC will be engaged to provide Bolle with managerial and other advisory services relating to Bolle and its subsidiaries. See "Information Concerning BEC--Certain Relationships and Related Transactions."

   Amendment to Credit Facility. In connection with the Merger and the Spinoff, BEC has entered into continuing discussions with its Lenders to provide new credit facilities at or prior to the Effective Time. Such credit facilities will amend BEC's current Credit Agreement. See "Information Concerning BEC--Business of BEC--The Credit Facility."

   Acquisition of Bolle France. Bolle and its subsidiaries design, manufacture and market premium sunglasses, and sport shields, goggles, and safety and tactical eyewear under the Bolle(Registered Trademark) brandname. Bolle(Registered Trademark) products enjoy worldwide recognition and a high quality image in the sport and active lifestyle markets, particularly skiing, golf and cycling as well as a growing reputation in the larger, fashion-driven recreational sun glass market. Bolle's safety and tactical business, which accounts for approximately half of the Bolle's aggregate unit sales, serves the specialty segment of the safety eyewear market, including laser protection products and military applications. On July 10, 1997, BEC expanded its premium sunglass, sport shields, goggle and safety and tactical eyewear business by acquiring all of the issued and outstanding share capital of Holding B.F., a corporation governed by the laws of France ("Bolle France"), pursuant to terms of the Amended and Restated Share Purchase Agreement (the "Share Purchase Agreement"), dated July 9, 1997, by and among Bolle, on one hand, and Mr. Robert Bolle, Mr. Maurice Bolle, Mr. Franck Bolle, Mrs. Patricia Bolle Pasaquay, Ms. Brigitte Bolle and Ms. Christelle Roche (collectively, the "Sellers") on the other hand. Pursuant to the terms of the Share Purchase Agreement, Bolle acquired from the Sellers all of the issued and outstanding share capital of Bolle France, in exchange for approximately $53 million, consisting of the following: (a) $30.4 million (using the July 10, 1997 exchange rate of 5.9197 French Francs to the dollar) in cash; (b) Warrants to the Sellers to purchase an aggregate of up to 2,130,000 shares of Common Stock of BEC at an exercise price of $3.10 per share, subject to adjustment (the "BEC Warrants"); (c) 10,000 shares of Series A Preferred Stock of BEC (the "Series A Preferred Stock") having a value of approximately $9.3 million; (d) 100 shares of common stock of Bolle valued at $1.8 million, being the equivalent of 5% of the issued and outstanding shares of common stock of Bolle; and (e) 64,120 shares of Series A Preferred Stock of Bolle having a value of approximately $11.1 million.

   Bolle France is a manufacturer, marketer and distributor of premium sunglasses, sport shields, safety glasses, goggles and safety and tactical eyewear products. Bolle France and its subsidiaries represent a material component of Bolle and will remain with Bolle subsequent to the Spinoff.

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
            PROPOSAL NUMBER ONE FOR BEC STOCKHOLDERS AND THE ONLY
            PROPOSAL FOR ILC SHAREHOLDERS--APPROVAL OF THE MERGER.

                                  THE MERGER

JOINT REASONS FOR THE MERGER

   The Boards of Directors of BEC and ILC have determined that the Combined Company would have the potential to realize both improved long-term operating and financial results and a stronger competitive position than either ILC or BEC (comprised only of the ORC Business) standing alone. Each of the BEC Board and the ILC Board has identified additional potential mutual benefits of the Merger for the Combined Company. These potential benefits include principally the following:

   (i) the strategic fit between ILC and BEC (comprised only of the ORC Business) and the significant potential revenue enhancement and cost saving opportunities that will be available to the Combined Company through broader marketing opportunities, enhanced technological and product development capabilities, lower administrative and purchasing costs, and the opportunity for greater operating efficiencies;

   (ii) the benefits to the Combined Company which will result from its larger revenue, customer and stockholder base;

   (iii) the compatibility and strength of the combined management teams of ILC and BEC;

   (iv) the fact that the Combined Company's larger field sales and service organization and greater financial strength have the potential for greater opportunities in marketing the products of the Combined Company;

   (v) the combined technological resources which will allow the Combined Company to compete more effectively against competitors by providing enhanced ability to develop new products and greater functionality for existing products;

   (vi) the combined experience, financial resources, size and breadth of product offerings of the Combined Company which will allow the Combined Company to respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and evolution; and

   (vii) that certain operating and manufacturing systems utilized within BEC will aid the operations of ILC following completion of the transaction and that certain operating and manufacturing systems utilized within ILC will aid the operations of BEC following completion of the transaction.

   THE FOLLOWING INFORMATION REGARDING REASONS FOR THE MERGER CONTAINS FORWARD LOOKING INFORMATION. THE FORWARD-LOOKING STATEMENTS REFLECT THE BEST JUDGMENT OF THE MANAGEMENT OF BEC OR ILC, AS APPROPRIATE, BASED ON FACTORS CURRENTLY KNOWN. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT. ACTUAL RESULTS AND OUTCOMES MAY DIFFER MATERIALLY FROM THE RESULTS AND OUTCOMES DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

   Until the merger is complete it is impossible to definitively quantify the projected cost savings and synergies. However, based on BEC's past experience of acquisitions and current information on the businesses the following estimated cost savings/synergies were considered by the BEC Board in reaching its decision to approve the Merger: (i) regulatory compliance costs (e.g. printing, professional, insurance costs)--$500,000 per annum; (ii) operating costs reductions (e.g. the implementation of BEC's systems to improve yields and work flow, non-duplication of R&D expenditure, leveraging distribution networks and taking into effect volume discounts)--$1 million per annum;
(iii) reorganization savings (e.g. moving manufacturing of like items to the most efficient manufacturing location, reducing duplicate head

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
count)--$1 million per annum; and (iv) the synergy implicit in ILC historically having a stronger R&D department and ORC historically having a stronger manufacturing margins.

   BEC and ILC have each identified additional reasons for the Merger. Nevertheless, each Board of Directors has recognized that the potential benefits of the Merger may not be realized. See "Risk Factors--Risk Factors Relating to the Merger and to Both BEC and ILC--Joint Operations; Adverse Effect on Financial Results."

BEC'S REASONS FOR THE MERGER


   The evolution of BEC to its present composition was accomplished through a series of acquisitions and divestitures which were consummated during the period from October 1992 to present. In October 1992, Benson Eyecare Corporation ("Benson") purchased two chains of optical stores. In order to offer a broader range of eyecare products, in June 1993, Benson entered the non-prescription eyewear distribution business with its purchase of what became the Foster Grant Group ("FGG"), a distributor of value-priced sunglasses and reading glasses. Broadening its product distribution and seeking to achieve synergies between prescription eyewear and non-prescription eyewear distribution channels in the fall of 1994, Benson purchased Optical Radiation Corporation ("ORC") which included the two businesses which made up the prescription eyewear business and the lighting technologies business. At this time, Benson shifted its strategic focus to its more profitable wholesale distribution and manufacturing of eyewear rather than retail distribution, which stores competed with its wholesale customers, resulting in the sale of the two chains of optical stores. In November 1995, Benson entered the premium sunglass market with its purchase of Bolle America, Inc. In May 1996 Benson received an offer to be purchased which it deemed in the best interest of its shareholders to accept. Subsequently, the shareholders agreed to the resulting Essilor Merger and Spinoff of BEC which, together with the Asset Sale, constituted the sale of the entire prescription eyewear business. Benson recorded a substantial gain on the sale of this business which was distributed to the stockholders via a dividend. At the same time, the stockholders received the distribution of BEC common stock. During 1996, BEC was unable to return FGG to an acceptable level of profitability and therefore decided to divest of FGG (the value priced portion of its non-prescription eyewear business) and focus on the premium segment of the sunglass market through its Bolle business. These decisions resulted in the sale of FGG in December 1996 and in July 1997, the purchase of Bolle France. BEC then consisted of two businesses, Bolle and the ORC technologies business. Since that time, it has been management's objective to split the businesses into two "pure play" publicly traded companies, each having a primary focus, one being a sunglass business and the other being a lighting technologies business. As pure play stand alone companies, it is anticipated that the companies will be able to better focus on their core competencies thereby achieving market valuations appropriate to their respective industries. The Spinoff, in conjunction with the Merger accomplishes that objective.


   The BEC Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of BEC and its stockholders. Accordingly, the BEC Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that the stockholders of BEC vote FOR approval and adoption of the Merger Proposal. In reaching its determination, the BEC Board consulted with BEC management as well as its legal counsel and financial advisors, and considered, in addition to the joint reasons for the Merger described above, the following material factors:

   (i) the presentation and views expressed by the management of BEC regarding the results of operations, financial condition and prospects of each of BEC, ILC and the Combined Company;

   (ii) the terms and conditions of the Merger Agreement and related documents;

   (iii) the continuing presence of the four directors, initially chosen by BEC, on the nine person board of directors of the Combined Company;

   (iv) the RJ Opinion, to the effect that, as of the date of such opinion and subject to certain matters set forth therein, the terms of the transaction set forth in the Merger Agreement are fair to the BEC stockholders from a financial point of view;

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

   (v) the results of the due diligence procedures with respect to ILC conducted by BEC's management and legal, financial and accounting advisors;

   (vi) the anticipated benefits of greater market acceptance of the BEC Common Stock after the Merger reflecting the Combined Company as having a single focus in speciality lighting, electronic and electroformed products; and

   (vii)    BEC's decision to approve the Spinoff prior to the Merger.


   In addition to the factors set forth under the caption "Risk Factors" the BEC Board also gave particular consideration to the following potential negative factors: (i) the risk that the potential benefits sought in the Merger might not be fully realized; (ii) the possibility that the Merger might not be consummated; (iii) the effect of public announcement of the Merger on BEC's sales and operating results; (iv) the potential dilutive effect of the issuance of BEC Common Stock in the Merger; and (v) the difficulty of managing separate operations at different geographic locations.

   In view of the wide variety of factors considered by the BEC Board, it did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the specific factors considered in making its determination. Consequently, the BEC Board did not quantify the assumptions and results of its analyses in making its determination that the Merger is fair to, and in the best interests of, BEC and its stockholders.

                  THE BEC BOARD UNANIMOUSLY RECOMMENDS THAT
        BEC STOCKHOLDERS VOTE "FOR" THE MERGER AND RELATED PROPOSALS.

ILC'S REASONS FOR THE MERGER

   The ILC Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of ILC and its shareholders. Accordingly, the ILC Board has unanimously approved the Merger Agreement and recommends that the shareholders of ILC vote FOR approval and adoption of the Merger Agreement. In reaching its determination, the ILC Board consulted with ILC management as well as its legal counsel and financial advisors, and considered, in addition to the joint reasons for the Merger described above, the following material factors:

   (i) the presentation and views expressed by the management of ILC regarding the results of operations, financial condition and prospects of each of ILC, BEC and the Combined Company;

   (ii) the terms and conditions of the Merger Agreement and related documents;

   (iii) the continuing presence of four directors initially designated by ILC on the nine person board of directors of the Combined Company;

   (iv)      the strong financial performance achieved by the ORC business;

   (v) the DLJ Opinion, to the effect that, as of the date of such opinion and subject to certain matters set forth therein, the Exchange Ratio was fair to the ILC shareholders from a financial point of view;

   (vi) the Merger is expected to be treated as a tax-free reorganization under the Code;


   (vii) the results of the due diligence procedures with respect to BEC conducted by ILC's management and legal, and financial advisors;

   (viii) greater acceptance by the financial markets of the common stock of the Combined Company due to the greater number of shares outstanding and resulting increased liquidity; and

   (ix) the condition that the Spinoff would be consummated prior to the Merger and that the ILC shareholders will not participate in the Spinoff.


   In addition to the factors set forth under the caption "Risk Factors", the ILC Board also gave particular consideration to the following potential negative factors: (i) the risk that BEC and ILC would not be able to successfully integrate their respective businesses and might not realize the potential benefits sought in the Merger; (ii) the additional leverage from the Combined Company as compared to ILC prior to the Merger and
(iii) the fact that the Merger Agreement provides for a fixed Exchange Ratio, thereby subjecting the ILC shareholders to the risk of volatility in the markets for the both ILC's and BEC's securities.

   In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the ILC Board did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the specific factors considered in reaching its determination. Consequently, the ILC Board did not quantify the assumptions and results of its analyses in making its determination that the Merger is fair to, and in the best interests of, ILC and its shareholders.

                  THE ILC BOARD UNANIMOUSLY RECOMMENDS THAT
                   ILC SHAREHOLDERS VOTE "FOR" THE MERGER.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

   BEC and ILC regularly review their respective businesses and market positions in a continued effort to improve their respective technological capabilities and competitive positions. In April 1996, BEC initiated discussions with ILC regarding a potential merger. At that time, the companies executed a mutual confidentiality agreement and conducted limited due diligence. On May 7, 1996, the ILC Board held a special meeting to discuss the views held by ILC management in respect to of a potential combination with BEC. On May 16, 1996, BEC submitted a formal proposal to merge BEC and ILC in a transaction to be accounted for as a pooling of interests (the "May Proposal").

   On May 22, 1996, the ILC Board met to consider BEC's proposal. The ILC Board determined that the terms of the transaction proposed by BEC were not in the best interests of ILC and its shareholders at that time. On June 3, 1996, ILC informed BEC that the ILC Board had decided not to pursue further discussions regarding the May Proposal.

   Subsequent to June 1996, BEC and ILC maintained informal contact through unplanned meetings at trade shows and BEC continued to monitor the business developments of ILC through available public sources. BEC continued to believe that a merger of both businesses would result in strategic benefits and would enhance stockholder value for both BEC and ILC stockholders.

   Also, in December 1996, in order to focus on its core specialty lighting and premium sunglasses businesses, BEC consummated the sale of its Foster Grant value-priced sunglasses business to Accessories Associates, Inc. In March 1997, RJ approached BEC seeking appointment as BEC's financial advisor with respect to ORC and to suggest that it be authorized to approach ILC on BEC's behalf in an effort to renew merger discussions. In April 1997, BEC engaged RJ as its financial advisor.

   In January 1997, ILC received inquiries from several parties regarding a potential business combination with ILC and subsequently engaged DLJ to assist it in the evaluation of these inquiries and ILC's other strategic alternatives. ILC management, with the assistance of DLJ, engaged in further discussions and management meetings with certain of these parties but determined that such inquiries would not result in a transaction that was in the best interests of the shareholders of ILC. Although ILC management and DLJ engaged in such further discussions and management meetings, no such inquiries led to sufficiently adequate proposals as to be presented to the ILC Board for formal consideration. The ILC Board was, however, kept appraised of such inquiries, discussions and meetings.

   In February 1997, ILC and BEC held an informal meeting regarding resuming negotiations for a business combination. In May 1997, ILC announced the commencement of its previously approved share repurchase program. Simultaneously, ILC announced that it had engaged DLJ as its financial advisor to assist in the ongoing evaluation of strategic alternatives to enhance shareholder value. In June 1997 an informal discussion took place between senior management of BEC and DLJ and in August 1997 a further informal discussion took place between senior management of ILC and RJ. No specific proposals were made at these informal meetings.

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

   On September 22, 1997, RJ arranged a formal meeting between BEC and ILC at ILC's offices in order to initiate formal merger discussions. At this meeting, BEC reiterated its belief that a business combination between the companies would result in strategic benefits and would enhance shareholder value for both BEC and ILC stockholders. On September 22, 1997, a proposal (the "September Proposal") was made that reflected a combination of BEC (excluding Bolle) with ILC. The May Proposal reflected a combination of BEC (including Bolle) and ILC. Accordingly, the two proposals are not comparable. In addition, the May Proposal was to be accounted for as a pooling of interests, but the current Merger Agreement will treat the Merger as a purchase. The September Proposal set forth the calculation of the Exchange Ratio as was subsequently agreed on October 30, 1997, which calculation was not adjusted during the course of the subsequent discussions.


   On October 7, 1997, representatives of DLJ visited BEC's manufacturing facilities in Asuza, California in order to commence due diligence. On October 8 and 9, 1997, senior management of ILC and BEC and representatives of DLJ met in New York to continue due diligence and to discuss the potential merger and the general terms of the proposed transaction.

   On October 14, 1997, representatives of DLJ met with senior management of BEC at BEC's offices to continue due diligence and to further refine the terms and conditions of the proposed merger. Senior management of ILC also participated at such meeting by telephone conference. Following such meeting, BEC directed its legal counsel to commence preparation of a draft merger agreement.

   On October 17, 1997, the ILC Board met with representatives of DLJ and ILC's legal counsel via telephone conference in order to discuss the preliminary terms of a proposed transaction. At such meeting the ILC Board authorized ILC management to continue to negotiate the terms of the proposed transaction and to prepare the appropriate documentation.

   During the weeks of October 20 and 27, 1997, BEC, ILC and their respective financial and legal advisors engaged in further due diligence and continued to meet to negotiate the terms of the proposed transaction.

   On October 27, 1997 the ILC Board met in New York with representatives of DLJ and legal counsel to review the results of management's due diligence, ILC's business prospects and the status of the negotiations with BEC and to receive a presentation from DLJ regarding the financial implications of the proposed transaction. At such meeting the ILC Board authorized ILC management to continue to negotiate the terms of the proposed transaction.

   On October 27, 1997 the BEC Board met with representatives of RJ and BEC's legal counsel, at which time the BEC Board approved and ratified the discussions held to date regarding the proposed merger and authorized BEC senior management to continue to pursue further negotiations and discussions regarding the proposed merger.

   In their meetings on October 27, the BEC Board and the ILC Board discussed the proposed merger consideration. Each board considered it in the best interest of their respective shareholders to merge the companies on terms which gave all shareholders continuing equity participation in the Combined Company and in the respective amounts reflected in the Merger Agreement. See "Opinion of BEC's Financial Advisor" and "Opinion of ILC's Financial Advisor."

   On October 30, 1997, two of the outside directors of the ILC Board met in New York with the Chairman of the Board of Directors of BEC to discuss the business operations of BEC and the Combined Company and the terms of the proposed merger.

   On October 30, 1997, the ILC Board met via telephone conference with representatives of DLJ and ILC's legal counsel to consider the approval of the Merger, the Merger Agreement and the related transactions. At this meeting, the ILC Board reviewed the proposed terms of the transaction and DLJ reviewed with the ILC Board certain financial analyses performed by DLJ in connection with its determination as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of ILC Common Stock, from a financial point of view. DLJ delivered to the ILC Board its oral opinion (subsequently confirmed in writing in the DLJ Opinion) to the effect that as of such date, the Exchange

Ratio was fair to the holders of ILC Common Stock from a financial point of view. See "Opinion of ILC's Financial Advisor." In addition, legal counsel to ILC reviewed with the ILC Board the terms and conditions of the Merger Agreement and the transactions contemplated thereby. Based on the ILC Board's experience, its review of the proposed Merger, the recommendation of ILC management and the DLJ Opinion, the ILC Board determined that the Merger was in the best interests of ILC shareholders and unanimously approved the Merger Agreement and all related transactions. In reaching its decision to approve the Merger, the ILC Board considered that the Bolle Spinoff would be consummated prior to the Merger and that the ILC shareholders would not participate in the Spinoff or receive any equity interest of Bolle in exchange for their shares of ILC Common Stock. In reaching this determination, the ILC Board was aware of the fact that certain members of ILC's management and the ILC Board may be deemed to have an interest in the Merger in addition to their interests as ILC shareholders generally, which may cause potential conflicts of interest. Because all ILC shareholders were to receive the same consideration in the Merger, however, and because the proposed compensation arrangements for Messrs. Baumgartner and Capra were approved by the ILC directors other than Messrs. Baumgartner and Capra, the ILC Board did not consider itself subject to conflicts of interest that impeded its ability to consider the proposed Merger in a proper manner.

   On October 30, 1997, the BEC Board met via telephone conference with RJ to consider the Merger, the Merger Agreement and all related transactions. At this meeting RJ delivered its preliminary opinion that the transactions set forth in the Merger Agreement are fair from a financial point of view, to BEC and its stockholders. For a description of the opinion of RJ and the accompanying presentation, see "Opinion of BEC Financial Advisors." Based on the experience of BEC's Board, its analysis of the proposed merger and the fairness opinion received from RJ, the BEC Board unanimously approved the Merger, the Merger Agreement and all related transactions as in the best interest of BEC stockholders, and recommended stockholder approval. In reaching its decision to approve the Merger, the BEC Board assumed that the Spinoff of Bolle would be consummated prior to the Merger. In reaching its decision the BEC Board determined that no directors or management of BEC had any interest in the Merger in addition to their interests as BEC stockholders. In addition, at this meeting the BEC Board approved the Spinoff and reviewed in detail the reasons therefor and the mechanics for effecting such Spinoff. The BEC Board plan to pursue the creation of two "pure play" stand alone companies was discussed as early as July 1997, although the mechanism for achieving this end was not finalized until this meeting when the Merger Agreement was approved.


   On October 30, 1997, the Merger Agreement was executed. In addition, the Voting Agreements were signed on such date. On October 31, 1997, BEC and ILC issued press releases announcing the terms of the Merger Agreement.

OPINION OF BEC'S FINANCIAL ADVISOR

   On April 15, 1997, BEC engaged RJ to provide investment banking advice and services to BEC and to render an opinion to the Board of Directors of BEC as to the fairness from a financial point of view to BEC and its stockholders of the consideration to be paid by BEC in the Merger.

   On October 30, 1997 RJ delivered to the Board of Directors of BEC its written opinion that as of the date of such opinion and based on and subject to the assumptions and limitations set forth in the opinion as described below, the terms of the transaction set forth in the Merger Agreement are fair from a financial point of view, to BEC and its stockholders. A copy of the opinion letter dated October 30, 1997 from RJ (the "RJ Opinion") is attached as Annex D to this Joint Proxy Statement/Prospectus. Stockholders of BEC are urged to read the RJ Opinion in its entirety.

   The RJ Opinion was prepared for the BEC board and addressed only the fairness to BEC and its stockholders from a financial point of view of the consideration to be paid by BEC and does not constitute recommendations to any stockholder or BEC as to how such stockholder should vote at the BEC Special Meeting. The RJ Opinion does not constitute an opinion as to the price at which BEC or ILC Common Stock will actually trade at any time. The type and amount of consideration were determined in arm's length negotiations between BEC and ILC. No restrictions or limitations were imposed upon RJ with respect to the investigations made or procedures followed by RJ in rendering its opinion.

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   In performing its financial analysis of the Merger, RJ assumed that the
Spinoff had been consummated, and accordingly, the value of Bolle is not reflected in any of RJ's financial analysis regarding BEC, including its Relative Contribution Analysis, Earnings Per Share Impact Analysis, Common Stock Performance Analysis, Comparable Company Analysis, Comparable Transaction Analysis and Discounted Cash Flow Analysis.


   In arriving at the RJ Opinion, RJ reviewed the Merger Agreement, including the exhibits thereto, the Contribution Agreement between BEC and Bolle, as well as financial and other information that was publicly available or furnished to it by BEC and ILC, including information provided during discussions with their respective managements. The RJ Opinion assumes Bolle will be spun-off to BEC stockholders prior to the Merger and that it has an equity market value as estimated by BEC management. Included in the information provided during discussions with respective managements were certain financial projections for BEC (excluding Bolle) prepared by the management of BEC and certain financial projections for ILC prepared by the management of BEC. In addition, RJ compared certain financial and securities data of ILC with that of Advanced Lighting Technologies, Amphenol Corp., Chicago Miniature Lamp, Holophane Corp., Hubbell Inc., Littlefuse Inc., Methode Electronics, Molex Inc. and Oak Industries Inc. (the "Comparable Companies"), companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of ILC Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as RJ deemed appropriate for purposes of rendering its opinion (the "RJ Comparable Companies").


   In rendering the RJ Opinion, RJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to or discussed with it by BEC and ILC or their respective representatives. RJ relied upon the estimates of the management of BEC of the revenue and cost synergies (the "Synergies") achievable as a result of the Merger. RJ also assumed that the financial projections regarding BEC and ILC supplied by BEC to RJ were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of BEC and ILC as to the future operating and financial performance of BEC.

   The RJ Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on information made available to RJ as of the date thereof. RJ does not have any obligation to update, revise or reaffirm the RJ Opinion. RJ was not asked to, and did not provide any opinion on the underlying business decision to conduct the Spinoff, including the availability of alternatives to the Spinoff.

   The following is a summary of the analyses presented by RJ to the BEC Board at its October 30, 1997 meeting. All analysis discussed below, unless otherwise indicated; (i) assumes that the Spinoff had been consummated and that the value of BEC does not include Bolle; (ii) assumes that all Convertible Notes are converted, resulting in an Exchange ratio of 4.36:1 (prior to the reverse stock split proposed by BEC to its stockholders); and
(iii) includes the estimated Synergies at an annualized pre-tax cost savings of $2.5 million beginning June 30, 1998.

   Relative contribution analysis. RJ analyzed the relative contributions of BEC and ILC to the revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net income of the pro forma combined entity for the projected calendar years 1997, 1998 and 1999 excluding Synergies and transaction adjustments and assuming ordinary tax rates for each company. Based on the projected financial information for the calendar year 1997, BEC's revenues, EBITDA, EBIT and net income would represent 50.9%, 58.0%, 60.2% and 50.3%, respectively, of the pro forma combined entity. Based on the projected financial information for the calendar year 1998, BEC's revenues, EBITDA, EBIT and net income would represent 59.0%, 59.1%, 58.9% and 48.4%, respectively, of the pro forma combined entity. Based on the projected financial information for the calendar year 1999, BEC's revenues, EBITDA, EBIT and net income would represent 57.4%, 58.9%, 60.0% and 52.7%, respectively, of the pro forma combined entity. The shares of BEC Common Stock to be issued to the holders of ILC Common Stock on a fully diluted basis would represent approximately 50.0% of the outstanding shares of BEC Common Stock after giving effect to the Merger at an exchange ratio of 4.36:1 (prior to giving effect to the proposed one for two reverse stock split of BEC).


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   Earnings Per Share ("EPS") Impact Analysis. RJ also analyzed the pro forma effects on the projected EPS of BEC resulting from the Merger, including the Synergies projected by the management of BEC for each of the years ending December 31, 1997, 1998 and 1999 assuming the Exchange Ratio of 4.36:1 (prior to giving effect to the proposed one for two reverse stock split of BEC). The analysis for the fiscal year ending December 31, 1997 was pro forma assuming the Merger occurred on January 1, 1997. This analysis was based on a number of assumptions, including among other things, the projected financial performance of BEC and ILC. The analysis indicated that the Merger, accounted for as a purchase transaction, including the benefit of the Synergies, is anticipated to be accretive to BEC's stand-alone EPS estimates by 11.8%, 9.0%, 2.3% for the years ending December 31, 1997, 1998 and 1999.


   Common Stock Performance Analysis. RJ's analysis of the performance of ILC Common Stock consisted of an historical analysis of closing prices and trading volumes for periods from November 29, 1991 through October 24, 1997. RJ's analysis of the performance of ILC Common Stock was performed in order to ascertain that the transaction value was within a historical range of ILC Common Stock. RJ did not compare the historical prices of ILC Common Stock with the historical prices of BEC Common Stock. During the above period, ILC Common Stock reached a high of $20.00 per share and a low of $7.56 per share. On October 30, 1997, the closing price of ILC Common Stock was $11.75 per share.


   Comparable Company Analysis. RJ analyzed the operating performance of ILC relative to the RJ Comparable Companies. Historical financial information used in connection with the ratios provided below with respect to ILC and the Comparable Companies is as of the most recent financial statements publicly available for each company.

   RJ performed a valuation analysis of ILC by applying certain market trading statistics for the comparable companies to ILC's historical and estimated financial results. RJ estimated certain publicly available financial data of the RJ Comparable Companies, including (i) enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of latest 12 months ("LTM") revenues, gross profit, EBITDA and EBIT; (ii) price to earnings ratios based on (a) LTM EPS; (b) estimated current fiscal year EPS; and estimated next fiscal year EPS. RJ noted that as of October 23, 1997, the Comparable Companies were trading at implied multiples of enterprise value and earnings, as the case may be in (i) a range of 1.3X to 4.7X (with an average of 2.9X LTM revenues; (ii) a range of 3.4X to 14.2X (with an average of 8.0X) LTM gross profit; (iii) a range of 7.5X to 13.5X (with an average of 11.2X LTM EBITDA; (iv) a range of 9.1X to 20.9X (with an average of 15.1X LTM EBIT; (v) a range of 15.2X to 43.4X (with an average of 28.4X LTM EPS; (vi) a range of 15.2X to 31.1X (with an average of 25.2X) estimated current fiscal year EPS; and (vii) a range of 13.5X to 24.6X (with an average of 20.0X estimated next fiscal year EPS. Based on the valuation multiples of the Comparable Companies discussed above, RJ derived a summary valuation range for ILC Common Stock of $12.66 to $28.80 per share.

   No company utilized in the comparable company analysis is identical to ILC. Accordingly, an analysis of the results of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the RJ Comparable Companies and ILC and other factors that could affect the public trading value of the RJ Comparable Companies. Mathematical analysis such as determining the average is not in itself a meaningful method of using comparable company date.


   Comparable Transaction Analysis. RJ also performed an analysis of the following selected merger and acquisition transactions: LPL Technologies, Inc./LPL Acquisition Corp.; Whitehall Corp./Cambridge Capital Fund LP; Torotel, Inc./Electric & Gas Technology, Inc.; Alpha Industries, Inc./M/A-COM, Inc.; Hipotronics, Inc./Hubbell, Inc.; Belden, Inc./Investors; Sunward Technologies, Inc./Read-Rite Corp.; International Power Machines Corp./Exide Electronics Group, Inc.; ElectroCom Automation, Inc./AEG AG (Daimier-Benz AG); Reliance Electric Co./General Signal Corp.; Reliance Electric Co./Rockwell International Corp.; Data Switch Corp./General Signal Corp.; Best Power Technology, Inc./General Signal Corp.; Chipcorn Corp./3Com Corp.; Advance Circuits, Inc./Johnson Matthey, PLC; Kevlin Corp./Kaydon Corp.; Kevlin Corp./Chelton Communications Systems; ILC Technology, Inc./BEC Group, Inc.; Orbit Semiconductor, Inc./DII Group, Inc.; Kemet Corp./Vishay Intertechnology, Inc.; Interpoint Corp./Crane Co.; Panatech Research & Development/Harbour Group, Ltd.; Opal, Inc./Applied Materi-

                               52

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als, Inc.; ElectroStar, Inc./Tyco International, Ltd.; Zycon Corp./Hicks Muse
Tate & Furst, Inc.; Zycon Corp./Hadco Corp.; Tencor Instruments, Inc./KLA Instruments Corp.; Amphenol Corp./Kohlberg Kravis Roberts & Co.; Measurex Corp./Honeywell, Inc; Exide Electronics Group, Inc./Danaher Corp.; Zilog, Inc./Texas Pacific Group, Inc.; Elexsys International, Inc./Sanmina Corp.; Chips and Technologies, Inc./Intel Corp.; Magnetic Technologies Corp./SPS Technologies, Inc.; Boston Technology, Inc./Comverse Technology, Inc.; Zytec Corp./Computer Products, Inc.; (collectively, the "RJ Comparable Transactions") in the electronics and electrical equipment industries. Multiples reviewed in the RJ Comparable Transactions consisted of (i) aggregate transaction value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) to (where available), LTM sales, LTM EBITDA and LTM EBIT as of the time of the announcement of the acquisition, and (ii) aggregate purchase price (defined as the equity value of the offer) to (where available) LTM net income and Book Value as of the time of the announcement of the acquisition. The RJ Comparable Transactions were comprised of 36 transactions announced during the period 1990 to 1997.
RJ noted that the implied multiples of aggregate transaction value and aggregate purchase price, as the case may be, for these transactions were in
(i) a range of 0.5X to 4.0X (with an average of 1.4X) LTM sales; (ii) a range of 3.6X to 22.5X (with an average of 9.4X) LTM EBITDA; (iii) a range of 4.7X to 37.5X with an average of 15.0X LTM EBIT; (iv) a range of 6.0X to 48.3X (with an average of 22.3X) LTM net income; and (v) a range of 0.9X to 9.9X (with an average of 3.5X) book value. Based on the multiples paid in the RJ Comparable Transactions discussed above, RJ derived a summary valuation range for ILC Common Stock of $3.73 to $68.58 per share.


   RJ also analyzed the premiums paid by acquirors in these transactions and found that the premiums compared with the target's closing price one day, one week, and four weeks prior to the announcement averaged 33.5%, 39.9% and 50.7%, respectively. The premiums for the Merger, by comparison, are 7.7%, 6.6% and 5.5%, respectively. No transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of ILC and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analysis such as determining the average is not in itself a meaningful method of using comparable transactions data.

   Discounted Cash Flow analysis. In addition, RJ performed a discounted cash flow analysis for the three-year period commencing January 1, 1997 (pro forma to exclude units sold in 1997) and ending December 31, 1999 based on the stand-alone unlevered free cash flows of ILC, without giving effect to the Synergies. Unlevered free cash flows were calculated as the after-tax operating earnings of ILC, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital minus projected capital expenditures. RJ calculated terminal values by applying a range of estimated EBITDA multiples of 7.0X, 8.0X and 9.0X to the projected EBITDA of ILC in 1999. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 12.5%, 15.0% and 17.5% representing an estimated range of the weighted average cost of capital of ILC. Based on this analysis, RJ calculated per share equity values of ILC ranging from $12.12 to $16.97.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary of the material financial analyses set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying RJ's Opinion. In arriving at its fairness opinion, RJ did not attribute any particular weight to any analysis or factor it considered, but rather made qualitative judgments as to the significance and relevance of any analysis or factor. The analyses were prepared solely for the purposes of RJ's providing an opinion to the BEC Board as to the fairness from a financial point of view of the consideration to be paid by BEC in the Merger and do not purport to be appraisals. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, RJ does not assume responsibility if future results are materially different from those forecast.

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   As described above, the RJ Opinion to the BEC Board was one of many factors taken into consideration by the BEC Board in making its determination to approve the Merger Agreement and the Merger. The foregoing summary does not purport to be a complete description of the analysis performed by RJ and is qualified by reference to the written opinion of RJ set forth in Annex D hereto.

   RJ, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

   RJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities of BEC or ILC for its own account and for the account of customers.

   Pursuant to a letter agreement dated April 15, 1997 the ("Engagement Letter"), BEC agreed to pay RJ a fee of $50,000 due upon the delivery of the RJ Opinion and an additional fee of $600,000 at the closing of the Merger. In addition, BEC agreed to reimburse RJ for its reasonable out-of-pocket expenses and agreed to indemnify RJ and certain related persons against certain liabilities, including liabilities under the federal securities laws, arising out of BEC's engagement of RJ.

OPINION OF ILC'S FINANCIAL ADVISOR

   DLJ has acted as financial advisor to ILC in connection with the Merger and delivered its oral opinion to the ILC Board dated October 30, 1997, which was subsequently confirmed in writing on November 4, 1997, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio is fair to the holders of ILC Common Stock, from a financial point of view.

   THE FULL TEXT OF THE DLJ OPINION IS SET FORTH AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

   The DLJ Opinion was prepared for the ILC Board and addresses only the fairness of the Exchange Ratio to the holders of ILC Common Stock from a financial point of view and does not constitute a recommendation to any shareholder of ILC as to how such shareholder should vote at the ILC Special Meeting. DLJ's opinion does not constitute an opinion as to the price at which ILC or BEC Common Stock will actually trade at any time. The type and amount of consideration was determined in arm's length negotiations between ILC and BEC. No restrictions or limitations were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion.

   In arriving at the DLJ Opinion, DLJ reviewed the Merger Agreement, including the exhibits thereto, the Contribution Agreement between BEC and Bolle, as well as financial and other information that was publicly available or furnished to it by ILC and BEC, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections for ILC prepared by the management of ILC and certain financial projections for BEC prepared by the management of BEC. In addition, DLJ compared certain financial and securities data of ILC and BEC with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of ILC Common Stock and BEC Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

   In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to it by ILC and BEC or their respective representatives. In particular, DLJ relied upon the estimates of the operating synergies available as a result of the Merger (the "Merger Synergies") provided by the management of ILC and based upon discussions of such Merger Synergies with the management of BEC.

                               54
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DLJ also assumed that the financial projections regarding ILC and BEC supplied by their respective managements to DLJ were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of ILC and BEC as to the future operating and financial performance of ILC and BEC, respectively. DLJ assumed no responsibility for making an independent evaluation of any assets or liabilities.

   The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on information made available to DLJ as of the date of its opinion. DLJ does not have any obligations to update, revise or reaffirm the DLJ Opinion.


   The following is a summary of the analyses presented by DLJ to the ILC Board at its October 30, 1997 meeting. All analyses discussed below, unless otherwise indicated, (i) assume that the Spinoff had been consummated and accordingly excludes the financial results of Bolle, (ii) reflect the Reverse Split and the conversion of all Convertible Notes and (iii) exclude the estimated Merger Synergies.


   Relative Contribution Analysis. DLJ analyzed the relative contributions of ILC and BEC to the revenues, EBITDA, EBIT and net income of the pro forma combined entity for the projected calendar years 1997 and 1998, for fiscal year 1996 and for the nine months ended September 30, 1997, excluding Merger Synergies and transaction adjustments and assuming normalized tax rates. Based on the historical financial information for the fiscal year 1996, ILC's revenues, EBITDA, EBIT and net income would represent 50.9%, 45.4%, 41.8% and 42.6%, respectively, of the pro form combined entity. Based on the historical financial information for the nine months ended September 30, 1997, ILC's revenues, EBITDA, EBIT and net income would represent 53.3%, 42.8%, 39.3% and 45.6%, respectively, of the pro forma combined entity. Based on the projected financial information for the calendar year 1997, ILC's revenues, EBITDA, EBIT and net income would represent 52.8%, 43.8%, 40.6% and 47.4%, respectively, of the pro forma combined entity. Based on the projected financial information for the calendar year 1998, ILC's revenues, EBITDA, EBIT and net income would represent 54.2%, 44.4%, 40.5% and 46.0%, respectively, of the pro forma combined entity. The shares of BEC Common Stock to be issued to the holders of ILC Common Stock would represent approximately 50.0% of the outstanding shares of BEC Common Stock (51.4% on a fully diluted basis) after giving effect to the Merger and the Exchange Ratio.

   EPS Impact Analysis. DLJ also analyzed the pro forma effects on the projected EPS of ILC resulting from the Merger, excluding the Merger Synergies, for each of the years ending December 31, 1997 and 1998, assuming the Exchange Ratio. The pro forma analysis for the fiscal year ending December 31, 1997 assumed the Merger occurred on January 1, 1997. This analysis was based on an number of assumptions, including, among other things, the projected financial performance of ILC and BEC. The analysis indicated that the Merger, accounted for as a purchase transaction without the benefit of the Merger Synergies, is anticipated to be slightly dilutive to ILC's stand-alone EPS for the projected year ending December 1997 and accretive by approximately 15% to ILC's stand alone EPS for the projected year ending December 31, 1998.


   Common Stock Performance Analysis. DLJ's analysis of the performance of ILC Common Stock consisted of an historical analysis of closing prices and trading volumes for periods from October 23, 1992 through October 24, 1997. During the period October 23, 1992 to October 24, 1997, ILC Common Stock reached a high of $15.00 per share and a low of $6.75 per share. On October 24, 1997, the closing price of ILC Common Stock was $11.81 per share, as compared to $11.75 at the beginning of such period. During the period from October 27, 1995 to October 24, 1997, ILC Common Stock underperformed the S&P 400 and a comparable company index comprised of Advanced Lighting Technologies, Inc., Chicago Miniature Lamp, Inc., EG&G, Inc. Genlyte Group, Inc., Holophane Corp. and LSI Industries, Inc. (the "DLJ Comparable Companies"). The above analyses did not include historical information regarding BEC's common stock.


   BEC Comparable Company Analysis. To provide contextual data on comparative market information, DLJ analyzed the operating performance of BEC relative to the DLJ Comparable Companies. Historical financial information used in connection with the ratios provided below with respect to BEC and the Comparable Companies is as of the most recent financial statements publicly available for each company as of October 24, 1997.

   DLJ performed a valuation analysis of BEC, after the Spinoff of Bolle, by applying certain market trading statistics for the DLJ Comparable Companies to BEC's historical and estimated financial results, excluding Bolle. DLJ examined certain publicly available financial data of the DLJ Comparable Companies, including (i) enterprise value (defined as market value or common equity plus book value of total debt and preferred stock less cash) as a multiple of LTM, EBITDA and EBIT; and (ii) price to earnings ratios based on:
(a) LTM EPS; and (b) estimated calendar year 1997 EPS and (c) estimated calendar year 1998 EPS. DLJ noted that as of October 24, 1997, the DLJ Comparable Companies were trading at implied multiples of enterprise value and earnings, as the case may be, in (i) a range of 0.7x to 4.6x (with an average, excluding the high and low (the "Average") of 1.8x LTM revenues:
(ii) a range of 6.8x to 27.4x (with an Average of 12.9x) LTM EBITDA; (iii) a range of 9.3x to 33.3 (with an Average of 16.3x) LTM EBIT; (iv) a range of 15.4x to 37.7x (with an Average of 23.0x) LTM EPS; (v) a range of 15.1x to 31.0x (with an Average of 23.8x) estimated calendar year 1997 EPS; and (vi) a range of 13.4x to 25.4x (with an Average of 18.0x) estimated calendar year 1998 EPS. Based on the valuation multiples of the DLJ Comparable Companies discussed above, DLJ derived a summary valuation range for BEC Common Stock of $2.79 to $8.88 per share with an Average of $4.85 per share. The calendar year 1997 and 1998 EPS estimates for the DLJ Comparable Companies were based on estimates provided by First Call Research Direct. LTM Revenue, LTM EBITDA, LTM EBIT, LTM EPS and EPS estimates for BEC, excluding Bolle, were provided by BEC.

   No company utilized in the comparable company analysis is identical to BEC. Accordingly, an analysis of the results of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the DLJ Comparable Companies and BEC and other factors that could affect the public trading value of the DLJ Comparable Companies. Mathematical analyses such as determining the average is not in itself a meaningful method of using comparable company data.

   BEC Discounted Cash Flow Analysis. In addition, DLJ performed a discounted cash flow analysis for the five-year period commencing January 1, 1998 and ending December 31, 2002 based on the stand-alone unlevered free cash flows of BEC, excluding Bolle. Unlevered free cash flows were calculated as the after-tax operating earnings of BEC, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital minus projected capital expenditures. DLJ calculated terminal values by applying a range of estimated EBITDA multiple of 10.0x to 14.0x to the projected EBITDA of BEC in 2002. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 11.0% to 15.0% representing an estimated range of the weighted average cost of capital of BEC. Based on this analysis, DLJ calculated per share equity values of BEC ranging from $4.60 to $8.47.

   ILC Comparable Company Analysis. To provide contextual data on comparative market information, DLJ analyzed the operating performance of ILC relative to the DLJ Comparable Companies. Historical financial information used in connection with the ratios provided below with respect to ILC and the DLJ Comparable Companies is as of the most recent financial statements publicly available for each company as of October 24, 1997.

   DLJ performed a valuation analysis of ILC by applying certain market trading statistics for the DLJ Comparable Companies to ILC's historical and estimated financial results. DLJ examined certain publicly available financial data of the DLJ Comparable Companies, including (i) enterprise value (defined as market value or common equity plus book value of total debt and preferred stock less cash) as a multiple of LTM EBITDA and EBIT; and (ii) price to earnings ratios based on: (a) LTM EPS; (b) estimated calendar year 1997 EPS; and (c) estimated calendar year 1998 EPS. DLJ noted that as of October 24, 1997, the DLJ Comparable Companies were trading at implied multiples of enterprise value and earnings, as the case may be, in (i) a range of 0.7x to 4.6x (with an Average of 1.8x) LTM revenues; (ii) a range of 6.8x to 27.4x (with an Average of 12.9x) LTM EBITDA; (iii) a range of 9.3x to 33.3x (with an Average of 16.3x) LTM EBIT; (iv) a range of 15.4x to 37.7x (with an Average of 23.0x) LTM EPS; (v) a range of 15.1x to 31.0x (with an Average of 23.8x) estimated calendar year 1997 EPS; and (vi) a range of 13.4x to 25.4x (with an Average of 18.0x) estimated calendar year 1998 EPS. Based on the valuation multiples of the DLJ Comparable Companies discussed above, DLJ derived a summary valuation range for ILC Common Stock of $10.10 to $27.97 per share with an Average of $16.28 per share.

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   No company utilized in the comparable company analysis is identical to
ILC. Accordingly, an analysis of the results of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the DLJ Comparable Companies and ILC and other factors that could affect the public trading value of the DLJ Comparable Companies. Mathematical analysis such as determining the average is not in itself a meaningful method of using comparable company data.

   Comparable Transaction Analysis. DLJ also performed an analysis of selected merger and acquisition transactions (the "DLJ Comparable Transactions") in the specialty lighting and broader low technology manufacturing industry. Multiples reviewed in the DLJ Comparable Transactions consisted of (i) aggregate transaction value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) to (where available), LTM EBITDA and LTM EBIT as of the time of the announcement of the acquisition, and (ii) aggregate purchase price (defined as the equity value of the offer) to (where available) LTM net income and book value as of the time of the announcement of the acquisition. The DLJ Comparable Transactions were comprised of 30 transactions announced during the period 1993 to 1997. DLJ noted that the implied multiples of aggregate transaction value and aggregate purchase price, as the case may be, for these transactions were in, excluding the high and low; (i) a range of 5.8x to 17.3x (with an Average of 10.4x) LTM EBITDA; (ii) a range of 8.1x to 37.5x (with an Average of 16.6x) LTM EBIT; (iii) a range of 11.5x to 38.6x (with an Average of 22.4x) LTM net income; and (iv) a range of 0.8x to 14.8x (with an Average of 3.6x) book value. Based on the multiples paid in the DLJ Comparable Transactions discussed above, DLJ derived a summary valuation range for ILC Common Stock of $7.37 to $28.64 per share with an Average of $14.82 per share.

   No transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of ILC and the companies included in the DLJ Comparable Transactions and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analyses such as determining the average is not in itself a meaningful method of using comparable transactions data.

   ILC Discounted Cash Flow Analysis. In addition, DLJ performed a discounted cash flow analysis for the five-year period commencing January 1, 1998 and ending December 31, 2002 based on the stand-alone unlevered free cash flows of ILC. Unlevered free cash flows were calculated as the after-tax operating earnings of ILC, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital minus projected capital expenditures. DLJ calculated terminal values by applying a range of estimated EBITDA multiple of 8.0x to 12.0x to the projected EBITDA of ILC in 2002. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 11.0% to 15.0% representing an estimated range of the weighted average cost of capital of ILC. Based on this analysis, DLJ calculated per share equity values of ILC ranging from $13.11 to $22.34.

   The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses contained in the materials presented by DLJ to the ILC Board in connection with DLJ rendering its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate facts summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of

                               57
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its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

   DLJ was selected to render an opinion in connection with the Merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placement and valuations for corporate and other purposes.


   Pursuant to a letter agreement between ILC and DLJ dated January 21, 1997 (the "DLJ Engagement Letter"), DLJ is entitled to (i) a retainer fee of $100,000, (ii) a fee of $500,000 payable at the time DLJ notified ILC that it was prepared to deliver an opinion with respect to the Merger, irrespective of the conclusion reached therein, and (iii) a fee of 0.73% of the aggregate amount of consideration received by ILC and/or its shareholders upon consummation of the Merger, less the amounts paid pursuant to (i) and (ii) above. In addition, ILC has agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred by DLJ in connection with its engagement thereunder, whether or not the Merger is consummated, and to indemnify DLJ for certain liabilities and expenses arising out of the Merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and ILC believe are customary in transactions of this nature, were negotiated at arm's length between ILC and DLJ and the ILC Board was aware of such arrangement.


   DLJ provides a full range of financial advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on the securities of BEC and/or ILC for its own account and for the accounts of customers.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS FOR ILC SHAREHOLDERS

   General. No ruling has been (or will be) sought from the Internal Revenue Service as to the anticipated U.S. federal income tax consequences of the Merger. As a condition to the consummation of the Merger, ILC must receive an opinion from its counsel, Davis Polk & Wardwell, in form and substance reasonably satisfactory to ILC, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that ILC and BEC will each be a party to that reorganization within the meaning of
Section 368(b) of the Code. BEC and ILC have no present intention of waiving this condition, but, if they cannot receive a Tax Opinion, they have agreed to seek additional shareholder/ stockholder consent to proceed with the Merger without a Tax Opinion.

   In the opinion of Davis Polk & Wardwell, subject to the qualifications contained herein, the following are the material federal income tax considerations of the Merger that are generally applicable to holders of ILC Common Stock.

   This discussion is not a complete analysis or description of all potential tax effects of the Merger, and addresses only those shareholders who hold their ILC Common Stock as a capital asset. In addition, the discussion does not address all of the tax consequences that may be relevant to particular ILC shareholders in light of their personal circumstances or to particular taxpayers subject to special treatment under the Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States, shareholders who acquired their shares in connection with previous mergers involving ILC or an affiliate, or shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensation transactions).

   This discussion is based upon the provisions of the Code, applicable Treasury regulations thereunder, Internal Revenue Services rulings and judicial decisions, all as in effect on the date of this Joint Proxy Statement/Prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of this discussion.

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   No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local or other tax laws.

EACH SHAREHOLDER OF ILC IS URGED TO CONSULT WITH THEIR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER UNDER U.S. FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE TAX LAWS.

   Certain Consequences of Reorganization Status. In the opinion of Davis Polk & Wardwell, the Merger will be a reorganization within the meaning of
Section 368(a) of the Code, provided that customary representation letters from each of ILC and BEC are delivered at closing, the representations contained therein are correct as of the Effective Time, the Merger is consummated in the manner contemplated by the Merger Agreement and this Joint Proxy Statement/Prospectus and there is no change in the Code or applicable authority. If such representation letters are not so delivered, the representations are not correct, the Merger is not so consummated or there is a change in the Code or applicable authority, this opinion cannot be relied upon.

   Provided that the Merger constitutes a reorganization within the meaning of 368(a) of the Code, an ILC shareholder who receives BEC Common Stock in the Merger will not generally recognize gain or loss upon such exchange.

   The aggregate tax basis of the BEC Common Stock received in the Merger by an ILC shareholder will be the same as the aggregate tax basis of the ILC Common Stock surrendered in exchange therefor. The holding period of BEC Common Stock received in the Merger by an ILC shareholder will include the period during which the shareholder held the ILC Common Stock surrendered in exchange therefor.

   ILC shareholders receiving a cash payment in lieu of a fractional share will generally be treated as if the shareholder received a fractional share of BEC Common Stock and then sold this fractional share in a taxable transaction. Such shareholder, and an ILC shareholder who exercises dissenters' rights with respect to all of such holder's shares of Common Stock of ILC, will generally recognize capital gain or loss for federal income tax purposes, measured by the difference (if any) between the amount of cash received and the holder's basis in such fractional share or shares, as the case may be, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor, in the case of a payment by BEC upon the exercise of dissenters' rights, has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code. If the requirements of these sections are not satisfied, the receipt of such cash payments (either in lieu of a fractional share or as a result of exercising dissenters' rights) could be treated as dividend income rather than a capital gain transaction. The payment of cash in lieu of a fractional share must result in a meaningful reduction of a shareholder's proportionate stock interest in BEC in order to be "not essentially equivalent to a dividend." Generally, in the case of a shareholder whose stock interest in BEC (relative to the total number of BEC shares outstanding) is minimal, and who exercises no control or management power over the affairs of BEC, any actual reduction in proportionate interest will be treated as "meaningful." Generally, a disposition of ILC Common Stock pursuant to an exercise of dissenters' rights will be a capital transaction if the shareholder exercising such rights will no longer own any shares of BEC Common Stock or ILC Common Stock (actually or constructively within the meaning of the attribution rules of Section 318 of the Code). BECAUSE OF THE COMPLEXITY OF THE RULES GOVERNING THIS DETERMINATION, SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE RULES IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES.

   No gain or loss will be recognized by BEC, Acquisition Corp., or ILC solely as a result of the Merger.

   Backup Withholding. Unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments in respect of dissenters' rights to which a stockholder or other payee is entitled pursuant to the Merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct. Each stockholder and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid backup withholding, unless an applicable exemption exists and is provided in a manner satisfactory to BEC and the Exchange Agent.

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SHAREHOLDERS OF ILC ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING
THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER UNDER U.S. FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE TAX LAWS.

ACCOUNTING TREATMENT

   The Merger will be accounted for by BEC as a purchase of a business. Under the purchase method of accounting, the assets and liabilities of ILC will be recorded at their fair value, and any excess of BEC's purchase price over such fair value will be accounted for as goodwill. The results of operations and cash flows of ILC will be included in the BEC's financial statements from the date of consummation of the Merger.

AMENDMENT TO BEC BYLAWS

   On October 30, 1997, at a special meeting of the BEC Board and pursuant to powers vested in it by the Bylaws, the Board approved an amendment to the Bylaws of BEC. Upon approval of the amendment by the BEC Board, the duties of the Chairman of the Board, the Vice Chairman of the Board and the Chief Executive Officer of BEC, as described in Article III, Sections 7, 8 and 9, respectively of the By-Laws, were modified. These modifications include: (i) creation of a separate position of Chief Executive Officer, a position formerly held by the Chairman of the Board and (ii) creation of a provision providing for the succession of the Vice Chairman of the Board to Chairman of the Board in the event of a vacancy in the position of Chairman of the Board.

STOCK EXCHANGE LISTING

   It is a condition to the Merger that the shares of BEC Common Stock to be issued in connection with the Merger be authorized for listing on a nationally recognized stock exchange or Nasdaq, subject to official notice of issuance. BEC intends to maintain its current listing on the NYSE after the Merger.

BOARD OF DIRECTORS AND MANAGEMENT OF BEC FOLLOWING THE MERGER

   Pursuant to the Merger Agreement, upon consummation of the Merger the BEC Board will be expanded from seven (7) to nine (9) members. Four (4) members will be existing BEC directors, four (4) members will be proposed by ILC, and the ninth director will be elected by the BEC Board subsequent to the Merger pursuant to the By-laws of BEC. Martin E. Franklin, Ian G.H. Ashken, David L. Moore and William T. Sullivan, all current directors of BEC, will remain on the BEC Board as the BEC Nominees. Nora A. Bailey, Richard W. Hanselman and Charles F. Sydnor, current directors of BEC, have agreed to resign at the Effective Time in order to facilitate the Merger. Two of the resigning directors, who are not continuing directors of BEC or Bolle, will each receive $15,000 (representing the normal annual fee paid to all non-employee directors of BEC) and all issued options to all resigning directors will vest upon their resignation. BEC is now seeking stockholder approval for the election of Harrison H. Augur, Henry C. Baumgartner, Richard D. Capra and George B. Clairmont, who are all current directors of ILC and are the ILC Nominees for the BEC Board. After the Merger, the BEC Board, as reconstituted, will elect a ninth director who will be appointed jointly by the BEC Nominees and the ILC Nominees to serve as a director.

   Pursuant to the Merger Agreement, the BEC Board will take all actions necessary to cause the BEC Nominees, or successor designees of such BEC Nominees, on the one hand, and the ILC Nominees, or successor designees of such ILC Nominees, on the other hand, to remain as directors for a period of two years from the Effective Time.

   Following the Merger, the following persons will serve in the following management capacities of BEC: Martin E. Franklin, Chairman of the Board, Richard D. Capra, Chief Executive Officer and Ian G.H. Ashken, Chief Financial Officer. See "Management of BEC following the Merger."

VOTING AGREEMENTS AND PROXIES

   Martin E. Franklin, Chairman of the Board of Directors and Chief Executive Officer of BEC has entered into the BEC Voting Agreement with ILC. Pursuant to the BEC Voting Agreement, Mr. Franklin

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has agreed to vote all shares of BEC Common Stock of which he is the beneficial owner and all shares of BEC Common Stock of which he subsequently acquires beneficial ownership in favor of the Merger. In addition, Mr. Franklin has granted an irrevocable proxy to Henry C. Baumgartner and Richard
D. Capra, both directors and executive officers of ILC, to vote Mr. Franklin's BEC Common Stock in accordance with the terms of the BEC Voting Agreement. Henry C. Baumgartner, Chairman of the ILC Board and Chief Executive Officer of ILC has entered into the ILC Voting Agreement with BEC. Pursuant to the ILC Voting Agreement, Mr. Baumgartner has agreed to vote all shares of ILC Common Stock of which he is the beneficial owner and all shares of ILC Common Stock of which he subsequently acquires beneficial ownership in favor of the Merger. In addition, Mr. Baumgartner has granted an irrevocable proxy to Martin E. Franklin and Ian G.H. Ashken, both directors and executive officers of BEC, to vote Mr. Baumgartner's ILC Common Stock in accordance with the terms of the ILC Voting Agreement. See Annexes B and C attached hereto.

   In addition, BEC and ILC have agreed to use their respective best efforts to cause the respective directors and executive officers to vote shares of BEC Common Stock or ILC Common Stock, respectively, held by them in favor of the Merger.

EMPLOYMENT AND CONSULTING AGREEMENTS

   BEC will enter into an employment/consulting agreement with Richard D. Capra, Chief Operating Officer of ILC and a consulting agreement with Henry
C. Baumgartner, Chief Executive Officer of ILC concurrently with the consummation of the Merger. After the Merger Mr. Baumgartner will serve as director of BEC but will not be an officer of either BEC or ILC. See "Management of BEC Following the Merger--Certain Transactions."

RESTRICTIONS ON SALE OF BEC COMMON STOCK BY AFFILIATES

   BEC intends to register the shares of BEC Common Stock to be issued in the Merger under the Securities Act by a Registration Statement on Form S-4 (of which this Joint Proxy Statement/Prospectus forms a part), thereby allowing those shares of BEC Common Stock to be traded without restriction by all former holders of ILC Common Stock except for (i) holders deemed to be "affiliates" (as defined for purposes of Rule 145 under the Securities Act) of ILC at the time of the ILC Special Meeting or (ii) holders who become "affiliates" of BEC after the Merger.

   Consequently, each of the "affiliates" of the Combined Company will be advised that such affiliate may not be permitted under current law to make any public sale of any BEC Common Stock received upon consummation of the Merger except under certain circumstances, including where such sale is permitted pursuant to Rule 145 under the Securities Act. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of BEC Common Stock and also on the number of shares of BEC Common Stock that such affiliates and others (including persons with whom the affiliates act in concert) may sell within any three month period.

CONVERSION OF CONVERTIBLE NOTES AND OTHER BEC CAPITALIZATION CHANGES

   As of or prior to the Effective Time, BEC shall cause (i) the conversion of more than 50% of the aggregate principal amount of the Convertible Notes into BEC Common Stock, and (ii) each of the BEC Warrants (as hereinafter defined), and certain options for BEC Common Stock held by Bolle employees (the "Bolle Options"), the Series A Preferred Stock (as hereinafter defined) and certain Notes assumed from Benson having an aggregate principal amount of less than $55,000 (the "Benson Notes") to no longer be outstanding in respect of BEC or any of its subsidiaries following the Spinoff. See "Recent Material Developments--The Spinoff," "--Description of the Convertible Notes" and "The Merger Agreement--The Exchange Ratio."

DILUTION OF VOTING POWER; CONVERSION OF CONVERTIBLE NOTES

   If all of the holders of the Convertible Notes do not agree to convert, additional shares of BEC Common Stock will be issuable as a result of the reduction in the conversion price resulting from the Spinoff, further diluting the voting power of the existing BEC stockholders. See "The Merger Agreement--Exchange Ratio."

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                             THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement. STOCKHOLDERS OF BEC AND SHAREHOLDERS OF ILC ARE EACH URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

THE MERGER

   The Merger Agreement provides that, subject to the approval of the Merger by the ILC Shareholders and BEC Stockholders and the satisfaction or waiver of the other conditions to the Merger, ILC will be merged with and into Acquisition Corp. in accordance with the applicable provisions of California law and Delaware law, respectively, whereupon the separate existence of ILC shall cease and Acquisition Corp. will be the surviving corporation of the Merger after which Acquisition Corp. will change its name to ILC Technology, Inc. At the Effective Time, the conversion of ILC Common Stock and the conversion of the common stock of Acquisition Corp. pursuant to the Merger Agreement will be effected as described below. The certificate of incorporation and by-laws of Acquisition Corp. as in effect immediately before the Effective Time, shall be the certificate of incorporation and by-laws of the surviving corporation. The directors of Acquisition Corp. immediately before the Effective Time shall be the initial directors of the surviving corporation, and the officers of Acquisition Corp. immediately before the Effective Time shall be the initial officers of the surviving corporation, in each case until their respective successors are elected or appointed and qualified.

EFFECTIVE TIME

   Subject to the provisions of the Merger Agreement, the parties thereto shall cause the Merger to be consummated by filing an agreement of merger with the Secretary of State of the State of California in accordance with the relevant provisions of California law and a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law. The Effective Time shall be as soon as practicable on or after the Closing Date. The Closing shall take place at the offices of Kane Kessler, P.C., legal counsel to BEC, at a time and date to be specified by the parties, which shall be as soon as practicable after the BEC Special Meeting and the ILC Special Meeting for the purpose of confirming the satisfaction or waiver of the conditions set forth in the Merger Agreement, or at such other time, date and location as the parties thereto agree in writing.

CONDITIONS TO THE MERGER

   The prospective obligations of BEC and ILC to consummate the Merger are subject to the satisfaction or waiver of certain conditions; provided, however, that no party shall refuse to consummate the Merger if a condition is not satisfied as a result of a breach by such party of any agreement, representation, warranty or covenant of such party under the Merger Agreement. Such conditions include, but are not limited to, (i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of BEC and the shareholders of ILC; (ii) the authorization for listing a nationally recognized stock exchange or Nasdaq subject to the official notice of issuance of the BEC Common Stock issuable to the ILC shareholders pursuant to the Merger Agreement; (iii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; (iv) effectiveness, in accordance with the provisions of the Securities Act, of the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part; (v) the absence of any injunction, order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory administrative agency or commission or any statutes rule, regulation or executive order which has the effect of making the Merger or the transactions contemplated thereby illegal or otherwise materially restricts, prevents or prohibits the consummation of the Merger; (vi) the execution of the Contribution Agreement, Indemnification Agreement and the Management Services Agreement and consummated the Spinoff; (vii) the representations and warranties of each party being true in all material respects as of the Effective Time of the Merger; (viii) compliance by the parties in all material respects

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with all other agreements and covenants contained in the Merger Agreement required to be performed on or before the Effective Time; (ix) the holders of not more than 4.9% of the shares of ILC Common Stock shall have made a demand for payment pursuant to appraisal, dissenter's or similar rights under applicable law by the conclusion of the ILC Special Meeting; and (x) ILC shall receive the Tax Opinion. Neither party to the Merger has any present intention to waive a condition. However, in the event that any condition to the Merger is waived, it is not the intent of the parties to resolicit the stockholders of BEC and ILC prior to the BEC and ILC Special Meetings with information concerning the waiver of any conditions to the Merger, except that each of BEC and ILC shall resolicit for approval by their respective stockholders in the event of a waiver of the delivery of the Tax Opinion. See "The Merger--Certain Federal Income Tax Considerations for ILC Shareholders".


BASIS OF CONVERTING SHARES OF ILC

   At the Effective Time, by virtue of the Merger and without any action on the part of BEC, Acquisition Corp., ILC or the holders of BEC and ILC securities, each share of ILC Common Stock issued and outstanding immediately prior to the Effective Time, (other than any Dissenting Shares (as defined below)) shall be canceled and extinguished and automatically converted by application of the Exchange Ratio into the right to receive shares of BEC Common Stock upon surrender of the certificate representing such share of ILC Common Stock. The Exchange Ratio shall be adjusted upward to the extent any shares of BEC Common Stock are issued upon conversion of any Convertible Notes prior to the Effective Time and to the extent any Convertible Notes are outstanding as of the Effective Time, to reflect the potential conversion of such Convertible Notes into more shares of BEC Common Stock after the Effective Time. Each share of ILC Common Stock held in the treasury of ILC or owned by Acquisition Corp., BEC or any direct or indirect wholly-owned subsidiary of ILC or of BEC immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

EXCHANGE RATIO

   As a result of the Merger, each outstanding share of ILC Common Stock (other than shares as to which dissenters' rights pursuant to the CGCL have been perfected) will be converted to 4.36 shares of BEC Common Stock, assuming the conversion of all of BEC's outstanding Convertible Notes, or
2.18 shares if the one for two Reverse Split is approved. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based upon fluctuations in the market price of BEC Common Stock or ILC Common Stock prior to the Effective Time. In setting this Exchange ratio it was the intention of the parties to create a 50/50 transaction, with the relative values of the companies being balanced by assumed indebtedness.

   The Exchange Ratio is calculated assuming the conversion of all of the Convertible Notes into BEC Common Stock prior to the Effective Time. Assuming the current conversion price of $5.75 per share of BEC Common Stock and the conversion alternatively of all of, or 50% of, the Convertible Notes, the Convertible Notes would be converted into an aggregate of approximately 3,665,000 shares or 1,892,000 shares (before giving effect to the Reverse Stock Split), respectively, of BEC Common Stock. If all of the holders of the Convertible Notes do not convert prior to the Effective Time, the Exchange Ratio will be adjusted upward pursuant to the formula described below (increasing the number of shares of BEC Common Stock exchanged for each share of ILC Common Stock pursuant to the Merger) to compensate for (i) the additional shares of BEC Common Stock issuable after the Effective Time upon the conversion of the Convertible Notes as a result of a reduction in the conversion price triggered by the Spinoff, or (ii) the additional indebtedness remaining in the Combined Company to the extent that the Convertible Notes are not converted. See "Information Concerning BEC--Description of the Convertible Notes."

   In the event that any of the Convertible Notes are outstanding as of the Effective Time (the "Outstanding Convertible Notes") the Exchange Ratio will be adjusted and calculated in accordance with the following formula (the "Exchange Ratio Adjustment Formula")

          Exchange Ratio =    17,631,102+X+Y
                              4,879,811

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          where X represents the maximum number of shares of BEC Common Stock into which the Outstanding Convertible Notes are convertible and Y represents the number of shares of BEC Common Stock issued upon conversion of the Convertible Notes prior to the Effective Time. The numerator of the Exchange Ratio Adjustment Formula represents the number of shares of BEC Common Stock outstanding as of October 30, 1997. The denominator of the Exchange Ratio Adjustment Formula represents the number of shares of ILC Common Stock outstanding as of October 30, 1997. These amounts are fixed amounts in the calculation of the Exchange Ratio. See the Pro Forma Combined Financial Statements for a calculation of the adjusted exchange ratio at different conversion levels. See "Risk Factors--Risk Factors Relating Only to BEC--Potential Dilutive Effect to Stockholders."


STOCK OPTIONS

   Pursuant to the terms of the ILC Option Plans, the ILC Stock Options granted under the ILC Option Plans vest immediately upon the change in control resulting from the Merger. All holders of stock options under the ILC Option Plans shall have the right to have such options converted into such number of options pursuant to the BEC Options Plans, as provided below, to purchase shares of BEC Common Stock at such exercise price, as provided below, and exercise period as applicable to the options outstanding under the ILC Plans:

     (i) the number of shares of BEC Common Stock to be subject to the new option shall be equal to the product of (x) the number of shares of ILC Common Stock subject to the original option and (y) the Exchange Ratio;

     (ii) the exercise price per share of BEC Common Stock under the new option shall be equal to (x) the exercise price per share of ILC Common Stock under the original option divided by (y) the Exchange Ratio; and

     (iii) upon each exercise of options by a holder thereof, the aggregate number of shares of BEC Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

   Prior to the Effective Time, BEC and ILC and the stock option committees of their respective boards of directors shall effect such conversion of all unexercised options outstanding under the ILC Plans at the Effective Time. Upon such conversion, the options granted under the BEC Option Plan to the former holders of options pursuant to the ILC Option Plans shall, except to the extent required to maintain the status of such options as "incentive stock options," in all respects be subject to the terms, provisions and conditions of the BEC Option Plan; provided, however, that such holders shall be deemed to have been granted such options as of the date the original options were granted under the ILC Option Plans.

SURRENDER AND PAYMENT

ILC SHAREHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO ILC OR TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE LETTER OF TRANSMITTAL.

   The Merger Agreement provides that prior to the Effective Time, Acquisition Corp. shall designate a bank or trust company to act as Exchange Agent for the holders of shares of ILC Common Stock in connection with the Merger to receive the Merger Consideration. Promptly after the Effective Time, the surviving corporation shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of shares of ILC Common Stock entitled to receive the Merger Consideration, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of ILC Common Stock (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger

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Consideration for each share of ILC Common Stock formerly evidenced by such
Certificates, and such Certificates shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of ILC, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

NO FRACTIONAL SHARES

   Pursuant to the Merger Agreement, no fraction of a share of BEC Common Stock shall be issuable by virtue of the Merger, but in lieu thereof each holder of shares of ILC Common Stock who would otherwise be entitled to a fraction of a share of BEC Common Stock (after aggregating all fractional shares of BEC Common Stock to be received by such holder) shall receive from BEC an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of BEC Common Stock for the ten most recent days that BEC Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the NYSE. As soon as practicable after the determination of the amount of cash to be paid to former shareholders of the ILC in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

REPRESENTATIONS AND WARRANTIES

   The Merger Agreement contains various customary mutual representations and warranties (which representations and warranties are subject, in certain cases, to specified exceptions) of BEC, Acquisition Corp. and ILC relating to, among other things, the following matters: (i) the due organization and corporate power to operate their respective businesses; (ii) the absence of any violation by BEC, Acquisition Corp. and ILC of their respective articles or certificate of incorporation and by-laws; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by each such party and of the transactions contemplated thereby not being in violation of their respective organizational documents, debt instruments or material contracts, or federal, state or local laws; (iv) the absence of any governmental or regulatory authorization, consent, approval or waiver required to consummate the Merger; (v) reports and other documents required to be filed with the Commission and other regulatory authorities and the accuracy of the information contained therein and the accuracy of the information contained in certain additional financial statements delivered in connection with the transaction and the absence of undisclosed liabilities;
(vi) the absence of any material changes or events with respect to the parties; (vii) the absence of any material untrue statements or omissions in this Joint Proxy Statement/ Prospectus; (viii) other than RJ in the case of BEC and DLJ in the case of ILC, the absence of brokers, finders or investment banker, entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Merger Agreement; (ix) the absence of any litigation (including products liability) that would have a material adverse effect on the financial condition, business or results of operations of the parties; (x) employee benefit matters; (xi) tax matters;
(xii) environmental matters; (xiii) matters relating to the good title to properties; and (xiv) the receipt of fairness opinions from the parties' respective financial advisers.

CONDUCT OF BEC'S AND ILC'S BUSINESSES PRIOR TO THE MERGER

   Pursuant to the Merger Agreement, until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, each of ILC and BEC has agreed, except (i) as indicated in its respective disclosure schedules or (ii) to the extent that the other of them shall otherwise consent in writing, that their respective businesses shall be conducted only in the ordinary course of business and in a manner consistent with past practice and each of ILC and BEC will use its respective best efforts to

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preserve substantially intact the business organization of ILC and its subsidiaries and BEC and its subsidiaries, as the case may be, to keep available the services of their respective present officers, employees and consultants and to preserve their respective present relationships with customers, suppliers and other persons with which they have significant business relations. In addition, except as provided in the respective disclosure schedules, without the prior written consent of the other, neither ILC nor BEC shall do certain actions described in Section 4.2 of the Merger Agreement including, but not limited to the following: (a) issue any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock; (b) split, combine or reclassify any outstanding shares of common stock or declare, set aside or pay any dividend with respect to the shares of common stock (c) redeem purchase any shares of its capital stock; (d) settle or compromise any pending or threatened suit, action or claim; (e) encumber or dispose of any material assets; (f) incur any indebtedness for borrowed money (other than for working capital on a short term basis); (g) make or commit any capital expenditure in excess of $200,000; (h) acquire any corporation, partnership or other business organization; (i) pay or discharge any claim or liability other than liabilities reflected or reserved against in ILC's or BEC's 1996 respective year end financial statements (or incurred subsequently in the ordinary course of business consistent with past practice) and paid in the ordinary course of business and consistent with past practice; and (j) take any action which would make any of the representations or warranties of ILC or BEC, as the case may be, contained in the Merger Agreement untrue or incorrect as of the date when made if such action had then been taken, or would result in any of the conditions to the Merger not being satisfied.

NO SOLICITATION

   Under the terms of the Merger Agreement, each of the ILC, BEC and their respective subsidiaries will not, directly, through any officer, director, employee, representative, agent, financial adviser or otherwise, solicit, initiate or encourage inquiries or submission of proposals or offers from any person relating to any sale of all or a portion of the assets, business, properties of (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, ILC, BEC or any of their respective subsidiaries, as the case may be, or any business combination whether by merger, consolidation, sale of assets, tender offer or otherwise (collectively, an "Acquisition Transaction") or participate in any negotiation regarding, or furnishing to any other person any information (except information which has been previously publicly disseminated by ILC or BEC, as the case may be, in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. Notwithstanding the foregoing, ILC or BEC, as the case may be, may furnish any information (subject to the execution of a confidentiality agreement substantially similar to that then in effect between ILC and BEC) and participate in discussions and negotiate with any such entity or group concerning any potential Acquisition Transaction involving ILC, BEC or any of their respective subsidiaries, as the case may be, if such entity or group has submitted a bona fide proposal to its Board of Directors, relating to any such transaction which ILC's or BEC's Board of Directors, as the case may be, reasonably determines would represent a Superior Proposal (as defined below) to the Merger to the holders of ILC Common Stock or BEC Common Stock, as the case may be. If the Board of the ILC or BEC, as the case may be, after duly considering advice, written or otherwise, of their respective financial advisors, determines in good faith that it would be inconsistent with its fiduciary responsibilities not to approve or recommend a Superior Proposal, then (A) ILC or BEC, as the case may be, shall not enter into any agreement with respect to the Superior Proposal and (B) any other obligation of ILC or BEC, as the case may be, under the Merger Agreement shall not be affected unless the Merger Agreement is terminated in accordance with the terms of the Merger Agreement, and all fees and expenses payable as a result of such termination are paid to ILC or BEC, as the case may be, prior to or concurrently with such termination. As used in the Merger Agreement the term "Superior Proposal" means a bona fide proposal made by a third party to acquire ILC or BEC, as the case may be, pursuant to any Acquisition Transaction that the respective Board determines in its good faith judgment to be more favorable to BEC's or ILC's stockholders/shareholders, as the case may be, than the Merger (after considering the advice, written or otherwise, of their outside counsel and financial advisor).

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COVENANTS

   BEC and ILC have agreed to use their best efforts to file, as soon as practicable, notifications under the HSR Act in connection with the Merger and the transactions contemplated thereby, and to respond as promptly as practicable to any inquiries received from the FTC and the Antitrust Division for additional information and documentation and to respond as promptly as practicable to all inquiries and requests from any state Attorney General or other governmental authority in connection with antitrust matters.

   Each of ILC, BEC and Acquisition Corp. has agreed to comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with the execution, delivery and performance of the Merger Agreement, the Merger and the transactions contemplated thereby.

   ILC and BEC have agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such statement before such consultation, except as may be required by law or any listing agreement or rules and regulations of any securities exchange or the over-the-counter market, as the case may be, on which any securities of ILC and BEC are listed.

   Each of ILC, BEC and Acquisition Corp. have agreed to use their respective best efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and to use its reasonable best efforts to obtain all necessary waivers, consents, licenses, permits and approvals, and to effect all necessary filings under the Securities Act, the Exchange Act and the HSR Act and to cooperate in responding to inquires from, and making presentations to, regulatory authorities.

   BEC and ILC, as the case may be, shall obtain all material third party consents required in connection with the consummation of the Merger pursuant to the Merger Agreement including, but not limited to, in the case of BEC, any consent required pursuant to the Credit Agreement.

   ILC and BEC agreed to use their respective best efforts to cause their respective directors and executive officers to vote any shares held by them in favor of the Merger.

   BEC agreed to use its commercially reasonable efforts to do such acts as are necessary to effectuate the Spinoff so that the ORC Business, as a going concern, and all of the properties and assets comprising the ORC Business shall be fully vested in BEC and its subsidiaries and that the Non-ORC Business shall be transferred to and assumed by Bolle at or prior to the Effective Time. As of or prior to the Effective Time, BEC agreed to cause (i) the conversion of more than 50% of the aggregate principal amount of the Convertible Notes into BEC Common Stock, and (ii) each of the BEC Warrants, the Bolle Options, the Series A Preferred Stock and the Benson Notes to no longer be outstanding in respect of BEC or any of its subsidiaries following the Spinoff. See "Information Concerning BEC--Recent Material Developments--The Spinoff."

   Pursuant to the Merger Agreement, ILC agreed that none of the common share purchase rights issued pursuant to and in connection with the Rights Agreement dated as of September 29, 1989 between ILC and Security Pacific National Bank, as amended, shall be exercised or triggered at or prior to the Effective Time.

   The Merger Agreement provides that, to the fullest extent permitted under applicable law and regardless of whether the Merger is consummated, ILC shall indemnify and hold harmless, and, after the Effective Time, the surviving corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of ILC and each of its subsidiaries against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), arising out of or pertaining to any of the transactions contemplated hereby, including without limitation, liabilities arising under the Securities

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Act or the Exchange Act in connection with the Merger and in the event of any such claim, action, suit, proceeding or investigation, ILC or the surviving corporation, as the case may be, shall advance the reasonable fees and expenses of counsel, with certain exceptions.

   Further, BEC shall cause the surviving corporation to use its best efforts to purchase "tail" coverage under ILC's current directors' and officers' liability insurance policies for ILC's officers and directors in office prior to the Effective Time, covering claims made during the two (2) year period following the Effective Time, for actions taken prior to the Effective Time, the premium for which shall be paid in full as of the Effective Time.

TERMINATION; FEES AND EXPENSES

   The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time notwithstanding approval thereof by the BEC stockholders and/or the ILC shareholders, but prior to the Effective Time by:
(i) mutual consent of each of the Boards of Directors of BEC and ILC; (ii) by either party if the Merger has not occurred on or before March 31, 1998 (unless extended by mutual consent of BEC and ILC) provided that the terminating party's failure to fulfill any obligation under the Merger Agreement has not been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (iii) by either party if any court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; (iv) by the non-breaching party if either BEC or ILC breaches or fails to perform in any material respect any material obligations, covenants or agreements contained in the Merger Agreement after the expiration of 10 days notice of such failure; (v) by either party if any material representation of the other party is not true in a material respect when made; (vi) by either party if the other party's Board of Directors withdraws or modifies its recommendation for the Merger; (vii) by either party if after the receipt of a Superior Proposal its Board of Directors determines to accept, in accordance with the terms of the Merger Agreement, such Superior Proposal; or (viii) by either party if the other party's Chairman of the Board of the Directors and all the other directors of the other party fail to vote for the Merger at the other party's Special Meeting.

   In the event that the Merger Agreement is terminated due to the reasons set forth in (iv), (v), (vi), (vii) or (viii) in the above paragraph, the party not responsible for the termination is entitled to receive from the other party their expenses, capped at a maximum of $1,500,000. In addition, in the event that the Merger Agreement is terminated due to the reasons set forth in (iv), (vi), (vii) or (viii) in the above paragraph the party not responsible for the termination is entitled to a breakup fee from the other party of $3,000,000.

ILC SHAREHOLDER'S DISSENTERS' RIGHTS

   If the Merger Agreement is approved by the required vote of the ILC shareholders and is not abandoned or terminated, each holder of ILC Common Stock who voted against the Merger may, by complying with Sections 1300 through 1312 of the CGCL, be entitled to dissenters' rights as described therein, provided that (i) such holder's shares of ILC Common Stock are subject to restriction on transfer imposed by ILC or by any law or regulation or (ii) demands for payment pursuant to such dissenters' rights are filed with respect to 5% or more of the outstanding shares of ILC Common Stock on or before the date of the ILC Special Meeting. The obligations of BEC and Acquisition Corp. to effect the Merger are subject to the condition that holders of not more than 4.9% of the outstanding shares of ILC Common Stock have exercised, or have a continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger. While this condition is waivable, BEC and Acquisition Corp. have no current intention to waive such condition.

   The record holders of the shares of ILC Common Stock that are eligible to, and do, exercise their dissenters' rights with respect to the Merger are referred to herein as "Dissenting Shareholders," and the shares of stock with respect to which they may exercise dissenters' rights are referred to herein as

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"Dissenting Shares." If an ILC shareholder has a beneficial interest in shares of ILC Common Stock that are held of record in the name of another person, such as a broker or nominee, and such shareholder desires to perfect whatever dissenters' rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

   The following discussion is not a complete statement of the provisions of the CGCL relating to dissenters' rights, and is qualified in its entirety by reference to Sections 1300 through 1312 of the CGCL attached to this Joint Proxy Statement/Prospectus as Annex F and incorporated herein by this reference. This discussion and Section 1300 through 1312 of the CGCL should be reviewed carefully by any ILC shareholder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

   Shares of ILC Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares under the CGCL: (i) such shares of ILC Common Stock must have been outstanding on the ILC Record Date; (ii) such shares of ILC Common Stock must have been voted against the Merger; (iii) the holder of such shares of ILC Common Stock must make a written demand that ILC repurchase such shares of ILC Common Stock at fair market value and such demand must be received by either ILC or ILC's transfer agent no later than the date of the ILC Special Meting; and (iv) the holder of such shares of ILC Common stock must submit certificates for endorsement (as described below). A vote by proxy or in person against the Merger does not in and of itself constitute a demand for appraisal under the CGCL. In addition, for such shares of ILC Common Stock to qualify as Dissenting Shares, (i) demands for payment must have been filed with respect to 5% or more of the outstanding shares of ILC Common Stock on or before the date of the ILC Special Meeting or (ii) such shares of ILC Common Stock must be subject to restriction on transfer imposed by ILC or by any law or regulation.

   Pursuant to Sections 1300 through 1312 of the CGCL, Dissenting Shareholders may require ILC to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger, but adjusted for any stock split, reverse split or stock dividend that becomes effective thereafter. On October 30, 1997, the last full day of trading prior to the public announcement of the proposed Merger, the closing price per share of ILC Common Stock was $11.75.

   The demand of a Dissenting Shareholder must be made in writing upon ILC no later than the date of the ILC Special Meeting. Such demand is required by law to state the number and class of Dissenting Shares held of record by the Dissenting Shareholder that the Dissenting Shareholder demands that ILC purchase, and to contain a statement of the amount that the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the first announcement of the Merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price.

   If there are any Dissenting Shareholders, then within 10 days after approval of the Merger by the outstanding shares of ILC Common Stock, ILC is required to mail to each holder of Dissenting Shares a notice of the approval of the Merger, a statement of the price determined by ILC to represent the fair market value of Dissenting Shares (which shall constitute an offer by ILC to purchase such Dissenting Shares at such stated price) and a description of the procedures to be followed for such shareholders to exercise their rights as Dissenting Shareholders.

   Within 30 days after the date on which the notice of the approval of the Merger by the outstanding shares was mailed to a Dissenting Shareholder, that shareholder who wishes to be paid the full value of his or her Dissenting Shares must submit to ILC or its transfer agent certificates representing any Dissenting Shares that the Dissenting Shareholder demands ILC purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

   If, upon a Dissenting Shareholder's surrender of the certificates representing that Dissenting Shareholder's Dissenting Shares, ILC and the Dissenting Shareholder agree that such shares are

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Dissenting Shares and agree upon the price to be paid for such shares, then the agreed price is required by law to be paid to the Dissenting Shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the Merger are satisfied, unless provided otherwise by agreement.

   If ILC and a Dissenting Shareholder disagree as to whether such Dissenting Shareholder's proposed Dissenting Shares are entitled to be classified as Dissenting Shares or as to the fair market value of such shares, then such Dissenting Shareholder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the approval of the Merger by the outstanding shares of ILC Common Stock was mailed to the Dissenting Shareholder, to resolve such dispute. In such action, the court will determine whether the shares of ILC Common stock held by such Dissenting Shareholder are Dissenting Shares, the fair market value of such shares, or both. The CGCL provides, among other things, that a Dissenting Shareholder may not withdraw a demand for payment of the fair market value of Dissenting Shares unless ILC consents to such request for withdrawal. The CGCL does not specify the procedures for withdrawing such a demand.

   ILC shall give BEC (i) prompt notice of any written demands for appraisal of any shares of ILC Common Stock, withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by ILC that relate to any demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings that take place before the Effective Time with respect to demands for appraisal under the CGCL. ILC shall not, except with the prior written consent of BEC or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of ILC Common Stock or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares will be made by ILC or the Surviving Corporation, as the case may be.

APPRAISAL RIGHTS OF BEC'S STOCKHOLDERS

   Stockholders of BEC are not entitled to appraisal rights under the DGCL in connection with the Merger.

NOTE: THIS IS PROPOSAL NUMBER ONE TO BE CONSIDERED AND VOTED ON BY BEC STOCKHOLDERS AND IS THE ONLY PROPOSAL TO BE CONSIDERED AND VOTED ON BY ILC SHAREHOLDERS.

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                          INFORMATION CONCERNING BEC

BEC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ACQUISITIONS AND DIVESTITURES

 For the year ended December 31, 1996

   BEC was incorporated on December 28, 1995, as a wholly owned subsidiary of Benson Eyecare Corporation, a Delaware corporation ("Benson"), in connection with the Essilor Merger (as defined below), pursuant to which Benson stockholders received all of the outstanding shares of common stock of BEC in a pro rata distribution (the "BEC Spinoff"). The BEC Spinoff and Merger of Essilor Acquisition Corporation with and into Benson (the "Essilor Merger") occurred on May 3, 1996. As a result thereof, Essilor purchased Benson and the Omega Group, Benson's wholesale optical laboratory business. On May 3, 1996, Benson also consummated the sale of Monsanto Company of the assets of its Orcolite ophthalmic lens manufacturing operation (the "Asset Sale"). Prior to the BEC Spinoff, Benson contributed to BEC all of the assets of its then non-prescription eyewear and optics related businesses and BEC assumed all of the liabilities of Benson's non-prescription eyewear and optics related businesses.

   In December 1996, BEC sold to Foster Grant Holdings, Inc. ("Holdings") all of the issued and outstanding shares of capital stock of the entities comprising Foster Grant Group ("FGG"). Holdings, a recently formed Delaware corporation, is a wholly owned subsidiary of Accessories Associates, Inc. ("AAi"), a Rhode Island corporation.

   On October 31, 1997, BEC announced its intent to spin off Bolle to BEC's stockholders. It is anticipated that BEC's stockholders will receive one share of Bolle common stock for every three shares of BEC Common Stock held at the time of the Spinoff. It is anticipated that after the Spinoff Bolle will be listed on Nasdaq. In connection with the Spinoff, BEC will assign to Bolle, and Bolle will assume, all of BEC's business, assets and liabilities, other than those relating to the ORC Business.

   The above transactions are presented as discontinued operations in the consolidated financial statements for the periods presented.

 For the Year Ended December 31, 1995

   Effective June 30, 1995, BEC sold 100% of the issued and outstanding capital stock of Superior Eye Care, Inc. for aggregate consideration of $5 million. No gain or loss was recorded on the sale.

 For the Year Ended December 31, 1994

   In August 1994, BEC sold the assets of certain retail optical stores owned by its wholly owned subsidiary, Pembridge Optical Partners, Inc., for consideration of $1.25 million in interest bearing promissory notes receivable due September 1997. Such notes were later adjusted down to $1.14 million.

   On October 12, 1994, BEC acquired ORC for approximately $143 million. The cash portion of the purchase consideration was funded in part through cash on hand of BEC and ORC, and borrowings under a revolving credit facility. The Omega and Orcolite businesses were subsequently divested on May 3, 1996, as discussed above and in Note 2 to the accompanying consolidated financial statements. The operating results of the remaining ORC businesses are reflected in continuing operations from date of acquisition.

   On October 13, 1994, BEC sold the businesses and assets of the Ophthalmic Surgical Products Division of ORC for aggregate consideration of $4.6 million in cash and 61,000 shares of Mentor Corporation common stock.

   On October 20, 1994, BEC completed the divestiture of its retail operations through the sale of Benson Optical Co., Inc. and Superior Optical Co., Inc. to OCA Acquisition, Inc. ("OCA"), for an aggregate consideration of $3.5 million in notes receivable and $1.5 million of convertible preferred stock, which represented a 19.9% equity interest in OCA, on an if converted basis. During 1995, BEC disposed of these notes and the OCA convertible preferred stock.

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RESULTS OF OPERATIONS


 Nine months ended September 30, 1997 compared to nine months ended September 30, 1996

   Net sales of $35.2 million for the nine months ended September 30, 1997 increased from $32.0 million for the nine months ended September 30, 1996 reflecting strong internal sales growth at ORC, the only business included in continuing operations.

   Gross margin decreased from 40% for the nine months ended September 30, 1996 to 38% for the nine months ended September 30, 1997 due primarily to the sales mix being more heavily weighed to the relatively lower gross margin product lines at ORC Electronic Products and market pressure on average selling prices in certain other product lines manufactured by ORC reflecting the same factors described in the quarter's analysis above.


   For the nine months ended September 30, 1997, selling, general and administrative expenses of $7.7 million were decreased from $7.9 million despite the strong sales growth.

   Interest expense of $2.6 million for the nine months ended September 30, 1997 increased from $2.1 million for the same period last year due to the higher amounts outstanding under the revolving credit facility.


   The provision for income taxes of approximately $1.3 million or 32% of income before income taxes for the nine months ended September 30, 1997 represents the anticipated effective tax rate of the Company in its present structure and reflects the utilization of all tax benefits available to BEC. The tax provision of $1.3 million for the nine months ended September 30, 1996 represented BEC's 30% effective tax rate for 1996.


 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

   Net sales for the year ended December 31, 1996 were $42.6 million compared to $41.2 million for the year ended December 31, 1995. Sales of $2.6 million from Superior Eye Care, Inc., which was sold on June 28, 1995, were included in 1995. The growth primarily resulted from growth at ORC, particularly ORC Electronic Products, which reflected the continued growth of ORC's served markets.

   Adjusted for the fee income from Superior Eye Care, Inc., the gross profit margin remained relatively flat, increasing from 39% in 1995 to 40% in 1996.

   Selling, general and administrative expenses decreased from $13.8 million or 33% of net sales in 1995 to $10.0 million or 24% of sales, reflecting both a total dollar and percentage of sales decrease despite increased sales. BEC's costs have decreased with the smaller size of BEC as compared to Benson and the divestiture of Superior Eyecare, Inc. in June 1995. ORC continues to combine sales growth with cost efficiencies while maintaining strong operating margins.

   Interest expense of 1996 was $2.9 million, down from $4.1 million in 1995, reflecting both lower credit facility balances and lower average interest rates.


   Other income consists primarily of equity income from BEC's investment in Eyecare Products and interest income from notes receivable. Equity income decreased from $0.5 million in 1995 to $0.3 million in 1996. In 1995 other income was also higher due to nonrecurring income earned from the sale of assets.


   BEC's 1996 provision for income taxes of $1.9 million or 35% of income from continuing operations before taxes represents the effective tax rate of BEC in its then structure. In 1995, the effective tax benefit used for continuing operations was 58% reflecting the impact of discontinued operations and the loss recorded for the year arising from the special charges.

 Year ended December 31, 1995 compared to year ended December 31, 1994.

   Net sales increased from 39.0 million in 1994 to $41.2 million in 1995. In 1994, net sales included $29.9 of sales from divested businesses but only included one quarter of ORC sales ($9.1 million) from the date of acquisition, with the balance being sales of Superior Eye Care, Inc. The results are therefore not comparable.

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   Gross margin decreased from $24.6 million or 63% of the net sales in 1994 to $17.5 or 42% of net sales in 1995. This is primarily due to the shift in business from retail to manufacturing in nature.

   Selling, general and administrative expenses were $13.8 million for the year ended December 31, 1995 compared to $25.2 million for the year ended December 31, 1994. This decrease also reflects the shift in business toward manufacturing and the elimination of ORC's costs of being a stand-alone public company through October 12, 1994.

   Special charges of $5.2 million primarily include (i) $4.3 million charge to reflect the impairment of certain notes receivable and trade accounts receivable from OCA prior to the exchange of such assets for a non-interest bearing convertible note receivable from Sterling Vision, Inc., valued at $2.1 million, and (ii) the write of $0.5 million of deferred financing costs in connection with a change in BEC's banking syndicate in September 1995.

   Interest expense for the year ended December 31, 1995 increased to $4.1 million from $3.1 million in 1994 primarily due to higher credit facility balances outstanding and the issuance of Benson's convertible notes in April 1994.

   Other income in 1995 was $3.3 million versus $1.2 million in 1994. The increase was primarily due to equity income recorded on BEC's investment in Eyecare Products plc in 1995 versus an equity loss in 1994 and nonrecurring gains recorded on the sales of certain assets in 1995.

   BEC recorded a net tax benefit of $1.3 million or 58% of income from continuing operations in 1995. The 1995 effective tax benefit for continuing operations of 58% was higher than the 1994 effective tax benefit of 40%, primarily due to the differing impact of discontinued operations on BEC's overall effective tax rate. Acquisitions made during 1995 and 1994 had a significant impact on the tax rate.


LIQUIDITY AND CAPITAL RESOURCES

 Nine Months Ended September 30, 1997 Comapred to Nine Months Ended September 30, 1996

   Net cash provided by operating activities of continuing operations during the nine months ended September 30, 1997 of $2.9 million represents the net income and the positive effect of increased accounts payable and decreased other current assets. These cash sources were offset by decreased accrued expenses and increased accounts receivable and inventory. Depreciation and amortization for the nine months ended September 30, 1997 was $1.1 million compared to $0.7 million for the same period last year. Cash paid for acquisitions in 1997 represents the purchases of the assets of Byers Equipment and QSP Coating Technologies by ORC. Capital expenditures of $0.8 million were slightly higher than prior year's of $0.5 million. These operating and investing activities were primarily financed through proceeds from the issuance of common stock and revolving credit facility borrowings.

   BEC continues to expect cash flow from operations combined with available borrowing capacity under BEC's revolving credit facility to be sufficient to fund BEC's operating needs at least through 1998.

 For the Year Ended December 31, 1996


   Net cash provided by continuing operations in 1996 was $3.9 million with net income plus non-cash expenses being offset by increases in inventories and other assets. Movements in accounts receivable and accounts payable were not significant to overall cash flows.


   During 1996, the disposition of the prescription eyewear business and FGG provided total cash proceeds from operating, investing and financing activities of approximately $285 million. Most of the cash received for the sale of the prescription eyewear business was used to pay a dividend of $230 million to stockholders in conjunction with the Merger and Spinoff. The remaining cash proceeds were used to pay down short and long term debt leaving BEC with lower debt levels at the end of 1996.

   On April 3, 1996, BEC and certain of its subsidiaries entered into the Credit Agreement with the Lenders, led by NationsBank, N.A. The Credit Agreement, as amended effective December 12, 1996, provides for a $25 million revolving credit facility, which includes a letter of credit subfacility.


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   Future acquisitions may be financed by debt or equity offerings. In the short term, liquidity needs were met from cash flow from operations, working capital management and BEC's Credit Agreement. On a long term basis, BEC's management has had a successful track record of being able to access the public equity and debt markets for capital and liquidity.


 For the Year Ended December 31, 1995

   In 1995, BEC's loss from continuing operations of $0.9 million included substantially all non-cash special charges and depreciation and amortization expense of $6.4 million. Changes in assets and liabilities resulted in uses of cash except for the $2.4 million increase in accounts payable resulting in cash used by continuing operating activities of $12.5 million


   In 1995, the prescription eyewear business completed acquisitions which, in addition to capital expenditures, resulted in the use of cash by discontinued operations investing activities.


   Capital expenditures in 1995 included $763 for the installation and implementation of a new management information system at ORC in additional to normal course of business expenditures.

   In June 1995, Benson completed a primary public stock offering of approximately 2.35 million shares of common stock at an offering price of $10.125 per shares. Net proceeds to BEC aggregating approximately $22.1 million were used to pay down debt, to fund acquisitions and for general corporate purposes, including working capital needs.

   On March 6, 1995, all borrowings under the Second Amended and Restated Loan and Security Agreement were refinanced under a Third Amended and Restated Loan and Security Agreement (the "Amended Agreement"), with BEC becoming the Borrower. Borrowings under the Amended Agreement bear interest at variable rates based upon the Eurodollar Rate, with an initial base rate equivalent to LIBOR plus 112 basis points. The facility is secured by inventory, trade receivables and intangible assets until various requirements are met, after which time the collateral will be released.

 For the Year Ended December 31, 1994


   BEC and certain of its wholly owned subsidiaries entered into an Amended and Restated Loan and Security Agreement (the "March Agreement"), dated as of March 21, 1994. Under the March Agreement, the lenders agreed to make available to The Bonneau Company ("Bonneau"), Pennsylvania Optical Company and Opti-Ray, Inc. ("Opti-Ray") (referred to as the "Borrowers") an aggregate loan amount of up to $33 million. On March 30, 1994, the Borrowers borrowed an aggregate $13.4 million under the March Agreement in connection with the purchase of Opti-Ray, to provide working capital financing for Opti-Ray's first quarter operations and to pay certain fees and expenses incurred in connection with the acquisition. The March Agreement was amended by an agreement dated as of October 12, 1994 (the "October Agreement"). Under the October Agreement, the lenders agreed to make available to certain discontinued operations, an aggregate loan amount of up to $75 million.


   On May 9, 1994, Benson completed a public offering of $41 million convertible subordinated notes due 2001, with a coupon rate of 8% per annum, and a conversion price of $9.056 per share. The net proceeds of this offering were used primarily to repay a portion of the outstanding balances under a revolving credit facility, fund capital expenditures, and or general corporate purposes.

SEASONALITY AND CYCLICAL RESULTS

   BEC is subject to cyclical capital spending trends by certain of its customers. As a result, operating results may be subject to considerable fluctuation from quarter to quarter.

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                               BUSINESS OF BEC

GENERAL

   BEC was incorporated on December 28, 1995 as a wholly owned subsidiary of Benson in connection with the Essilor Merger (as defined below), pursuant to which Benson stockholders received all of the outstanding shares of common stock of BEC in a pro rata distribution (the "BEC Spinoff"). The BEC Spinoff and Merger of Essilor Acquisition Corporation with and into Benson (the "Essilor Merger") occurred on May 3, 1996. On May 3, 1996, Benson also consummated the sale to Monsanto Company of the assets of ORC's Orcolite ophthalmic lens manufacturing operation (the "Asset Sale"). Prior to the BEC Spinoff, Benson contributed to BEC all of the assets of its then non-prescription eyewear and optics related businesses and BEC assumed all of the liabilities of Benson's non prescription eyewear and optics related businesses.

   In December 1996, BEC sold to Foster Grant Holdings, Inc. ("Holdings") all of the issued and outstanding shares of capital stock of the entities comprising the Foster Grant Group, a distributor of value-priced sunglasses and non-prescription reading glasses. Holdings, a Delaware corporation, is a wholly owned subsidiary of Accessories Associates, Inc., a Rhode Island corporation.

   Following the divestiture of its prescription eyewear business in May 1996 through the Essilor Merger between Benson Eyecare Corporation and Essilor Acquisition Corporation, a subsidiary of Essilor S.A. and the Asset Sale to Monsanto Corporation and the sale of FGG in December 1996, BEC had two core businesses, ORC, which manufactures and distributes specialty lighting, electronic and electroformed products to a diverse customer base, and Bolle America, the exclusive marketer and distributor of Bolle(Registered Trademark) premium sunglasses, sport shields and goggles and safety and tactical eyewear.

ORC

   Subsequent to the Spinoff (and not taking into effect the Merger) BEC will be positioned to focus on its specialty lighting, electronic and electroformed products.

   ORC consists of three business units: Lighting Products, Electronic Products and Electroformed Products. ORC Lighting Products designs and manufactures specialty lighting used in high intensity illumination systems and mini-systems that incorporate lamps, optics and electronic components. Three primary markets are served by ORC Lighting Products: industrial, medical and cinema. Lamps for the industrial market are used in photo exposure systems, specialty lighting applications and in various other high technology equipment. The medical market is serviced with fiber optic illumination components and systems used with medical endoscopes as illumination for diagnostic and minimally invasive surgical procedures. Products include a specially designed ceramic lamp with integral parabolic reflector, optical components, power supply and fiber optic illumination systems. ORC Lighting Products supports the worldwide cinema market with a wide range of short-arc xenon lamps used in projectors and buildings, stadium and theater lighting.

   ORC Electronic Products manufactures photoexposure systems, including the Opti-Beam(Registered Trademark) and ProForm(Trademark) lines. These highly sophisticated systems are used in the production of high density, fine-line circuit boards, microcircuits, flexible circuits and flat panel displays. The business has focused on the upper end of the market where its proprietary optics technology, vision alignment systems and superior automated material handling capabilities allow for imaging fine line circuitry with exceptional throughput.

   ORC Electroformed Products supplies a wide range of electroformed products to a variety of industrial customers. Its products include (i) electroformed nickel and copper components such as cold shields, flashlight and search light reflectors, abrasion resistant shields for use on airplane and helicopter rotor blades and highly polished spheres, parabolas and ellipses for industrial uses and, (ii) tooling used in the manufacture of hard resin and polycarbonate ophthalmic lenses.

VOLTARC

   On October 1, 1997, BEC expanded its interests in the specialty lamp business. Pursuant to the terms of a Stock Purchase and Option Agreement (the "Voltarc Purchase Agreement") dated as of October 1,

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1997 among BEC, ORC, Voltarc and certain stockholders of Voltarc (the
"Voltarc Stockholders"), BEC and ORC acquired (a) 30% of the common stock of Voltarc, for, among other things, $1,800,000, (b) 12,000 shares of preferred stock of Voltarc, convertible at ORC's option into approximately 10% of the total number of shares of Voltarc issued and outstanding for, among other things, $1,200,000 and (c) an option to acquire the remaining shares of capital stock of Voltarc from the remaining Voltarc Stockholders subsequent to the closing of the Voltarc transaction. Pursuant to the Voltarc Purchase Agreement, the Voltarc stockholders also received the right to put the remaining shares of Voltarc common stock to BEC or ORC upon the occurrence of certain events. In addition, ORC made available to Voltarc a subordinated revolving credit facility in the amount of $800,000. Voltarc is a manufacturer, marketer and distributor of specialty lighting products.

   Voltarc is a niche light source manufacturer that produces a number of specialty lamps including: ultra-violet (UV) lamps for water purification and curing applications; internally illuminated outdoor signs and neon components; reprographic, atinic (aquarium) and transportation lighting, including commercial and private aircraft. In addition, through an Italian subsidiary, Voltarc manufactures UV lamps and curing equipment and distributes Voltarc products in Europe. BEC's investment in Voltarc will remain with the Combined Company after the Merger.

SUPPLY AGREEMENTS

   ORC does not have any significant supply agreements and most materials used are available from more than one vendor. ORC Lighting Products is subject to a sole source for three of its lamp components but through strong supplier relationships has not encountered significant difficulties with delivery or price. ORC continues to identify and qualify alternate sources of supply.

COMPETITION

   The businesses in which BEC competes are different but parallel markets in that all of the businesses are affected by changes and growth in technological, specifically optics related, industries. For example, both ORC Lighting Products and ORC Electronic Products supply products used in manufacturing printed circuit boards and flat panel displays, both high growth technological markets. Competition in these markets is intense and no one competitor dominates.

   ORC Lighting Products competes in the highly competitive international specialty discharge lighting market. The business distinguishes itself by providing high quality, competitively price products accompanied by superior service. Within the ORC Lighting Products' served portion of the market, it competes primarily with three competitors, one of which is United States-based.

   ORC Electronic Products competes in the worldwide photo exposure system market and is considered one of the market leaders for producing "next generation" equipment for its customers. Because of the growth potential of the market, an increasing number of competitors are entering the markets served by ORC Electronic Products. Although U.S. and international patents are obtained wherever appropriate, products can be and are being replicated by competitors, sometimes at a lower cost to the customer. ORC Electronics Products' competitive advantages include advanced, effective research and development and quality products.

   ORC Electroformed Products' core markets include metal optics and erosion shields for helicopter rotor blades and propellers. The business also continues to find new uses for its electroformed technology. Because it produces specialty products for specific customers, repeat business is common and electroforming competitors are few in the markets served.

CUSTOMERS

   ORC is not dependent upon a single customer or a few customers, and no one customer of ORC accounts for more than 10% of the BEC's consolidated revenues. ORC Lighting Products serves a wide range of customers in the medical, industrial and entertainment industries; therefore, its top 25 customers represent less than 40% of its business. ORC Electronic Products sells capital equipment to international

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technologically-based customers. Its products sell for price points ranging from $30,000 to in excess of $1.0 million and its customer base changes each year. ORC Electroformed Products provides custom products to its customers. Its customer base has grown each year and includes a wide range of industrial manufacturing businesses.

THE CREDIT FACILITY

   BEC, as Borrower, entered into the Credit Agreement with the Lenders pursuant to the terms of which the Lenders made available to the Borrower the Credit Facility in the maximum aggregate principal amount at any time outstanding of $70 million, which includes a Tranche A Term Loan Facility in the principal amount of $15 million, (ii) a Tranche B Term Loan Facility in the French Franc equivalent amount equal to $15 million and (iii) a Revolving Credit Facility in the maximum aggregate principal amount any time outstanding of $40 million, including a letter of credit subfacility of up to $5 million and a $25 million sublimit for French Franc borrowings. The Credit Facility has been and will be used by BEC (i) for working capital, (ii) to finance capital expenditures permitted thereunder, (iii) to finance the acquisition of Bolle France and other permitted acquisitions and; (v) for other lawful general corporate purposes, with certain exceptions.

   Each of ORC, ORC Management, Inc., Bolle, and Bolle America, Inc. (collectively, the "Guarantors") have executed an Amended and Restated Guaranty Agreement in favor of the Agent for the benefit of each of the Lenders, guaranteeing the payment of the obligations (the "Obligations") of BEC to the Lenders under the Credit Agreement. BEC and the Guarantors have granted to the Lenders a security interest in, among other things, their accounts, inventory, receivables, equipment, contracts, leases and all general intangibles as security for the Obligations. Pursuant to the terms of the Credit Agreement, BEC may borrow and repay under the Revolving Credit Facility until April 30, 2002, subject to terms and conditions of the Credit Agreement. The Credit Facility terminates and all amounts outstanding thereafter are due and payable on April 30, 2002. The Tranche A Term Loan Facility and the Tranche B Term Loan Facility (collectively the "Term Loan Facility") are subject to repayment in accordance with the amortization schedules set forth in the Credit Agreement, with the final payment of all amounts outstanding, together with accrued interest thereon, being due and payable on March 31, 2002. The Credit Agreement also requires the Company to make certain mandatory prepayments and allows the Company the ability to make optional prepayments. See "Risk Factors--Restrictive Loan Covenants."

   BEC intends to amend the Credit Agreement in connection with the Spinoff and is currently negotiating the terms of such amended credit facility.

CYCLICAL RESULTS

   ORC is subject to cyclical capital spending trends by certain of its customers. As a result, operating results may be subject to considerable fluctuation from quarter to quarter.

PROPERTIES

   BEC owns an office and manufacturing facilities comprising approximately 188,705 square feet for its ORC operations in Azusa, California. BEC also rents approximately 3,000 square feet of office space for its executive offices in Rye, NY. Prior to the Spinoff, BEC owns an approximately 150,000 square foot building located in Farmer's Branch, Texas, which it leases to the Foster Grant Group. The property is subject to a mortgage (the "Mortgage") of approximately $3.6 million, and will be transferred to Bolle prior to the Spinoff.

   BEC's facilities are substantially fully utilized. BEC believes that its facilities are reasonably suitable for the purpose to which they are put and that, subject to possible changes to accommodate centralization and consolidation of its business activities, they are adequate for the BEC's immediate foreseeable needs.

INTELLECTUAL PROPERTY

   ORC has several patents protecting certain of its products. These patents have expiration dates ranging from 2010 to 2011. Management believes that the loss of any single patent would not have a

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material adverse effect on the business of BEC as a whole. ORC vigorously defends its patent rights and additionally relies on trade secrets and unpatented proprietary know-how to protect its competitive position. BEC believes that product improvement, product quality and customer service are as important as patent protection in maintaining the competitive position of ORC.

EMPLOYEES

   BEC employs approximately 380 employees, excluding any employees of Bolle and its subsidiaries. None of BEC's employees are covered by any collective bargaining agreements. BEC considers its relations with its employees to be satisfactory.

ENVIRONMENTAL MATTERS

   Compliance with environmental laws and regulations has not had a material effect on BEC's earnings to date and is not expected to have a material effect in the future, nor has BEC been required to undertake significant capital expenditures to meet environmental regulations. It is management's view at this time that compliance with federal, state and local provisions regulating the discharge of material into the environment or otherwise relating to the protection of the environment will not have a material adverse effect upon the capital expenditures, earnings, or competitive position of the Combined Company.

   BEC was named as a "Potentially Responsible Party" with regard to pollution contained in the aquifer below BEC's Azusa facility. After further technical and legal review, the Environmental Protection Agency informed BEC that it will take no action against BEC with respect to the site and will not require BEC to participate with the parties preparing a remediation plan for the site. Based on current information, BEC anticipates that it also will be given the opportunity to participate in a lump sum cash settlement and consent decree to be negotiated with a nominal contributors, providing BEC protection against any potential third party claims for contribution with respect to the site. The cost of any such cash settlement is not anticipated to have a material effect on the Combined Company, its operations or its financial results. In addition, if BEC were required to bear any portion of the remediation costs, BEC believes it would have a claim against the prior owner of the property for contribution or cost recovery. There can be no assurance, however, that such a claim would be successful.

LEGAL PROCEEDINGS

   BEC believes that there are no material pending legal proceedings to which it is a party or to which any of its property is the subject.

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                     DESCRIPTION OF THE CONVERTIBLE NOTES

GENERAL

   The Convertible Notes are unsecured, subordinated obligations of BEC. The aggregate principal amount of the Convertible Notes is $21,018,000. The Convertible Notes bear interest from May 3, 1996 at the rate of 8% per annum and will mature on May 3, 2002.

   The Convertible Notes bear interest, which is compounded semi annually, on May 3 and November 3 of each year commencing May 3, 1996, on the principal sum thereof until the earliest to occur of the following (the "Interest Payment Date"): (1) May 3, 2002, (2) conversion of the Convertible Notes or
(3) redemption of the Convertible Notes. Interest on the Convertible Notes shall be payable on the Interest Payment Date. Interest may be paid, at BEC's option, in cash or in shares of BEC Common Stock valued at the average closing bid price for a share of the BEC Common Stock for the thirty (30) trading days immediately prior to the Interest Payment Date (the "Average Common Stock Price"), if there is in effect on the Interest Payment Date an effective registration statement with respect to the resale of shares of BEC Common Stock. The indenture (the "Indenture") relating to the Convertible Notes does not generally limit the amount of other indebtedness or securities that may be issued by BEC or any of its subsidiaries. The Convertible Notes are subordinated in right of payment to all existing and future senior indebtedness of BEC and are effectively subordinated to all existing and future liabilities and obligations of BEC's subsidiaries.

   Under the terms of the Indenture, BEC is required to pay to holders converting Convertible Notes all accrued interest through the date of conversion. BEC has recently advised the holders of the Convertible Notes that while it is not required to do so under the terms of the Indenture, BEC will further pay to holders of the Convertible Notes who convert their Notes prior to January 31, 1998 an additional amount equal to all interest that otherwise would have accrued through and including May 3, 1998, the date on which the Convertible Notes are otherwise callable (if not converted) at 104% of their principal amount.

   Pursuant to the terms of the Indenture, the Spinoff will result in an adjustment of the conversion price of the Convertible Notes. Under the terms of the Indenture, the BEC Board will determine the fair market value, as of the record date for the Spinoff, of the shares of Bolle distributed to the BEC Stockholders. The presently effective conversion price will then be adjusted to reflect the value so distributed, by multiplying the current conversion price by a fraction (a) the numerator of which is the then current per share market price of BEC Common Stock less the fair market value, per share of BEC Common Stock, of shares of Bolle distributed, and (b) the denominator of which is the current per share market price of BEC common stock on the date the determination is made. The Convertible Noteholders who do not convert prior to the record date of the Spinoff will retain their conversion rights, at the adjusted Conversion Price. See "Risk Factors--Risk Factors Relating only to BEC--Potential Dilutive Effect to BEC Stockholders".

REDEMPTION

   Subsequent to May 3, 1998, the Notes may be called, at the option of BEC, as a whole or from time to time in part, prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at the applicable redemption prices (expressed in percentages of principal amount) set forth as follows:
If redeemed during the twelve-month period beginning 1998, 1999, 2000, or 2001 the redemption price shall be 104%, 103%, 102% or 101%, respectively, together with accrued and unpaid interest, if any, to the date fixed for redemption.

CONVERSION RIGHTS

   The Convertible Notes will be convertible, in whole or from time to time in part into shares of BEC Common Stock at any time on or prior to maturity on May 3, 2002, at the conversion price of $5.75 per share (the "Conversion Price"), adjusted upon certain events including those described in this section.

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The right to convert a Convertible Note called for redemption will terminate at the close of business on the redemption date unless BEC shall default in payment of the redemption price. No fractional shares will be issued upon conversion, but an appropriate cash payment will be made in respect of any fractional shares.

   The Conversion Price is subject to adjustment upon certain events that occur after the date of the Indenture, including, but not limited to (i) a dividend or distribution on BEC Common Stock or a subdivision, combination or reclassification of BEC Common Stock; (ii) the issuance to all holders of BEC Common Stock of rights, warrants or options entitling them to subscribe for or purchase BEC Common Stock (or securities convertible into BEC Common Stock) at less than the current market price per share; (iii) the distribution to all holders of BEC Common Stock of capital stock (other than BEC Common Stock), evidences of indebtedness or assets (including securities and cash, but excluding any cash dividend paid out of current or retained earnings and dividends and distributions of stock mentioned in (i) above) or rights, warrants or options to subscribe for or purchase securities of BEC (excluding the rights, warrants and options mentioned in (ii) above); (iv) the issuance of BEC Common Stock to an affiliate for a net price per share less than the current market price per share on the date BEC fixes the offering price of such additional shares (other than issuances of BEC Common Stock under certain employee or director benefit plans of BEC); (v) the distribution, by dividend or otherwise, of cash (including any cash that is distributed as part of a distribution described in (iii) above) to all holders of BEC Common Stock in an aggregate amount that, together with (x) the aggregate of any other distributions of cash that did not trigger a conversion price adjustment to all holders of its BEC Common Stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and (y) the aggregate of any cash plus the fair market value of consideration that did not trigger a conversion price adjustment payable within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution, exceeds 10% of the product of the current market price per share on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of BEC Common Stock outstanding on such date. The Indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised. No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments not yet made amount to 1% of the Conversion Price.


   The Convertible Notes are held primarily by a small number of institutional investors, none of whom upon conversion of their holdings of Convertible Notes, both individually and as a group, would become a beneficial owner of more than five percent of the common stock of the Combined Company.


   For further information concerning the Convertible Notes and the effect of the conversion or non-conversion of the Convertible Notes prior to the Effective Time on the Exchange Ratio, see "The Merger Agreement--Exchange Ratio" and "Risk Factors--Risk Factors Relating only to BEC--Potential Dilutive Effect to Stockholders."

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                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   BEC has entered into indemnification agreements with each of its directors, officers and certain executives, pursuant to which BEC has agreed to indemnify each indemnitee to the fullest extent authorized by law against any and all damages, judgments, settlements and fines ("Losses") in connection with any action, suit, arbitration or proceeding or any inquiry or investigation, whether brought by or in the right of BEC or otherwise, whether civil, criminal, administrative, investigative or other, or any appeal therefrom, by reason of an indemnitee's service as a director of BEC. An indemnitee is not entitled to indemnification for any Losses that are (i) based or attributable to the indemnitee gaining in fact any personal profit or advantage to which the indemnitee is not entitled, (ii) for the return by the indemnitee of any remuneration paid to the indemnitee without the previous approval of the stockholders of BEC which is illegal, (iii) for violations of Section 16 of the Exchange Act or similar provisions of state law, (iv) base upon knowingly fraudulent, dishonest or willful misconduct and
(v) not permitted to be covered by applicable law. The agreements provide that the indemnification under the agreement is not exclusive of any other rights the indemnitee may have under the BEC Certificate, Restated By-laws, applicable Delaware corporate statutes or any agreement or vote of stockholders.

   BEC's non-employee Directors receive automatically stock option grants under the terms of the BEC Option Plan. Mr. Franklin, Mr. Ashken and Mr. Sullivan also have received stock option grants under the terms of the BEC Option Plan. Messrs. Franklin and Ashken have entered into employment agreements with BEC. Mr. Sullivan received certain benefits from BEC in connection with his resignation as an officer.

   On December 12, 1996, in connection with the sale of the Foster Grant Group by BEC to Foster Grant Holdings, Inc. a wholly owned subsidiary of Accessories Associates, Inc. ("AAi"), Marlin Capital, LP ("Marlin"), a Delaware limited partnership, invested $2.5 million in convertible preferred stock of AAi; upon conversion, AAi common stock received by Marlin would bear demand and piggyback registration rights. Marlin Holdings, Inc. ("MH"), a Delaware corporation, is the general partner of Marlin. Mr. Martin E. Franklin, BEC's Chairman and Chief Executive Officer, is the Chief Executive Officer and principal stockholder of MH. Mr. Ashken, BEC's Chief Financial Officer and a Director, also is a stockholder and executive officer of MH. Mr. Franklin also has been named a member of AAi's Board of Directors.

   Ms. Nora Bailey, a member of BEC's Board of Directors since May 1996, is an attorney specializing in federal tax law. In her professional capacity she has rendered legal advice and related services to both BEC and its predecessor, Benson. Ms. Bailey has rendered such services both prior to and subsequent to her appointment to BEC's Board of Directors, and it is anticipated that from time to time in the future she will be engaged to provide similar legal services to BEC. All fees paid to Ms. Bailey in connection with such services have been agreed in arms' length negotiations and are in accordance with Ms. Bailey's usual and customary billing practices. Fees paid to Ms. Bailey by BEC in connection with such services are not paid in consideration of her services as a director. Aggregate fees billed to Benson and BEC by Ms. Bailey during 1996 were approximately $73,500.

   BEC intends to enter into a Management Services Agreement with Bolle, pursuant to which BEC will provide services to Bolle relating to overall management and strategic planning and direction, banking negotiations, treasury functions, investor relations, securities regulatory compliance, employee and general business insurance programs and asset acquisitions and sales. Pursuant to the Management Services Agreement, BEC will also make available to Bolle the services of Messrs. Franklin and Ashken. As compensation for BEC's services to Bolle, BEC, pursuant to the Management Services Agreement, will be entitled to receive from Bolle a monthly fee of $60,000 and reimbursement for BEC's identifiable reasonable out-of-pocket expenses incurred in connection with the performance of services under the Management Services Agreement. The Management Services Agreement, which will be entered into on or prior to the time of the Spinoff, will have an initial term of three years, automatically renewable for successive one-year periods until terminated by either party upon 90 days written notice.

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   BEC also entered into each of the Indemnification Agreement and the
Contribution Agreement with Bolle. See "Information Concerning BEC--Recent Material Developments--Contribution to Bolle" and "--Indemnification Agreement."

   No other significant transactions, business relationships, or indebtedness are known to exist between BEC and related parties (defined as directors, executive officers, nominees for director, security holders of more than 5% of the voting stock or any members of the immediate family of any of the foregoing persons).

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                          INFORMATION CONCERNING ILC

ILC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   ILC designs, develops, manufactures and markets high intensity lamps and lighting products for the medical, industrial, aerospace, scientific, entertainment and military industries. During fiscal 1997, 1996 and 1995, ILC derived approximately 31%, 39% and 40%, respectively, of its net sales from the medical market. During fiscal 1997, 1996 and 1995, ILC's sales in the industrial market accounted for 43%, 46% and 47%, respectively, of net sales. In fiscal years 1997, 1996 and 1995, ILC's sales in the aerospace market accounted for 14%, 8% and 8%, respectively, of net sales. Products sold in the medical market are incorporated into products sold into the health-care and health-care related industries. These industries have recently been subject to significant fluctuations in demand which in turn have affected the demand for components used in these products. ILC expects sales to the medical market to continue to decrease as a percentage of net sales for the foreseeable future. Aerospace sales have increased in fiscal 1997 over fiscal 1996 and 1995 due to shipments of multi-faceted Cermax high-intensity discharge lamps used in the infrared guidance system of the TOW (Tube Launched Optically Guided Wire Controlled) missile and due to additional contracts for space lighting requirements. Because of the on-going uncertainty in military and defense spending, ILC does not expect aerospace sales to grow from fiscal 1997 levels.

   In September 1996, the ILC Board voted to proceed with the divestiture of ILC's Precision Lamp, Inc. subsidiary ("PLI") based in Cotati, California. The accompanying consolidated financial statements for fiscal 1996 and 1995 have been restated to reflect the discontinued operations of the PLI business. In May 1997, ILC completed the sale of Converter Power, Inc. ("CPI") and the results of operations for this subsidiary through the date of sale have been included in continuing operations. Refer to Notes 12 and 13 of Notes to ILC Consolidated Financial Statements for a further discussion of discontinued operations and the sale of CPI. Accordingly, the following discussion and analysis of financial condition and results of operations reflects the activities of ILC, CPI and Q-Arc, Ltd. ("Q-Arc").

FISCAL 1997 COMPARED TO FISCAL 1996

   Net sales for fiscal 1997 were $55,518,000 compared to $54,206,000 in fiscal 1996. Although net sales at ILC's California operations ("ILC Sunnyvale") and Q-Arc increased by 16.1% between the two fiscal years, net sales at CPI decreased 55.1% between the two fiscal years. In the fourth quarter of fiscal 1996, CPI experienced a significant reduction in orders from a major customer that provides equipment to the semiconductor equipment industry. This order reduction continued into the first and second quarters of fiscal 1997. In May 1997, CPI was sold and therefore net sales for fiscal 1997 reflect only seven months of CPI sales activity as opposed to a full year in fiscal 1996. The net sales increases at both ILC Sunnyvale and at Q-Arc were the result of a higher volume of products sold in all areas except equipment products, which were lower than the previous year due to the timing of the shipment of orders.

   Cost of sales as a percentage of net sales was 70.6% for fiscal 1997 compared to 66.7% for fiscal 1996. The percentage increase was due in part to the sales decline from CPI's major customer discussed above. In addition, unfavorable yields in Cermax and infrared lamp products, coupled with increases in the provision for inventory reserves and revenue recognition on aerospace contracts with low or minimal gross margins, contributed to the cost of sales percentage increase between the two fiscal years. The $176,000 increase in the provision for inventory reserves, from $520,000 in fiscal 1996 to $696,000 in fiscal 1997, relates to the increase in inventory levels of ILC during fiscal 1997 and at September 27, 1997. The ratio of inventory reserve to year end inventory in fiscal 1997, 1996 and 1995 was 16.0%, 18.6% and 20.0%, respectively.

   Research and development expenses, 7.7% of net sales in fiscal 1997 compared to 8.0% of net sales in fiscal 1996, remained constant at approximately $4.3 million. Spending declines occurred in flashlamp and quartz lamp products while spending increases took place in Cermax and equipment products for the display and projection markets. Additionally, research and development spending declined at CPI due to the sale of the subsidiary in May 1997.

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   Sales and marketing expenses for fiscal 1997 were $3,059,000, or 5.5% of net sales compared to $2,646,000, or 4.9% of net sales in fiscal 1996. The $413,000 increase between the two fiscal years was the result of personnel additions, increased travel and trade show participation and additional commission expense.

   General and administrative expenses, 7.8% of net sales in fiscal 1997 compared to 8.1% of net sales in fiscal 1996, decreased $88,000 between the two fiscal years. The primary reason for the decrease was due to the inclusion of only seven months of expense for CPI in fiscal 1997 versus a full year of expense in fiscal 1996. If the general and administrative expenses related to CPI were excluded from both fiscal years, the increase between the two periods was approximately $555,000. Profit sharing accruals at ILC Sunnyvale in fiscal 1997 and personnel additions at Q-Arc during fiscal 1997 caused general and administrative expenses to increase in fiscal 1997 over fiscal 1996.

   Amortization of intangibles of $120,000 in fiscal 1997 and 1996 represents the amortization of the covenant-not-to-compete arising from the acquisition of Q-Arc in 1991.

   Interest income was $147,000 in fiscal 1997 compared to $80,000 in fiscal 1996. Interest expense associated with continuing operations, $641,000 in fiscal 1997 compared to $542,000 in fiscal 1996, increased $99,000 between the two fiscal years. The increase in interest expense is due to higher borrowings under a line of credit for working capital needs and an equipment line of credit for capital equipment acquisitions.

   ILC reported income from continuing operations before provision for income taxes and before gain on sale of CPI of $4,069,000 in fiscal 1997 compared to income from continuing operations before provision for income taxes of $6,061,000 in fiscal 1996. As discussed in Note 13 of Notes to ILC Consolidated Financial Statements, the CPI subsidiary was sold in May 1997. The transaction resulted in a pre-tax gain, net of expenses, of $2,379,000. The results of operations for CPI through April 1997 are included in ILC's Consolidated Statement of Operations. Including the gain on the sale of CPI in the results of operations for fiscal 1997 increases the income from continuing operations before provision for income taxes to $6,447,000. The effective tax rate for fiscal 1997 and 1996 was 25%.

   As previously discussed, the ILC Board voted to proceed with the divestiture of PLI located in Cotati, California. The operating losses of PLI for the six months ended March 29, 1997 were offset against accruals made in the fourth quarter of fiscal 1996 for anticipated losses during the final disposition of the subsidiary. In January 1997, ILC signed an agreement to sell PLI to PLI Acquisition Corp. for approximately $3.3 million subject to due diligence and the purchaser's ability to obtain adequate financing. The closing was set to occur no later than March 31, 1997. The purchaser was not able to obtain the required financing, but ILC agreed to sell the stock of PLI to PLI Acquisition Corp., as discussed in Note 12 of Notes to ILC Consolidated Financial Statements. ILC received a $4 million promissory note that bears interest at the rate of 8% per year on any unpaid principal amount. Payments began in May 1997 and will be completed in April 2000. The activities of PLI for fiscal 1996 have been restated to reflect a loss from discontinued operations.

FISCAL 1996 COMPARED TO FISCAL 1995

   Net sales for fiscal 1996 were $54,206,000, an increase of 9.5% over fiscal 1995 net sales of $49,496,000. The $4,710,000 increase was primarily attributable to a $3.4 million sales increase in Cermax and related equipment sales, a $1.7 million sales increase in quartz lamps and a $1 million sales increase in flashlamps. These sales gains were offset by a $1.4 million sales decrease in aerospace and at CPI. In the fourth quarter of fiscal 1996, CPI experienced a significant reduction in orders from a major customer that provides equipment to the semiconductor equipment industry.

   Cost of sales as a percentage of net sales was 66.7% for fiscal 1996 compared to 64.2% for fiscal 1995. The percentage increase was due primarily to the sales decline from CPI's major customer discussed above coupled with cost revisions for a fixed price contract in aerospace. In addition, although there was some improvement in the gross margin associated with quartz lamp products in fiscal 1996 over fiscal 1995,

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the gross margin in both fiscal years remained negative. In fiscal 1996, quartz lamp products had a negative gross margin of 29.5% or $1,118,000, compared to a negative gross margin of 56.6% or $1,192,000 in fiscal 1995. The ratio of inventory reserve to year end inventory in fiscal 1996, 1995 and 1994 was 18.6%, 20.0% and 26.3%, respectively.

   Research and development expense, 8.0% of net sales in fiscal 1996 compared to 8.6% of net sales in fiscal 1995, remained unchanged at approximately $4.3 million. In both fiscal years, the majority of the spending was for the development of quartz stepper lamps used in the processing of semiconductor materials, in Cermax for lamps for video projection and at CPI for the design of new power supplies to compliment the lamps for video projection.

   Sales and marketing expenses, 4.9% of net sales in both fiscal 1996 and 1995, increased $241,000 between the two fiscal years. The increase was the result of personnel additions and more travel and trade show attendance.

   As a percentage of net sales, general and administrative expenses were 8.1% in fiscal 1996 and 9.0% in fiscal 1995. In absolute dollars, the general and administrative spending level remained constant at approximately $4.4 million.

   Amortization of intangibles of $120,000 in fiscal 1996 and 1995 represents the amortization of the covenant-not-to-compete arising from the acquisition of Q-Arc in 1991.

   Interest income was $80,000 in fiscal 1996, compared to interest income of $265,000 in fiscal 1995, which amount included approximately $235,000 of interest income from an income tax refund in the third quarter of fiscal 1995. Interest expense associated with continuing operations, $542,000 in fiscal 1996 as compared to $589,000 in fiscal 1995, decreased approximately $47,000 between the two fiscal years due to a slightly lower interest rate. Interest expense is associated with a term loan obtained to purchase ILC's two operating facilities in Sunnyvale, California, a line of credit for working capital needs and an equipment line of credit for capital equipment acquisitions.

   ILC reported income from continuing operations before provision for income taxes of $6,061,000 in fiscal 1996 compared to income from continuing operations before provision for income taxes of $6,109,000 in fiscal 1995. The fiscal 1996 effective tax rate was 25% compared with a fiscal 1995 effective tax rate of 28%, exclusive of a $238,000 income tax refund received in the third quarter of fiscal 1995.

   As previously discussed, the ILC Board voted to proceed with the divestiture of PLI. The net operating results of PLI were reported as a $4,239,000 loss from discontinued operations in fiscal 1996. This amount included the $840,000 operating loss of PLI for fiscal 1996 and an estimated loss for the disposal of discontinued operations of $3,399,000. The estimated loss for the disposal included asset write downs of $3.3 million, a $500,000 charge for anticipated losses during the final disposition of PLI and the write off of the unamortized balance of the PLI covenant-not-to-compete of approximately $470,000. The combined loss from discontinued operations is net of a $1,413,000 income tax benefit. See Note 12 of Notes to ILC Consolidated Financial Statements.

   ILC believes that inflation and changing prices had no significant impact on sales or costs during fiscal 1997, 1996 and 1995.

LIQUIDITY AND FINANCIAL CONDITION

   Cash and cash equivalents decreased to $1,114,000 at the end of fiscal 1997 from $1,829,000 at the end of fiscal 1996. Cash provided by operating activities from continuing operations amounted to $1,070,000 in fiscal 1997, a decrease of $695,000 from $1,765,000 in fiscal 1996. Cash used in discontinued operations amounted to $1,518,000 in fiscal 1997, an increase of $1,350,000 from $168,000 in fiscal 1996. During fiscal 1997, ILC made capital equipment purchases of $3,102,000. In fiscal 1997, ILC decreased its net borrowings under its line of credit by $2,500,000, decreased its net borrowings under an equipment line by $276,000 and paid down a term loan by $1,451,000. In addition, in fiscal 1997, ILC also repurchased, on the open market, 37,000 shares of its common stock for $425,000. In fiscal 1996, ILC made capital equipment acquisitions of $3,187,000. During fiscal 1996, ILC increased its net borrowings under its line of credit by $3,000,000, increased its net borrowings under an equipment line by $180,000 and paid down

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a term loan by $1,584,000. In fiscal 1995, ILC used cash of $1,745,000 to purchase land and a new manufacturing facility in Santa Clara, California and made capital equipment acquisitions of $2,518,000. During fiscal 1995, ILC increased its net borrowing under its line of credit by $2,000,000, increased its net borrowings under an equipment line by $670,000 and paid down a term loan by $1,578,000.

   ILC had working capital of $13,337,000 and a current ratio of 2.17 to 1.0 at September 27, 1997. This compares with working capital of $15,155,000 and a current ratio of 2.45 to 1.0 at September 28, 1996. As of September 27, 1997, ILC had $3,500,000 unused on a $6,000,000 bank line of credit with interest at 2% above the LIBOR rate (London Interbank Offer Rate) (7.66% at September 27, 1997). ILC also has available an unused $2,000,000 equipment credit facility at the above interest rate. This credit facility can be increased to accommodate the capital equipment needs of ILC. In fiscal 1998, ILC anticipates making capital expenditures of approximately $2.5 million. As of September 27, 1997, ILC did not have any outstanding material commitments for capital expenditures. ILC's current financial resources, together with anticipated additional resources to be provided from continuing operations, are expected to be adequate to meet ILC's working capital needs, capital equipment requirements and debt service obligations at least through fiscal 1998.

BUSINESS OF ILC

GENERAL

   ILC designs, develops, manufactures and markets high intensity lamps and lighting products for the medical, industrial, aerospace, scientific, entertainment and military industries. ILC was incorporated in California in 1967. Its principal manufacturing and executive facilities are located at 399 Java Drive, Sunnyvale, California 94089, and its telephone number is (408) 745-7900. ILC's wholly-owned subsidiary, Q-Arc, Ltd., an arc lamp manufacturing company based in Cambridge, England, was acquired by ILC in 1991.

   In September 1996, the ILC Board voted to proceed with the divestiture of ILC's PLI subsidiary and therefore PLI is reported as discontinued operations in the accompanying ILC Consolidated Financial Statements. PLI is a manufacturer of miniature incandescent surface mount lamps as well as liquid crystal display backlight panels that incorporate the technology of the surface mount lamps.

   In May 1997, ILC completed the sale of CPI to Applied Science and Technology, Inc. ("ASTeX"). The gain on the sale was reported in the results of operations for the third quarter of fiscal 1997. CPI is a producer of high efficiency, small form lamp power sources built to fit compactly into a variety of systems.

BUSINESS STRATEGY

   ILC uses a market focused business strategy. The key element of this strategy is to select growth markets that most closely match ILC's technological expertise and manufacturing strengths. With a strong emphasis on research and development, ILC achieves and maintains a leadership position in these market segments through advanced technology, engineering design capability and attentive customer support.

PRODUCTS

   Flashlamps. ILC manufactures pulsed and direct current arc lamps that are designed to satisfy a wide variety of laser and industrial applications requiring rigorous, high-performance standards. The primary source of sales, of which approximately 80% are for the replacement market, derives from industrial uses such as materials aging (solar simulation) and laser cutting, drilling, scribing and marking. In addition, ILC derives sales of flashlamps in the medical market, where lasers are utilized in cataract surgery and other exacting procedures. Production of flashlamps is highly labor-intensive and requires a lengthy training period to achieve a quality product. ILC anticipates that the market for flashlamps in low-energy laser pumping applications will erode as alternative technologies such as laser diode pumps become increasingly cost-effective. In high-powered laser applications, however, ILC believes that flashlamps will continue to be utilized.

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   ILC believes that growth in its flashlamp business is highly dependent upon its ability to develop new, non-laser applications for flashlamp technology. ILC continues to develop high growth arc lamp markets outside of the laser applications. Some of these include materials aging (solar simulation), ultraviolet ("UV") sterilization and curing, machine vision and spectrofluoroscopy. During fiscal 1997, sales of flashlamps to non-laser markets were approximately 12% of ILC's total flashlamp sales.

   Cermax and Equipment. ILC manufactures Cermax lamps, which are short arc xenon lamps that are optically pre-aligned, encased in a safe ceramic body bonded to a metallized sapphire window, and are capable of transmitting the full spectrum from infrared to UV wavelengths. In addition, ILC manufactures fully-encased and open frame power supplies, lamp holders and other equipment to support its Cermax product line. Products also include complete fiber optic lightsources that are private labeled for manufacturers of medical equipment. ILC sells Cermax lamps primarily to original equipment manufacturers ("OEMs").

   The primary market for ILC's Cermax product line is fiber optic illumination for medical procedures such as endoscopy. The market for Cermax lightsources and related equipment used in endoscopy is composed of two segments: a high-intensity or critical segment and a low-intensity or non-critical segment. Critical endoscopy applications require high-intensity Cermax lightsources with specialized power supplies. High intensity lightsources are required because physicians seek good color rendition on video displays and, in some cases, also because of the small size of the fiber optic lightguide. The low-intensity market is dominated by manufacturers of halogen lightsources. Ancillary industrial uses for Cermax lightsources include illuminating areas that are difficult to inspect, such as nuclear reactors or jet engines. ILC has also targeted new non-medical Cermax lightsource markets that include analytical instruments and spot UV curing lightsources.

   During fiscal 1995, ILC announced the release of new high-intensity lamps for video projection utilizing ILC's proprietary Daymax and Cermax technologies. During fiscal 1996 and 1997, several of ILC's products were incorporated into high-end/professional and mid-range/business video projection systems of several OEMs, including Hughes-JVC Technology Corporation, Ampro Corporation, Electrohome Limited and Digital Projection Ltd. Sony Electronics Inc. and Mitsubishi Electric Corporation have also demonstrated preliminary versions of ILC's video projection lamps. ILC's video projection lamps are compatible with the key imaging devices, including light valves, liquid crystal displays ("LCDs") or Texas Instruments Inc.'s DMD (Digital Micromirror Devices). In conjunction with several OEMs, ILC is developing lamps for the low-end/commercial business segment. ILC's future growth will depend to a large extent on the successful introduction, marketing and commercial viability of video projection systems that use ILC's products.

   The factors that may adversely affect ILC's Cermax business include the entry of competitors into the market. ILC's primary patent on the Cermax lamp expired in 1991. ORC, Ushio and EG&G, Inc. are manufacturing and marketing sealed beam xenon illuminators that compete with ILC's Cermax lamps, and other established and emerging companies may compete in the future. Increased competition could result in price reductions, which in turn could generate lower net sales on stable unit volume. Increased competition could also result in fewer customer orders, reduced gross margins and loss of market share.

   Stepper Lamps. In fiscal 1995, ILC began commercial shipment of mercury xenon short arc lamps, which are used to expose patterns during the fabrication of semiconductor products. ILC is shipping a complete line of 1,000 and 2,000 watt stepper lamps. Each lamp, fully utilized, lasts for approximately 1-2 months. Accordingly, ILC expects that the product will generate a high repeat business.

   The market for stepper lamps is currently dominated by Ushio, a Japanese competitor of ILC. ILC has worked extensively for more than four years with semiconductor manufacturers in the United States to qualify its stepper lamps at major semiconductor fabrication facilities. In 1996 and 1997, ILC's stepper lamps were qualified by a number of semiconductor manufacturers including IBM Corporation, Intel Corporation and Integrated Solutions, Inc. The failure of ILC's stepper lamp to sustain market acceptance would have a material adverse effect on ILC's results of operations.

   In October 1994, ILC purchased a 20,000 square foot office and manufacturing facility in Santa Clara, California for ILC's stepper lamp operations. The move to the new facility was completed in the second

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quarter of fiscal 1997. The success of ILC's stepper lamp business depends in large part on the ability of ILC to manufacture stepper lamps efficiently and reliably over time. There can be no assurance that ILC will not experience manufacturing problems in the future that would result in product delivery delays or quality problems.

   Other Products. ILC's other products include mercury capillary lamps, Daymax metal halide lamps and products for the aerospace and military markets.

   ILC manufactures mercury capillary lamps using technology and processes that are similar to those developed for stepper lamps. The primary applications for mercury capillary lamps include the photolithography of grid patterns on color television screens and printed circuit boards for computers.

   Daymax lamps simulate stable daylight conditions. Originally developed for use in the space program, these products are now used primarily in the entertainment business. Applications include: indoor and outdoor lighting for motion picture and television productions, high speed and special effects lighting, concert and stadium lighting and theatrical lighting. Daymax lamps are also used for solar simulation in certain scientific applications. ILC has developed DTI, a series of integral low-power metal halide lamps (less than 500 watts) for commercial projection, stage and medical applications. DTI lamps, using a rugged ceramic reflector, have been qualified for use in video projection systems and architectural lighting.

   In the aerospace market, ILC offers standard, modified and customer systems covering the visible, infrared and UV spectrum to meet each space lighting requirement. ILC's lighting systems are installed in the space shuttle interior and exterior, on the Manned Maneuvering Unit, on Spacelab and in several experiments carried aboard the shuttle orbiters. Other ILC systems are being designed for use on International Space Station Alpha, in future shuttle experiments and payload packages and space robotic vehicles. ILC is the only domestic manufacturer of space lighting qualified to serve NASA and other government agencies in Japan and Europe. ILC aerospace lighting systems feature efficiency, reliability, ruggedness, light weight and full space qualification. New systems designed to meet unique requirements can often be developed from ILC's large selection of space-qualified designs and components, substantially reducing development costs and lead times.

   ILC's products for the military market include infrared lamps used by the military on tanks and aircraft to deflect offensive heat seeking missiles. In addition, ILC developed for Hughes Aircraft Company a multi-faceted Cermax high-intensity discharge lamp that is used in the infrared guidance system of the TOW (Tube Launched Optically Guided Wire Controlled) missile, and shipped approximately $1.6 million of this product in fiscal 1997.

MARKETING AND SALES

   ILC markets and sells its products to OEMs through a direct sales force and to end users through sales representatives and distributors. The sales organization includes regional sales managers and a team of market development managers with global responsibilities aligned along specific markets such as the semiconductor, video projection and medical markets. In addition, ILC maintains customer service groups at its facilities in California and Cambridge, England to provide sales and customer service support to its customer base and network of domestic and foreign sales representatives and distributors.

   ILC's European sales office, which is located at the facilities of Q-Arc in Cambridge, England, markets and sells the complete line of lamp and equipment products and provides local customer support for European customers. In the fiscal year ended September 27, 1997, international sales represented approximately 34.0% of ILC's net sales. Information regarding ILC's export sales and major customers is incorporated herein by reference to
Note 3 of Notes to ILC Consolidated Financial Statements.

BACKLOG

   As of September 27, 1997, ILC's backlog of unfilled orders was approximately $23.4 million, compared to approximately $28.0 million at September 28, 1996. Subsequent to fiscal 1997, ILC received an order of approximately $6.5 million. A comparable order from the same customer was received prior

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to the end of fiscal 1996 and is included in the backlog as of September 28,
1996. Had this order been received before the end of fiscal 1997, ILC's backlog at September 27, 1997 would have been approximately $29.9 million. ILC includes in its backlog orders that have been released by the customer for shipment within the next 12 months. Due to the possibility of customer changes in delivery schedules or cancellations of orders, backlog as of any particular date is not necessarily representative of actual sales for any succeeding period.

MANUFACTURING

   ILC's lamp groups have built substantial expertise in the fields of sealing technology (ceramic-to-metal, quartz-to-metal, vacuum sealing), materials research, plasma physics, electrical engineering, optoelectronics and electrode technology. The manufacturing of most of ILC's lamp and power supply products is labor and capital intensive, and accordingly, the labor force is highly skilled and experienced. The combination of ILC's technical and manufacturing expertise enables ILC to dominate its selected market niches for specialty lighting.

   ILC designs, develops and manufactures a majority of its products in two facilities totaling 97,000 square feet in Sunnyvale, California. These adjoining buildings include lamp development laboratories, separate manufacturing facilities for xenon and krypton arc lamps, Cermax lamps, Daymax metal halide lamps, mercury capillary lamps, Cermax equipment and aerospace products. In October 1994, ILC purchased a facility in Santa Clara, California totaling approximately 20,000 square feet to accommodate stepper lamp manufacturing. Q-Arc purchased a new facility of approximately 36,000 square feet in June 1994 and occupied the new facility in early fiscal 1995. Q-Arc currently occupies approximately 25,000 square feet of this facility and has available 11,000 square feet for future expansion.

   Q-Arc received ISO 9002 certification in fiscal 1995 and ILC Sunnyvale became certified in fiscal 1996. ISO certification ensures customers that ILC has a quality system that will result in continuous product quality improvement. It is a recognition of a commitment to quality through all sections of the organization.

PATENTS AND TRADEMARKS

   ILC holds approximately 25 United States and foreign patents related to the key features of several of its products and has several patent applications pending in the United States. While these patents tend to enhance ILC's competitive position, ILC believes that ILC's success depends primarily upon its proprietary technological, engineering, production and marketing skills and the high quality of its products. The names of two of ILC's products, Cermax and Daymax, are registered as trademarks in the United States Patent and Trademark Office and in many other countries in which ILC's products are sold.

   ILC's patents expire at various dates between 1998 and 2013. There can be no assurance that any patents held by ILC will not be challenged and invalidated, that patents will issue from any of ILC's pending patent applications or that any claim allowed from existing or pending patents will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to ILC. Competitors of ILC also may be able to design around ILC's patents.

COMPETITION

   ILC competes on the basis of product performance, applications engineering, customer service, reputation and price. ILC competes in many markets in which technology develops and improves rapidly, stimulating ILC to enhance the capability of its products and technologies. Competitors consist of both large and small companies located in the United States, Japan and Europe. They include EG&G, Inc., Osram GmbH, Philips Electronics N.V., Ushio, ORC, Koto and Wolfram Electric Inc. In many market segments, the competition has established the benchmark for product acceptance at a very high level, which requires ILC to improve continuously all phases of its processes for customer satisfaction. ILC believes that by exploiting segmented market areas in which ILC has technological, manufacturing and marketing strengths, ILC can compete effectively. At the same time, by focusing its product development and acquisition activities in these areas, ILC believes that it can defend its strengths and maintain its leadership in selected markets.

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ENGINEERING AND RESEARCH

   ILC's engineering and research and development efforts consist of three main activities. The first area of activity is extensive application engineering in response to customer requirements. These activities result in customer specific products and modifications to existing products to satisfy the needs of ILC's customers. The second area is joint engineering and development work made in connection with customer production contracts. The third area includes those projects funded by ILC to develop new products and technologies. ILC spent $4,253,000, $4,320,000 and $4,297,000 in fiscal 1997,
1996 and 1995, respectively, for ILC funded research and development.

EMPLOYEES

   As of September 27, 1997, ILC had 439 full-time employees, comprised of 31 in research and engineering, 24 in marketing and sales, 361 in manufacturing and 23 in general and administrative positions. ILC believes that its future success depends upon its continued ability to recruit and retain highly skilled employees in all disciplines. Although competition for qualified personnel is intense, ILC has been successful in attracting and retaining skilled employees. None of ILC's employees is represented by a labor union. ILC believes that its relations with its employees are good.

FACILITIES

   ILC owns facilities with an aggregate of approximately 153,000 square feet of office and manufacturing space in four separate buildings in Sunnyvale and Santa Clara, California and Cambridge, England. In Sunnyvale, ILC owns two adjacent buildings with an aggregate of 97,000 square feet of office and manufacturing space. These buildings were constructed by ILC in 1977 and 1979, sold and leased back from the new owners in 1982, and re-purchased from the landlord in August 1993. ILC leases to one tenant approximately 9,000 square feet of its space in Sunnyvale under a lease that expires in March 1998. In October 1994, ILC purchased 20,000 square feet of office and manufacturing space in Santa Clara, California. In June 1994, ILC purchased 36,000 square feet of office and manufacturing space in Cambridge, England. Q-Arc currently occupies approximately 25,000 square feet with approximately 11,000 square feet available for future expansion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ILC

   The following table sets forth information with respect to the beneficial ownership of ILC Common Stock as of the ILC Record Date by (i) each shareholder known by ILC to be the beneficial owner of more than 5% of ILC Common Stock; (ii) each director of ILC; (iii) each executive officer of ILC; and (iv) all directors and executive officers of ILC as a group.


                                                                  BENEFICIAL OWNERSHIP
                                                                    AS OF ILC RECORD
                                                                        DATE (1)
                                                                  --------------------
NAME                                                                NUMBER    PERCENT
----------------------------------------------------------------  --------- ---------
Westport Asset Management, Inc. (2)..............................  700,550     14.3%
Royce & Associates, Inc. (3).....................................  519,920     10.6
Investment Counselors of Maryland, Inc. (4)......................  326,000      6.6
Marvin C. Schwartz (5)...........................................  302,700      6.2
Henry C. Baumgartner (6).........................................  191,238      3.8
Felix J. Schuda (7)..............................................   96,184      1.9
Ronald E. Fredianelli (8)........................................   79,751      1.6
Richard D. Capra (9).............................................   27,338       *
John A. Lucero (10)..............................................   16,906       *
Dennis M. Toohey (11)............................................    6,250       *
Arthur O. Whipple (12)...........................................    3,950       *
Arthur L. Schawlow (13)..........................................   27,000       *
Harrison H. Augur (14)...........................................   47,000      1.0
George B. Clairmont (15).........................................  177,900      3.6
All Executive Officers and Directors as a Group
 (10 persons)(16)................................................  673,517     13.0



------------
   * Less than 1%.
 (1) Based upon a total of 4,903,591 shares of ILC Common Stock outstanding as of the ILC Record Date. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of ILC Common Stock subject to options that are currently exercisable or exercisable within 60 days of the ILC Record Date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) The share ownership is as reported on Schedule 13G dated February 13, 1997. Of these shares, 691,650 shares are held in discretionary managed accounts and 8,900 shares are beneficially owned by officers and stockholders of Westport Asset Management Inc. The address of Westport Asset Management Inc. is 253 Riverside Avenue, Westport, Connecticut 06880.
 (3) The share ownership is as reported on Amendment Number 3 to Schedule 13G dated June 6, 1997, on behalf of a group consisting of Charles M. Royce, Royce & Associates, Inc. ("Royce") and Royce Management Company ("RMC"). Of these shares, 461,620 shares are beneficially owned by Royce and 58,300 shares are beneficially owned by RMC. Mr. Royce disclaims beneficial ownership of all of such shares. The address of Mr. Royce, Royce and RMC is 1414 Avenue of the Americas, New York, New York 10019.
 (4) The share ownership is as reported on Schedule 13G dated February 14, 1997. All of such shares are owned by various investment advisory clients of Investment Counselors of Maryland, Inc., which reported sole voting power as to 286,000 shares and sole dispositive power as to 326,000 shares. The address of Investment Counselors of Maryland, Inc. is 803 Cathedral Street, Baltimore, Maryland 21201-5297.
 (5) The share ownership is as reported on Schedule 13D dated August 13, 1996. Mr. Schwartz reported ownership of 55,500 shares, sole dispositive power and voting power with respect to 20,000 shares and discretionary and shared dispositive power with respect to 227,200 shares. The address of Mr. Schwartz is 605 Third Avenue, New York, New York 10158-3698.
 (6) Includes 92,500 shares subject to outstanding options that are exercisable within 60 days after the ILC Record Date. An additional 77,500 shares subject to outstanding options will become exercisable upon the closing of the Merger. Mr. Baumgartner is the Chairman of the Board, Chief Executive Officer and a director of ILC.
 (7) Includes 42,500 shares subject to outstanding options that are exercisable within 60 days after the ILC Record Date. An additional 12,500 shares subject to outstanding options will become exercisable upon the closing of the Merger. Mr. Schuda is the Vice President and Chief Technical Officer of ILC.
 (8) Includes 52,500 shares subject to outstanding options that are exercisable within 60 days after the ILC Record Date. An additional 37,500 shares subject to outstanding options will become exercisable upon the closing of the Merger. Mr. Fredianelli is the Chief Financial Officer and Secretary of ILC.
 (9) Includes 26,250 shares subject to outstanding options that are exercisable within 60 days after the ILC Record Date. An additional 113,750 shares subject to outstanding options will become exercisable upon the closing of the Merger. Mr. Capra is the President, Chief Operating Officer and a director of ILC.

(10) Includes 15,000 shares subject to outstanding options that are exercisable within 60 days after the ILC Record Date. An additional 40,000 shares subject to outstanding options will become exercisable upon the closing of the Merger. Mr. Lucero is the Senior Vice President, Sales and Marketing of ILC.

(11) Represents shares subject to outstanding options that are exercisable within 60 days after the ILC Record Date. An additional 18,750 shares subject to outstanding options will become exercisable upon the closing of the Merger. Mr. Toohey is the Vice President, Logistics and Quality of ILC.
(12) Includes 3,750 shares subject to outstanding options that are exercisable within 60 days after the ILC Record Date. An additional 28,750 shares subject to outstanding options will become exercisable upon the closing of the Merger. Mr. Whipple is the Vice President, Engineering of ILC.
(13) Includes 15,000 shares subject to outstanding options that are exercisable within 60 days after the ILC Record Date. An additional 15,000 shares subject to outstanding options will become exercisable upon the closing of the Merger. Dr. Schawlow is a director of ILC.
(14) Includes 35,000 shares subject to outstanding options that are exercisable within 60 days after the ILC Record Date. An additional 15,000 shares subject to outstanding options will become exercisable upon the closing of the Merger. Mr. Augur is a director of ILC.
(15) Includes 68,900 shares owned by persons whose accounts are managed by Mr. Clairmont, as to which Mr. Clairmont disclaims beneficial ownership. Mr. Clairmont is a director of ILC.
(16) Includes the shares subject to outstanding options exercisable within 60 days after the ILC Record Date, as described in notes (6) through (14).

                    MANAGEMENT OF BEC FOLLOWING THE MERGER

   The executive officers and directors of BEC following the Merger will be as follows (assuming the Director Election proposal is approved by BEC stockholders):


           NAME              AGE                        OFFICE
-------------------------- -----  --------------------------------------------------
Martin E. Franklin ........  33   Chairman of the Board of Directors and Director
Richard D. Capra ..........  65   Chief Executive Officer and Director
Ian G.H. Ashken ...........  37   Executive Vice President of Finance and
                                  Administration, Chief Financial Officer, Assistant
                                  Secretary and Director
David L. Moore ............  40   Director
William T. Sullivan .......  53   Director
Harrison H. Augur .........  55   Director
Henry C. Baumgartner ......  65   Director
George B. Clairmont .......  48   Director


   Martin E. Franklin was elected Chairman of the Board and Chief Executive Officer of BEC in December 1995. Mr. Franklin was Chairman of the Board and Chief Executive officer of Benson from October 1992 to May 1996 and President from November 1993 to May 1996. Mr. Franklin has been the Chairman and Chief Executive Officer of Pembridge Holdings, Inc. since 1990. From 1988 to 1990, Mr. Franklin was Managing Director of Pembridge Associates, Inc. Both Pembridge Associates, Inc. and Pembridge Holdings, Inc., specialized in merchant banking and related services. Mr. Franklin has been Chairman and Chief Executive Officer of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P., since October 1996. Mr. Franklin is non-executive Chairman and a director of Eyecare Products plc and also serves on the boards of directors of Specialty Catalog Corp. and certain private companies. Mr. Franklin received his B.A. in Political Science from the University of Pennsylvania.

   Richard D. Capra has served as a member of the ILC Board since 1995. Since July 1996, he has also served as President and Chief Operating Officer of ILC. From January 1991 to July 1996, Mr. Capra served as a management consultant and a director of several companies in the electrical and lighting business. He was President and Chief Executive Officer of Philips Lighting Inc., U.S., from 1983 to 1991.

   Ian G.H. Ashken, A.C.A. was appointed Executive Vice President, Chief Financial Officer, Assistant Secretary and a Director of BEC in December 1995. Mr. Ashken was Chief Financial Officer of Benson and a director of Benson from October 1992 to May 1996. Mr. Ashken also served as Benson's Executive Vice President from October 1994 to May 1996; Secretary from October 1992 to December 1993; and, Assistant Secretary from December 1993 to May 1996. Mr. Ashken has been the Executive Vice President and a director of Pembridge Holdings, Inc. since 1990. Since October 1996, Mr. Ashken has been Vice Chairman of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P. Mr. Ashken is a director of Eyecare Products plc. Mr. Ashken received his B.A. (Hons) in Economics and Accounting from the University of Newcastle in England.

   David L. Moore became a member of the BEC Board in May 1996. For more than the last five years Mr. Moore has been President and Chief Executive Officer of Century 21 Home Improvements, and for more than fifteen years has been President and Chief Executive Officer of Garden State Brickface, Inc., a leading New York metropolitan area residential and commercial remodeling firm. Mr. Moore received his B.A. in Economics from Amherst College and his M.B.A. from Harvard University.

   William T. Sullivan was President and Chief Operating Officer of BEC from April 1996 to April 1997. Mr. Sullivan became a member of the BEC Board in May 1996. Upon Benson's acquisition of ORC in October 1994, Mr. Sullivan was appointed Benson's Executive Vice President of Operations. From July 1993 to October 1994, Mr. Sullivan served as the President of the Consumer Optical Group of ORC. From August 1987 through July 1993, Mr. Sullivan served as Group Vice President of the Consumer Optical Group of ORC. Prior to joining ORC, Mr. Sullivan was President of Pearle Vision Centers.

   Harrison H. Augur has served as a member of the Board of Directors of ILC since 1989. He has been General Partner of Capital Asset Management since June 1987. From April 1981 to August 1991, he served as Executive Vice President and Director of Worms & Co., Inc.

   Henry C. Baumgartner is a co-founder of ILC. He has served ILC in various management positions since 1967 and has been a member of the ILC Board since 1967. Mr. Baumgartner was appointed Chairman of the ILC Board in July 1996 and Chief Executive Officer of ILC in April 1990. From April 1990 to July 1996, he served as the President of ILC. Prior to 1990, he served as Chief Executive Officer and Chairman of the Board of ILC from November 1986.

   George B. Clairmont has served as a member of the Board of Directors of ILC since July 1997. He has been President of Clairvest Corporation, a New York-based registered investment adviser, since 1983. Mr. Clairmont also serves as a director of Thomson-Leeds Corporation, a designer and manufacturer of point of sales displays.

DIRECTORS

   Pursuant to the Merger Agreement, upon consummation of the Merger, the BEC Board will be expanded from seven (7) to nine (9) members. Four (4) members will be existing BEC directors, four (4) members will be proposed by ILC, and the ninth director will be elected by the BEC Nominees and ILC Nominees subsequent to the Merger pursuant to the Bylaws of BEC. Martin E. Franklin, Ian G.H. Ashken, David L. Moore and William T. Sullivan, all current directors of BEC, will remain on the BEC Board as the BEC Nominees. Nora A. Bailey, Richard W. Hanselman and Charles F. Sydnor, current directors of BEC, have agreed to resign at the Effective Time in order to facilitate the Merger. BEC is seeking stockholder approval for the election of Harrison H. Augur, Henry C. Baumgartner, Richard D. Capra and George B. Clairmont, who are all current directors of ILC and are the ILC Nominees for the BEC Board. After the Merger, the BEC Board will elect a ninth director who will be appointed jointly by the BEC Nominees and the ILC Nominees to serve as a director. See "The Merger--Board of Directors and Management of BEC Following the Merger."

COMMITTEES OF THE BOARD OF DIRECTORS

   Committee structure and membership will be determined by the BEC Board shortly after the completion of the Merger. At that time, the BEC Board will appoint new members to its audit, compensation and nominating committees. The compensation committee of BEC meets annually in December to review and determine, among other things, compensation arrangements for the senior management of BEC. Therefore, any bonuses for BEC's management have not yet been determined in respect of their performance in 1997, including their efforts regarding the Spinoff and Merger, or their compensation arrangements in respect of 1998.

SUMMARY COMPENSATION TABLE

   The following table sets forth all compensation earned by or paid to each executive officer of ILC who will be an executive officer or director of BEC following the Merger, for services rendered to ILC and its subsidiaries during each of fiscal 1997, 1996 and 1995. Summary compensation information for the BEC Nominees may be found in the BEC Annual Report for the fiscal year ended December 31, 1996, and is incorporated by reference herein.


                                           ANNUAL COMPENSATION(1)
                                    ------------------------------------
                                                          OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY   BONUS(2)  COMPENSATION(3) COMPENSATION(4)
---------------------------  ------ ---------  -------- ---------------  ---------------
Henry C. Baumgartner, .....   1997   $183,654   $45,000      $6,000           $3,000
 Chief Executive Officer(5)   1996    175,000    15,000        --              2,558
                              1995    175,610    26,392        --              3,021
Richard D. Capra,..........   1997   $197,115   $45,000      $6,000           $  615
 President and Chief          1996     25,385      --          --               --
 Operating Officer(6)         1995     10,000      --          --               --



------------
(1) No compensation is paid to officers of ILC for services rendered as directors.
(2) Includes cash bonuses paid during the year and cash bonuses accrued for services rendered during the year.
(3)    Represents car allowance.
(4) Represents ILC matching contribution under ILC's Thrift Incentive Savings Plan.
(5) Mr. Baumgartner will serve only as a director of BEC following the Merger.
(6) Mr. Capra will serve as Chief Executive Officer and a director of BEC following the Merger.

OPTION GRANTS IN FISCAL 1997

   The following table sets forth information regarding option grants during fiscal 1997 to each executive officer of ILC who will be an executive officer or director of BEC after the Merger. In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted to the end of the option terms.

                         OPTION GRANTS IN FISCAL 1997
                              INDIVIDUAL GRANTS






                                                                                  POTENTIAL REALIZABLE
                                                                                        VALUE AT
                                                                                  ASSUMED ANNUAL RATES
                        NUMBER OF     PERCENT OF                                        OF STOCK
                       SECURITIES    TOTAL OPTIONS                               PRICE APPRECIATION FOR
                       UNDERLYING     GRANTED TO                                         OPTION
                         OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION         TERM (2)
NAME                   GRANTED (1)    FISCAL 1997      PER SHARE        DATE         5%         10%
--------------------  ------------ ---------------  -------------- ------------  ---------- ----------
Henry C.
 Baumgartner.........    20,000            5%           $11.00        11/21/06    $138,357    $350,623
Henry C.
 Baumgartner.........    50,000           12%             9.50         5/13/07     298,725     757,028
Richard D. Capra ....    40,000           10%            11.00        11/21/06     276,714     701,247
Richard D. Capra ....    40,000           10%             9.50         5/13/07     238,980     605,622

------------
(1) The options shown in the table were granted at fair market value and become exercisable in cummulative increments of 25% of the shares per year, commencing on the first anniversary of the date of grant. The options shown in the table will expire ten years from the date of grant, subject to earlier termination upon termination of employment.
(2) The assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent ILC's estimate or projection of future stock prices.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

   The following table shows certain information regarding options exercised during fiscal 1997 and held as of September 27, 1997, by each executive officer of ILC who will be an executive officer or director of BEC after the Merger.

                                                        NUMBER OF       VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                                                       AT FY-END(1)       AT FY-END ($)(2)
                                                   ------------------- --------------------
                            SHARES        VALUE
                           ACQUIRED      REALIZED      EXERCISABLE/         EXERCISABLE/
NAME                   OF EXERCISE (#)    ($)(3)      UNEXERCISABLE        UNEXERCISABLE
---------------------  --------------- ----------  ------------------- --------------------
Henry C. Baumgartner        40,000       $375,000      81,250/88,750     $558,688/$179,063
Richard D. Capra  ....          --             --     16,250/123,750     $ 12,813/$147,188

------------
(1) Represents the total number of shares subject to stock options held by each executive officer. These options were granted on various dates during fiscal years 1988 through 1997 and are exercisable on various dates beginning in 1989 and expiring in 2007.
(2) Represents the difference between the exercise price and $11.75, which is the September 27, 1997 closing price of the ILC Common Stock as reported by Nasdaq. Stock option exercise prices range from $2.25 to $11.25.
(3) Represents the aggregate market value of the shares covered by the option at the date of exercise, less the aggregate exercise price.

ILC DIRECTOR COMPENSATION

   Harrison H. Augur and George B. Clairmont, as outside directors of ILC, are paid an annual fee of $10,000 for services as a director. Such fee is paid quarterly and pro rated when a director does not serve for a full year. Directors receive no additional compensation for committee participation or attendance at committee meetings. During fiscal 1997, Mr. Augur was granted an automatic option to purchase 5,000 shares of ILC Common Stock at an exercise price of $9.50 per share. In addition, in February 1997, Mr. Augur was granted an option to purchase 5,000 shares of ILC Common Stock at an exercise price of $11.19 per share.

CERTAIN TRANSACTIONS

   In November 1996, ILC entered into Compensation Agreements with eleven of its key employees, eight of whom are currently employed by ILC, that provide for severance benefits upon termination following a change in control of ILC. Six of the executive officers of ILC, plus two additional key employees of ILC, are currently covered by the Compensation Agreements. Each agreement provides that if, during the two-year period following a change in control of ILC (as defined in the agreements), ILC terminates the employee's employment without cause (other than for death, retirement or disability) or the employee terminates the employee's employment for good reason (as defined in the agreements), the employee will receive from ILC a lump sum payment as a severance benefit. The amount of such payment will be equal to three times the employee's annual full base salary (excluding bonus) for Messrs. Baumgartner and Capra. However, in the case of each of Messrs. Baumgartner and Capra, it is intended that the terms of the employment/consulting agreements to be entered into with BEC will supercede such arrangements.

                         COMPARISON OF CAPITAL STOCK

DESCRIPTION OF BEC CAPITAL STOCK

   The authorized capital stock of BEC consists of 50,000,000 shares of Common Stock, $0.01 par value per share, and 500,000 shares of Preferred Stock, $1.00 par value per share.

BEC COMMON STOCK


   As of the BEC Record Date, there were 17,631,102 shares of BEC Common Stock. BEC Common Stock is listed on NYSE under the symbol "EYE". As of the BEC Record Date, the outstanding BEC Common Stock was held by approximately 580 stockholders. In addition, stock options to purchase an aggregate of 3,301,253 shares of BEC Common Stock were outstanding as of the BEC Record Date. Holders of BEC Common Stock are entitled to one vote per share on all matters to be voted upon by the Holders. The stockholders may not cumulate votes in connection with the election of directors. Subject to the preferences that may be applicable to outstanding Preferred Stock, if any, the holders of BEC Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of BEC, the holders of BEC Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the preferences that may be applicable to outstanding Preferred Stock, if any. The BEC Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the BEC Common Stock. All outstanding shares of BEC Common Stock are fully paid and non-assessable, and the shares of BEC Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.


PREFERRED STOCK

   BEC has 500,000 shares of Preferred Stock authorized, of which, as of the Record Date, 10,000 shares are outstanding. Pursuant to the Spinoff, it is anticipated that the 10,000 shares of outstanding preferred stock will be cancelled. The BEC Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the BEC Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of BEC Common Stock. The issuance of Preferred Stock may also have the effect of delaying, deferring or preventing a change in control of BEC and negating BEC's ability to apply the pooling of interest method of accounting to the Merger.

TRANSFER AGENT AND REGISTRAR

   The Transfer Agent and Registrar of the BEC Common Stock is National City Bank. Its telephone number is (800) 622-6757.

DESCRIPTION OF ILC CAPITAL STOCK


   The authorized capital stock of ILC consists of 10,000,000 shares of Common Stock, no par value per share, of which there were 4,903,591 shares outstanding as of the ILC Record Date, held by approximately 400 shareholders of record. In addition, stock options to purchase an aggregate of 830,000 shares of ILC Common Stock were outstanding as of the ILC Record Date.


ILC COMMON STOCK

   The following description of the ILC Common Stock does not purport to be complete and is subject to and qualified in its entirety by the ILC Amended and Restated Articles of Incorporation and Bylaws and by the provisions of applicable California law.

   Holders of ILC Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of ILC Common Stock have cumulative voting rights in the election of directors. Accordingly, provided notice of the intention to use cumulative voting has been given at the meeting prior to voting, a shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder may select.

   Holders of ILC Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of ILC, the holders of ILC Common Stock are entitled to share ratably in all assets legally available for distribution. The ILC Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the ILC Common Stock. All outstanding shares of ILC Common Stock are fully paid and non-assessable, and the shares of BEC Common Stock that are received in exchange for the ILC Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

   ILC Common Stock is included for quotation on Nasdaq under the trading symbol "ILCT."

   The transfer agent and registrar for the ILC Common Stock is ChaseMellon Shareholder Services, L.L.C. Its telephone number is (415)954-9509.

ILC COMMON STOCK PURCHASE RIGHTS

   In 1989, the ILC Board declared and paid a dividend of one common share purchase right (a "Right") for each outstanding share of ILC Common Stock. Each Right entitles the registered holder of ILC Common Stock to purchase from ILC one share of ILC Common Stock at a price of $55 per share, subject to adjustment. The terms of the Rights are set forth in a Rights Agreement dated as of September 29, 1989 between ILC and Security Pacific National Bank, as amended by First Amendment to Rights Agreement dated as of February 25, 1997 between ILC and ChaseMellon Shareholder Services, L.L.C., as successor to Security Pacific National Bank ("Rights Agreement"). The Rights are not exercisable until the earlier to occur of the following: (i) 10 days (or such later date as may be determined by action of the ILC Board) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of ILC Common Stock or (ii) 10 business days (or such later date as may be determined by action of the ILC Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of ILC Common Stock. In the event that ILC is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person becomes an Acquiring Person, each holder of a Right will have the right to receive, upon the exercise of the Right at its then current exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In certain other events, each holder of a Right (other than certain Acquiring Persons) will have the right to receive, upon the exercise of the Right at its then current exercise price, that number of shares of ILC Common Stock with a market value of two times the exercise price of the Right. The ILC Board proposes to amend the Rights Agreement prior to the Effective Time to enable the Merger to be consummated without any Rights becoming exercisable.

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
                       COMPARISON OF STOCKHOLDER RIGHTS

   After consummation of the Merger, the holders of ILC Common Stock who receive BEC Common Stock under the terms of the Merger Agreement will become stockholders of BEC. As shareholders of ILC, their rights are governed by California law, including the CGCL, and by the ILC Amended and Restated Articles of Incorporation (the "ILC Articles") and the ILC Bylaws, as amended (the "ILC Bylaws"). As stockholders of BEC, their rights will be governed by Delaware law, including the DGCL, the BEC Certificate and the BEC Bylaws (the "BEC Bylaws"). The following discussion summarizes certain differences between the rights of ILC shareholders under the CGCL, the ILC Articles and the ILC Bylaws and the rights of BEC stockholders under the DGCL, the BEC Certificate and the BEC Bylaws. This summary does not purport to be complete and is qualified in its entirety be reference to the ILC Articles and ILC Bylaws, the BEC Certificate and BEC Bylaws and the relevant provisions of California and Delaware law, including the CGCL and the DGCL.

SIZE OF THE BOARD OF DIRECTORS

   Under the CGCL, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The ILC Bylaws provide that the ILC Board has the authority to set the exact number of directors within the range of six to eleven. The exact number of directors is currently set at six members. The DGCL permits the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the stockholders). The BEC Bylaws state that the number of directors shall be at least two and no more than twelve. As part of the Merger, the Board of Directors of BEC will elect four new directors as the ILC Nominees and one additional director will be elected by the BEC Board after the Merger. The BEC Bylaws provide, consistent with the DGCL, that the size of the Board of Directors may be changed by the approval of the BEC Board acting alone.

CUMULATIVE VOTING

   In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at any meeting at which directors will be elected would have the power to elect all the directors to be elected at the meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

   Under the CGCL, cumulative voting in the election of directors is a right available to all shareholders of California corporations unless certain conditions apply. The ILC Articles provide for cumulative voting. Under the DGCL, cumulative voting in the election of directors is not mandatory. The BEC Certificate does not provide for cumulative voting.

NOTICE OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS; POWER TO CALL SPECIAL STOCKHOLDER MEETINGS

   The ILC Bylaws provide that for nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice of such business or nomination in writing to the Secretary of ILC and such business must be a proper matter for shareholder action under the CGCL. To be timely, a shareholder's notice must be delivered to the Secretary of ILC at the principal executive offices of ILC not less than 60 nor more than 90 days before the first anniversary of the preceding year's annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed by more than 60 days after such anniversary

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date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The ILC Bylaws provide that such shareholder's notice shall set forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to the regulations of the Commission (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such shareholder, as they appear on ILC's books, and of such beneficial owner and (b) the class and number of shares of ILC Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner. The chair of the meeting shall determine whether a nomination or any business proposed to be brought before the meeting was not brought in accordance with the foregoing procedures and, if it is so determined, shall disregard such nomination or proposal.

   Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting or such additional persons as are authorized by the articles of incorporation or the bylaws. The ILC Bylaws provide that a special meeting may be called by the ILC Board, the Chairman of the Board, the President or by shareholders holding not less than 10% of the voting stock. The ILC Bylaws also provide that the ILC Board may postpone, reschedule or cancel any previously scheduled special shareholder meeting. Nominations of persons for election to the ILC Board may be made at a special meeting of shareholders at which directors are to be selected pursuant to ILC's notice of meeting by or at the direction of the ILC Board or by any shareholder of record of ILC at the time of giving of notice of the meeting who is entitled to vote at the meeting, and who complies with the notice procedures for nominations for directors to be elected at annual meetings, as discussed above. To be timely, a shareholder's notice must be delivered to the Secretary of ILC at the principal executive offices of ILC not earlier than the 90th day before such special meeting and not later than the close of business on the later of the 60th day before such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the ILC Board to be selected at such special meeting.

   Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Pursuant to the BEC Bylaws, special meetings may be called by a majority of the Board of Directors, the Chairman, or a majority of the stockholders of record entitled to vote. Therefore, a substantially greater number of BEC stockholders must consent to the call of a special meeting of stockholders. In addition, the ability of the BEC Board under the DGCL to limit or eliminate the right of stockholders to initiate action at special stockholder meetings may make it more difficult to change the existing BEC Board and management.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

   In the last several years, a number of states (but not California) have adopted laws designed to make certain kinds of "unfriendly" corporate takeovers or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the DGCL ("Section 203"), certain "business combinations" by a Delaware corporation with "interested stockholders" are subject to a three-year moratorium unless specified conditions are met. BEC has elected in the BEC Certificate not to be governed by Section 203. However, subject to stockholder approval, the BEC Certificate could be amended to make BEC subject to Section 203.

   The CGCL does not contain a business combinations provision comparable to
Section 203. However, the CGCL does provide that, with respect to a merger, except (i) where the terms and conditions and the

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fairness of the terms and conditions of the transaction have been approved by the California Commissioner of Corporations, (ii) in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), or (iii) where all of the shareholders of the applicable class of the target corporation consent, if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, then the nonredeemable common stock of the target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholder already owns 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders. In addition, the CGCL requires that, in connection with certain transactions between a corporation whose shares are held of record by 100 or more persons and an "interested party," such interested party must deliver a written opinion as to the fairness of the consideration to the shareholders of the corporation. An "interested party" for purposes of this CGCL provision means a person who is a party to the transaction and (i) directly or indirectly controls the corporation, (ii) is an officer or director of the corporation or (iii) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

CLASSIFIED BOARD OF DIRECTORS

   A classified board of directors is one in which a certain number, but not all, of the directors is elected on a rotating basis each year. The CGCL provides that California corporations that meet certain qualifications may amend their articles of incorporation to provide for a classified board, but corporations that are not so qualified must elect directors annually and are not permitted to have a classified board. The DGCL permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors is elected for terms of two or three years, respectively. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. Neither the ILC Articles and Bylaws nor the BEC Certificate and Bylaws currently provides for a classified board of directors.

REMOVAL OF DIRECTORS

   Under the CGCL, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting (without regard to whether shares may be voted cumulatively). Under the DGCL, a director of a corporation such as BEC that does not have a classified board of directors or cumulative voting, may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

   Under the CGCL, any vacancy on a board of directors other than one created by removal of a director may be filled by the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by the removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or a bylaw approved by the corporation's shareholders. The ILC Articles and ILC Bylaws do not provide such authority to the ILC Board. Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy). The BEC Bylaws allow any vacancy on the Board of Directors to be filled by a majority of the directors then in office.

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INDEMNIFICATION AND ELIMINATION OF LIABILITY

   There are certain differences between the laws of California and Delaware respecting indemnification and limitation of liability. The laws of both states permit corporations to adopt a provision in their charter documents eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care. The ILC Articles eliminate the liability of directors for monetary damages to the corporation to the fullest extent permissible under California law. The CGCL does not permit the elimination of monetary liability where such liability is based on (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should have been aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; and (vii) liability for improper distributions, loans or guarantees.

   The BEC Certificate also eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under the DGCL, such provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve BEC or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

   The CGCL permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (i) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines that such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (ii) no indemnification may be made without court approval in respect of amounts paid in settling or otherwise disposing of a pending action or expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

   Indemnification is permitted by the CGCL only for acts taken in good faith and believed to be in the best interest of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party) or the court handling the action. The CGCL requires indemnification when the individual has successfully defended the action on the merits (as opposed to the DGCL which requires indemnification relating to a successful defense on the merits or otherwise).

   The DGCL generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by court order, by a majority vote of the disinterested directors even though less than a quorum, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without such court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The DGCL requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

   California corporations may include in their articles of incorporation a provision that extends the scope of indemnification through agreements, bylaws or other corporate action in excess of that specifically authorized by statute. The ILC Articles authorize ILC to provide indemnification of agents, which include directors and officers, through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by the CGCL, subject only to the applicable limits set forth in the CGCL described above with respect to actions for breach of duty to ILC and its shareholders. ILC provides indemnification to the fullest extent permitted by the CGCL pursuant to its Bylaws to all officers and directors of ILC and pursuant to indemnification agreements with all executive officers and directors of ILC.

   The DGCL provides that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The BEC Certificate includes a provision providing that BEC shall indemnify the directors of BEC to the fullest extent permissible under Delaware law.

LOANS TO OFFICERS AND EMPLOYEES

   Under the CGCL, any loan or guaranty by a corporation to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders owning a majority of the outstanding shares of the corporation (excluding shares owned by the interested person). In addition, under the CGCL, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone (excluding any interested director) to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) under certain circumstances. The ILC Bylaws do not contain such a provision. Under the DGCL, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

INSPECTION OF STOCKHOLDER LIST

   Both the CGCL and the DGCL allow any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. The CGCL provides, in addition, for an absolute right to inspect and copy the corporation's stockholder list by persons holding an aggregate of 5% or more of a corporation's voting shares, or, under certain other circumstances, shareholders holding an aggregate of 1% or more of such shares. Delaware law does not provide for any such absolute right of inspection, and no such right is granted under the BEC Certificate or BEC Bylaws. Restricted access to stockholder records, even though unrelated to the stockholder's interests as a stockholder, could result in impairment of the stockholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of BEC.

STOCKHOLDER VOTING

   Both the CGCL and the DGCL generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares of the corporation outstanding immediately prior to the merger. The CGCL contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

   Both the CGCL and the DGCL also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

   With certain exceptions, the CGCL requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, the

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DGCL generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares.

DIVIDENDS AND REPURCHASES OF SHARES

   Under California law, a corporation may make a distribution to its shareholders (including dividends, whether in cash or other property, and repurchases of its shares) if: (i) the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution; (ii) immediately after giving effect to the distribution, (a) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1-1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and (b) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before income taxes and before interest expense for the two preceding fiscal years were less than the average of the interest expense of the corporation for such fiscal years, at least equal to 1-1/4 times its current liabilities; and
(iii) the corporation making the distribution is not, or as a result of the distribution would not be, likely to be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature. Such tests are applied to California corporations on a consolidated basis.

   The DGCL generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

STOCKHOLDER ACTION BY WRITTEN CONSENT

   Unless otherwise provided in the certificate of incorporation, stockholders of a Delaware corporation may take action without a meeting, without prior notice, and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The BEC Certificate does not prohibit the stockholders from taking action by written consent. The ILC Bylaws permit shareholder action by written consent. However, the CGCL provides that certain actions by written consent may only be taken upon notice of the action to all shareholders prior to the consummation of the action authorized by such approval, and directors may be elected by written consent only if the consent is unanimous.

DISSENTERS' RIGHTS

   Under both California and Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, such dissenter's rights are not available
(i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares or (iii) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger.

   The CGCL in general affords appraisal rights in sale of assets reorganizations. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares.

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STOCKHOLDER DERIVATIVE SUITS

   The CGCL provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

DISSOLUTION

   Under the CGCL, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under the DGCL, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the corporation's stockholders. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The BEC Certificate contains no such supermajority voting requirement, however, a majority of shares voting at a meeting at which a quorum is present would be sufficient to approve a dissolution of BEC which had previously been approved by its Board of Directors.

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                 ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE
                          OF ONLY BEC'S STOCKHOLDERS

                PROPOSAL NUMBER TWO--AMEND THE BEC CERTIFICATE
                         TO EFFECT THE REVERSE SPLIT

GENERAL

   The BEC Board has approved an amendment to the BEC Certificate which would effect the Reverse Split, subject to stockholder approval of the Merger Agreement, the Reverse Split Proposal and the impending effectiveness of the Merger. The Reverse Split will cause all issued and outstanding shares of BEC Common Stock to be split, on a reverse basis, one-for-two. The Reverse Split would not affect the number of authorized shares of BEC Common Stock. Accordingly, the Reverse Split will effectively increase the number of available authorized shares of BEC Common Stock. The effective date of the Reverse Split would be the date on which the BEC Reverse Split Charter Amendment is filed with the Secretary of State of the State of Delaware. Implementation of the Reverse Split is contingent upon approval and adoption by the BEC stockholders, and the impending effectiveness of the Merger. The effective date of the Reverse Split is anticipated to be immediately prior to the Effective Time of the Merger. As described below, the primary objectives of the BEC Board in effecting the Reverse Split are to increase the per share market value of the BEC Common Stock and to increase the number of authorized but unissued shares of BEC Common Stock.

   The BEC Board has been advised that certain securities firms limit the extension of margin credit for, and otherwise discourage their registered representatives from recommending, the purchase of corporate securities that have a per share market value of less than $5.00 per share. Under the margin regulations of the Federal Reserve Board, brokers, financial institutions and certain other lenders may extend credit for the purchase of margin stock (such as BEC Common Stock) in an amount not to exceed 50% of the market value of such shares. See "Market Prices of BEC and ILC Common Stock."


   The Reverse Split is being proposed in tandem with the Merger so that, upon the issuance of the shares of BEC Common Stock in conjunction with the Merger, there will be a sufficient number of shares of BEC Common Stock authorized for issuance in connection with (i) the continuation of BEC's employee benefit plans and (ii) the options formerly relating to ILC Common Shares which will be assumed by BEC in connection with the Merger. At the BEC Record Date, there were issued and outstanding 17,631,139 shares of BEC Common Stock and options to acquire an additional 3,335,478 shares of BEC Common Stock (of which approximately 2.5 million shares relate to the Bolle participants. See "Information Concerning BEC--Recent Material
Developments--The Spinoff"). Approximately      shares of BEC Common Stock
are expected to be issued to shareholders of ILC.


   The BEC Board believes that the Reverse Split will provide flexibility for BEC in meeting its possible needs by enabling the BEC Board to raise additional capital through the issuance of BEC Common Stock or securities convertible into or exercisable for BEC Common Stock, to make additional stock awards under BEC's employee benefit plans and/or to employ BEC Common Stock as a form of consideration for acquisitions. Other than in connection with the Merger, or pursuant to agreements previously entered into such as the Voltarc Purchase Agreement, BEC does not presently intend to issue any additional shares for any specific purpose (except in connection with BEC's employee benefit plans).

   In order to increase the market value and the marginability of BEC Common Stock, as well as to provide for a sufficient number of authorized shares of BEC Common Stock upon the effectiveness of the Merger, the BEC Board has determined that a recapitalization through the Reverse Split, contingent upon the actual or impending effectiveness of the Merger, would be in the best interests of BEC and it stockholders.

EFFECTS OF THE REVERSE SPLIT


   General Effects. The principal effect of the Reverse Split would be to decrease the number of outstanding shares of BEC Common Stock. Specifically, the 17,631,139 shares of BEC Common Stock issued and outstanding on the BEC
Record would, as a result of the Reverse Split, together with       shares of
BEC Stock upon and assuming the conversion of all of the Convertible Notes, be
converted into approximately      shares of BEC Common Stock (with the
precise number depending upon the extent of fractional shares which will be converted to cash based upon the closing price on the NYSE for a share of BEC Common Stock on the trading day prior to implementation of the Reverse Split). After giving effect to the Merger, the 4,903,591 shares of ILC Common Stock issued and outstanding would, as a result of the Merger, be converted into approximately 10,689,828 shares of BEC Common Stock (with the precise number depending upon the extent of fractional shares), after giving effect to the Reverse Split. Because the number of shares of BEC Common Stock authorized for issuance by the BEC Certificate following the Reverse Split will remain at 50,000,000 shares, the Reverse Split will result in
approximately      "new" (or post-split) shares of BEC Common Stock ("New
Shares") available for issuance by BEC.

   Effect on Market for BEC Common Stock. On       , 1998, prior to the
Spinoff, and the most recent practical date before the printing of this Joint Proxy Statement/Prospectus, the last reported closing price of BEC Common
Stock on the NYSE was      per share. By decreasing the number of shares of
BEC Common Stock otherwise outstanding without altering the aggregate economic interest in BEC represented by such shares, the BEC Board believes that the trading price for BEC Common Stock will be increased to a price more appropriate for a NYSE quoted security.


   Effect on Derivative and Convertible Securities of BEC. The total number of shares of BEC Common Stock issuable upon the exercise of options, warrants and Convertible Notes to acquire such shares, and the exercise price thereof shall be proportionally adjusted to reflect the Reverse Split.


   Changes in Stockholders' Equity. As an additional result of the Reverse Split, BEC's stated capital, which consists of the par value per share of BEC Common Stock and BEC Preferred Stock multiplied, respectively, by the number of such shares outstanding, will be reduced. Although the par value of BEC Common Stock will remain at $.01 per share following the Reverse Split, stated capital will be decreased because the number of shares outstanding will be reduced. Correspondingly, BEC's additional paid-in capital, which consists of the difference between BEC's stated capital and the aggregate amount paid to BEC upon the issuance by BEC of all then outstanding shares of BEC Common Stock and BEC Preferred Stock, will be increased. However, the Series A Preferred Stock, the only currently outstanding series or class of Preferred Stock of BEC, is not expected to be outstanding at the Effective Time. See "The Merger--Conversion of the Convertible Notes and Other BEC Capitalization Changes."


   Dissenters' Rights. Pursuant to the DGCL, BEC's stockholders are not entitled to appraisal rights with respect to the Reverse Split.

FEDERAL INCOME TAX CONSEQUENCES

   The following summary of the federal income tax consequences of the Reverse Split is based on current law, including the Code, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and the circumstances of such stockholder. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold BEC Common Stock as a capital asset, may be subject to special rules not discussed below. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAXES AND OTHER LAWS.

   The receipt of New Shares in the Reverse Split will be a non-taxable transaction under the Code for federal income tax purposes. Consequently, a stockholder receiving New Shares will not recognize either gain or loss, or any other type of income, with respect to whole New Shares received as a result of the Reverse Split. In addition, the tax basis of such stockholder's shares of BEC Common Stock prior to the Reverse Split will carry over as the tax basis of the stockholder's New Shares. The holding period of the New Shares will also include the stockholder's holding period of the BEC Common Stock prior to the Reverse Split, provided that such BEC Common Stock was held by the stockholder as a capital asset on the effective date of the Reverse Split.

   The receipt of a stockholder of cash in lieu of a fractional New Share pursuant to the Reverse Split will be a taxable transaction for federal income tax purposes. Accordingly, such a stockholder will recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares of BEC Common Stock allocable to the fractional New Share interest at issue. If the shares of BEC Common Stock were held as a capital asset on the effective date of the Reverse Split, then the stockholder's gain or loss will be a capital gain or loss.

   Based on certain exceptions contained in regulations issued by the Internal Revenue Service, BEC does not believe that it or its stockholders will be subject to backup withholding or informational reporting with respect to cash distributed in lieu of fractional New Shares.

EXCHANGE OF SHARES

   On or after the effective date of the Reverse Split, BEC will mail to each BEC stockholder of record a letter of transmittal. A BEC stockholder will be able to receive a certificate representing New Shares and, if applicable, cash in lieu of a fractional New Share only by transmitting to the Exchange Agent such stockholder's stock certificate(s) for shares of BEC Common Stock outstanding prior to the Reverse Split, together with the properly executed and completed letter of transmittal, and such evidence of ownership of such shares as BEC may require. BEC stockholders will not receive certificates for New Shares unless and until the certificates representing their shares of BEC Common Stock outstanding prior to the Reverse Split are surrendered. BEC stockholders should not forward their certificates to the Exchange Agent until the letter of transmittal is received and should surrender their certificates only with such letter of transmittal. Holders of ILC Common Stock prior to the Merger will receive a letter of transmittal which combines the procedure for exchanging their certificates representing ILC Common Stock for certificates representing New Shares (see "The Merger").

   Payment in lieu of a fractional New Share will be made to any BEC stockholder entitled thereto promptly after receipt of a properly completed letter of transmittal and stock certificate(s) for all of his or her shares of BEC Common Stock outstanding prior to the Reverse Split. There will be no service charge payable by BEC stockholders in connection with the exchange of certificates or in connection with the payment of cash in lieu of the issuance of a fractional New Share. These costs will be borne by BEC.

   THE BEC BOARD HAS UNANIMOUSLY APPROVED THE REVERSE SPLIT. THE BEC BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE REVERSE SPLIT.

               PROPOSAL NUMBER THREE--TO ELECT FOUR ADDITIONAL
                          DIRECTORS TO THE BEC BOARD

   The Election of the additional Directors is contingent upon approval and adoption by the BEC Stockholders, and is also contingent upon the approval of the Merger Proposal and effectiveness of the Merger.

   BEC's Bylaws provide that BEC shall have at least two (2) and no more than twelve (12) directors, as determined by the BEC Board from time to time. Pursuant to the Merger Agreement, upon consummation of the Merger the BEC Board will be expanded from seven (7) to nine (9) members. Four (4) members will be existing BEC directors, four (4) members will be proposed by ILC, and the ninth director will be elected by the BEC Board subsequent to the Merger in accordance with the Bylaws of BEC. Martin E. Franklin, Ian G.H. Ashken, David L. Moore and William T. Sullivan, all current directors of BEC, will remain on the BEC Board as BEC Nominees. Nora A. Bailey, Richard W. Hanselman and Charles F. Sydnor, current directors of BEC, have agreed to resign at the Effective Time in order to facilitate the Merger. BEC is now seeking stockholder approval for the election of Harrison H. Augur, Henry C. Baumgartner, Richard D. Capra and George B. Clairmont, who are all current directors of ILC and are the ILC Nominees for BEC's Board. After the Merger, the BEC Board as reconstituted will elect a ninth director who will be appointed jointly by the BEC Nominees and the ILC Nominees to serve as a director.

   In the event that the Merger is not consummated, the ILC Nominees will not serve as directors of BEC and accordingly, Nora A. Bailey, Richard W. Hanselman and Charles F. Sydnor will not resign as directors of BEC.

   The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the election of the nominees. The BEC Board does not expect that any of the nominees will be unavailable for election as a director. If by reason of an unexpected occurrence, one or more of the nominees is not available for election, however, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the BEC Board may propose in accordance with terms of the Merger Agreement.

   Information with respect to Messrs. Augur, Baumgartner, Capra and Clairmont is set forth above. See "The Merger--Management of BEC Following the Merger." Information with respect to Messrs. Franklin, Ashken, Moore and Sullivan, who will continue to be directors of BEC, is incorporated herein by reference to BEC's Annual Report on Form 10-K for the year ended December 31, 1996 (See "Incorporation By Reference"). The names of the ILC Nominees are as follows:

                              Harrison H. Augur
                             Henry C. Baumgartner
                               Richard D. Capra
                             George B. Clairmont

   Pursuant to the Merger Agreement, the BEC Board will take all actions necessary to cause the BEC Nominees, or successor designees of such BEC Nominees, on the one hand, and the ILC Nominees, or successor designees of such ILC Nominees, on the other hand, to remain as directors of the BEC Board for a period of two years from the Effective Time. The respective terms of office of the nominees for Director shall continue until the next annual meeting of stockholders and until their successors have been elected and qualified in accordance with the BEC Bylaws. There are no family relationships among any of the directors, nominees for director or executive officers of BEC.

   THE BEC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SELECTION OF THE NOMINEE DIRECTORS. THE BEC BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF EACH OF THE BEC NOMINEE DIRECTORS.

              PROPOSAL NUMBER FOUR--TO AMEND THE BEC CERTIFICATE
                    TO CHANGE THE NAME OF BEC GROUP, INC.

   As part of their consideration of the Merger and the Merger Agreement, the BEC Board has unanimously approved an amendment to the BEC Certificate to change the corporate name of BEC Group, Inc. to Lumen Technologies, Inc. Implementation of the name change is contingent upon approval and adoption by the BEC stockholders, approval by the stockholders of the Merger Proposal and the impending effectiveness of the Merger. Following the Effective Time and implementation of the name change, BEC has been advised by the NYSE that BEC
Common Stock will trade under the new quotation symbol of [      ].

   THE BEC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE NAME CHANGE. THE BEC BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE NAME CHANGE.

              PROPOSAL NUMBER FIVE--TO AMEND THE BEC OPTION PLAN

                  PROPOSED AMENDMENT TO THE BEC OPTION PLAN


   At the BEC Special Meeting, the BEC Stockholders will be asked to approve the BEC Option Plan, which is described below under "Description of Plan." The principal amendment is to increase the total number of shares of BEC Common Stock that may be awarded pursuant to the BEC Option Plan by 2,075,000 shares to 4,250,000 shares (all numbers giving effect to the Reverse Split). BEC is seeking stockholder approval of the BEC Option Plan in order to comply with the requirements of Section 422 of the Code and the requirements of Section 162(m) of the Code in order for compensation paid under the BEC Option Plan to be deductible by BEC irrespective of the $1 million limit in such Section. Stockholder approval is also required by the rules of the NYSE in order for shares of Common Stock issued to officers and directors of BEC pursuant to the BEC Option Plan to be listed for trading thereunder. The approval of the Amendment to the BEC Option Plan is subject to stockholder approval of this 1996 Stock Incentive Plan Proposal and the Merger Proposal and the effectiveness of the Merger.

   BEC management believes that the proposed increase in the number of shares available for grant under the BEC Option Plan is necessary in order to provide a sufficient number of shares to BEC to incentivize current employees as well as new employees who will be joining BEC as a result of the Merger and for potential future acquisitions. BEC believes that key employees of the new operations should have a stock interest in BEC and that the stock option program is an excellent vehicle for rewarding performance that is tied to the value of the BEC Common Stock. The proposed increase is also necessary in order to provide the opportunity for holders of ILC Stock Options to receive BEC Stock Options, as part of the transactions contemplated by the Merger. See "The Merger Agreement--Stock Options."


   Prior to the amendment and restatement, the BEC Option Plan currently authorized up to 4,350,000 shares of BEC Common Stock (before giving effect to the Reverse Split) for grant pursuant to awards. Of this amount, as of the BEC Record Date, approximately 1,049,372 shares of BEC Common Stock remained available for grant under the BEC Option Plan.


DESCRIPTION OF THE PLAN


   As noted above, 4,250,000 shares of BEC Common Stock were reserved for issuance pursuant to the grant of stock based awards under the BEC Option Plan, In addition, the BEC Option Plan limits the number of options and stock appreciation rights that may be granted to any single individual to 1,000,000 shares of BEC Common Stock. Pursuant to the BEC Option Plan, employees, directors and consultants of BEC and its subsidiaries and affiliates (other than employees subject to a collective bargaining agreement) are eligible to be selected as participants to receive discretionary awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, restricted stock awards, performance share unit awards and phantom stock unit awards, and awards consisting of combinations of such incentives.


   The BEC Option Plan is administered by the full Board of Directors of BEC or a committee thereof, including the compensation committee (the entity administering the BEC Option Plan, hereinafter referred to as the "Committee"). The Committee, in its sole discretion, will determine which eligible employees, directors and consultants of BEC and its subsidiaries may participate in the BEC Option Plan and the type, extent and terms of the equity-based awards to be granted to them. Members of the Committee who are non-employee directors, will receive automatic non-discretionary annual grants of stock options pursuant to the BEC Option Plan.


   Under the BEC Option Plan, at the time of the consummation of the Merger each non-employee director automatically was granted an option to purchase 10,000 shares of BEC Common Stock. Thereafter, on the date that a person first becomes a non-employee director, he or she will automatically be granted an option to purchase 10,000 shares of BEC Common Stock. Thereafter, beginning in 1999, on the date of each annual meeting of stockholders of BEC, each non-employee director will automatically be granted an option to purchase 2,500 shares of BEC Common Stock. All such automatic grants to non-employee directors are hereafter called "Director Options." Each Director Option has an exercise price per share equal to the fair market value of one share of BEC Common Stock on the date of grant and vests and becomes exercisable over a four year period beginning on the first anniversary of the date of grant at the rate of 25% of each Director Option on each of the four years immediately following the date of grant. All Director Options will be NSQOs (as defined below).


   Stock options granted by the Committee under the BEC Option Plan may be "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code, or "non-qualified stock options" ("NQSOs"). The exercise price of the options will be determined by the Committee when the options are granted, subject to a minimum price of the fair market value of BEC Common Stock on the date of grant in the case of ISOs, and the par value of the BEC Common Stock in the case of NQSOs. The option exercise price for all options granted under the BEC Option Plan may be paid in cash or in shares of BEC Common Stock having a fair market value on the date of exercise equal to the exercise price or, in the discretion of the Committee, by delivery to BEC of
(i) other property having a fair market value on the date of exercise equal to the option exercise price, or (ii) a copy of irrevocable instructions to a stockbroker to deliver promptly to BEC an amount of sale or loan proceeds sufficient to pay the exercise price.

   A "stock appreciation right" ("SAR") may be granted by the Committee as a supplement to a related stock option or may be granted independent of any option. SARs granted in connection with an option will become exercisable and lapse according to the same vesting schedule and lapse rules that are established for the corresponding option. SARs granted independent of any option will vest and lapse according to the terms and conditions set by the Committee. An SAR will entitle its holder to be paid an amount equal to the excess of the fair market value of BEC Common Stock subject to the SAR on the date of exercise over the exercise price of the related stock options, in the case of an SAR granted in connection with an options, or the fair market value of BEC Common Stock on the date of grant in the case of an SAR granted independent of an option.

   Shares of BEC Common Stock covered by a restricted stock award may, in the discretion of the Committee be issued to the recipient at the time the award is granted or may be deposited with an escrow agent until the end of the restricted period set by the Committee. During the restricted period, restricted stock will be subject to transfer restrictions and forfeiture in the event of termination of employment with BEC or a subsidiary and other restrictions and conditions established by the Committee at the time the award is granted.

   A phantom stock unit award will provide for the future payment of cash or the issuance of shares of BEC Common Stock to the recipient if continued employment or other conditions established by the Committee at the time of grant are attained.

   A performance share unit award will provide for the future payment of cash or the issuance of shares of BEC Common Stock to the recipient upon the attainment of certain corporate performance goals established by the Committee over three to five year performance award periods. At the end of each performance award period, the Committee decides the extent to which the corporate performance goals have been attained and the amount of cash or BEC Common Stock to be distributed to the participant.

   The BEC Board may amend or terminate the BEC Option Plan at any time; provided, however, that without further stockholder approval no amendment may
(i) materially increase the maximum number of awards which may be issued under thereunder, (ii) change the minimum option exercise price, (iii) extend the maximum term of options, or (iv) extend the termination date of the BEC Option Plan.

FEDERAL TAX CONSEQUENCES

   Set forth below is a brief description of the federal income tax consequences applicable to ISOs and NQSOs granted under the BEC Option Plan.

   ISOs. No taxable income is realized by an optionee upon the grant or exercise of an ISO. If BEC Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee's employer for Federal income tax purposes. The long-term capital gains tax rate may vary depending on the length of time the shares are actually held.

   If the BEC Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and
(2) the optionee's employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee upon the sale of the BEC Common Stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any deduction by the employer.

   Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise of a NQSO.

   For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised an NQSO. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential under the alternative minimum tax.

   NQSOs. With respect to NQSOs: (i) no income is realized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

   As a result of the rules under Section 16(b) of the Exchange Act, "insiders" (as defined in the Exchange Act), depending upon the particular exemption from the provisions of Section 16(b) utilized, may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of options. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular option.

   Optionees are strongly advised to consult with their individual tax advisers to determine their personal tax consequences resulting from the grant and/or exercise of options under the BEC Option Plan.

NEW PLAN BENEFITS


   The grant of options under the BEC Option Plan is entirely within the discretion of the Committee. BEC cannot forecast the extent of option grants that will be made in the future. As noted above, upon the consummation of the Merger non-employee Directors will receive an automatic grant of NQSOs with respect to 10,000 shares of BEC Common Stock each, thereafter, beginning in 1999, each non-employee Director will receive an automatic grants of NQSOs with respect to 2,500 shares of BEC Common Stock on an annual basis. Information with respect to compensation paid and other benefits, including options, granted in respect of the 1996 fiscal year to the Chief Executive Officer and the Executive Officer Group is set forth below. During 1996, 550,000 stock options were awarded to the BEC's Chief Executive Officer and the other named executive officers. In 1996, 825,000 stock options under the BEC Option Plan were granted to all current executive officers as a group and approximately 795,160 stock options were granted to 107 employees and consultants, including all current officers who are not executive officers. In 1996, 402,250 stock options were granted to Directors who were not executive officers, including the stock options granted to William Sullivan, who was, but is no longer an executive officer. To date, stock options have been granted at exercise prices which range from $0.83 per share to $5.25 per share. Most of the stock options granted in 1996, excluding options granted to executive officers, were to replace options previously held by employees in Benson, prior to the BEC Spinoff.

 THE BEC BOARD UNANIMOUSLY RECOMMENDS THAT THE BEC STOCKHOLDERS VOTE FOR THE
                  PROPOSED AMENDMENT TO THE BEC OPTION PLAN.

                           INDEPENDENT ACCOUNTANTS

   BEC has been advised that representatives of Price Waterhouse LLP, BEC's independent accountants of 1996, will be available by telephone at the BEC Special Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                LEGAL MATTERS

   Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for BEC by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019. It is a condition to the consummation of the Merger that ILC receive an opinion from Davis Polk & Wardwell with respect to certain tax matters. See "Summary--Federal Income Tax Consequences" and "The Merger--Certain Federal Income Tax Considerations
for ILC Shareholders" on pages    and   , respectively.

                                   EXPERTS

   The financial statements as of December 31, 1996 and 1995, and the three years then ended of BEC, except as they relate to Bolle America for the year ended December 31, 1994, have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to Bolle America for the year ended December 31, 1994, by KPMG Peat Marwick LLP, independent accountants, whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

   The audited consolidated financial statements of ILC included in this Joint Proxy Statement/ Prospectus to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                            STOCKHOLDER PROPOSALS

   Any proposal of a BEC stockholder intended to be presented at the Annual Meeting of Stockholders of BEC to be held in 1998, must be received by BEC no later than February 20, 1998 to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Stockholders of BEC. Proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                        INDEX TO FINANCIAL STATEMENTS

 BEC GROUP, INC.

Unaudited Pro Forma Combined Financial Statements

 Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997.........................    F-3

 Unaudited Pro Forma Combined Statement of Operations for the nine months ended
  September 30, 1997.........................................................................    F-4

 Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1996 ..    F-5

 Notes to Unaudited Pro Forma Combined Financial Statements..................................    F-6

Unaudited Interim Consolidated Financial Statements

 Unaudited Consolidated Balance Sheets as of September 30, 1997 and December 31, 1996 .......    F-9

 Unaudited Consolidated Statements of Operations for the nine months ended
  September 30, 1997 and 1996................................................................   F-10

 Unaudited Consolidated Statements of Cash Flows for the nine months ended
  September 30, 1997 and 1996................................................................   F-11

 Notes to Unaudited Consolidated Financial Statements........................................   F-12

Annual Financial Statements

 Report of Independent Accountants...........................................................   F-14

 Independent Auditors' Report................................................................   F-15

 Consolidated Balance Sheets as of December 31, 1996 and 1995................................   F-16

 Consolidated Statements of Operations for the years ended
  December 31, 1996, 1995 and 1994...........................................................   F-17

 Consolidated Statements of Stockholders' Equity for the years ended
  December 31, 1996, 1995 and 1994...........................................................   F-18

 Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1995 and 1994...........................................................   F-19

 Notes to Consolidated Financial Statements..................................................   F-21

ILC TECHNOLOGY, INC.

Report of Independent Public Accountants.....................................................   F-36

Consolidated Balance Sheets--September 27, 1997 and September 28, 1996.......................   F-37

Consolidated Statements of Operations for the Three Fiscal Years Ended September 27, 1997 ...   F-38

Consolidated Statements of Stockholders' Equity for the Three Fiscal Years Ended
 September 27, 1997..........................................................................   F-39

Consolidated Statements of Cash Flows for the Three Fiscal Years Ended September 27, 1997 ...   F-40

Notes to Consolidated Financial Statements...................................................   F-42

                               BEC GROUP, INC.
                   PRO FORMA COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma combined financial statements give effect to the merger under the purchase method of accounting assuming 100% of the Convertible Notes are converted and the effect of the Contribution Agreement between BEC and its subsidiary Bolle described below.

   In connection with the Spinoff of Bolle to the stockholders of BEC, which will occur prior to the closing of the proposed Merger of ILC and Acquisition Corp., BEC's historical financial statements shown in the "BEC" column of the pro forma combined financial statements included herein have been restated to reflect Bolle as a discontinued operation. In addition, BEC will transfer certain assets and liabilities to Bolle pursuant to the Contribution Agreement. The pro forma adjustments relating to the Contribution Agreement are shown in a separate column in the pro forma combined financial statements included herein. The Spinoff does not require stockholder approval and is not conditioned upon the closing of the proposed Merger.

   In accordance with the Contribution Agreement (i) BEC will assign to Bolle all of BEC's assets other than the assets related to the ORC Business (as defined in the Contribution Agreement) and certain other specific assets retained by BEC; and (ii) Bolle will assume all of BEC's liabilities prior to the Spinoff other than those related to the ORC Business and certain specific liabilities.

   The accompanying pro forma combined statements of operations give effect to the Contribution Agreement and the Merger as though they occurred at the beginning of the periods presented. The pro forma combined balance sheet at September 30, 1997 is based on the unaudited balance sheet of BEC at September 30, 1997 and the audited balance sheet of ILC at September 27, 1997. The pro forma combined statements of operations for the nine months ended at September 30, 1997 and the year ended December 31, 1996 are based on the BEC unaudited interim historical financial statements for the nine months ended September 30, 1997 and audited historical financial statements of BEC for the year ended December 31, 1996, the unaudited interim financial statements of ILC at September 27, 1997 and the ILC audited historical financial statements at September 28, 1996.

   Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. Management does not expect material changes to the purchase accounting adjustments upon the final allocation of purchase price. The unaudited pro forma combined financial information presented herein is not necessarily indicative of the results of operations or financial position that BEC would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of BEC.

                                BEC GROUP, INC.
                           PRO FORMA BALANCE SHEET
                           AS OF SEPTEMBER 30, 1997
                            (AMOUNTS IN THOUSANDS)


                                           CONTRIBUTION                            MERGER
                                            AGREEMENT        BEC                  RELATED
                                            PRO FORMA       POST                 PRO FORMA     PRO FORMA
                                  BEC      ADJUSTMENTS     SPINOFF      ILC     ADJUSTMENTS    COMBINED
                              ---------- --------------  ---------- ---------  ------------- -----------
ASSETS
Current assets:
 Cash & cash equivalents  ...  $  1,873                   $  1,873    $ 1,114     $   (622)(j) $    443
                                                                                    (1,922)(m)
 Trade receivables, net  ....     7,758                      7,758     10,534                    18,292
 Inventories ................     9,788                      9,788     10,717                    20,505
 Receivables from
  discontinued operations  ..    34,379      $(34,379)(a)
 Investment in discontinued
  operations ................    21,059       (21,059)(b)
 Other current assets .......     2,968                      2,968      2,330                     5,298
                              ---------- --------------  ---------- ---------  ------------- -----------
  Total current assets  .....    77,825       (55,438)      22,387     24,695       (2,544)      44,538
Property and equipment, net      13,048        (5,672)(c)    7,376     21,653                    29,029
Goodwill, net ...............    11,826                     11,826                  27,507 (k)   39,333
Intangible assets, net  .....     1,242                      1,242        238                     1,480
Equity investments and notes
 receivable from affiliates      10,185        (9,534)(d)               2,197                     2,197
                                                 (651)(d)
Other assets ................     4,421        (1,000)(e)    3,421        765                     4,186
                              ---------- --------------  ---------- ---------  ------------- -----------
 Total assets................  $118,547      $(72,295)    $ 46,252    $49,548     $ 24,963     $120,763
                              ========== ==============  ========== =========  ============= ===========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Short term debt and current
  portion of long term debt    $ 20,179      $   (145)(c) $  3,109    $ 2,535                  $  5,644
                                              (16,925)(f)
 Accounts payable ...........     2,946                      2,946      4,362                     7,308
 Accrued expenses ...........     9,765          (254)(g)    9,417      4,462     $   (622)(j)   15,757
                                                  (94)(g)                            2,500 (l)
                              ---------- --------------  ---------- ---------  ------------- -----------
  Total current liabilities      32,890       (17,418)      15,472     11,359        1,878       28,709
 Long term debt .............    32,938        (3,428)(c)   29,510      3,118                    32,628
 Convertible subordinated
  debt ......................    22,941                     22,941                 (21,019)(m)
                                                                                    (1,922)(m)
 Long term liabilities  .....     9,376          (400)(g)    8,076         78                     8,154
                                                 (900)(g)
                              ---------- --------------  ---------- ---------  ------------- -----------
  Total liabilities .........    98,145       (22,146)      75,999     14,555      (21,063)      69,491
Stockholders' equity ........    20,402        (9,294)(h)  (29,747)    34,993       21,019 (m)   51,272
                                              (40,855)(i)                           25,007 (n)
                              ---------- --------------  ---------- ---------  ------------- -----------
Total liabilities and
 stockholders' equity .......  $118,547      $(72,295)    $ 46,252    $49,548     $ 24,963     $120,763
                              ========== ==============  ========== =========  ============= ===========

                                BEC GROUP, INC.
                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                            (AMOUNTS IN THOUSANDS)


                                                 PRO FORMA
                                                ADJUSTMENTS
                                                    FOR          BEC
                                                CONTRIBUTION     POST       (1)      PRO FORMA     PRO FORMA
                                       BEC       AGREEMENT     SPINOFF      ILC     ADJUSTMENTS    COMBINED
                                    --------- --------------  --------- ---------  ------------- -----------
REVENUES:
Net sales .........................  $35,221                   $35,221    $43,397                   $78,618
COSTS AND EXPENSES:
Cost of sales .....................   21,785                    21,785     30,453                    52,238
Selling general and administrative
 expenses .........................    7,746                     7,746      8,925     $   516 (r)    17,187
Interest expense ..................    2,567       $(233)(o)     2,334        355      (1,361)(s)     1,328
Other (income) expense ............     (878)        595 (p)      (283)    (2,379)                   (2,662)
                                    --------- --------------  --------- ---------  ------------- -----------
Total costs and expenses ..........   31,220         362        31,582     37,354        (845)       68,091
                                    --------- --------------  --------- ---------  ------------- -----------
Income from continuing operations
 before income taxes ..............    4,001        (362)        3,639      6,043         845        10,527
Provision for income taxes ........    1,271        (138)(q)     1,133      1,511         321 (q)     2,965
                                    --------- --------------  --------- ---------  ------------- -----------
Income from continuing operations
 before minority interests ........  $ 2,730       $(224)      $ 2,506    $ 4,532     $   524       $ 7,562
                                    ========= ==============  ========= =========  ============= ===========
Weighted average shares
 outstanding ......................   17,659                    17,659      5,035                    22,125 (t)
Earnings per share ................  $  0.16                   $  0.14    $  0.90                   $  0.34



------------
(1) In May 1997, ILC sold Converter Power, Inc. ("CPI"), a wholly-owned subsidiary which manufactured and distributed power supplies. If CPI had been sold as of the beginning of the period presented, ILC's sales for the nine months ended September 30, 1997 would have been $40.4 million with income from continuing operations of $2.8 million. Accordingly pro forma combined income from continuing operations would have been $5.8 million or $0.26 per share.

                                BEC GROUP, INC.
                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                            (AMOUNTS IN THOUSANDS)


                                                  PRO FORMA
                                                 ADJUSTMENTS
                                                     FOR          BEC
                                                 CONTRIBUTION     POST       (1)      PRO FORMA     PRO FORMA
                                        BEC       AGREEMENT     SPINOFF      ILC     ADJUSTMENTS    COMBINED
                                     --------- --------------  --------- ---------  ------------- -----------
REVENUES:
Net sales ..........................  $42,574                   $42,574    $54,116                   $96,690
COSTS AND EXPENSES:
Cost of sales ......................   25,676                    25,676     36,909                    62,585
Selling general and administrative     10,020                    10,020     11,385     $   688 (r)    22,093
Interest expense ...................    2,942                     2,942        487      (1,692)(s)     1,737
Other (income) expense .............   (1,378)      $ 375 (p)    (1,003)                              (1,003)
                                     --------- --------------  --------- ---------  ------------- -----------
Total costs and expenses ...........   37,260         375        37,635     48,781      (1,004)       85,412
                                     --------- --------------  --------- ---------  ------------- -----------
Income from continuing operations
 before income taxes ...............    5,314        (375)        4,939      5,335       1,004        11,278
Provision for income taxes .........    1,870        (131)(q)     1,739      1,334         351 (q)     3,424
                                     --------- --------------  --------- ---------  ------------- -----------
Income from continuing operations
 before minority interest ..........  $ 3,444       $(244)      $ 3,200    $ 4,001     $   653       $ 7,854
                                     ========= ==============  ========= =========  ============= ===========
Weighted average shares ............   17,669                    17,669      5,000                    22,221 (t)
Earnings per share .................  $  0.19                   $  0.18    $  0.80                   $  0.35



------------
(1)     Represents ILC's twelve months ended December 28, 1996

             NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

(a) Adjustment to reflect the reduction of the receivable from Bolle Inc. in conjunction with the Spinoff.

(b) Adjustment to reflect the Spinoff of BEC's investment in Bolle Inc. (discontinued operations).

(c) Adjustment to reflect the allocation of the Foster Grant Group building and related indebtedness to Bolle Inc.

(d) Adjustment to reflect the allocation of Equity in and notes receivable from affiliated companies consisting of BEC Group's 23% interest in Eyecare Products plc which is accounted for by the equity method ($9,534) and its investment in Superior Vision Services, Inc. and related note receivable which are accounted for by the cost method ($651) to Bolle Inc.

(e) Adjustment to reflect the allocation of the Preferred Stock in Accessories Associates, Inc. to Bolle Inc.


(f) Adjustment to reflect the portion of BEC's debt expected to be repaid in conjunction with the Spinoff as required by the Merger Agreement.


(g) Adjustment to reflect the allocation of retained liabilities relating to BEC's sale of the Foster Grant Group ($654) and the Prescription Eyewear Business ($994) in 1996. Such liabilities represent estimates of amounts to be paid in conjunction with the indemnification provisions of these sales agreements.

(h)    Adjustment to reflect the cancellation of BEC's Series A Preferred
       Stock.

(i) Adjustment to reflect the net loss to be recorded in conjunction with the Spinoff and contribution agreement adjustments (a) through (h) described above.

(j) Adjustment to reflect the payment of short term interest payable on the Convertible Notes due 2001. See Note (m).

(k) Adjustment to reflect the excess of purchase price over net book value of ILC allocated to goodwill and amortized over an estimated life of forty years on a straight line basis.

The purchase price for the Merger is calculated as follows:

 Number of ILC shares outstanding on the date the
  Merger agreement was signed........................    4,880
 Multiplied by the closing market price per share of
  ILC common stock on the same date..................  $ 11.75
                                                      ---------
 Value of Merger Consideration.......................  $57,340
 Add estimated merger related expenses...............    2,660
                                                      ---------
 Total purchase price................................  $60,000

The purchase price was allocated as follows:


 Cash.....................................  $  1,114
 Accounts receivable......................    10,534
 Inventories..............................    10,717
 Other current assets.....................     2,330
 Property, plant and equipment............    21,653
 Intangibles, net.........................       238
 Goodwill.................................    27,507
 Other assets.............................     2,962
 Curr portion of long term debt...........    (2,535)
 Accounts payable and accrued
  liabilities.............................   (11,324)
 Long term debt...........................    (3,118)
 Long term liabilities....................       (78)
                                           ----------
 Net assets acquired......................  $ 60,000
                                           ----------

 (l) Adjustment to reflect severance payments to be made under existing ILC Compensation Agreements, triggered by the Merger.


(m) Adjustment to reflect conversion of 100% of the BEC Group Convertible Notes Due 2001 and payment of long term accrued interest ($1,922). See Note (t) below for a table of the possible effects of a 50% conversion and a 0% conversion.

(n) Adjustment to reflect the net effect of the purchase (adjustments (j) through (l), on the equity of the combined company.


(o) Adjustment to reflect the reduction in interest expense included in BEC's historical results applicable to the debt being repaid in conjunction with the Spinoff and the maximum indebtedness allowed by the Merger Agreement. See note (f). This debt is denominated in French Francs and BEC's average interest rate on French Franc debt during 1997 has been approximately 5%. Accordingly, this adjustment is calculated as $16,925 multiplied by a pro forma interest rate of 5.5%. Such debt has been outstanding since July 10, 1997.


PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

(p) Adjustment to reflect equity income on the investment in Eyecare Products plc. See Note (d).

(q) Adjustment to reflect a statutory tax rate of 38% in 1997 and 35% in 1996 on the pro forma adjustments.

(r) Adjustment to reflect amortization of goodwill on a straight line basis over 40 years. See Note (k).


(s) Adjustment to reflect reduction of interest expense associated with the conversion of convertible notes described in Note (m). The adjustment is based on the actual interest rate of the convertible notes of 8% which is compounded semi-annually. BEC will use its reasonable commercial efforts to effect conversion of the convertible notes. In this regard, the holders have been offered interest payment through May 3, 1998 if they convert prior to the Spinoff. Assuming 100% conversion as of January 31, 1998, this offer would result in a non-recurring interest charge of approximately $475.


(t) The pro forma weighted average number of shares outstanding is calculated below. The pro forma combined financial statements assume that 100% of the BEC convertible note holders will convert before the Spinoff. The table below shows three scenarios. Scenario 1 calculates EPS based on 100% conversion of the Convertible Notes as shown in the pro forma combined statements of operations. Scenario 2 calculates earnings per share based on 50% conversion of the Convertible Notes. Scenario 3 calculates earnings per share based on no conversion of the Convertible Notes. The table assumes an Exchange Ratio of 4.38, 4.43 and 4.50, respectively.

                                            SCENARIO 1                    SCENARIO 2
                                          100% CONVERSION               50% CONVERSION
                                   ----------------------------- -----------------------------
                                     NINE MONTHS                   NINE MONTHS
                                        ENDED       YEAR ENDED        ENDED       YEAR ENDED
                                    SEPTEMBER 30    DECEMBER 31   SEPTEMBER 30    DECEMBER 31
                                        1997           1996           1997           1996
                                   -------------- -------------  -------------- -------------
Weighted average shares
 outstanding of the Company.......      17,659         17,669         17,659         17,669
Conversion of principal amount of
 convertible notes ...............       3,655          3,655          1,828          1,828
                                   -------------- -------------  -------------- -------------
Subtotal .........................      21,314         21,324         19,487         19,497
                                   -------------- -------------  -------------- -------------
Effect of 1 for 2 reverse split ..      10,657         10,662          9,743          9,748
Shares issued as merger
 consideration ...................      10,638         10,638         10,834         10,834
Additional common stock
 equivalents from vested ILC
 options replaced with BEC
 options .........................         830            921            859            951
                                   -------------- -------------  -------------- -------------
Pro forma weighted average
 shares...........................      22,125         22,221         21,436         21,533
                                   ============== =============  ============== =============
Additional interest expense ......     $     0        $     0        $  (681)       $  (846)
Tax benefit.......................           0              0           (259)          (296)
                                   -------------- -------------  -------------- -------------
Net effect on net income from
 continuing operations............     $     0        $     0        $  (422)       $  (550)
                                   ============== =============  ============== =============
Adjusted net income from
 continuing operations ...........       7,562          7,854          7,140          7,304
Adjusted Earnings per share  .....     $  0.34        $  0.35        $  0.33        $  0.34


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                            SCENARIO 3
                                           NO CONVERSION
                                   -----------------------------
                                     NINE MONTHS
                                        ENDED       YEAR ENDED
                                    SEPTEMBER 30    DECEMBER 31
                                        1997           1996
                                   -------------- -------------
Weighted average shares
 outstanding of the Company.......      17,659         17,669
Conversion of principal amount of
 convertible notes ...............           0              0
                                   -------------- -------------
Subtotal .........................      17,659         17,669
                                   -------------- -------------
Effect of 1 for 2 reverse split ..       8,830          8,835
Shares issued as merger
 consideration ...................      10,980         10,980
Additional common stock
 equivalents from vested ILC
 options replaced with BEC
 options .........................         889            980
                                   -------------- -------------
Pro forma weighted average
 shares...........................      20,699         20,795
                                   ============== =============
Additional interest expense ......     $(1,361)       $(1,692)
Tax benefit.......................        (517)          (592)
                                   -------------- -------------
Net effect on net income from
 continuing operations............     $  (844)       $(1,100)
                                   ============== =============
Adjusted net income from
 continuing operations ...........       6,718          6,754
Adjusted Earnings per share  .....     $  0.32        $  0.32

                               BEC GROUP, INC.
                         CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                (UNAUDITED)
                                                               SEPTEMBER 30,    DECEMBER 31,
                                                                    1997            1996
                                                              --------------- --------------
ASSETS
Current assets:
 Cash and cash equivalents...................................     $  1,873        $  2,164
 Trade receivables, net .....................................        7,758           7,280
 Inventories ................................................        9,788           9,317
 Receivable from discontinued operations ....................       34,379             937
 Investment in discontinued operations ......................       21,059          10,227
 Other current assets .......................................        2,968           3,654
                                                              --------------- --------------
  Total current assets ......................................       77,825          33,579
Property and equipment, net .................................       13,048          13,114
Goodwill, net ...............................................       11,826          11,372
Intangible assets, net ......................................        1,242           1,296
Equity in and notes receivable from affiliated companies ....       10,185          11,435
Other assets.................................................        4,421           4,275
                                                              --------------- --------------
Total assets.................................................     $118,547        $ 75,071
                                                              =============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short term debt and current portion of long term debt ......     $ 20,179        $ 17,645
 Accounts payable............................................        2,946           2,858
 Accrued compensation........................................        1,505           2,134
 Other accrued expenses......................................        8,260           8,557
                                                              --------------- --------------
  Total current liabilities..................................       32,890          31,194
Long-term debt...............................................       32,938           3,597
Convertible subordinated notes...............................       22,941          21,922
Other........................................................        9,376          10,754
                                                              --------------- --------------
  Total liabilities..........................................       98,145          67,467
                                                              --------------- --------------
Stockholders' equity:
 Preferred stock--par value $1; 500 shares authorized; 10
  and 0 shares issued and outstanding........................        9,294              --
 Common stock--par value $.01; 50,000 shares authorized;
  17,631 and 17,631 shares issued............................          176             176
 Additional paid-in capital..................................       28,654          28,703
 Treasury stock--22 and 116 shares, at cost..................         (106)           (557)
 Retained deficit............................................      (17,616)        (20,718)
                                                              --------------- --------------
  Total stockholders' equity.................................       20,402           7,604
                                                              --------------- --------------
  Total liabilities and stockholders' equity.................     $118,547        $ 75,071
                                                              =============== ==============

         See accompanying notes to consolidated financial statements.

                                BEC GROUP, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,
                                                 --------------------
                                                    1997      1996
                                                 --------- ---------
REVENUES:
Net sales ......................................  $35,221    $31,984
COSTS AND EXPENSES
 Cost of sales .................................   21,785     19,348
 Selling, general and administrative ...........    7,746      7,929
 Interest expense ..............................    2,567      2,117
 Other income ..................................     (878)    (1,740)
                                                 --------- ---------
  Total costs and expenses .....................   31,220     27,654
                                                 --------- ---------

Income from continuing operations before taxes      4,001      4,330
Provision for income taxes .....................    1,271      1,295
                                                 --------- ---------
Income from continuing operations ..............    2,730      3,035
Income (loss) from discontinued operations  ....      371     79,102
                                                 --------- ---------
Net income (loss)...............................  $ 3,101    $82,137
                                                 ========= =========

Weighted average shares outstanding ............   17,659     17,671

PRIMARY EARNINGS PER SHARE:
Income from continuing operations ..............  $  0.16    $  0.17
Income (loss) from discontinued operations  ....     0.02       4.48
                                                 --------- ---------
Net income (loss)...............................  $  0.18    $  4.65
                                                 ========= =========

         See accompanying notes to consolidated financial statements.

                                BEC GROUP, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                 (Unaudited)

                                                                    FOR THE NINE MONTHS
                                                                           ENDED
                                                                       SEPTEMBER 30,
                                                                  -----------------------
                                                                     1997        1996
                                                                  ---------- -----------
Cash flows from operating activities:
 Net cash provided by operating activities of continuing
  operations.....................................................  $  2,946    $   3,579
 Net cash provided (used) by operating activities of
  discontinued operations .......................................    (1,883)       7,797
                                                                  ---------- -----------
  Net cash provided by operating activities .....................     1,063       11,376
                                                                  ---------- -----------
Cash flows from investing activities:
 Cash expended on acquisitions, net .............................    (1,686)          --
 Capital expenditures ...........................................      (792)        (540)
 Proceeds from sale of assets ...................................        --          157
 Net cash provided (used) by investing activities of
  discontinued operations .......................................   (34,810)     246,784
                                                                  ---------- -----------
  Net cash provided (used) by investing activities ..............   (37,288)     246,401
                                                                  ---------- -----------
Cash flows from financing activities:
 Proceeds from revolving credit line ............................    35,471        2,946
 Proceeds from (payments for) long term obligations  ............       100         (394)
 Proceeds from issuances of common stock ........................       584        2,503
 Purchases of treasury stock ....................................      (204)          --
 Cash dividends to shareholders .................................        --     (230,071)
 Net cash used by financing activities of discontinued
  operations ....................................................       (17)     (32,221)
                                                                  ---------- -----------
  Net cash provided (used) by financing activities ..............    35,934     (257,237)
Net increase (decrease) in cash .................................      (291)         540
Cash and cash equivalents at beginning of period ................     2,164        4,055
                                                                  ---------- -----------
Cash and cash equivalents at end of period.......................  $  1,873    $   4,595
                                                                  ========== ===========

         See accompanying notes to consolidated financial statements.

                                BEC GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

   The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles, Regulation S-X and the instructions for Form 10-Q. These statements contain all adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary to fairly present the consolidated financial position of the Company as of September 30, 1997 and its results of operations for the three and nine months ended September 30, 1997 and 1996 and its cash flows for the nine months ended September 30, 1997 and 1996. The results of operations of the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year. The consolidated balance sheet at September 30,1997 and December 31, 1996 reflects the investment in discontinued operations. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

NOTE 2 -- DISCONTINUED OPERATIONS

   As of October 30, 1997, the Company entered into a definitive agreement to acquire (through its wholly-owned subsidiary, BILC Acquisition Corp.) ILC Technology, Inc. ("ILC"). Under the terms of the agreement and assuming the conversion of the principal amount of the Company's convertible notes, ILC shareholders will receive 4.36 shares of the Company's common stock (or 2.18 shares, after giving effect to a proposed one-for-two reverse split of the Company's common stock) for each share of ILC common stock outstanding. At September 30, 1997, ILC had 4,879,811 shares of common stock outstanding and the Company had 17,631,082 shares of common stock issued (or, if the full face value of the Company's 8% convertible notes were to be converted, 21,286,484 shares). The completion of the transaction is subject to approval by both the Company's and ILC's shareholders, obtaining required regulatory approvals, and other customary closing conditions. Mr. Martin E. Franklin and Mr. Henry C. Baumgartner, the chairmen, respectively, of the Company and ILC have executed voting agreements in favor of the transaction.

   On October 31, 1997, the Company also announced its intent to spin off its Bolle Inc. ("Bolle") subsidiary to the Company's shareholders. It is anticipated that the Company's shareholders will receive one share of Bolle common stock for every three shares of the Company's common stock held at the time of the spin off. It is also anticipated that Bolle will be listed on the NASDAQ National Market System.

   The Company's 1996 discontinued operations included Foster Grant Group and the Prescription Eyewear Business. The Company's 1996 and 1997 discontinued operations include the planned spin off of Bolle Inc.

    Summarized information on the combined discontinued operations follows:

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                 1997      1996
                                                              --------- ---------
Net Sales....................................................  $20,670    $19,816
Income before taxes..........................................  $   584    $ 2,325
Income tax expense ..........................................      196        967
Minority interests ..........................................       17         --
                                                              --------- ---------
Earnings from 1997 discontinued operations net of tax .......  $   371    $ 1,358
                                                              ========= =========
Earnings (loss) from 1996 discontinued operations net of tax        --     77,744
                                                              --------- ---------
Earnings (loss) from discontinued operations.................  $   371    $79,102
                                                              ========= =========

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Dirctors and
Stockholders of BEC Group, Inc. (formerly Benson Eyecare Corporation)

In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of BEC Group, Inc. (formerly Benson Eyecare Corporation) and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express in opinion on these financial statements based on our audits. We did not audit the financial statements of Bolle America, Inc., a wholly-owned subsidiary, which statements reflect income from discontinued operations of $1,937,000 for the year ended December 31, 1994. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Bolle America, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Dallas, Texas
March 10, 1997, except as to the first three paragraphs of Note 2 and Note 17, as to which the date is November 14, 1997.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Bolle America, Inc.

We have audited the statements of operations, stockholders' equity, and cash flows of Bolle America, Inc. for the year ended December 31, 1994, which financial statements are not separately presented herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and cash flows of Bolle America, Inc. for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP
Denver, Colorado
January 20, 1995

                                BEC GROUP, INC.
                         CONSOLIDATED BALANCE SHEETS
                            (Amounts in thousands)

                                                                         DECEMBER 31,
                                                                    ----------------------
                                                                       1996        1995
                                                                    ---------- ----------
ASSETS
Current assets
 Cash and cash equivalents.........................................  $  2,164    $  4,055
 Trade receivables, less allowance for doubtful accounts of $503
  and $485 ........................................................     7,280       7,166
 Inventories ......................................................     9,317       8,018
 Investment in and net receivables from discontinued operations  ..    11,167     203,579
 Other current assets .............................................     3,651       1,984
                                                                    ---------- ----------
  Total current assets ............................................    33,579     224,802
Property and equipment, net .......................................    13,114      13,490
Goodwill, net .....................................................    11,372      11,599
Intangible assets, net ............................................     1,296       1,510
Equity in and notes receivable from affiliated companies  .........    11,435      10,564
Other assets ......................................................     4,275       7,774
                                                                    ---------- ----------
  Total assets.....................................................  $ 75,071    $269,739
                                                                    ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term debt...................................................  $ 17,645    $ 62,849
 Accounts payable .................................................     2,858       2,284
 Accrued compensation .............................................     2,134       2,087
 Other accrued expenses ...........................................     8,557       6,312
                                                                    ---------- ----------
  Total current liabilities .......................................    31,194      73,532
Long-term debt ....................................................     3,597      18,606
Convertible subordinated notes ....................................    21,922      40,950
Other long-term liabilities .......................................    10,754       5,517
                                                                    ---------- ----------
  Total liabilities ...............................................    67,467     138,605
                                                                    ---------- ----------
Commitments and contingencies
Stockholders' equity:
 Preferred stock--par value $1; 500 shares authorized; none
  outstanding .....................................................
 Common stock--par value $.01; 50,000 shares authorized; 17,631
  and 32,101 issued ...............................................       176         321
 Additional paid-in capital .......................................    28,703     131,553
 Treasury stock -116 and 195 shares at cost .......................      (557)     (1,365)
 Retained earnings (deficit).......................................   (20,718)        625
                                                                    ---------- ----------
  Total stockholders' equity ......................................     7,604     131,134
                                                                    ---------- ----------
  Total liabilities and stockholders' equity.......................  $ 75,071    $269,739
                                                                    ========== ==========

         See accompanying notes to consolidated financial statements.

                                BEC GROUP, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share data)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1996       1995       1994
                                                              --------- ----------  ----------
Continuing operations:
 Net sales...................................................  $42,574    $41,244     $39,047
Costs and expenses:
 Costs of sales .............................................   25,676     23,725      14,405
 Selling, general and administrative expense ................   10,020     13,820      25,159
 Special charges ............................................       --      5,237          --
 Interest expense ...........................................    2,942      4,087       3,142
 Other income, net ..........................................   (1,378)    (3,337)     (1,169)
                                                              --------- ----------  ----------
  Total costs and expenses ..................................   37,260     43,532      41,537
Income (loss) from continuing operations before income taxes     5,314     (2,288)     (2,490)
Provision (benefit) for incomes taxes .......................    1,870     (1,339)     (1,006)
                                                              --------- ----------  ----------
Income (loss) from continuing operations ....................  $ 3,444    $  (949)    $(1,484)
                                                              --------- ----------  ----------
Discontinued operations (Note 2):
Income (loss) from operations of the Prescription Eyewear
 Business, Foster Grant Group and Bolle (less applicable
 taxes of $2,177, $1,137 and $2,266, respectively) ..........  $ 4,302    $(5,811)    $11,650
Net gain on the sales of the Prescription Eyewear Business,
 and Foster Grant Group net of phase out losses of $2,902
 and applicable taxes of $1,978..............................   75,010         --          --
                                                              --------- ----------  ----------
Income (loss) from discontinued operations ..................  $79,312    $(5,811)    $11,650
                                                              --------- ----------  ----------
Net income (loss)............................................  $82,756    $(6,760)    $10,166
                                                              ========= ==========  ==========
Pro forma weighted average common shares outstanding  .......   17,669     17,600      17,600
                                                              ========= ==========  ==========
Income (loss) per share:
Income (loss) from continuing operations.....................  $  0.19    $ (0.05)    $ (0.08)
Income (loss) from discontinued operations ..................     4.49      (0.33)       0.66
                                                              --------- ----------  ----------
Net income (loss) per share..................................  $  4.68    $ (0.38)    $  0.58
                                                              ========= ==========  ==========

         See accompanying notes to consolidated financial statements.

                               BEC GROUP, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                            (Amounts in thousands)

                                                                 ADDITIONAL    RETAINED
                                                                   PAID-IN     EARNINGS    TREASURY
                                          SHARES     PAR VALUE     CAPITAL     (DEFICIT)     STOCK
                                        ---------- -----------  ------------ -----------  ----------
1994:
Balance--beginning of year ............    20,556      $ 206      $  43,579    $  (2,731)
 Shares issued for acquisitions  ......     7,118         71         49,041
 Shares issued through public
  offering, net of expenses ...........       969         10          9,952
 Exercise of stock options ............       310          3          1,420
 Conversion of convertible debt  ......        78          1            349
 Compensation accrued for stock
  options..............................                                 161
 Other issuances of common stock  .....        20                       150
 Stock contributed to pension plan  ...        19                       130
 Cash dividend to stockholders  .......                                              (50)
 Treasury stock .......................      (195)                                          $(1,365)
 Net income ...........................                                           10,166
                                        ---------- -----------  ------------ -----------  ----------
Balance--December 31, 1994 ............    28,875        291        104,782        7,385     (1,365)

1995:
 Shares issued for acquisitions  ......       316          3          2,843
 Shares issued through public
  offering, net of expenses ...........     2,356         24         22,012
 Exercise of stock options ............       317          3          1,410
 Compensation accrued for stock
  options..............................                                 146
 Other issuances of common stock  .....        17                       115
 Stock contributed to pension plan  ...        25                       245
 Net loss .............................                                           (6,760)
                                        ---------- -----------  ------------ -----------  ----------
Balance--December 31, 1995 ............    31,906        321        131,553          625     (1,365)

1996:
 Exercise of stock options ............       415          4          2,323
 Dividend to stockholders .............                            (125,972)    (104,099)
 Shares issued for acquisitions  ......         2                        12
 Other issuances of common stock  .....        22                       174
 Treasury stock .......................      (116)        (2)        (1,363)                    808
 Effect of Spinoff (reverse split)  ...   (16,008)      (160)         1,541
 Conversion of 8% Convertible Notes
  due 2001 ............................     1,294         13         20,435
 Net income ...........................                                           82,756
                                        ---------- -----------  ------------ -----------  ----------
Balance--December 31, 1996 ............    17,515      $ 176      $  28,703    $ (20,718)   $  (557)
                                        ========== ===========  ============ ===========  ==========

         See accompanying notes to consolidated financial statements.

                                BEC GROUP, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in thousands)

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                             1996        1995        1994
                                                         ----------- -----------  ----------
Cash flows from operating activities:
 Net income (loss)......................................  $   3,444    $   (949)   $ (1,484)
 Adjustments to reconcile income (loss) to net cash
  provided (used) by operating activities:
 Special charges and merger related expenses, net of
  payments .............................................         --       4,120          --
 Depreciation and amortization .........................        998       2,303       1,851
 Bad debt expense ......................................         26         280         307
 Loss (gain) on sale of property and equipment  ........        414        (316)         (3)
 Stock compensation expense ............................         --          15         161
Changes in current assets and liabilities (net of
 effect of companies acquired):
 Accounts receivable ...................................        (89)     (2,201)      3,185
 Inventories ...........................................     (1,371)        256       7,987
 Other assets ..........................................     (2,054)     (3,529)      3,609
 Accounts payable ......................................        356       2,383       4,546
 Accrued expenses and other ............................        110      (5,732)    (20,840)
 Cash provided (used) by discontinued operations  ......      6,853      (9,122)     19,334
                                                         ----------- -----------  ----------
 Net cash provided (used) by operating activities  .....      8,687     (12,492)     18,653
                                                         ----------- -----------  ----------
Cash flows from investing activities:
 Cash expended in acquisitions, net of cash received ...         --      (3,865)    (62,142)
 Capital expenditures ..................................       (620)     (1,619)     (2,025)
 Proceeds from sale of fixed assets ....................        155       3,648          66
 Non-compete agreement and intangible assets  ..........          2
 Investments in affiliated companies ...................                             (7,481)
 Cash provided (used) by discontinued operations  ......    276,112     (36,887)    (18,962)
                                                         ----------- -----------  ----------
 Net cash provided (used) by investing activities  .....    275,649     (38,723)    (90,544)
                                                         ----------- -----------  ----------

Cash flows from financing activities:
 Net proceeds from issuance of long-term debt  .........         --       4,078      44,635
 Payments on notes payable and mortgages ...............    (15,364)     (1,068)     (3,018)
 Proceeds (payments) from revolving credit line  .......    (45,000)     (8,938)     10,587
 Proceeds from issuance of common stock ................      1,944      23,569       1,573
 Cash dividends to stockholders ........................   (230,071)         --          --
 Cash provided (used) by discontinued operations  ......      2,226      20,745      30,322
                                                         ----------- -----------  ----------
 Net cash provided (used) by financing activities  .....   (286,265)     38,386      84,099
                                                         ----------- -----------  ----------
Net increase (decrease) in cash ........................     (1,929)    (12,829)     12,208
Cash and cash equivalents at beginning of year  ........      4,055      11,431       4,974
                                                         ----------- -----------  ----------
Cash and cash equivalents at end of year................  $   2,126    $  (1,398)  $ 17,182
                                                         ----------- -----------  ----------
Supplemental disclosures of cash flow information:
 Interest paid .........................................  $   6,710    $  9,100    $  3,956
 Income taxes paid .....................................      2,581         910         991

    Noncash transactions:

1996

   o $20,448 of convertible notes were converted into equity during 1996 in conjunction with the Essilor Merger. See Note 2.

   o $500 of notes receivable from Superior Vision Services, Inc. ("SVS") was forgiven during 1996.

   o Recorded $1 million of non-interest bearing convertible preferred stock as partial consideration on the sale of FGG. See Note 2.

1995

   o Recorded a $1.9 million non-interest bearing convertible note receivable in exchange for notes and trade receivables.

   o Certain business combinations and divestitures were consummated during the year. The acquisitions were funded through a combination of cash, equity and debt. The fair values of the assets and liabilities at the dates of acquisition are presented as follows:

 Accounts receivable ......................  $ 2,888
 Inventories ..............................     (275)
 Property and equipment ...................      622
 Goodwill .................................   13,841
 Intangible assets ........................    1,350
 Other assets .............................      633
 Short-term debt ..........................      (92)
 Accounts payable and accrued liabilities     (1,840)
 Other long-term liabilities ..............    2,508
                                            ---------
   Net assets acquired ....................  $19,635
                                            =========

1994

   o Received 195 shares of common stock as partial payment of management fee from Superior Eye Care.

   o Received notes receivable and stock in connection with dispositions of retail assets.

   o Certain business combinations were consummated during the year. The acquisitions were funded through a combination of cash, equity and debt. The fair values of the assets and liabilities at the dates of acquisition are presented as follows:

 Accounts receivable ......................  $ 21,507
 Inventories ..............................    37,822
 Property and equipment ...................    34,250
 Goodwill .................................    67,086
 Intangible assets ........................     7,886
 Other assets .............................    58,615
 Short-term debt ..........................      (966)
 Accounts payable and accrued liabilities     (46,430)
 Other long-term liabilities ..............   (22,712)
                                            ----------
   Net assets acquired ....................  $157,058
                                            ==========

         See accompanying notes to consolidated financial statements.

                               BEC GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (Amounts in thousands, except per share data, unless otherwise noted)

NOTE 1 -- BUSINESS

Business

   BEC Group, Inc. ("BEC") has one core business: ORC Technologies, Inc. ("ORC"), f/k/a Optical Radiation Corporation which manufactures and markets specialty lighting, electronic and electroformed products to a diverse customer base. The evolution of BEC to its present composition was accomplished through a series of acquisitions and divestitures which were consummated during the period from October 1992 through December 1996 (Notes 2 and 5).

NOTE 2 -- DISCONTINUED OPERATIONS

Bolle Inc.

   On October 31, 1997, BEC announced its intent to spinoff Bolle Inc. ("Bolle"), a wholly owned subsidiary of BEC, to BEC's stockholders (the "Spinoff"). It is anticipated that BEC's stockholders will receive one share of Bolle common stock for every three shares of BEC's common stock held at the time of the Spinoff. In connection with the Spinoff, BEC will assign to Bolle, and Bolle will assume, all of BEC's business, assets and liabilities, other than those relating to ORC. The assigned businesses and assets include Eyecare Products plc (Note 9) and Superior Vision Services, Inc. (Note 9). Accordingly, the accompanying financial statements of BEC have been restated to reflect the results of operations of Bolle as discontinued operations for all periods presented.

Foster Grant Group and Dallas Corporate Headquarters

   On December 12, 1996, BEC sold to Foster Grant Holdings, Inc. ("Holdings") all of the issued and outstanding shares of capital stock of the entities comprising the Foster Grant Group ("FGG"). At closing, BEC received $29 million in cash and 100 shares of non-voting preferred stock with a maximum redemption value of $6 million (the "Preferred Stock"). By agreement with Accessories Associates, Inc. ("AAi"), BEC may, at its option, exchange the Preferred Stock for shares of AAi common stock if AAi completes an initial public offering ("IPO") at any time within three (3) years of closing. Upon any such exchange, BEC will receive the number of shares of AAi common stock equal to $6 million divided by 85% of the IPO offering price, as set forth in the AAi final IPO prospectus. Any such shares of AAi common stock will not be registered for resale under federal securities laws, but will bear "piggyback" registration rights. If the Preferred Stock is not converted, it will be redeemed by Foster Grant Holdings, Inc. ("Holdings") on or before February 28, 2000 for up to $6 million, based on the FGG's net sales for the year ending December 31, 1999. The cash consideration was used to pay down BEC's credit facility and pay transaction expenses. The results of operations for FGG and the Dallas Corporate Headquarters, which is being closed in connection with the sale of FGG, are presented as discontinued operations of the Company. The assets of FGG, net of liabilities, are presented as investment in discontinued operations at December 31, 1995. A loss of $26.1 million including transaction expenses and phase-out losses, net of taxes was recorded on the sale. All rights, liabilities and obligations of BEC with respect to the Preferred Stock and/or agreement by and between BEC, AAi Holdings and/or FGG will be assigned to, and assumed by, Bolle in connection with the Spinoff.

Prescription Eyewear Business

   On May 3, 1996, Benson, BEC, Essilor International, S.A. ("Essilor"), Essilor of America, Inc. ("Essilor of America"), a wholly owned subsidiary of Essilor and Essilor Acquisition Corporation, Inc. ("Essilor Sub"), a wholly owned subsidiary of Essilor of America, entered into an Agreement and Plan of Merger, as amended pursuant to which Essilor purchased Benson and the Omega Group, Benson's wholesale optical laboratory business (the "Essilor Merger"). Benson also entered into an Asset Purchase

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

 Agreement, pursuant to which Benson's lens manufacturing business, Orcolite, was purchased by the Monsanto Company (the "Asset Sale"). The Omega Group and Orcolite comprised the Prescription Eyewear Business of Benson. In connection with the Spinoff, Bolle will agree to indemnify the Company against any and all liabilities, damages, costs or other expenses arising in connection with the Essilor transaction, except to the extent arising as a result of the ORC business.

   Pursuant to the Essilor Merger, each outstanding share of Benson common stock was exchanged for $6.60 in cash and one share of BEC's Common Stock was received for every two shares of Benson Common Stock. Upon consummation of the Essilor Merger, the equity interest in Benson of its stockholders ceased and Benson became a wholly owned subsidiary of Essilor of America. Also upon consummation of the Essilor Merger, BEC became a registrant whose common shares are traded on the NYSE.

   For accounting purposes, BEC is considered the continuing entity. Accordingly, in substance, the Merger and Asset Sale were considered to be a sale of Omega and Orcolite by BEC to Essilor and Monsanto Company, respectively. Upon approval of the Essilor Merger, Benson's historical consolidated financial statements, adjusted for the sale of the Prescription Eyewear business, became the historical financial statements of BEC. The gain on the sale of these businesses of $100.7 million and the results of operations for these businesses are presented as discontinued operations of BEC. The cash merger consideration is treated as a dividend by BEC. The assets of the discontinued operations, net of liabilities, are presented as investment in discontinued operations at December 31, 1995. The accounting treatment of the Essilor Merger and Asset Sale differs from the legal and federal income tax treatment.

   During the third quarter of 1996, the final Closing Balance Sheet for the sale of Omega was agreed upon by BEC and Essilor. According to the terms of the Essilor Merger, a purchase price adjustment of $2.1 million was paid to Essilor on October 3, 1996, decreasing the gain on the sale. Additionally, Essilor and BEC agreed to settle the Contingent Valuation Right (the "CVR") early for cash of $2.2 million payable by BEC to Essilor in January 1997. Accordingly, the gain on the sale increased by approximately $2.4 million. The net result of the described adjustments, in addition to the adjustment of certain accruals relating to the Merger, was a $791 incremental gain on the sale of the Prescription Eyewear Business recorded in discontinued operations in the third quarter.

   Summarized information on the combined discontinued operations, excluding the net gain on the transactions follows. The 1996 amounts represent the operating results of FGG, the Prescription Eyewear Business and Bolle Inc. business through their respective measurement dates.

                                            FOR THE YEAR ENDED
                                    ----------------------------------
                                       1996        1995       1994
                                    ---------- ----------  ----------
Net sales..........................  $125,987    $260,591   $153,184
Income (loss) before income taxes       6,479      (4,674)    13,916
                                    ---------- ----------  ----------
Income tax expense ................     2,177       1,137      2,266
                                    ---------- ----------  ----------
Net income (loss)..................  $  4,302    $ (5,811)  $ 11,650
                                    ========== ==========  ==========

   BEC also entered into an indemnification agreement, whereby BEC has agreed to indemnify Essilor against all federal income and other taxes for any taxable period before the Merger was consummated. BEC has also agreed to indemnify the above named parties against all losses or liabilities arising from misrepresentation or breaches of warranty.

   Pursuant to the Essilor Merger, all Benson stock options were canceled. Continuing BEC option holders received cash and new options in exchange for their Benson options. Option holders from discontinued operations received cash and BEC stock in exchange for their Benson options.

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

 NOTE 3 -- SPECIAL CHARGES AND MERGER RELATED EXPENSES

   BEC's special charges of $5.2 million for the year 1995 included primarily: (i) a $4.3 million charge to reflect the impairment of certain notes receivable and trade accounts receivable from OCA Acquisition, Inc., d/b/a Optical Corporation of America ("OCA") prior to the exchange of such assets for non-interest bearing convertible note receivable from Sterling Vision, Inc. (Note 5) valued at $2.1 million; (ii) the write-off of $500 of deferred financing costs in connection with a change in BEC's banking syndicate in September 1995. Neither of these items relate to the ORC business.

NOTE 4 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

   The consolidated financial statements include the accounts of BEC and its wholly owned subsidiaries. Investments in certain less than 50% owned affiliates are accounted for by the equity method, investments in less than 20% owned affiliates are accounted for by the cost method (Note 9). All significant intercompany transactions, profits and accounts have been eliminated in consolidation.

Cash Equivalents

   Cash equivalents include all temporary cash investments with original maturities of three months or less. The carrying value is equal to market value.

Revenue Recognition

   ORC recognizes revenue upon shipment or delivery of products.

Concentration of Credit Risk and Major Customers

   BEC is not subject to significant concentrations of credit risk. However, trade receivables arising from sales to customers are not collateralized and as a result management continually monitors the financial condition of these customers to reduce the risk of loss. Notes receivable relate to the divestiture of certain businesses and related assets in 1995 and 1994. The carrying values of notes receivable approximate fair value.

Inventories

   Inventories, which consist primarily of raw materials and finished goods held for resale, are stated at the lower of cost or market value and determined on a first-in-first-out basis.

Warranties

   Certain sales are subject to warranty against defects in material and workmanship for varying periods. BEC provides for such potential future costs at the time the sales are recorded.

Property and Equipment

   Property and equipment are stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed on a straight line basis for financial reporting purposes, and on an accelerated basis for tax purposes, over the estimated useful lives of the assets. Useful lives range from 3 to 5 years for office equipment to 30 years for buildings. Asset cost and accumulated depreciation amounts are removed for dispositions and retirements, with resulting gains and losses reflected in earnings.

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

 Goodwill and Intangible Assets

   Goodwill represents the excess cost over the fair value of net assets acquired in business combinations accounted for under the purchase method. Intangible assets consist principally of trademarks and other identifiable intangible assets.

   Goodwill and intangible assets are amortized on a straight line basis over estimated useful lives which approximate 40 years for goodwill, 20 years for trademarks, and from 3-10 years for other identifiable intangibles. At each balance sheet date, BEC evaluates the realizability of goodwill and intangible assets based upon expectations of undiscounted cash flows of each subsidiary having a significant goodwill or intangible asset balance. Should this review indicate that goodwill or intangible assets will not be recoverable, BEC's carrying value of the goodwill or intangible assets will be reduced by the estimated shortfall of discounted cash flows. Based upon its most recent analysis, BEC believes that no material impairment of goodwill or intangible assets exists.

Income Taxes

   Deferred income taxes are provided on the difference in basis of assets and liabilities between financial reporting and tax returns using enacted tax rates. A valuation allowance is recorded when realization of deferred tax assets is not assured.

Investments in Affiliates

   Investments in affiliates owned less than 20% are carried on the balance sheet according to the cost method. Investments in more than 20% owned affiliates are carried on the balance sheet according to the equity method.

Earnings Per Share

   Earnings per share is computed by dividing net earnings or loss by the weighted average number of shares of common stock and common stock equivalents outstanding during each year. Common stock equivalents consist of the dilutive effect of common shares which may be issued upon exercise of stock options and warrants.

   The number of common shares issued and outstanding as of December 31, 1995 has not been adjusted to reflect the Essilor Merger and Asset Sale and represents the historical stockholders' equity in Benson.

   The pro forma weighted average shares outstanding in 1995 and 1994 reflect the effect of the Essilor Merger and Asset Sale and represent the approximate number of common shares outstanding including common stock equivalents of BEC following the Essilor Merger and Asset Sale.

Reclassifications

   Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform with the 1996 presentation.

Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

  New Accounting Pronouncements

   Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" establishes specific guidelines for publicly held companies for the computation, presentation, and disclosure requirements of earnings per share. The statement is effective for all periods ending after December 15, 1997 and restatement will be required for all prior-period EPS data presented. The application of SFAS 128 to the Company's computation of earnings per share does not affect the pro forma earnings per share amounts reported for the year ended December 31, 1996 or the nine months ended September 30, 1997.

   SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods ending after December 15, 1997 and reclassification of financial statements for earlier periods presented will be required for comparative purposes.

   SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting of operating segment information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial statements issued to shareholders. The statement is effective for all periods ending after December 15, 1997. The Company presently reports as one operating segment and expects to continue to do so.

NOTE 5 -- BUSINESS COMBINATIONS AND DIVESTITURES

1997 AND 1996 DIVESTITURES (NOTE 2)
1995 BUSINESS COMBINATION

Bolle America, Inc.

   Effective November 2, 1995, BEC acquired all of the outstanding common stock of Bolle America, Inc. ("Bolle America") in exchange for 3,265 shares of BEC's Common Stock, valued at $31 million. The business combination was accounted for as a pooling of interests and accordingly, the financial statements of Bolle America were combined with those of BEC. BEC entered into employment, consulting and noncompete agreements with the former president of Bolle America providing for annual payments of $255 from 1996 through 2000. Bolle America's results are included in discontinued operations.

1995 DIVESTITURES

   Effective September 15, 1995, BEC exchanged its interests in notes receivable and trade accounts receivable from OCA for a non interest-bearing convertible note receivable from Sterling Vision, Inc. ($2.1 million carrying value at December 31, 1996) (Note 3).

   Effective June 30, 1995, BEC sold 100% of the issued and outstanding capital stock of Superior Eye Care for aggregate consideration of $5 million. There was no gain or loss recorded on the transaction.

1994 BUSINESS COMBINATIONS

Optical Radiation Corporation

   On October 12, 1994, BEC acquired all of the issued and outstanding capital stock of ORC. The consideration was $143 million which consisted of $95 million of cash, and the issuance of 7.1 million shares of BEC's Common Stock, valued at $48 million. The acquisition was accounted for as a purchase with the operating results of ORC included in the consolidated financial statements from October 12, 1994. The allocation of purchase price included assignment of $7 million to trademarks and other identifiable intangible assets and $68 million to goodwill.

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

    Pro forma information for the acquisition of ORC is not presented herein as the majority of the ORC business purchased was sold in connection with the Essilor Merger and Asset Sale on May 3, 1996 (Note 2).

1994 DIVESTITURES

   On October 13, 1994, BEC sold the businesses and assets of the Ophthalmic Surgical Products Division of ORC for aggregate consideration of $4.6 million in cash and 61 shares of Mentor Corporation common stock. The consolidated financial statements do not include any operating results for this business. Other income, net for the year ended December 31, 1995 includes a realized gain of $515 from the sale of the Mentor stock.

   On October 20, 1994, BEC sold 100% of the issued and outstanding capital stock of Benson Optical Co., Inc. ("Benson Optical") and Superior Optical Company, ("Superior Optical") for aggregate consideration of $3.5 million in notes receivable and $1.5 million of convertible preferred stock of OCA, which, if converted, represented a 19.9% equity interest. There was no gain or loss recorded on the sale. The note receivable was due October 2000, with interest payments due quarterly until October 1996, and interest and principal payments due quarterly thereafter. The fair value of the preferred stock approximated its carrying value at December 31, 1994, subject to adjustment based upon certain purchase price adjustments provided for in the purchase agreement. BEC's interests in OCA were sold in 1995.

   In August 1994, BEC sold the assets of certain retail optical stores owned by its subsidiary, Pembridge Optical Partners, Inc. ("Pembridge Optical"), to Sterling Vision, Inc. for consideration of $1.14 million in notes receivable due September 1997 which bear interest at prime plus 1.5%, payable monthly.

NOTE 6 -- INVENTORIES

   Inventories consist of the following at December 31:

                     1996      1995
                   -------- --------
Raw materials.....  $4,534    $4,165
Work in progress     2,655     2,549
Finished goods  ..   2,504     1,741
Reserves .........    (376)     (437)
                   -------- --------
                    $9,317    $8,018
                   ======== ========

NOTE 7 -- PROPERTY AND EQUIPMENT

   Property and equipment consists of the following at December 31:

                                   1996      1995
                                --------- ---------
Land...........................  $ 1,631    $ 1,849
Buildings .....................   10,401      9,700
Machinery and equipment  ......    3,224      3,005
Furniture and fixtures ........      203         97
Leasehold improvements ........       42         42
                                --------- ---------
                                  15,501     14,693
Less accumulated depreciation     (2,387)    (1,203)
                                --------- ---------
Net property and equipment ....  $13,114    $13,490
                                ========= =========

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

    Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $748, $742 and $1,512, respectively.

   Land and buildings totaling $6.3 million net of accumulated depreciation are subject to operating leases. The minimum future rental income is as follows:

1997.................  $1,233
1998 ................     686
1999 ................     318
2000 and thereafter        --
                      --------
                       $2,237
                      ========

NOTE 8 -- GOODWILL AND INTANGIBLE ASSETS

   Intangible assets and accumulated amortization at December 31, consist of the following:

                                          1996      1995
                                       --------- ---------
Goodwill..............................  $11,939    $11,881
Trademarks ...........................    1,498      1,496
Other identifiable intangible assets        (16)       384
Less accumulated amortization  .......     (753)      (652)
                                       --------- ---------
                                        $12,668    $13,109
                                       ========= =========

   Amortization expense for goodwill and intangible assets for the years ended December 31, 1996, 1995 and 1994, was $357, $492 and $346,
respectively.

NOTE 9 -- EQUITY IN AND NOTES RECEIVABLE FROM AFFILIATED COMPANIES

Eyecare Products plc

   On August 8, 1994, BEC, through its wholly owned subsidiary, Ashfield Development, Inc. ("Ashfield"), a British Virgin Islands corporation, subscribed for shares of Eyecare Products plc ("Eyecare Products"), in order to maintain BEC's holdings in Eyecare Products at 26.44%. Ashfield accounted for its interest in Eyecare Products under the equity method. On September 1, 1994, BEC sold 51% of its holdings in Ashfield to an Asian joint venture partner. During September 1994, BEC sold its holdings in Eyecare Products to Ashfield. No profit or losses were recorded on these transactions because the transactions were between companies under common control. From September 1, 1994 to April 30, 1996, BEC accounted for its investment in Ashfield on the equity method of accounting.

   As part of the series of transactions leading up to the Merger on May 3, 1996, the assets and liabilities of Ashfield were distributed to its shareholders and Ashfield was subsequently liquidated. No gain or loss was recorded on the distribution. BEC now holds its investment in Eyecare Products directly. For the years ended December 31, 1996 and 1995, BEC recognized equity earnings of $275 and $525, respectively, on its investment in Eyecare Products.

   BEC has entered into an agreement, dated November 14, 1996, as amended, with Lantis Eyewear Corporation ("Lantis"), whereby BEC sold 3,500 shares of Eyecare Products to Lantis and has granted Lantis an option to acquire BEC's remaining interest in Eyecare Products. A $250 deposit received from Lantis in December 1996 was recorded as deferred income. BEC currently maintains a 23% interest in Eyecare Products. Eyecare Products is the largest frame manufacturer and distributor in France having sales of approximately $90 million in 1996.

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

    Eyecare Products shares two common directors with BEC, and BEC has a management agreement with Eyecare Products under which a management fee is paid to BEC, not to exceed .5% of Eyecare Products net sales. BEC recognized management fee income of $100 and $300 during each of the years December 31, 1996 and 1995, respectively.

Superior Vision Services, Inc.

   BEC's investment in Superior Vision Services, Inc. ("SVS") is currently accounted for on the cost basis. Additionally, BEC has a fully funded $500 line of credit outstanding to SVS. Both of these balances net of a reserve are included in "Equity in and notes receivable from affiliated companies." During 1996, SVS underwent a recapitalization which resulted in the issuance of Series B preferred shares to BEC in exchange for the forgiveness of $500 of indebtedness in lieu of cash. The carrying value of BEC's investment in SVS was reduced to $245 at December 31, 1996 to reflect the investment on a lower of cost or market basis. In connection with the Spinoff, BEC will assign to Bolle all of its right, title and interest in and to its investment in SVS.

Benson Partners I, L.P.

   In December 1993, a partnership was formed in which a wholly owned subsidiary of BEC maintained a 1% general partnership interest. The primary business of the partnership was to invest in ORC. In October 1994, following the acquisition of ORC by BEC, Benson Partners distributed its assets. Immediately prior to the completion of the acquisition, BEC received 40 shares as its distribution. Through BEC's investment in Benson Partners, prior to June 30, 1994, BEC recognized income of $744 representing gain on the stock.

NOTE 10 -- CREDIT FACILITIES

Short-Term Debt

   Short-term debt consists of the following at December 31:

                                          1996      1995
                                       --------- ---------
Revolving credit facility.............  $17,500    $62,500
Current maturities of long-term debt..      145        349
                                       --------- ---------
                                        $17,645    $62,849
                                       ========= =========

Credit Agreement

   On April 3, 1996, BEC and certain of its subsidiaries entered into a $75 million credit facility (the "Original Credit Agreement") with a syndicate of lenders (the "Lenders"), led by NationsBank, N.A., ("NationsBank"). The Original Credit Agreement, as amended effective December 12, 1996, provides for a $25 million revolving credit facility maturing on December 11, 1997, which includes a letter of credit subfacility of $5 million. The interest rate applicable to the credit facilities will equal the Base Rate or the Eurodollar Rate (each, as defined in the Credit Agreement), as BEC may from time to time elect. The Base Rate will generally be equal to the sum of (a) the greater of (i) the prime rate as announced from time to time by NationsBank or (ii) the Federal Funds Rate plus one-half percent (0.5%), and
(b) a margin ranging from 0% to .375%, depending upon BEC's satisfaction of certain financial criteria. The Eurodollar Rate will generally be equal to the interbank offered rate for Eurodollar deposits, as adjusted to give effect to Eurodollar reserve requirements, plus a margin ranging from .625% to 1.625%, depending upon BEC's satisfaction of certain financial criteria. A commitment fee of $175 was paid upon closing the Credit Agreement in April 1996.

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

    At December 31, 1996, BEC had aggregate borrowing capacity under the Credit Agreement of $25 million. During 1996, the weighted average interest rate on borrowings under the facility was 7.1%, the average outstanding balance was $42.3 million, and the maximum balance outstanding was $68 million.

   At December 31, 1996, BEC was in compliance with all applicable debt covenants.

Revolving Credit Facility

   At December 31, 1995, BEC, through its subsidiaries, had aggregate borrowing capacity under a revolving credit agreement of $90 million. During 1995, the weighted average interest rate on borrowings under the facility was 7.7%, the average outstanding balance was $61 million, and the maximum balance outstanding was $86.5 million.

   The revolving credit facility had a five-year term and interest accrued at variable rates based upon the Eurodollar Rate, 6.97% at December 31, 1995, with an initial rate equivalent to LIBOR plus 112 base points. The facility was secured by inventory, trade accounts receivable and intangible assets. This facility was replaced by the Credit Agreement on April 3, 1996.

   BEC was not in compliance with all debt covenants during 1995, primarily due to the special charges and merger related expenses; however, a waiver for non-compliance was received from the lenders.

Long-Term Debt

   Long-term debt consists of the following at December 31:

                                   1996      1995
                                --------- ---------
Mortgages......................   $3,742    $18,823
Capitalized lease obligations         --        132
                                --------- ---------
                                   3,742     18,955
                                ========= =========
Less current maturities  ......     (145)      (349)
                                --------- ---------
                                  $3,597    $18,606
                                ========= =========

   Aggregate maturities of long-term debt are as follows:

1997..........  $  145
1998 .........     159
1999 .........     175
2000 .........     191
2001 .........     210
Thereafter  ..   2,862
               -------
                $3,742
               =======

   The fair value of long term debt is estimated using incremental borrowing rates currently available to BEC. The carrying value of long-term debt approximates fair value.

Convertible Subordinated Notes

   On May 9, 1994, Benson completed a public offering of $40,950 Convertible Subordinated Notes, due 2001 with a coupon rate of 8% and a conversion price of $9.056 per share. In connection with the Essilor

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

Merger, holders of $40,896 Convertible Subordinated Notes due 2001 accepted a Conversion and Exchange Agreement whereby they exchanged one-half of their principal amount and a portion of accrued interest for new BEC Group 8% Convertible Notes due 2002 (the "BEC Group Notes"). The other half of their notes was converted into Merger Consideration using a $7.90 conversion price. The BEC Group Notes accrue interest semi-annually but do not pay interest until conversion or maturity. Accordingly, $849 of accrued interest is included in the Convertible Subordinated Notes balance. Interest may be paid in cash or in kind at the option of BEC. The conversion price for the BEC Group Notes is $5.75. As of December 31, 1996, there were $21,019 BEC Group Notes and $54 Benson Notes outstanding. BEC registered the BEC Group Notes with the Commission effective January 28, 1997.

Mortgages

   BEC has a $3,742 mortgage bearing interest at LIBOR plus 1.85 basis points, secured by land and buildings in Dallas, Texas, with monthly principal and interest payments of $41 due through April 2001. Such payments are paid using rental income from FGG which occupies the building.

NOTE 11 -- INCOME TAXES

   The provision (benefit) from income taxes consists of the following:

                                               1996       1995       1994
                                             -------- ----------  ----------
Continuing operations:
 Current:
  Federal...................................  $2,365    $  (138)    $
  State and local ..........................     141        (27)
 Deferred ..................................    (636)    (1,174)     (1,006)
                                             -------- ----------  ----------
                                              $1,870    $(1,339)    $(1,006)
                                             -------- ----------  ----------
Discontinued operations:
 Current....................................  $  623    $   719     $ 1,277
 Deferred ..................................    (239)       420         989
                                             -------- ----------  ----------
                                              $  384    $ 1,139     $ 2,266
                                             -------- ----------  ----------
Total provision (benefit) from income
 taxes......................................  $2,254    $  (200)    $ 1,260
                                             ======== ==========  ==========

   BEC's effective tax rates for continuing and discontinued operations differ from the Federal statutory rate as follows:

                                              1996      1995       1994
                                           --------- ---------  ---------
Expected tax (benefit) at statutory rate      35.0%     (35.0%)    35.0%
State income taxes .......................     2.0%      (2.0%)     2.0%
Effects of acquisitions and divestitures     (32.9%)      4.2%    (11.4%)
Valuation allowance ......................    (1.6%)     16.9%     (9.2%)
Goodwill amortization ....................     1.3%      10.9%     (1.7%)
Other, net ...............................    (1.1%)      2.1%     (3.7%)
                                           --------- ---------  ---------
                                               2.7%      (2.9%)    11.0%
                                           ========= =========  =========

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

    Significant components of deferred income taxes for continuing and discontinued operations are as follows at December 31:

                                            1996       1995
                                         --------- ----------
Loss carryforward.......................  $ 2,263    $    778
Accounts receivable ....................      173         144
Notes receivable .......................      959       1,350
Office closing .........................      848          --
Inventories ............................      190         118
Assets of discontinued operations  .....      452      18,605
Other, net .............................      398       1,097
                                         --------- ----------
Gross deferred tax asset ...............    5,283      22,092
Valuation allowance ....................   (2,263)     (3,665)
                                         --------- ----------
Deferred tax asset .....................    3,020      18,427
                                         --------- ----------
Liabilities of discontinued operations         --      (7,826)
Fixed assets ...........................     (650)       (559)
Intangible assets ......................     (128)     (1,774)
                                         --------- ----------
Deferred tax liability .................     (778)    (10,159)
                                         --------- ----------
Net deferred tax asset..................  $ 2,242    $  8,268
                                         ========= ==========

Discontinued Operations

   BEC recorded gross deferred tax assets of $18,605 for discontinued operations for the year ended December 31, 1995. The related valuation allowance of $3,665 reflects an increase of $1,181 from the 1994 balance of $2,484. The increase in the valuation allowance for discontinued operations was recorded as a result of the performance of the businesses in 1995. In the event these deferred tax assets become fully realizable, the valuation allowance will be released. The effect on the income tax provision related to the valuation allowance was a charge of $1,181 for the year ended December 31, 1995.

   BEC recorded gross deferred tax assets of $452 for discontinued operations for the year ended December 31, 1996. In connection with the divestitures in 1996, substantially all net operating loss carryforwards were utilized to reduce income taxes currently payable. The balance of the valuation allowance at December 31, 1995 was released in 1996 as the utilization of the net operating loss carryforwards was assured due to the gains recognized on the divestitures. Net operating loss carryforwards related to discontinued operations amount to approximately $0 and $37 million at December 31, 1996 and 1995, respectively.

Continuing Operations

   The Company recorded gross deferred tax assets of $5,283 and related valuation allowance of $2,263 for continuing operations for the year ended December 31, 1996. A capital loss carryforward was generated through the sale of FGG. A valuation allowance of $2,263 was established for the entire net tax benefit of the capital loss carryforward as the realization was not assured. The effect on the income tax provision for continuing operations related to the valuation allowance was a charge of $2,263. The capital loss carryforward expires in the year 2001. Net operating loss carryforwards related to continuing operations amount to approximately $0 an $2 million at December 31, 1996 and 1995, respectively.

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

 NOTE 12 -- SHARE REPURCHASE PROGRAM

   On September 9, 1996, BEC adopted a share repurchase program whereby BEC may repurchase, pursuant to Rule 10(b)-18 under the Exchange Act, shares of its common stock in the open market. The repurchase program became active in December 1996 following the FGG disposal. Repurchased shares may be issued from time to time upon (i) exercise of options granted under BEC's 1996 Stock Incentive Plan and/or (ii) under BEC's 1996 Employee Stock Purchase Plan. As of December 31, 1996, BEC had purchased 116 shares of its common stock at an average price of $4.80 per share.

NOTE 13 -- STOCK OPTION PLANS

   BEC applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans, which are described below. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost been determined based on the fair market value at the grant dates for awards under those plans consistent with the method provided by SFAS No. 123, BEC's net income (loss) and net income (loss) per share would have been as follows:

                                                YEAR ENDED DECEMBER 31
                                           --------------------------------
                                              1996       1995       1994
                                           ---------  ---------- ---------
Net income (loss)            As reported ..  $82,756   $ (6,760)   $10,166
                             Pro Forma ....   78,592    (10,236)     6,618
Net income (loss) per share  As reported ..  $  4.68   $  (0.38)   $  0.58
                             Pro Forma ....     4.45      (0.58)      0.38

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for all grants:

Dividend yield ...............         0%
Expected volatility ..........        64%
Risk free rate of return  ....         5%
Expected turnover ............         7%
Expected term ................    5 years

   The weighted average fair values of the Benson options granted during the years ended December 31, 1994, 1995 and 1996 were $3.72, $4.80 and $5.12, respectively. The weighted average fair value of the BEC options granted during 1996 was $2.55.

   BEC may grant nonqualified stock options, incentive stock options or stock appreciation rights to officers, directors, consultants and key employees of BEC.

   Options under nonqualified stock option plans are granted to officers, directors and key employees at prices determined by the BEC Board based upon market value on the date of grant. There were 3,046,633 shares available under these plans for future grants at December 31, 1996.

   As a result of the Essilor Merger and Asset Sale, all Benson options were canceled. Option holders received consideration (including new BEC options) for their Benson options. Accordingly, all options were issued under the BEC Stock Compensation Plan on or after May 3, 1996.

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

    A summary of Benson option transactions is as follows:

                                                       OPTION PRICE    NUMBER
                                                        RANGE PER        OF       EXPIRATION
                                                          SHARE        SHARES        DATE
                                                     --------------- ---------  -------------
Outstanding at 12/31/93 ............................   $1.50 -10.00     1,182     2000 -2003
Granted.............................................   $2.65  -7.92     1,834
Exercised...........................................   $1.50  -6.99      (310)
Cancelled ..........................................   $2.00 -10.00      (419)
                                                                     ---------
Outstanding at 12/31/94.............................   $1.50  -8.45     2,287     1995 -2001
Granted.............................................   $6.13  -9.87       568
Exercised...........................................   $1.50  -7.25      (317)
Cancelled...........................................   $7.00  -7.25      (125)
                                                                     ---------
Outstanding at 12/31/95.............................   $1.50  -9.87     2,413     1996 -2002
Granted.............................................   $7.87  -9.50       268
Exercised...........................................   $2.50  -7.25      (326)
Cancelled...........................................   $1.50  -9.75       (15)
Cancelled in connection with Merger and Asset Sale                     (2,340)
                                                                     ---------
Outstanding at 12/31/96.............................                      -0-

   A summary of BEC option transactions is follows:

                              WEIGHTED       NUMBER
                          AVERAGE EXERCISE     OF
                                PRICE        SHARES
                          ---------------- --------
Outstanding at 12/31/95                        -0-
Granted..................       $4.63        2,050
Exercised................       $2.71          (89)
Cancelled................       $4.94         (146)
                                           --------
Outstanding at 12/31/96 .       $4.70        1,815
                                           ========
Exercisable at 12/31/96 .       $3.90          390
                                           ========

   Options generally vest evenly over a three-or four-year period beginning one year from the date of grant and expire seven years from the date of grant. The 390 exercisable options at 12/31/96 had an option price range of $0.83 -- $5.26. The weighted average remaining contractual life of the 1,815 options outstanding at December 31, 1996 was 6.46 years.

NOTE 14 -- RELATED PARTY TRANSACTIONS

   On December 12, 1996, in connection with the sale of FGG by BEC, Marlin Capital, LP ("Marlin"), a Delaware limited partnership, invested $2.5 million in convertible preferred stock of the buyer AAi; upon conversion, AAi common stock received by Marlin would bear demand and piggyback registration rights. Marlin Holdings, Inc. ("MH"), a Delaware corporation, is the general partner of Marlin. Mr. Martin E. Franklin, BEC's Chairman and Chief Executive Officer, is the Chief Executive Officer and principal stockholder of MH. Mr. Ashken, BEC's Chief Financial Officer and a Director, also is a stockholder and executive officer of MH. Mr. Franklin also has been named a member of AAi's Board of Directors.

   Ms. Nora Bailey, a member of BEC's Board of Directors since May 1996, is an attorney specializing in federal tax law. In her professional capacity she has rendered legal advice and related services to both

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

BEC and its predecessor, Benson. Ms. Bailey has rendered such services both prior to and subsequent to her appointment to the BEC Board, and it is anticipated that from time to time in the future she will be engaged to provide similar legal services to BEC. All fees paid to Ms. Bailey in connection with such services have been agreed in arms' length negotiations and are in accordance with Ms. Bailey's usual and customary billing practices. Fees paid to Ms. Bailey by BEC in connection with such services are not paid in consideration of her services as a director. Aggregate fees billed to Benson and BEC by Ms. Bailey during 1996 were approximately $73.

   Mr. Franklin serves as non-executive chairman of Eyecare Products and a director of SVS. Mr. Ashken serves as a director of Eyecare Products.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

   ORC has been named a potentially responsible party ("PRP"), along with several other entities with significant operations, by the U.S. Environmental Protection Agency ("EPA"), under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") of 1980, with respect to the cleanup of hazardous substances and ground water contamination in the San Gabriel Valley Aquifer (the "site"), which has been designated a "Superfund Site" by the EPA. Other entities have been named by the EPA as responsible parties. Although CERCLA technically imposes joint and several liability upon each PRP at each site, the extent of ORC's required financial contribution to the cleanup is expected to be limited based on the documented contribution of contaminants by each of the PRP's as well as the number and relative financial strength of the primary contributors of pollutants. Furthermore, ORC has conducted additional testing at its facility, the result of which support ORC's position that its activities have not contributed to the groundwater contamination. Both EPA and the Regional Water Quality Board have reviewed reports based on such testing and have advised ORC that (i) no further testing will be required and (ii) no remediation will be required by ORC. The EPA has advised ORC and the steering committee that it will not require ORC's participation in the steering committee and will not require ORC to take any further action with respect to the site.

   BEC is subject to various litigation incidental to business. Irrespective of any indemnification that may be received, BEC does not believe that exposure on any matter will result in a significant impact on BEC's financial condition results of operations or cash flows.

                               BEC GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Amounts in thousands, except per share data, unless otherwise noted)

 NOTE 16 -- QUARTERLY FINANCIAL DATA (Unaudited)

                     FOR THE YEAR ENDED DECEMBER 31, 1996

                                                 Q1        Q2         Q3        Q4
-------------------------------------------  --------- ---------  --------- ---------
Net sales ..................................  $10,771    $11,206   $10,007    $10,590
Gross profit ...............................    4,281      4,328     4,025      4,264
Net income from continuing operations  .....      779      1,210     1,045        410
Income per share from continuing
 operations.................................  $  0.04    $  0.07   $  0.06    $  0.02

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                                                  Q1        Q2         Q3        Q4
---------------------------------------------  -------- ---------  --------- ---------
Net sales ....................................  $9,547    $10,511   $ 9,875    $11,311
Gross profit .................................   4,324      4,745     3,728      4,722
Net income (loss) from continuing operations       145        629    (1,083)      (640)
Income (loss) per share from continuing
 operations...................................  $ 0.01    $  0.04   $ (0.06)   $ (0.04)

                     FOR THE YEAR ENDED DECEMBER 31, 1994

                                                   Q1        Q2        Q3        Q4
---------------------------------------------  --------- ---------  -------- ---------
Net sales ....................................   $9,455    $9,937    $7,554    $12,101
Gross profit .................................    6,521     6,057     5,616      6,449
Net income (loss) from continuing operations       (171)     (642)      185       (856)
Income (loss) per share from continuing
 operations...................................   $(0.01)   $(0.04)   $ 0.01    $ (0.05)

NOTE 17 -- SUBSEQUENT EVENTS

   On July 9, 1997, the Company acquired, in a transaction accounted for as a purchase, all of the shares of Bolle France which included Bolle France and several consolidated and unconsolidated subsidiaries, for a total purchase price of approximately $56,755, comprised of cash of $31,000, BEC Series A preferred stock of $9,294, Bolle preferred stock of $11,055, Bolle common stock of $1,822 and warrants to purchase up to 2,130 shares of BEC common stock as well as direct acquisition costs of $3,585.

   As of October 30, 1997, BEC entered into a definitive agreement to acquire (through its wholly-owned subsidiary, BILC Acquisition Corp.) ILC Technology, Inc. ("ILC"). Under the terms of the agreement, ILC shareholders will receive
4.36 shares of BEC's Common Stock (or 2.18 shares, after giving effect to a proposed one-for-two reverse split of BEC's Common Stock) for each share of ILC Common Stock outstanding. At September 30, 1997, ILC had 4,880 shares of common stock outstanding and BEC had 17,631 shares of common stock issued (or, if the full face value of BEC's 8% convertible notes were to be converted, 21,286 shares). The completion of the transaction is subject to approval by BEC's stockholders and ILC's shareholders, obtaining required regulatory approvals, and other customary closing conditions.

   On October 31, 1997, BEC also announced its intent to effect the Spinoff. It is anticipated that BEC stockholders will receive one share of Bolle Common Stock for every three shares of BEC's Common Stock held at the time of the spin off. See Note 2.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ILC Technology, Inc.

   We have audited the accompanying consolidated balance sheets of ILC Technology, Inc. (a California Corporation) and subsidiaries as of September 27, 1997 and September 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 27, 1997. These financial statements are the responsibility of ILC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ILC Technology, Inc. and subsidiaries as of September 27, 1997 and September 28, 1996 and the results of their operations and their cash flows for each of the three years in the period ended September 27, 1997 in conformity with generally accepted accounting principles.

                                                           ARTHUR ANDERSEN LLP
San Jose, California
December 1, 1997

                             ILC TECHNOLOGY, INC.
                         CONSOLIDATED BALANCE SHEETS
                  SEPTEMBER 27, 1997 AND SEPTEMBER 28, 1996

                                                                            1997          1996
                                                                       ------------- -------------
                                ASSETS
Current assets:
 Cash and cash equivalents............................................  $ 1,113,992    $ 1,828,807
 Accounts receivable, less allowance for doubtful accounts of
  $337,958  and $312,358, respectively.................................    9,485,397      9,494,246
 Receivable from long-term contracts..................................    1,049,122        861,427
 Inventories, net.....................................................   10,716,680      8,901,528
 Deferred tax aset....................................................      835,803      2,158,000
 Prepaid expenses.....................................................      344,393        208,320
 Current portion of note receivable from sale of PLI..................    1,150,000             --
 Net assets from discontinued operations..............................           --      2,178,383
                                                                       ------------- -------------
  Total current assets................................................   24,695,387     25,630,711
                                                                       ------------- -------------
Property and equipment, net...........................................   21,652,695     21,176,431
Note receivable from sale of PLI, net of current portion .............    2,196,871             --
Covenants-not-to-compete, net of accumulated amortization and
 writedown of $3,314,404 and $3,195,524, respectively.................      237,761        356,641
Other assets..........................................................      765,309        680,013
                                                                       ------------- -------------
                                                                        $49,548,023    $47,843,796
                                                                       ============= =============
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.....................................................  $ 4,361,816    $ 3,643,496
 Accrued payroll and related items....................................    1,701,209      1,263,741
 Other accrued liabilities............................................    1,517,606      1,146,822
 Current portion of non-compete obligation............................           --        390,000
 Current portion of long-term debt....................................    2,534,500      2,545,600
 Accrued income taxes payable.........................................    1,243,451      1,486,518
                                                                       ------------- -------------
  Total current liabilities...........................................   11,358,582     10,476,177
                                                                       ------------- -------------
Long-term liabilities, net of current portion:
 Long-term debt.......................................................    3,117,396      7,370,164
 Other accruals.......................................................       78,328        206,235
                                                                       ------------- -------------
  Total long-term liabilities.........................................    3,195,724      7,576,399
                                                                       ------------- -------------
Commitments and contingencies (Note 8)
Stockholders' equity:
 Common stock, no par value; 10,000,000 shares authorized; 4,874,040
  shares and 4,782,508 shares outstanding, respectively...............    7,178,231      6,815,109
 Retained earnings....................................................   27,815,486     22,976,111
                                                                       ------------- -------------
  Total stockholders' equity..........................................   34,993,717     29,791,220
                                                                       ------------- -------------
                                                                        $49,548,023    $47,843,796
                                                                       ============= =============

  The accompanying notes are an integral part of these financial statements.

                             ILC TECHNOLOGY, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE THREE FISCAL YEARS ENDED SEPTEMBER 27, 1997

                                                     1997          1996           1995
                                                ------------- -------------  -------------
Net sales......................................  $55,517,905    $54,206,424   $49,496,029
Costs and expenses:
 Cost of sales.................................   39,194,377     36,180,448    31,799,916
 Research and development......................    4,252,694      4,319,650     4,278,697
 Sales and marketing...........................    3,059,158      2,645,952     2,404,856
 General and administrative....................    4,329,067      4,417,446     4,459,726
 Amortization of intangibles...................      120,000        120,000       120,000
                                                ------------- -------------  -------------
                                                  50,955,296     47,683,496    43,063,195
Income from continuing operations before
 provision for income taxes, interest expenses
 and gain on sale of CPI.......................    4,562,609      6,522,928     6,432,834
Interest expense, net..........................      493,917        461,898       323,757
                                                ------------- -------------  -------------
Income from continuing operations before
 provision for income taxes and before gain on
 sale of CPI...................................    4,068,692      6,061,030     6,109,077
Gain on sale of CPI............................    2,378,683             --            --
                                                ------------- -------------  -------------
Income from continuing operations before
 provision for income taxes....................    6,447,375      6,061,030     6,109,077
Provision for income taxes on continuing
 operations....................................    1,608,000      1,515,000     1,472,000
                                                ------------- -------------  -------------
Income from continuing operations..............    4,839,375      4,546,030     4,637,077
Discontinued operations:
 Operating loss, net of tax benefit of
  $280,000 and $32,000 in 1996 and 1995,
  respectively.................................           --       (840,217)      (99,143)
 Estimated loss on disposal, including
  $500,000 for operating losses during the
  phase out, net of tax benefit of $1,132,996 .           --     (3,398,987)           --
                                                ------------- -------------  -------------
 Loss from discontinued operations.............           --     (4,239,204)      (99,143)
                                                ------------- -------------  -------------
Net income.....................................  $ 4,839,375    $   306,826   $ 4,537,934
                                                ============= =============  =============
Earnings (loss) per share:
 Earnings from continuing operations...........  $      0.96    $      0.92   $      0.97
 Loss from discontinued operations.............           --          (0.86)        (0.02)
                                                ------------- -------------  -------------
Net income per share...........................  $      0.96    $      0.06   $      0.95
                                                ============= =============  =============
Weighted average shares outstanding used to
 compute net income (loss) per share...........    5,047,658      4,923,132     4,764,989
                                                ============= =============  =============

  The accompanying notes are an integral part of these financial statements.

                             ILC TECHNOLOGY, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE THREE FISCAL YEARS ENDED SEPTEMBER 27, 1997

                                                      COMMON
                                         COMMON       STOCK        RETAINED
                                         SHARES       AMOUNT       EARNINGS        TOTAL
                                      ----------- ------------  ------------- -------------
Balance at October 1, 1994...........  4,522,951    $5,492,338   $18,131,351    $23,623,689
 Net income..........................         --            --     4,537,934      4,537,934
 Issuance of common stock under
  stock purchase plan................     37,973       266,575            --        266,575
 Exercise of stock options...........    132,250       450,751            --        450,751
 Repurchase of common stock..........    (10,000)      (76,750)           --        (76,750)
                                      ----------- ------------  ------------- -------------
Balance at September 30, 1995 .......  4,683,174     6,132,914    22,669,285     28,802,199
 Net income..........................         --            --       306,826        306,826
 Issuance of common stock under
  stock purchase plan................     34,209       279,068            --        279,068
 Exercise of stock options...........     65,125       403,127            --        403,127
                                      ----------- ------------  ------------- -------------
Balance at September 28, 1996 .......  4,782,508     6,815,109    22,976,111     29,791,220
 Net income..........................         --            --     4,839,375      4,839,375
 Issuance of common stock under
  stock purchase plan................     28,555       266,588            --        266,588
 Exercise of stock options...........     99,977       521,992            --        521,992
 Repurchase of common stock..........    (37,000)     (425,458)           --       (425,458)
                                      ----------- ------------  ------------- -------------
Balance at September 27, 1997 .......  4,874,040    $7,178,231   $27,815,486    $34,993,717
                                      =========== ============  ============= =============

  The accompanying notes are an integral part of these financial statements.

                             ILC TECHNOLOGY, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE THREE FISCAL YEARS ENDED SEPTEMBER 27, 1997

                                                        1997          1996           1995
                                                   ------------- -------------  -------------
Cash flows from operating activities:
 Net income.......................................  $ 4,839,375    $   306,826   $ 4,537,934
 Adjustment to reconcile net income to net cash
  provided by continuing operations:
  Discontinued operations.........................           --      4,239,204        99,143
  Depreciation and amortization...................    2,002,845      1,689,689     1,569,478
  Provision for doubtful accounts.................       68,694         38,804       102,861
  Provision for inventory obsolescence............      696,089        520,006       169,034
  Net loss on property and equipment sold or
   retired........................................       14,144             --        26,367
  Equity in income of joint venture...............     (106,000)       (20,000)      (89,000)
  Gain on sale of CPI.............................   (2,378,683)            --            --
 Changes in assets and liabilities, net of
  effects of businesses sold:
  Decrease in marketable securities...............           --             --       998,129
  Increase in accounts receivable.................   (1,494,632)    (1,333,378)   (2,467,329)
  Increase in inventories.........................   (4,267,013)    (1,888,444)   (1,685,743)
  (Increase) decrease in deferred tax asset ......    1,322,197       (704,000)      951,000
  (Increase) decrease in prepaid expenses ........     (136,073)       (86,076)      406,556
  (Increase) decrease in other assets.............       20,704         79,823        (9,397)
  Increase (decrease) in accounts payable ........      718,320       (120,502)      300,709
  Decrease in accrued liabilities.................     (230,124)      (956,660)     (637,731)
                                                   ------------- -------------  -------------
   Net cash provided by operating activities from
    continuing operations.........................    1,069,843      1,765,292     4,272,011
   Net cash used in discontinued operations ......   (1,518,488)      (168,186)   (1,722,659)
                                                   ------------- -------------  -------------
 Cash flows from investing activities:
  Proceeds from sale of CPI.......................    6,350,000             --            --
  Payments received on note for sale of PLI ......      350,000             --            --
  Purchase of land and real estate................           --             --    (3,045,412)
  Decrease in deposit on land and building
   purchase.......................................           --             --     1,300,000
  Investment in joint venture.....................           --             --      (450,000)
  Capital expenditures............................   (3,102,092)    (3,186,557)   (2,517,541)
                                                   ------------- -------------  -------------
   Net cash provided by (used in) investing
    activities....................................    3,597,908     (3,186,557)   (4,712,953)
                                                   ------------- -------------  -------------

  The accompanying notes are an integral part of these financial statements.

                             ILC TECHNOLOGY, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE THREE FISCAL YEARS ENDED SEPTEMBER 27, 1997
                                 (CONTINUED)

                                                      1997           1996           1995
                                                 -------------- -------------  -------------
Cash flows from financing activities:
 Principal borrowings under line of credit .....  $ 10,963,000    $ 9,500,000   $ 8,450,000
 Principal repayments under line of credit .....   (13,463,000)    (6,500,000)   (6,450,000)
 New borrowings under equipment line............     1,045,000      1,555,000     1,720,089
 Principal repayments under equipment line .....    (1,321,200)    (1,374,800)   (1,049,958)
 Principal repayments under term loan...........    (1,451,000)    (1,584,000)   (1,578,000)
 Payments under non-compete agreement...........            --       (390,000)     (520,000)
 Proceeds from issuance of common stock ........       788,580        682,195       717,326
 Repurchase of common stock.....................      (425,458)            --       (76,750)
                                                 -------------- -------------  -------------
  Net cash provided by (used in) financing
   activities...................................    (3,864,078)     1,888,395     1,212,707
                                                 -------------- -------------  -------------
  Net increase (decrease) in cash and cash
   equivalents..................................      (714,815)       298,944      (950,894)
Cash and cash equivalents at beginning of year .     1,828,807      1,529,863     2,480,757
                                                 -------------- -------------  -------------
Cash and cash equivalents at end of year .......  $  1,113,992    $ 1,828,807   $ 1,529,863
                                                 ============== =============  =============
                                                      1997           1996           1995
                                                 -------------- -------------  -------------
Supplemental disclosures of cash flow
 information:
Cash paid during the year for:
 Interest--continuing operations................  $    641,127    $   542,061   $   589,200
 Interest--discontinued operations..............            --         77,714       106,341
 Income taxes...................................       282,898      1,055,000       909,000

Supplemental disclosure of non-cash activities:


   ILC sold the stock of PLI for a note. The purchase price, net of expenses, approximated the net assets of PLI (Note 12).

The accompanying notes are an integral part of these financial statements.

                             ILC TECHNOLOGY, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 27, 1997

1. THE COMPANY

   ILC Technology, Inc. ("ILC") was incorporated on September 15, 1967. ILC designs, develops, manufactures and markets high intensity lamps and lighting products for the medical, industrial, aerospace, scientific, entertainment and military industries. ILC develops and manufactures the majority of its products at its headquarter facilities in California and the remainder at its subsidiary facility in the United Kingdom. (See Notes 12, 13 and 16).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

   The consolidated financial statements include the accounts of ILC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

   Fiscal year 1995 was restated to reflect ILC's decision to discontinue the operations of Precision Lamp, Inc. ("PLI") (see Note 12). This restatement had no impact on net income.

   ILC's fiscal year end is the Saturday closest to September 30.

 Use of Estimates in Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Items which require management to make estimates include the realization of accounts receivable and inventory balances, warranty, and other reserves. Additionally, ILC is currently in negotiation with PLI Acquistion Corp. to restructure the terms of that note receivable, as discussed in Note 12.

 Cash and Cash Equivalents

   For the purpose of the statement of cash flows, ILC considers all highly liquid investments with an original maturity of three months or less at the time of issue to be cash equivalents.

 Inventories

   Inventories are stated at the lower of cost (first-in, first-out) or market, and include material, labor and manufacturing overhead. Inventories at September 27, 1997 and September 28, 1996, net of inventory reserves of $2,043,420 and $2,034,258, respectively, consisted of:

                         1997          1996
                    ------------- ------------
Raw materials .....  $ 5,459,159    $4,802,839
Work-in-process  ..    3,974,496     2,549,805
Finished goods  ...    1,283,025     1,548,884
                    ------------- ------------
Total inventories    $10,716,680    $8,901,528
                    ============= ============

 Developmental and Manufacturing Contracts

   ILC contracts with the U.S. Government and other customers for the development and manufacturing of various products under both cost-plus-fixed-fee and fixed-price contracts. Revenues are recognized under these contracts using the percentage of completion method, whereby revenues are

                             ILC TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMER 27, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

reported in the proportion that costs incurred bear to the total estimated costs for each contract. Periodic reviews of estimated total costs during the performance of such contracts may result in revisions of contract estimates in subsequent periods. Any loss contracts are reserved at the time such losses are determined. Revenues from these contracts were less than 10% of net revenues during 1997, 1996 and 1995.

 Depreciation and Amortization

   Depreciation and amortization on property and equipment are provided on a straight-line basis over estimated useful lives of 3 to 31.5 years, except for leasehold improvements which are amortized over the terms of the leases.

 Net Income (Loss) Per Share

   Net income (loss) per share is computed using the weighted average number of common shares and common equivalent shares (when such equivalents have a dilutive effect) outstanding during the period using the treasury stock method. Fully diluted net income (loss) per share is not significantly different from net income (loss) per share as reported.


   In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, which requires disclosure of basic earnings per share and diluted earnings per share and is effective for periods ending subsequent to December 15, 1997 and restatement will be required for all prior period EPS data presented.


 Covenants-Not-To-Compete

   The covenant-not-to-compete relates to the Q-Arc acquisition that took place in 1991. This is being amortized over the period of the covenant.

   In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." ILC adopted the provisions of this statement in fiscal 1996. The effect on its financial position and results of operations was not significant. ILC quarterly evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful lives of these intangibles may warrant revision or that the remaining balances of intangibles may not be recoverable. When factors indicate that intangibles should be evaluated for possible impairment, ILC uses an estimate of the related subsidiary's undiscounted cash flow over the remaining life of the intangibles in measuring whether the intangibles are recoverable. As part of ILC's decision to discontinue the operations of PLI, the unamortized balance of the covenant-not-to-compete ($470,000) was written off in the fourth quarter of fiscal 1996.

 Investment in Joint Venture

   In February 1995, ILC invested $450,000 in a lamp manufacturer located in Japan. ILC's investment represents a 49% ownership interest in the equity of the investee, consequently ILC accounts for its investment using the equity method of accounting. ILC's investment is included in Other Assets in the accompanying consolidated balance sheets and its proportionate interest in the income of the investee of $106,000, $20,000 and $89,000 in fiscal 1997, 1996 and 1995, respectively, is included in the accompanying consolidated statements of operations.

 New Accounting Pronouncements

   SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the

                             ILC TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMER 27, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

financial statements. The statement is effective for all periods ending after December 15, 1997 and reclassification of financial statements for earlier periods presented will be required for comparative purposes.

   SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting of operating segment information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial statements issued to shareholders. The statement is effective for all periods ending after December 15, 1997.

3. REVENUES

   ILC recognizes revenue on all product sales upon shipment of the product. ILC accrues for estimated warranty obligations at the time of the sale of the related product based upon its past history of claims experience and costs to discharge its obligations.

   ILC operates in a single industry segment, the designing, developing, manufacturing and marketing of high performance light source products. Revenues from continuing operations are geographically summarized as follows (in thousands):

                         1997      1996       1995
                      --------- ---------  ---------
United States .......  $36,639    $34,088   $32,533
Europe ..............    6,671      6,920     5,964
Asia ................   11,986     12,700    10,951
Other international        222        498        48
                      --------- ---------  ---------
                       $55,518    $54,206   $49,496
                      ========= =========  =========

   Customers and countries comprising more than 10% of net sales from continuing operations are as follows:

                 1997    1996     1995
               ------- -------  -------
Customer A  ..   13.5%   15.0%    12.2%
Customer B  ..     *     11.5%    12.0%
Japan.........   20.7%   22.1%    21.1%

------------
*      less than 10% of net sales

   ILC provides credit in the form of trade accounts receivable to its customers. ILC does not generally require collateral to support customer receivables. ILC performs ongoing credit evaluations of its customers and maintains allowances which management believes are adequate for potential credit losses.

   Approximately 31%, 39% and 40% of ILC's sales in fiscal 1997, 1996 and 1995, respectively, were to customers in the medical industry. This industry has experienced significant fluctuations in demand and ILC expects sales to the medical market to decrease as a percentage of net sales in the foreseeable future. Customer B, referred to above, is in the semiconductor equipment industry and was a major customer of ILC's subsidiary, CPI. In the fourth quarter of fiscal 1996, CPI experienced a significant reduction in orders from this customer. In May 1997, CPI was sold (see Note 13).

                             ILC TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMER 27, 1997

 4. PROPERTY AND EQUIPMENT

   Property and equipment at September 27, 1997 and September 28, 1996 consisted of:

                                                     1997            1996
                                                -------------- --------------
Property and equipment, at cost:
 Machinery and equipment ......................  $ 17,130,338    $ 15,047,138
 Land and buildings ...........................    15,498,058      14,955,738
 Furniture and fixtures .......................       518,283         601,822
 Equipment under capital lease ................       174,268         174,268
 Leasehold improvements .......................            --         598,814
 Construction-in-progress .....................       577,449       1,011,601
                                                -------------- --------------
                                                   33,898,396      32,389,381
Less accumulated depreciation and amortization    (12,245,701)    (11,212,950)
                                                -------------- --------------
Property and equipment, net ...................  $ 21,652,695    $ 21,176,431
                                                ============== ==============

5. BANK BORROWINGS

   As of September 27, 1997 and September 28, 1996, borrowings outstanding under ILC's credit facilities consisted of:

                                1997          1996
                           ------------- -------------
Line of credit ...........  $ 2,500,000    $ 5,000,000
Term loan ................    1,187,000      2,638,000
Equipment line of credit      1,915,000      2,191,200
Other capital lease  .....       49,896         86,564
                           ------------- -------------
                              5,651,896      9,915,764
Less: current portion  ...   (2,534,500)    (2,545,600)
                           ------------- -------------
Long-term debt ...........  $ 3,117,396    $ 7,370,164
                           ============= =============

   Aggregate maturities for long-term debt during the next five years are approximately: 1998 -- $2,534,500, 1999 -- $3,117,396, and none in 2000, 2001 and 2002.

   All of the above credit facilities are secured by all of the property of ILC.

   ILC has a $6 million line of credit available with a bank which expires in March 1999. Borrowings under this line are at 2% above the LIBOR rate (London Interbank Offer Rate) (7.66% at September 27, 1997). Under the covenants of the loan agreement, unless written approval from the bank is obtained, ILC is restricted from entering into certain transactions and is required to maintain certain specified financial covenants and profitability. As of September 27, 1997, ILC was in compliance with all financial covenants. The average balance outstanding (based on month-end balances) under the line of credit in 1997 was $4,021,000. The maximum borrowings were $6,000,000 and the average interest rate during 1997 was 7.6%. As of September 27, 1997, $3.5 million was available for future borrowings under this line of credit.

   In addition, in connection with the purchase of its Sunnyvale manufacturing facilities, ILC entered into a term loan with a bank for $5,000,000 in 1993, which was subsequently increased to $6,333,333 in 1994. The note matures in August 1998. The term loan requires monthly principal payments equal to one-forty-eighth of the principal amount plus interest at 2% above the LIBOR rate (London Interbank Offer Rate) (7.66% at September 27,
1997). The term loan is a reducing revolving credit facility which allows for principal pre-payments and the flexibility for re-borrowing up to the maximum amount that would be outstanding under the term loan given normal amortization to the date of re-borrowing. The average balance outstanding (based on month-end balances) under the term loan in 1997 was $1,913,000, and the average interest rate during 1997 was 7.6%.

                             ILC TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMER 27, 1997

5. BANK BORROWINGS  (Continued)

    ILC has available equipment lines of credit for 100% of the purchase cost of new equipment. At the end of fiscal 1997, ILC had borrowings under these lines of $1,915,000, of which $1,348,000 is due in fiscal 1998 and $567,000 is due in fiscal 1999. These borrowings bear interest at 2% above the LIBOR rate (7.66% at September 27, 1997). ILC also has available an unused $2 million equipment line of credit which expires in August 1998. Borrowings under this line bear interest at the same rate as discussed above, with principal balances amortized over a 2 year period.

6. INCOME TAXES

   ILC accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach to accounting for income taxes.

   Income from continuing operations before provision for income taxes consists of the following for fiscal 1997, 1996 and 1995, respectively:

                1997          1996         1995
            ------------ ------------  ------------
U.S. ......  $4,738,375    $4,897,389   $5,588,040
Foreign  ..   1,709,000     1,163,641      521,037
            ------------ ------------  ------------
             $6,447,375    $6,061,030   $6,109,077
            ============ ============  ============

   The components of the provision for income taxes on continuing operations are as follows:

                                                               1997          1996         1995
                                                           ------------ ------------  -----------
Federal--
 Current .................................................  $  671,000    $1,559,000   $  833,000
 Deferred ................................................      80,000      (600,000)     581,500
                                                           ------------ ------------  -----------
                                                               751,000       959,000    1,414,500
                                                           ------------ ------------  -----------
Foreign--
 Current .................................................     540,000       384,000           --
State--
 Current .................................................     241,000       276,000      199,000
 Deferred ................................................      76,000      (104,000)      96,500
                                                           ------------ ------------  -----------
                                                               317,000       172,000      295,500
                                                           ------------ ------------  -----------
Federal refund received ..................................          --            --     (238,000)
                                                           ------------ ------------  -----------
Total provision for income taxes on continuing operations   $1,608,000    $1,515,000   $1,472,000
                                                           ============ ============  ===========

                             ILC TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMER 27, 1997

6. INCOME TAXES  (Continued)

    The major components of the deferred tax asset account, as computed under SFAS No. 109, are as follows:

                                                                  1997          1996
                                                             ------------- ------------
Reserve for loss on disposal of discontinued operations,
 not currently deductible for tax purposes .................  $        --    $1,133,000
Inventory reserve ..........................................      795,000       877,000
Bad debt reserve ...........................................      132,000        92,000
Warranty reserve ...........................................      103,000       128,000
Accruals not currently deductible for tax purposes  ........      545,000       381,000
Amortization of covenant-not-to-compete ....................           --       202,000
Excess of tax over book depreciation .......................   (1,112,000)     (988,000)
Other items, individually insignificant ....................      372,803       333,000
                                                             ------------- ------------
                                                              $   835,803    $2,158,000
                                                             ============= ============

   The provision for income taxes on continuing operations differs from the amounts which would result by applying the applicable statutory Federal income tax rate to income from continuing operations before taxes as follows:

                                              1997          1996         1995
                                          ------------ ------------  ------------
Computed expected provision .............  $2,192,000    $2,121,000   $2,138,000
State tax ...............................     317,000       364,000      367,000
FSC commission ..........................     (43,000)     (181,000)    (216,000)
General business credits ................    (277,000)     (218,000)    (203,000)
Refund received .........................          --            --     (238,000)
Other items, individually insignificant..    (581,000)     (571,000)    (376,000)
                                          ------------ ------------  ------------
                                           $1,608,000    $1,515,000   $1,472,000
                                          ============ ============  ============

   During the second quarter of fiscal 1995, ILC received a refund of $238,000 from the Internal Revenue Service (IRS) related to tax returns filed in previous years, which were examined by the IRS. This amount was recorded as a reduction of the fiscal 1995 tax provision upon receipt of the refund. An additional $235,000 of interest related to the refund amount was received and was included in interest income in fiscal 1995.

7. EMPLOYEE RETIREMENT PLAN

   On January 1, 1984, ILC adopted a thrift incentive savings plan (the "Retirement Plan"). The Retirement Plan is qualified under section 401(k) of the Internal Revenue Code and is available to all full-time employees with one or more years of employment with ILC. Under the terms of the Retirement Plan, participating employees must contribute at least 2% of their salary to the Retirement Plan, and ILC contributes (as a matching contribution) 100% of this amount. Employees may also contribute an additional amount up to 13% of their salary to the Retirement Plan, with no further contributions by ILC. ILC's contributions vest at a rate of 20% per year, commencing on the first anniversary of employment. Total employer matching contributions under the Retirement Plan were $187,000, $226,000, and $212,000 for fiscal years 1997, 1996 and 1995, respectively. The components of such expense relating to continuing operations was $187,000, $188,000 and $171,000 for fiscal years 1997, 1996 and 1995, respectively.

                             ILC TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMER 27, 1997

8. COMMITMENTS AND CONTINGENCIES

   At September 27, 1997, all of ILC's facilities in Sunnyvale and Santa Clara, California and Cambridge, England are owned. All lease obligations associated with the facilities of PLI and CPI were assumed by the buyers at the time of sale.

   For fiscal years 1997, 1996 and 1995, rental expense was approximately $178,000, $442,000 and $277,000, respectively. Rental expense for continuing operations was $121,000, $226,000 and $61,000 for fiscal years 1997, 1996 and 1995, respectively.

   As discussed in Note 13, the number of shares held in escrow relating to the sale of CPI are subject to adjustment related to warranties and the valuation of the acquiror's common stock.

9. STOCK OPTION AND PURCHASE PLANS

   Under the 1992 Stock Option Plan ("Plan"), ILC may grant options to employees and directors. ILC has reserved 575,000 shares for issuance under the Plan. The exercise price per share for stock options cannot be less than the fair market value on the date of grant. Options granted are for a ten-year term and generally vest ratably over a period of four years commencing one year after the date of grant. The Plan provides for the automatic grant of a nonstatutory stock option to purchase shares of Common Stock to each outside Director annually during ILC's third fiscal quarter. During fiscal 1997, each outside Director was granted an automatic option to purchase a total of 5,000 shares of ILC's Common Stock. ILC's 1983 Stock Option Plan expired in 1993 and no further options have been granted under such plan since then.

   In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 123 " Accounting for Stock-Based Compensation," if ILC had elected to recognize compensation cost based on fair value of the options granted at grant dates prescribed, income from continuing operations and earnings per share would have been reduced to the pro forma amounts indicated in the table below. The pro forma effect on net income for fiscal 1997 and 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996.

                                                               1997          1996
                                                           ------------ ------------
Income from continuing operations--as reported  ..........  $4,839,375    $4,546,030
Income from continuing operations--pro forma .............  $4,328,487    $4,344,547
Earnings per share from continuing operations as reported.  $     0.96    $     0.92
Earnings per share from continuing operations--pro forma..  $     0.89    $     0.89

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model utilizing expected volatility calculations based on historical data (62.10%) and risk-free interest rates based on U.S. government bonds on the date of grant with maturities equal to the expected option term (5.82%-6.69%). No dividends are assumed, and the expected option term is 5.93 years. The weighted-average fair values of options granted in fiscal 1997 and 1996 are $6.49 and $6.27, respectively.

                             ILC TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMER 27, 1997

9. STOCK OPTION AND PURCHASE PLANS  (Continued)

    A summary of ILC's stock option activity for the past three fiscal years is as follows:


                                                                         WEIGHTED
                                  OPTIONS                   EXERCISE     AVERAGE
                                 AVAILABLE     NUMBER        PRICE       EXERCISE
                                 FOR GRANT    OF SHARES    PER SHARE      PRICE
                                ----------- -----------  ------------- ----------
                                                      OPTIONS OUTSTANDING
                                            --------------------------------------
Balance at October 1, 1994  ...    103,624     720,027    $1.09-11.50     $ 6.27
 Granted ......................    (28,000)     28,000            $9.50   $ 9.50
 Canceled .....................     34,000     (34,000)   $8.75-11.50     $ 9.85
 Exercised ....................         --    (132,250)   $ 2.13-8.75     $ 3.48
                                ----------- -----------  ------------- ----------
Balance at September 30, 1995      109,624     581,777    $1.09-11.50     $ 6.87
 Additional shares approved  ..    200,000          --             --         --
 Granted ......................   (205,000)    205,000    $9.00-11.25     $ 9.94
 Canceled .....................     92,125     (92,125)   $8.75-11.50     $10.27
 Exercised ....................         --     (65,125)   $1.09-11.50     $ 6.10
                                ----------- -----------  ------------- ----------
Balance at September 28, 1996      196,749     629,527    $1.09-11.50     $ 7.44
 Additional shares approved  ..    175,000          --             --         --
 Granted ......................   (406,000)    406,000    $9.00-11.19     $10.29
 Canceled .....................     89,550     (89,550)   $9.00-11.50     $10.57
 Exercised ....................         --     (99,977)   $1.09-11.50     $ 5.22
                                ----------- -----------  ------------- ----------
Balance at September 27, 1997       55,299     846,000    $2.25-11.25     $ 8.74
                                =========== ===========  ============= ==========


   At the end of fiscal 1997, 1996 and 1995, options to purchase 351,063 shares, 416,965 shares and 439,715 shares, respectively, were exercisable at weighted average prices of $6.70, $6.11 and $5.94.

   The following table summarizes information about stock options outstanding at September 27, 1997:

                                                WEIGHTED AVG.                  WEIGHTED AVG.
   NUMBER OF                    WEIGHTED AVG.     REMAINING       NUMBER OF   EXERCISE PRICE
    SHARES     EXERCISE PRICE     EXERCISE       CONTRACTUAL       SHARES       OF OPTIONS
 OUTSTANDING        RANGE           PRICE            LIFE        EXERCISABLE    EXERCISABLE
-------------  -------------- ---------------  --------------- -------------  --------------
162,000 ......  $  2.25-3.75       $ 3.54         2.19 years       162,000        $ 3.54
390,000 ......     7.38-9.50         9.13         7.93 years       136,563          8.70
294,000 ......   10.63-11.50        11.08         8.64 years        52,500         11.30

   Under ILC's Employee Stock Purchase Plan, ILC has 83,033 shares of common stock available at September 27, 1997 for issuance to participating employees who have met certain eligibility requirements. The number of shares available for purchase by each participant is based upon annual base earnings and at a purchase price equal to 85% of the fair market value at the beginning or the end of the quarter of purchase, whichever is lower.

                             ILC TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMER 27, 1997

 10. INTEREST EXPENSE, NET

   Interest expense, net consists of the following:

                                                            1997         1996         1995
                                                        ------------ -----------  ------------
Interest income .......................................   $(147,210)   $(80,163)    $(265,443)
Interest expense ......................................     641,127     542,061       589,200
                                                        ------------ -----------  ------------
Net interest expense related to continuing operations     $ 493,917    $461,898     $ 323,757
                                                        ============ ===========  ============

11. ACQUISITIONS

   In August 1991, ILC acquired all the outstanding stock of Q-Arc Ltd. of Cambridge, England for $1,400,000 in cash and the assumption of certain liabilities. Q-Arc is a manufacturer of specialty lamps for laser and non-laser applications. This transaction was accounted for as a purchase and accordingly, all assets were revalued to their respective fair values. The acquisition price was equal to the fair value of net assets acquired. Net assets included a covenant-not-to-compete of approximately $951,000. The covenant is being amortized over an eight year period. At September 27, 1997, the unamortized balance of the Q-Arc covenant-not-to-compete is approximately $238,000.

12. DISCONTINUED OPERATIONS

   In September 1996, ILC's Board of Directors voted to proceed with the divestiture of PLI which is a subsidiary based in Cotati, California. As a result of ILC's plan, an estimated loss on disposal of $3,399,000, net of a tax benefit of $1,133,000, was recorded in the fourth quarter of fiscal 1996. This loss on disposal included estimated operating losses through the final disposition of the subsidiary and the write off of the unamortized balance of the PLI covenant-not-to-compete of approximately $470,000.

   In January 1997, ILC signed an agreement to sell PLI. The original selling price was approximately $3.3 million but was subject to due diligence and the ability of PLI Acquisition Corp., the purchaser, to obtain adequate financing no later than March 31, 1997. The purchaser was not able to obtain adequate financing, but through further discussions with the purchaser, ILC agreed to sell the stock of PLI to PLI Acquisition Corp. for a promissory note with a face value of $4 million bearing 8% interest per year on any unpaid principal amount. Payments on the promissory note began in May 1997 and will be completed in April 2000. This transaction was recorded in the third quarter of fiscal 1997. The purchase price, net of expenses and reserves, approximated the book value and therefore, no gain or loss was recorded.

   After conferring with ILC management, PLI Acquisition Corp. did not make the scheduled October and November 1997 payments on the note payable to ILC. ILC and PLI Acquisition Corp. are currently evaluating a restructuring of the payment terms of the note payable to ILC. ILC's management believes that there has been no impairment of the value of the note as recorded by ILC.

   Continuing operations, as reclassified for fiscal years 1996 and 1995, consist of the activities of ILC Technology, Inc. based in Sunnyvale, California, CPI based in Beverly, Massachusetts and Q-Arc based in Cambridge, England. The Consolidated Statements of Operations have been reclassified to report separately the activities of PLI as discontinued operations. Revenues from PLI were $7,772,000 and $8,933,000 for fiscal 1996 and 1995, respectively. The net loss after tax from the discontinued operations of PLI was $840,000 and $99,000 for fiscal 1996 and 1995, respectively. A portion of net interest expense of approximately $66,000 and $58,000 for fiscal 1996 and 1995, respectively, was allocated to the discontinued operations. Net interest expense was allocated to discontinued operations based on the ratio of the net assets to be discontinued to the consolidated net assets plus consolidated debt other than debt which is directly attributable to continuing operations. For the six months ended March 29, 1997, revenues from PLI were $1,489,000. Net interest expense allocated to the discontinued operations of PLI was

                             ILC TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMER 27, 1997

12. DISCONTINUED OPERATIONS  (Continued)

approximately $18,000. As discussed above, the resultant loss from discontinued operations was offset against accruals made in the fourth quarter of fiscal 1996.

   The net assets of PLI of $2,178,383 as of September 28, 1996 are shown in the accompanying balance sheet as net assets from discontinued operations. These assets were written down to a value that represented management's best estimate of the amount that could be realized upon disposition.

13. CONVERTER POWER, INC.

   In May 1997, ILC completed the sale of CPI to Applied Science and Technology, Inc. (ASTeX) for $6.35 million in cash and 45,000 shares of ASTeX common stock. The total sale price was $7.35 million, subject to adjustments related to warranties. ILC has estimated that $500,000 of potential warranties could be paid and has reduced the gain on sale accordingly. In August 1997, ASTeX removed approximately 4,900 shares from escrow based on post-closing audit adjustments. The remaining shares will be held in escrow subject to any further post-closing adjustments, with a final settlement in May 1998. The sale, net of expenses, resulted in a gain of $2,378,683 and was reported in the results of operations for the third quarter ended June 28, 1997. The net amount due from ASTeX of $500,000 (to be satisfied by the release to ILC of the ASTeX shares held in escrow) is reflected in accounts receivable in the accompanying balance sheet as of September 27, 1997.

14. RIGHTS AGREEMENT AND OTHER MATTERS

   On September 19, 1989, ILC's Board of Directors declared a dividend of one common share purchase right for each outstanding share of common stock, no par value, of ILC. The dividend was payable on October 2, 1989 to the shareholders of record on that date. Each right entitles the registered holder to purchase from ILC one share of common stock of ILC at a price of $15.00 per common share. The rights will not be exercisable until a party either acquires beneficial ownership of 20% of ILC's common stock or makes a tender offer for at least 30% of its common stock. In the event the rights become exercisable and thereafter a person or group acquires 30% or more of ILC's stock, a 20% shareholder ("Acquiring Person") engages in any specified self-dealing transacton, or, as a result of a recapitalization or reorganization, an Acquiring Person's shareholdings are increased by more than 3%, each right will entitle the holder to purchase from ILC, for the exercise price, common stock having a market value of twice the exercise price of the right. In the event the rights become exercisable and thereafter ILC is acquired in a merger or other business combination, each right will enable the holder to purchase from the surviving corporation, for the exercise price, common stock having a market value of twice the exercise price of the right. At ILC's option, the rights are redeemable in their entirety, prior to becoming exercisable, at $.01 per right. The rights are subject to adjustment to prevent dilution and expire September 29, 1999. On February 25, 1997, the Rights Agreement was amended. The amended terms generally provide that the exercise of the various rights may occur whenever a party acquires a beneficial ownership of 15% or more of ILC outstanding common shares and that registered holders of ILC are entitled to purchase from ILC one share of common stock at a price of $55.00 per common share. Additionally, the expiration date of the Rights Agreement was extended to December 31, 2006.

   In November 1996, the Board of Directors authorized eight severance agreements for six executive officers and two managers, providing for severance benefits upon termination during the two-year period following a change in control in ILC, as defined therein.

15. REPURCHASE OF COMMON STOCK

   In November 1996, the Board of Directors authorized ILC to repurchase up to 1,000,000 shares of ILC's issued and outstanding common stock. During the third quarter of fiscal 1997, and since inception

                             ILC TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                              SEPTEMER 27, 1997

15. REPURCHASE OF COMMON STOCK  (Continued)

of the repurchase program, ILC repurchased 37,000 shares of common stock for an aggregate amount of $425,458. Purchases were made on the open market and can be made for up to two years from the date of authorization.

16. SUBSEQUENT EVENT

   On October 30, 1997, ILC entered into a definitive Agreement and Plan of Merger by and among ILC, BEC Group, Inc. ("BEC") and BILC Acquisition Corp. ("Acquisition Corp."), a wholly owned subsidiary of BEC, pursuant to which ILC will merge (the "Merger") with and into Acquisition Corp. Upon consummation of the Merger, each outstanding share of ILC will be converted into the right to receive 2.18 shares (reflecting the completion of BEC's contemplated one-for two reverse stock split) of BEC's common stock. The Merger is subject to the approval of both ILC's shareholders and BEC's stockholders, and to certain regulatory approvals and other customary closing conditions. The respective chairmen of ILC and BEC have executed voting agreements in favor of the Merger.

                                  ANNEX LIST

Annex A          Agreement and Plan of Merger, as amended

Annex B          BEC Voting Agreement -- Martin Franklin

Annex C          ILC Voting Agreement -- Henry C. Baumgartner

Annex D          Fairness Opinion -- Raymond James & Associates, Inc.

Annex E          Fairness Opinion -- Donaldson, Lufkin & Jenrette Securities
                 Corporation

Annex F          Chapter 13 of the California General Corporation Law

                                                                       ANNEX A

                         AGREEMENT AND PLAN OF MERGER

                                    AMONG

                               BEC GROUP, INC.,

                            BILC ACQUISITION CORP.

                                     AND

                             ILC TECHNOLOGY, INC.

                         DATED AS OF OCTOBER 30, 1997

                              TABLE OF CONTENTS

                                                                                                    PAGE NO.
                                                                                                 ------------
ARTICLE I
               THE MERGER .......................................................................       2
1.1.           The Merger........................................................................       2
1.2.           Effective Time; Closing...........................................................       2
1.3.           Effect of the Merger .............................................................       2
1.4.           Certificate of Incorporation; By-laws ............................................       2
1.5.           Directors and Officers............................................................       2
1.6.           Conversion of Securities..........................................................       2
1.7.           Stock Options.....................................................................       3
1.8.           Dissenting Shares.................................................................       4
1.9.           Surrender of Shares; Stock Transfer Books.........................................       4
1.10.          No Fractional Shares..............................................................       5
1.11.          Subsequent Actions................................................................       5

ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF BEC ............................................       6
2.1.           Corporate Organization............................................................       6
2.2.           Certificate of Incorporation and By-laws..........................................       6
2.3.           Capitalization ...................................................................       6
2.4.           Authority Relative to this Agreement .............................................       7
2.5.           No Conflict; Required Filings and Consents........................................       7
2.6.           SEC Filings; Financial Statements.................................................       8
2.7.           Absence of Certain Changes or Events..............................................       9
2.8.           Litigation........................................................................      10
2.9.           Employee Benefit Plans............................................................      10
2.10.          Labor Matters.....................................................................      10
2.11.          Brokers...........................................................................      11
2.12.          Products Liability................................................................      11
2.13.          Conduct of Business...............................................................      11
2.14.          Joint Proxy Statement-Prospectus..................................................      11
2.15.          Taxes.............................................................................      11
2.16.          BEC Properties and Leases ........................................................      12
2.17.          Environmental Matters.............................................................      13
2.18.          Material Agreements ..............................................................      13
2.19.          Insider Interests ................................................................      13
2.20.          BEC Board ........................................................................      13
2.21.          Fairness Opinion .................................................................      14
2.22.          Trademarks, Patents and Copyrights ...............................................      14

ARTICLE III
               REPRESENTATIONS ANDWARRANTIES OF THE COMPANY .....................................      15
3.1.           Corporate Organization ...........................................................      15
3.2.           Certificate of Incorporation and By-Laws .........................................      15

                                i

                                                                                                    PAGE NO.
                                                                                                 ------------
3.3.           Capitalization ...................................................................      15
3.4.           Authority Relative to this Agreement .............................................      16
3.5.           No Conflict; Required Filings and Consents .......................................      16
3.6.           SEC Filings; Financial Statements ................................................      17
3.7.           Absence of Certain Changes or Events .............................................      17
3.8.           Litigation .......................................................................      18
3.9.           Employee Benefit Plans ...........................................................      19
3.10.          Labor Matters ....................................................................      19
3.11.          Brokers ..........................................................................      19
3.12.          Products Liability ...............................................................      19
3.13.          Conduct of Business ..............................................................      20
3.14.          Joint Proxy Statement-Prospectus .................................................      20
3.15.          Taxes ............................................................................      20
3.16.          Property and Leases ..............................................................      21
3.17.          Environmental Matters ............................................................      21
3.18.          Material Agreements ..............................................................      22
3.19.          Insider Interests ................................................................      22
3.20.          Board Approval ...................................................................      22
3.21.          Fairness Opinion .................................................................      22
3.22.          Trademarks, Patents and Copyrights ...............................................      22
3.23.          No Dividends, etc ................................................................      23

ARTICLE IV
               CONDUCT OF BUSINESS PENDING THE MERGER
4.1.           Acquisition Proposals ............................................................      23
4.2.           Conduct of Business by the Company and BEC Pending the Merger ....................      23
4.3.           No Shopping ......................................................................      25
4.4.           Tax Reorganization................................................................      25

ARTICLE V
               ADDITIONAL AGREEMENTS ............................................................      26
5.1.           Joint Proxy Statement/Prospectus; Registration Statement; Other Filings; Board
               Recommendations ..................................................................      26
5.2.           Meetings of Shareholders and Stockholders ........................................      26
5.3.           Third Party Consents..............................................................      27
5.4.           HSR Cost..........................................................................      27
5.5.           Additional Agreements ............................................................      27
5.6.           Notification of Certain Matters ..................................................      27
5.7.           Access to Information ............................................................      27
5.8.           Public Announcements .............................................................      28
5.9.           Best Efforts; Cooperation ........................................................      28
5.10.          Agreement to Defend and Indemnify ................................................      28
5.11.          Action by the Officers, Directors, etc. ..........................................      29
5.12.          Spinoff Agreement.................................................................      29

                                ii

                                                                                                    PAGE NO.
                                                                                                 ------------
5.13.          Post Merger Directors and Officers BEC ...........................................      29
5.14.          Increase in Authorized Shares and Reverse Stock Split ............................      29
5.15.          BEC Name Change ..................................................................      29
5.16.          Capital Structure ................................................................      30
5.17.          Audited Company Financial Statements .............................................      30
5.18.          Rights Agreement..................................................................      30

ARTICLE VI
               CONDITIONS OF MERGER .............................................................      30
6.2.           Additional Conditions to Obligations of BEC ......................................      31
6.3.           Additional Conditions to Obligations of the Company ..............................      31

ARTICLE VII
               TERMINATION, AMENDMENT AND WAIVER ................................................      32
7.1.           Termination ......................................................................      32
7.2.           Effect of Termination ............................................................      33
7.3.           Termination Fees and Expenses ....................................................      33

ARTICLE VIII
               GENERAL PROVISIONS ...............................................................      34
8.1.           Non-Survival of Representations, Warranties and Agreements .......................      34
8.2.           Notices ..........................................................................      34
8.3.           Expenses .........................................................................      35
8.4.           Certain Definitions ..............................................................      35
8.5.           Heading ..........................................................................      36
8.6.           Severability .....................................................................      36
8.7.           Entire Agreement; No Third Party Beneficiaries ...................................      37
8.8.           Waiver ...........................................................................      37
8.9.           Amendment ........................................................................      37
8.10.          Assignment .......................................................................      37
8.11.          Governing Law ....................................................................      37
8.12.          Counterparts; Telecopier .........................................................      37

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of October 30, 1997 (the "Agreement"), among BEC GROUP, INC., a Delaware corporation ("BEC"), BILC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of BEC ("Purchaser"), and ILC TECHNOLOGY, INC. a California corporation (the "Company").

                             W I T N E S S E T H:

   WHEREAS, the Boards of Directors of BEC, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for Purchaser and the Company to merge upon the terms and subject to the conditions set forth herein to enter into a business combination under which the Company will merge with and into Purchaser pursuant to the terms and conditions hereof (the "Merger"); and

   WHEREAS, in furtherance of such merger, the Boards of Directors of BEC, Purchaser and the Company have each approved the Merger of the Company with and into Purchaser in accordance with the Corporations Code of the State of California ("California Law") and the General Corporation Law of the State of Delaware ("Delaware Law"), respectively, upon the terms and subject to the conditions set forth in this Agreement; and

   WHEREAS, the Board of Directors of the Company (the "Company Board") has
(i) determined that the consideration to be paid for each share of common stock, no par value per share, of the Company (the "Company Common Stock") in the Merger is fair to the shareholders of the Company and (ii) resolved and agreed to recommend the Merger to holders of shares of Company Common Stock; and

   WHEREAS, the Board of Directors of BEC (the "BEC Board") has (i) determined that the Merger is fair to and in the best interests of the stockholders of BEC and (ii) resolved and agreed to recommend the Merger to holders of shares of common stock of BEC, par value $.01 per share, (the "BEC Common Stock"); and

   WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, the Chief Executive Officer of BEC in his capacity as a shareholder of BEC shall enter into a Voting Agreement in substantially the form attached hereto as Annex E (the "BEC Voting Agreement"); and concurrently with the execution of this Agreement and as a condition and inducement to BEC's willingness to enter into this Agreement, the Chief Executive Officer of the Company in his capacity as a shareholder of the Company shall enter into a Voting Agreement in substantially the form attached hereto as Annex F (the "Company Voting Agreement"); and

   WHEREAS, the Company understands that at or prior to the Effective Time (as defined below), BEC intends (i) to transfer (the "Asset Transfer") to Bolle, Inc., or to the wholly-owned subsidiaries of Bolle, Inc. (collectively, the "Bolle Group") all of its business, assets and liabilities (other than those relating to the ORC Business (as defined below)) (collectively, the "Non-ORC Business") all as more fully set forth in and pursuant to a Contribution Agreement, a Management Services Agreement and an Indemnity Agreement and related documents (collectively, the "Transfer Agreements"), and (ii) to distribute all of the issued and outstanding shares of common stock of Bolle, Inc. (the "Spinoff") to BEC's stockholders; and

   WHEREAS, following such Asset Transfer and Spinoff, BEC shall retain all of the ORC Business (as hereinafter defined).

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, BEC, Purchaser and the Company hereby agree as follows:

                             Annex A-1

                                   ARTICLE I

                                  THE MERGER

   SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law and California Law, at the Effective Time (as defined below) the Company shall be merged with and into the Purchaser. As a result of the Merger, the separate corporate existence of the Company shall cease and the Purchaser shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 1.2. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VI, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (in any case, the "Certificate of Merger") with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law and California Law (the date and time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time"). Prior to such filing, a closing ("Closing") shall be held at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas -- 26th Floor, New York, New York 10019, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article VI. The parties agree that it is anticipated that the Closing shall be held immediately (or as soon as practicable thereafter) following the shareholders meeting at which the Company's shareholders are to vote on the Merger (the "Company Shareholders Meeting") and the stockholders meeting at which BEC's shareholders are to vote on the Merger (the "BEC Stockholders Meeting").

   SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

   SECTION 1.4.  Certificate of Incorporation; By-laws.

   (a) Unless otherwise mutually agreed by each of BEC and the Company, prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Purchaser as the Surviving Corporation, shall be the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, a copy of which is attached hereto as Annex A, until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is ILC Technology, Inc."

   (b) Unless otherwise mutually agreed by each of the Company and Purchaser prior to the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall become the By-laws of the Surviving Corporation until thereafter amended as provided by law; provided, however, that, at the Effective Time, the title thereof shall be amended to read as follows: "By-laws of ILC Technology, Inc."

   SECTION 1.5. Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of Purchaser immediately prior to the Effective Time each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. Messrs. Martin Franklin, Richard Capra and Ian Ashken, shall be the initial officers of the Surviving Corporation, serving as Chairman of the Board, Chief Executive Officer and Chief Financial Officer, respectively, in each case until their resignation or their respective successors are duly elected or appointed and qualified.

   SECTION 1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and except as may be provided in this Section 1.6, without any action on the part of the Purchaser, the Company or the holders of any of the following securities:

                             Annex A-2

    (a) Each share of Company Common Stock (sometimes hereinafter referred to as "Shares") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.8(a)) shall be cancelled and extinguished and shall be converted automatically (subject to Section 1.6(d) and (e) into the right to receive upon surrender of the certificate or certificates representing such shares, 4.36 shares (the "Exchange Ratio") of BEC Common Stock (the "Merger Consideration") issued to the holder of such shares of Company Common Stock in the manner provided in Section 1.9;

   (b) Each share of Company Common Stock held in the treasury of the Company and each share owned by the Company or any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

   (c) Each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall remain outstanding as one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of common stock of the Purchaser shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

   (d) In the event of the Reverse Stock Split (as hereinafter defined) at or prior to the Effective Time, the Exchange Ratio shall be adjusted to 2.18 shares of BEC Common Stock.

   (e) In the event that any of the Convertible Note are outstanding as of the Effective Time (the "Outstanding Convertible Notes") the Merger Consideration shall be adjusted and calculated in accordance with the following formula:
             Merger Consideration =   17,631,102+X+Y
                                      --------------
                                        4,879,811

             where X represents the maximum number of shares of BEC Common Stock into which the Outstanding Convertible Notes are convertible and Y represents the number of shares of BEC Common Stock issued upon conversion of the Convertible Notes prior to the Effective Time.

   SECTION 1.7.  Stock Options.

   (a) Prior to the Effective Time, BEC, the Company and the Stock Option Committees of their respective Boards of Directors shall effect the conversion of all unexercised options outstanding under the Company's Employee Stock Purchase Plan, the 1983 Employee Incentive Stock Option Plan and the 1992 Stock Option Plan (collectively, the "Company Plans") at the Effective Time for such number of options pursuant to BEC's 1996 Stock Incentive Plan (the "BEC 1996 Plan"), as provided below, to purchase shares of BEC Common Stock at such exercise price, as provided below, and exercise period as applicable to the options outstanding under the Company Plans.

     (i) the number of shares of BEC Common Stock to be subject to the new option shall be equal to the product of (x) the number of shares of the Company Common Stock subject to the original option and (y) the Exchange Ratio;

     (ii) the exercise price per share of BEC Common Stock under the new option shall be equal to (x) the exercise price per share of the Company Common stock under the original option divided by (y) the Exchange Ratio; and

     (iii) upon each exercise of options by a holder thereof, the aggregate number of shares of BEC Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

   The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended, the "Code") shall be effected

                             Annex A-3
 in a manner consistent with Section 424(a) of the Code. Upon such conversion, the options granted under the BEC 1996 Plan to the former holders of options pursuant to the Company Plan shall, except to the extent provided above or as may be required to maintain the status of such options as "incentive stock options", in all respects be subject to the terms, provisions and conditions of the 1996 BEC Plan and the standard form of stock option agreement relating to such 1996 BEC Plan; provided, however, such holders shall be deemed to have been granted such options as of the date the original options were granted under the Company Plans.

   (b) The options outstanding under the Company Plans, shall be vested pursuant to the terms of such Company Plans, except to the extent that, prior to the Effective Time, the Company, with the consent of the holder of any such options, may determine otherwise.

   SECTION 1.8.  Dissenting Shares.

   (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Stock who has demanded and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive BEC Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such appraisal rights as are granted by California Law. Notwithstanding the foregoing, if any holder of shares of Company Common Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration in accordance with Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.9.

   (b) The Company shall give BEC (i) prompt notice of any demands for appraisal of any shares of Company Common stock received by the Company, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under California Law. The Company shall not, except with the prior written consent of BEC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by the Company or the Surviving Corporation, as the case may be.

   SECTION 1.9.  Surrender of Shares; Stock Transfer Books.

   (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Exchange Agent") for the holders of shares of Company Common Stock in connection with the Merger to receive the shares of BEC Common Stock to which holders of shares of Company Common Stock shall become entitled pursuant to Section 1.6(a) (without assuming that any holder of Shares will perfect its right to an appraisal of such holder's Shares) or otherwise pursuant to this Agreement and shall deposit such shares of BEC Common Stock at or prior to the Effective Time with the Exchange Agent and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.10.

   (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificates, and such Certificates

                             Annex A-4
shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

   (c) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law.

   (d) In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of BEC Common Stock, cash for fractional shares, if any, as may be required pursuant to section 1.6; provided, however, that BEC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against BEC, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   (e) Any shares of BEC Common Stock made available to the Exchange Agent pursuant to subsection (a) hereof to exchange for Shares for which appraisal rights have been perfected shall be returned to BEC, upon BEC's demand.

   SECTION 1.10. No Fractional Shares. No fraction of a share of BEC Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of BEC Common Stock (after aggregating all fractional shares of BEC Common Stock to be received by such holder) shall receive from BEC an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of BEC Common Stock for the ten most recent days that BEC Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the New York Stock Exchange, Inc. (the "NYSE"). Immediately prior to the Effective Time BEC shall deposit with this Exchange Agent sufficient funds in cash to pay for all fractional shares. As soon as practicable after the determination of the amount of cash to be paid to former shareholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders. All remaining cash held by the Exchange Agent shall then be immediately repaid to BEC.

   SECTION 1.11. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                             Annex A-5

                                  ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF BEC AND PURCHASER

   BEC and Purchaser each represent and warrant to the Company as follows (it being understood that the representations and warranties made by BEC and Purchaser in this Agreement are being made only in respect of the ORC Business unless otherwise specifically provided):

   SECTION 2.1. Corporate Organization. Each of BEC, ORC and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below). For purposes of this Agreement, "Subsidiary" or "Subsidiaries" of BEC means any corporation or other legal entity of which BEC (either alone or through or together with any other Subsidiary of BEC) owns more than fifty per cent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of, or otherwise control or direct, such corporation or other legal entity, with the exception of any subsidiary being transferred to the Bolle Group at or prior to the Effective Time and Voltarc Technologies, Inc. When used in connection with BEC or any of its Subsidiaries, the term "Material Adverse Effect" means any change in or effect that, when taken together with all other adverse changes and effects, on the ORC Business that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of BEC and its Subsidiaries taken as a whole. Except as disclosed in Schedule 2.1 hereto, BEC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Set forth on Schedule 2.1 is a list of the subsidiaries of ORC Technologies, Inc.

   SECTION 2.2. Certificate of Incorporation and By-laws. BEC has heretofore furnished to the Company complete and correct copies of the Certificate of Incorporation and By-laws of each of BEC and the Purchaser, each as amended to the date hereof. Such Certificate of Incorporation and By-laws are in full force and effect. Neither BEC nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

   SECTION 2.3. Capitalization. As of the date hereof, the authorized capital stock of BEC consists of 50,000,000 shares of common stock, having a par value of $.01 per share and 500,000 shares of preferred stock having a par value of $1.00 per share. As of the date hereof, (i) 17,631,102 shares of BEC Common Stock are issued (including 21,500 treasury shares of BEC Common Stock), (ii) 10,000 shares of BEC Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (iii) there are 4,950,000 shares of BEC Common Stock reserved for issuance under the BEC 1996 Plan pursuant to which 3,335,978 options have been granted and are outstanding, 238,812 shares of BEC Common Stock have been purchased and 2,000 shares of restricted stock have been issued. All outstanding shares of the BEC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 2.3 or on Schedule 2.3, there are not, as of the date hereof, any outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character relating to the issued or unissued capital stock or other securities of BEC to which BEC is a party or by which BEC is bound obligating BEC to issue, deliver, or sell, or cause to be issued, delivered or sold, additional shares of capital stock of BEC or obligating BEC to grant, extend or enter into any subscription, option, warrant, call, right, commitment or other such agreement.

   The authorized capital stock of Purchaser consists solely of 1,000 shares of common stock, par value $.01 per share. All shares of capital stock of Purchaser that are issued and outstanding are directly owned by BEC.

                             Annex A-6

    Except as set forth on Schedule 2.3, all the outstanding capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by BEC or a Subsidiary of BEC free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any Subsidiary of BEC. Except as set forth in
Schedule 2.3, there are no outstanding contractual obligations of BEC or any Subsidiary of BEC to repurchase, redeem or otherwise acquire any shares of BEC Common Stock or any capital stock of any Subsidiary of BEC or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of BEC or any other person.

   Set forth on Schedule 2.3 is the number of options granted under the BEC 1996 Plan to employees and other participants in respect of each of the ORC Business and the Bolle Group and the average exercise price relating to the outstanding options granted under the BEC 1996 Plan.

   SECTION 2.4. Authority Relative to this Agreement. Each of BEC and Purchaser has all necessary corporate power and authority to enter into this Agreement, subject to obtaining all necessary approvals by BEC's shareholders, to perform its obligations hereunder and to consummate the Transactions (as defined below). The execution and delivery of this Agreement by BEC and Purchaser and the consummation by BEC and Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of BEC and Purchaser and by BEC as the sole shareholder of Purchaser, subject to obtaining all necessary approvals by BEC's shareholders. This Agreement has been duly executed and delivered by BEC and Purchaser and constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

   SECTION 2.5.  No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by BEC and do not, and the performance of this Agreement by BEC and the Purchaser will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to BEC or Purchaser or by which any of their property or assets is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-laws of either BEC or any Subsidiary of BEC, or (iii) other than as set forth on Schedule 2.5, result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of any right or obligation of BEC or any Subsidiary of BEC, or result in the creation of a Lien (as hereinafter defined) on any of the properties or assets of BEC or any BEC subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which BEC or any Subsidiary of BEC is a party or by which BEC or any Subsidiary of BEC or any of their property is bound or affected, except in the case of (i) or (iii) for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

   (b) Except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), Securities Exchange Act of 1934, as amended (the "Exchange Act"), "takeover" or "blue sky" laws of various states, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law and California Law, and the listing agreement with or the rules and regulations of The New York Stock Exchange, neither BEC nor Purchaser is required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as aforesaid, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by BEC or Purchaser in connection with its execution, delivery or performance of this Agreement.

   (c) Except as set forth on Schedule 2.5, neither BEC nor any Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to BEC or any Subsidiary or by which any property or asset of BEC or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contracts, agreement, lease, license, permit, franchise or other

                               Annex A-7
instrument or obligation to which BEC or any Subsidiary is a party or by which BEC or any Subsidiary or any property or asset of BEC or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

   SECTION 2.6.  SEC Filings; Financial Statements.

   (a) BEC has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since December 31, 1996, and has heretofore delivered to the Company in the form filed with the SEC, its (i) Annual Report on Form 10-K for the year ended December 31, 1996,
(ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and (iii) all other reports or registration statements filed by BEC with the SEC since January 1, 1997 (collectively, the "BEC SEC Reports"). As of their respective filing dates (or, with respect to registration statements, their respective effective dates), the BEC SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The consolidated financial statements contained in the BEC SEC Reports (in each case, including any notes thereto) comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder by the SEC and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of BEC and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of BEC and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

   (c) Except as reflected or reserved against in the consolidated financial statements contained in the BEC SEC Reports or set forth on Schedule 2.6, BEC and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which, in the aggregate, could have a Material Adverse Effect, except for liabilities incurred since June 30, 1997, in the ordinary course of business and consistent with past practice. Since June 30, 1997, neither BEC nor any of its Subsidiaries has incurred any liabilities material to BEC and the Subsidiaries taken as a whole, except (i) liabilities incurred in the ordinary course of business and consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Merger, the Asset Transfer, or the Spinoff or the other transactions contemplated hereby (the "Transactions") or (iii) liabilities disclosed on
Schedule 2.7.

   (d) BEC has heretofore furnished to the Company complete and correct copies of all material amendments and modifications that have not been filed by BEC with the SEC to all material agreements, documents and other instruments that previously had been filed by BEC with the SEC and are currently in effect.

   (e) Set forth in Schedule 2.6 is a copy of the unaudited consolidated pro forma balance sheet (the "BEC Balance Sheet") as at September 30, 1997 and a consolidated pro forma statement of income (the "BEC Income Statements"), for the nine months ended September 30, 1997 of BEC reflecting the ORC Business as if the Asset Transfer and the Spinoff had been consummated as of such date and for such period, as the case may be. The BEC Balance Sheet fairly presents in all material respects the consolidated financial position of BEC on a pro forma basis based upon the assumptions set forth in the notes thereto and the BEC Income Statements fairly present in all material respects the consolidated results of operations prior to interest and taxes of BEC on a pro forma basis as of their respective dates based upon the assumptions set forth in the notes thereto.

   (f) Set forth in Schedule 2.6 is a copy of the unaudited consolidated balance sheet (the "ORC Balance Sheet") as at September 30, 1997 and the related consolidated statement of income (the "ORC Income Statement"), for the nine months ended September 30, 1997 of ORC Technologies, Inc. The ORC

                               Annex A-8

Balance Sheet fairly presents in all material respects the consolidated financial position of ORC Technologies, Inc. as at its respective date and the ORC Income Statement fairly present in all material respects the consolidated results of operations prior to interest and taxes of ORC Technologies, Inc. as of their respective dates.

   (g) BEC has heretofore furnished to the Company a copy of the balance sheet as at August 31, 1997 and the related statement of income for the eight month period ended August 31, 1997 of Voltarc Technologies, Inc. ("Voltarc"), in the same form as provided to BEC by Voltarc and certain of the stockholders of Voltarc.

   (h) The BEC Balance Sheet and the ORC Balance Sheet will reflect the financial position of BEC and the financial position of ORC, respectively, as of the Effective Time, except for changes arising as a result of actions or events permitted under Section 4.2 hereof or Schedule 4.2 thereto and the BEC investment in Voltarc (as hereinafter defined).

   SECTION 2.7. Absence of Certain Changes or Events. Since September 30, 1997, except as contemplated in this Agreement or as previously disclosed in the BEC SEC Reports or as appears on Schedule 2.7, there has not been and no agreement has been entered into by BEC or any Subsidiary of BEC to effect:

   (a) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of BEC or any Subsidiary of BEC having, individually or in the aggregate, a Material Adverse Effect;

   (b) any damage, destruction or loss (whether or not covered by insurance) affecting the business or the assets of BEC or any of its Subsidiaries which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

   (c) any redemption, repurchase or other acquisition by BEC or any of the Subsidiaries of any outstanding share of capital stock or other securities of, or ownership interests in, BEC or any Subsidiary of BEC or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to any share of capital stock of BEC;

   (d) any entry into or relinquishment of any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than as contemplated by this Agreement or the Transfer Agreements, except as permitted by Section 4.2 hereof;

   (e) any mortgage, pledge, security interest or imposition of Lien or other encumbrance on any asset of BEC or any of the Subsidiaries that is material to the business, financial condition or operations of BEC and the Subsidiaries taken as a whole, except as permitted by Section 4.2 hereof;

   (f) any change by BEC in accounting principles or methods, except insofar as may have been required by a change in generally accepted accounting principles and disclosed in BEC SEC Reports;

   (g) any revaluation by BEC of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice; or

   (h) any amendment of any material term of any outstanding security of BEC or any of its Subsidiaries; or

   (i) any incurrence or assumption or guarantee by BEC or any Subsidiary of BEC of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice, it being understood that as of the Effective Time the amount of senior bank indebtedness of BEC and its Subsidiaries shall not exceed $33,000,000 in the aggregate, excluding any funds borrowed for the purposes of lending amounts to Voltarc under the Voltarc Facility and any expenses in connection with the Transactions other than the Spinoff paid prior to the Effective Time that do not exceed the amount set forth in Section 2.11 hereof.

                               Annex A-9

    Except as set forth in Schedule 2.7, since September 30, 1997, BEC and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and have not made any material change in the conduct of the business or operations of BEC and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, neither BEC nor any Subsidiary of BEC have, since such date, except for the contracts referred to in the BEC SEC Reports or as disclosed on Schedule 2.7, made any changes in executive compensation levels or in the manner in which other key employees of BEC or the Subsidiaries are compensated or agreed to pay any pension, retirement allowance or other employee benefit not required or permitted by any plan or arrangement existing on such date to any director, officer or employee, whether past or present, or committed itself to any collective bargaining agreement or to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation rights, group insurance, severance pay, retirement or other employee benefit plan or arrangement, or to any employment or consulting agreement or to amend any of such plans or any of such agreements in existence on such date.

   SECTION 2.8. Litigation. Except as disclosed in the BEC SEC Reports or set forth on Schedule 2.8 hereto, there are no actions, suits, investigations, claims or proceedings pending or, to the knowledge of BEC, threatened against BEC, or any of its Subsidiaries, or any of their respective properties, which (i) individually or in the aggregate are reasonably likely to have a Material Adverse Effect, or (ii) seek to delay or prevent the consummation of the Merger or the Transactions. As of the date hereof, neither BEC nor any of its Subsidiaries nor any of their property is subject to any judgment, injunction or decree which individually or in the aggregate are reasonably likely to have a Material Adverse Effect.

   SECTION 2.9. Employee Benefit Plans. Schedule 2.9 lists all the employee benefit plans, programs, arrangements and contracts maintained for the benefit of any current or former employee, officer or director of BEC or any Subsidiary or with respect to which BEC or any Subsidiary could incur liability (the "BEC Plans"), and the Company has been furnished with a copy of each BEC Plan and each material document prepared in connection with each BEC Plan. Except as set forth in Schedule 2.9, (i) none of the BEC Plans are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) none of the BEC Plans promise or provide retiree medical or life insurance benefits to any person; (iii) none of the Plans promise or provide severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code nor create any entitlement to receive any payment benefit or amount which may constitute "Excess Parachute Payments" under the Code; (iv) each BEC Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (v) with respect to each BEC Plan which is a defined benefit plan, the aggregate accumulated benefit obligations of such BEC Plan (as of the date of the most recent actuarial valuation prepared for such BEC Plan) do not exceed the fair market value of the assets of such BEC Plan (as of the date of such valuation); (vi) none of the BEC Plans provide, has provided or agreed to provide, any post-retirement benefits which are required to be reported on BEC's financial statements under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106; and (vii) neither BEC nor any Subsidiary of the Company nor any of their respective affiliates has received a notice of deficiency from the United States Department of Labor or Internal Revenue Service.

   SECTION 2.10. Labor Matters. Except as set forth in Schedule 2.10, (i) there are no controversies pending or, to the best knowledge of BEC, threatened between BEC or any Subsidiary and any of their respective employees; (ii) neither BEC nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by BEC or any Subsidiary, nor, to the best knowledge of BEC, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against BEC or any Subsidiary before the National Labor Relations Board or other governmental or administrative body involving employees of BEC or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of BEC, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

                              Annex A-10

    SECTION 2.11. Brokers. No broker, finder or investment banker (other than Raymond, James Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of BEC. The details of BEC's arrangements with Raymond James & Associates Inc. ("Raymond James") are set forth on Schedule 2.11. The fees and expenses to be incurred by BEC with respect to the Transactions (other than the Spinoff) are estimated to be approximately $1,250,000, absent extraordinary and unusual circumstances assuming counsel for BEC will draft the Joint Proxy Statement-Prospectus other than the sections applicable to ILC and that BEC will bear printing costs of same. BEC will use its reasonable best efforts to minimize such costs, obtain back-up for all bills submitted for professional services and submit such invoices to the Company for approval prior to payment, which approval will not be unreasonably withheld or delayed.

   SECTION 2.12. Products Liability. Except as disclosed on Schedule 2.12, there is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of BEC or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, failure to perform for the use intended or any alleged failure to warn, or from any breach of express or implied warranties or representations, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on BEC and its Subsidiaries taken as a whole, without regard to any insurance coverage. The product liability insurance policies maintained by BEC are in full force and effect and are adequate for the business conducted by BEC. BEC has not received any notice from any insurance carrier declining coverage of any claim or cancelling or threatening to cancel any such policy.

   SECTION 2.13. Conduct of Business. The business of BEC and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Certificate of Incorporation or By-laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, lease or other instrument or agreement to which BEC or any of its Subsidiaries is now a party or by which BEC or any of its material Subsidiaries or any of their respective properties or assets may be bound, or (iii) to the best of its knowledge, any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to BEC or any of its Subsidiaries, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

   SECTION 2.14. Joint Proxy Statement-Prospectus. None of the information supplied in writing by BEC, its affiliates, officers, directors, representatives, financial advisors, agents or employees (collectively, "Representatives"), for inclusion in the joint proxy statement-prospectus (such joint proxy statement-prospectus, as amended or supplemented, is herein referred to as the "Joint Proxy Statement-Prospectus") will, on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to shareholders of the Company and BEC, at the time of the meeting of BEC's stockholders to consider the issuance of BEC Common Stock in the Merger (the "BEC Stockholders Meeting"), at the time of the Company Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. To the extent it contains information or statements pertaining to BEC or its Subsidiaries, the Joint Proxy Statement-Prospectus will, when filed, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, BEC does not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

   SECTION 2.15. Taxes. Except as set forth in Schedule 2.15, (i) all tax returns required to be filed by, or with respect to, BEC and each of its Subsidiaries has been timely filed by, or with respect to, BEC and each of its Subsidiaries; (ii) BEC and each of its Subsidiaries has timely paid all Taxes shown as due on all Tax Returns filed; (iii) as of the time of filing, the Tax Returns filed by, or with respect to BEC and each of its Subsidiaries correctly reflected the facts regarding the income, business, assets, operations, activities and the status of BEC and each of its Subsidiaries in all material respects; (iv) BEC and each of its Subsidiaries has made adequate provision for all taxes payable by them for which no tax return has

                              Annex A-11
yet been filed; (v) the charges, accruals and reserves for taxes with respect to BEC and each of its Subsidiaries are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (vi) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to, BEC or any of its Subsidiaries, and no requests for waivers of time to assess any Taxes are pending; (vii) the United States federal income Tax Returns filed by or on behalf of, BEC and each of its Subsidiaries consolidated in such Tax Returns through December 31, 1993 are Tax Returns with respect to which the applicable periods for assessment under applicable law after giving effect to extensions or waivers, has expired;
(viii) income Tax Returns are required to be filed by or on behalf of, BEC and each of its Subsidiaries in each of the jurisdictions set forth in
Schedule 2.15 and such income Tax Returns have been examined by and settled with the relevant taxing authority through the date shown opposite such jurisdiction in Schedule 2.15; (ix) there is no pending or, to the knowledge of BEC or each of its Subsidiaries, threatened action or proceeding for the assessment or collection of Taxes against BEC or with respect to, or each of its Subsidiaries; (x) no extensions for filing of any Tax Return have been requested by BEC which Tax Return has not since been timely filed nor any waiver of any statute with limitations been granted by BEC to any taxing authority; (xi) there are no material tax Liens (as hereinafter defined in Section 2.16(b) hereof) or charges on any assets of BEC or each of its Subsidiaries, except Liens or charges for Taxes that are not yet due and payable; (xii) neither BEC nor any of its Subsidiaries owes any amount pursuant to any tax sharing or indemnification agreement or arrangement on pursuant to any agreement or arrangement for the surrender of losses or other reliefs and will not have any liability (including liabilities arising by reason of the transactions contemplated by this Agreement) after the date hereof in respect of any such agreement or arrangement executed or agreed to prior to the date hereof; (xiii) the transactions contemplated in this Agreement will not result in the payment by BEC or any BEC Subsidiary of any "excess parachute payment" within the meaning of Section 280G of the Code; and (xiv) no acceleration of the vesting schedule for any property that is substantially nonvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement.

   (b) Notwithstanding anything to the contrary, for purposes of this Section
2.15 the term "Subsidiary" or "Subsidiaries" shall be deemed to include the Bolle Group.

   SECTION 2.16. BEC Properties and Leases.

   (a) BEC and the Subsidiaries have sufficient title to all their properties and assets and have been issued all related permits, consents and permissions necessary or appropriate to enable them to conduct their respective businesses as currently conducted or as contemplated to be conducted. Except as set forth on Schedule 2.16, all such properties and assets which are reflected on the ORC Balance Sheet as of September 30, 1997 are sufficient to conduct the business of ORC Technologies, Inc. as currently conducted.

   (b) Except as set forth on Schedule 2.16, each parcel of real property owned or leased by BEC or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current taxes andassessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of BEC or such Subsidiary consistent with past practice, and all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of BEC, has any such condemnation, expropriation or taking been proposed.

   (c) All leases of real property leased for the use or benefit of BEC or any Subsidiary to which BEC or any Subsidiary is a party requiring rental payments in excess of $50,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by BEC or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by BEC or any Subsidiary.

                              Annex A-12

    SECTION 2.17. Environmental Matters. (a) Except as set forth on Schedule 2.17, BEC and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals. Neither BEC nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation and neither BEC nor any Subsidiary is aware of any facts, which (a) calls into question, or would reasonably be expected to call into question, compliance by BEC or any Subsidiary with any Environmental Laws, (b) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of BEC's or any Subsidiary's business or facilities, or (c) seeks to cause, or would reasonably be expected to form the basis of a meritorious proceeding to cause, any property of BEC or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.17, to the best knowledge of BEC, neither BEC nor any of its Subsidiaries has caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Materials, except in material compliance with all applicable Environmental Laws.

   (b) Except as set forth in Schedule 2.17, BEC and each of its Subsidiaries is and has been in compliance in all material respects with all Environmental Laws, except to the extent such non-compliance would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   (c) Except as set forth on Schedule 2.17, neither BEC nor any Subsidiaries has received notice of any violation or notice of regulatory requirements or has been notified of any threatened or pending action, suit, proceeding or investigation which calls into question compliance by BEC or any of the BEC Subsidiaries with any Environmental Laws or suggests that BEC or any of the its Subsidiaries is a potentially responsible party with regard to any release or threatened release of Hazardous Materials, or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the operation of any facility of BEC or any of its Subsidiaries or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, which would reasonably be expected to have a Material Adverse Effect.

   (d) Except as set forth on Schedule 2.17, none of BEC nor any of its Subsidiaries has any liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

   SECTION 2.18. Material Agreements. Except as set forth in Schedule 2.18 to the best knowledge of BEC, there is no breach or default and there are no facts which with notice or the passage of time would constitute a breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration under, whether as a result of the consummation of the Transactions or otherwise, any obligation to be performed by any party to an agreement to which BEC or any Subsidiary is a party.

   SECTION 2.19. Insider Interests. Except as set forth in the BEC SEC Reports filed prior to the date hereof or listed in Schedule 2.9, Schedule
2.19 sets forth all material contracts and agreements of BEC with and other obligations of BEC to any officer or director of BEC or any of its Subsidiaries or with the Bolle Group or Voltarc or any of their respective officers or directors. Except as set forth in Schedule 2.19, no officer or director of BEC or any of its Subsidiaries and, to the knowledge of BEC, no entity controlled by any such officer or director and no relative or spouse who resides with any such officer or director (i) owns, directly or indirectly, any material interest in any person that is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of BEC or any of its Subsidiaries or (ii) owns, in whole or in part, any tangible or intangible property that BEC or any of its Subsidiaries or the Bolle Group or Voltarc uses in the conduct of the business of BEC or any such Subsidiary.

   SECTION 2.20. BEC Board. The Board of Directors of BEC has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of BEC and its stockholders, and (ii) to recommend that the stockholders of BEC approve and adopt this Agreement and approve the Merger.

                              Annex A-13

    SECTION 2.21 Fairness Opinion. BEC's Board has received a written opinion from Raymond, James Inc. to the effect that as of the date hereof, the Exchange Ratio is fair to BEC's shareholders from a financial point of view and has delivered to the Company a copy of such opinion.

   SECTION 2.22. Trademarks, Patents and Copyrights. BEC and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information (collectively, "BEC Intellectual Property") used or held for use in connection with the business of BEC and its Subsidiaries as currently conducted or as contemplated to be conducted, and BEC is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could have a Material Adverse Effect. BEC and its Subsidiaries own or have valid licenses to all of the BEC Intellectual Property in each case, free and clear of any Lien. The conduct of the business of BEC and its Subsidiaries as currently conducted and as contemplated to be conducted does not and will not conflict in any way with any BEC Intellectual Property of any third party that, individually or in the aggregate, could have a Material Adverse Effect. To the knowledge of BEC, there are no infringements of any proprietary rights of BEC Intellectual Property owned by or licensed by or to BEC or any Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect. Neither BEC nor any Subsidiary has licensed or otherwise permitted the use by any third party of any BEC Intellectual Property or proprietary information on terms or in a manner which, individually or in the aggregate, could have a Material Adverse Effect.

                              Annex A-14

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to BEC as follows:

   SECTION 3.1 Corporate Organization. Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below). The term "Subsidiary" or "Subsidiaries" when used in connection with the Company means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns more than fifty per cent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. When used in connection with the Company or any of its Subsidiaries, the term "Material Adverse Effect" means any change in or effect that, when taken together with all other adverse changes and effects, on the business of the Company and its Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of the Company and its Subsidiaries taken as a whole. Except as disclosed in Schedule 3.1 hereto, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

   SECTION 3.2. Certificate of Incorporation and By-Laws. The Company has furnished to BEC complete and correct copies of the Certificate of Incorporation and the By-laws of the Company and its Subsidiaries, each as amended to the date hereof. Such Certificate of Incorporation, By-laws and the equivalent organizational documents of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

   SECTION 3.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares, no par value, of common stock. As of the date hereof, (i) 4,879,811 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) there are 901,299 shares of Company Common Stock reserved for issuance pursuant to options granted or available for grant under the Company Plans pursuant to which 849,000 options have been granted and are outstanding (457,499 options are outstanding under the 1983 Employee Incentive Stok Option Plan and 391,501 options are outstanding under the 1992 Stock Option Plan), and 350,000 shares of the Company Common Stock have been reserved for issuance under the Company Stock Purchase Plan, of which 272,738 shares have been purchased and 77,262 shares are available to purchase as of the date hereof. Schedule 3.3 identifies, as of the date hereof the option holders, the number of shares of the Company Common Stock subject to each option held, the exercise prices, vesting schedules and expiration dates of the outstanding options granted under the Company Plan, and any other plan, or otherwise granted. Except for the Company Plan, the Company does not maintain any other plan relating to the issuance, granting or selling of securities of the Company. All outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this
Section 3.3 or on Schedule 3.3, there are not, as of the date hereof, any outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character relating to the issued or unissued capital stock or other securities of the Company to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, call, right, commitment or other such agreement.

                              Annex A-15

    All the outstanding capital stock of each of the Subsidiaries of the Company is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person.

   SECTION 3.4. Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders in accordance with California Law. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. All restrictions on business combinations contained in the California Law have been satisfied with respect to the Merger and all Transactions contemplated by this Agreement.

   SECTION 3.5. No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which they or any of their property is bound or affected, (ii) violate or conflict with the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any of its Subsidiaries, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of a Lien on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or they or any of their property is bound or affected, except in the case of (i) or (iii) for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

   (b) Except for applicable requirements, if any, of the Securities Act, Exchange Act, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger or other documents as required by Delaware Law, California Law, "takeover" or "blue sky" laws of various states and the listing agreement with or rules and regulations of The NASDAQ Stock Market, the Company is not required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as aforesaid, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement.

   (c) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contracts, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

                              Annex A-16

    SECTION 3.6. SEC Filings; Financial Statements.

   (a) The Company has filed all forms, reports and documents required to be filed with the SEC since September 30, 1993, and has heretofore delivered to BEC, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal year ended September 30, 1994, 1995 and 1996, (ii) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997, and June 30, 1997 and (iii) all other reports or registration statements filed by the Company with the SEC since September 30, 1996 (collectively, the "Company SEC Reports"). As of their respective filing dates (or, with respect to registration statements, their respective effective dates), the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

   (b) The consolidated financial statements contained in the Company SEC Reports (in each case, including any notes thereto) comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder by the SEC and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

   (c) Except as reflected or reserved against in the consolidated financial statements contained in the Company SEC Reports or set forth on Schedule 3.6, the Company and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which, in the aggregate, could have a Material Adverse Effect, except for liabilities incurred since June 30, 1997 in the ordinary course of business and consistent with past practice. Since June 30, 1997, neither the Company nor any of its Subsidiaries has incurred any liabilities material to the Company and the Subsidiaries taken as a whole, except (i) liabilities incurred in the ordinary course of business and consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Transactions,
(iii) liabilities disclosed on Schedule 3.7.

   (d) The Company has heretofore furnished to BEC complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all material agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

   (e) Set forth in Schedule 3.7 is a true and complete copy of the unaudited balance sheet (the "Company Balance Sheet") as at September 28, 1997 and the related statements of operations and cash flows (the "Company Income Statements"), for the year ended September 28, 1997 of the Company. The Company Balance Sheet fairly presents in all material respects the financial position of the Company as of its respective date and the Company Income Statements fairly present in all material respects the results of operations of the Company as of their respective dates.

   (f) The Company Balance Sheet will reflect the consolidated financial position of the Company, as of the Effective Time, except for changes arising as a result of actions or events permitted under Section 4.2 hereof or
Schedule 4.2 thereto.

   SECTION 3.7. Absence of Certain Changes or Events. Since June 30, 1997, except as contemplated in this Agreement or as previously disclosed in the Company SEC Reports or as appears on Schedule 3.7, there has not been and no agreement has been entered into by the Company or any of its Subsidiaries to effect:

                              Annex A-17

   (a) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company or any of its Subsidiaries having, individually or in the aggregate, a Material Adverse Effect;

   (b) any damage, destruction or loss (whether or not covered by insurance) affecting the business or the assets of the Company or any of its Subsidiaries which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

   (c) any redemption, repurchase or other acquisition by the Company or any of the Subsidiaries of any outstanding share of capital stock or other securities of, or ownership interests in, the Company or any of its Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to any share of capital stock of the Company;

   (d) any entry into or relinquishment of any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than as contemplated by this Agreement or the Transfer Agreements, except as permitted by Section 4.2 hereof;

   (e) any mortgage, pledge, security interest or imposition of Lien or other encumbrance on any asset of the Company or any of the Subsidiaries that is material to the business, financial condition or operations of the Company and the Subsidiaries taken as a whole, except as permitted by Section 4.2 hereof;

   (f) any change by the Company in accounting principles or methods, except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the Company SEC Reports;

   (g) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice; or

   (h) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries; or

   (i) any incurrence or assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice, it being understood that as of the Effective Time the amount of senior bank indebtedness of the Company and its Subsidiaries shall not exceed $5,000,000 in the aggregate, excluding (i) any expenses in connection with the Transactions paid prior to the Effective Time that do not exceed the amount set forth in Section 3.11 hereof and (ii) bonuses awarded to Messrs. Baumgarten and Capra as provided in the term sheet set forth on Annex G hereto.

   Since June 30, 1997, the Company and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and have not made any material change in the conduct of the business or operations of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing neither the Company nor its Subsidiaries has since such date, except for the contracts referred to in the Company SEC Reports or as disclosed on Schedule 3.7, made any changes in executive compensation levels or in the manner in which other key employees of the Company or the Subsidiaries are compensated or agreed to pay any pension, retirement allowance or other employee benefit not required or permitted by any plan or arrangement existing on such date to any director, officer or employee, whether past or present, or committed itself to any collective bargaining agreement or to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation rights, group insurance, severance pay, retirement or other employee benefit plan or arrangement, or to any employment or consulting agreement or to amend any of such plans or any of such agreements in existence on such date.

   SECTION 3.8. Litigation. Except as disclosed in the Company SEC Reports or on Schedule 3.8 hereto, there are no actions, suits, investigations, claims or proceedings pending or, to the knowledge of

                              Annex A-18
the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties, which (i) individually or in the aggregate are reasonably likely to have a Material Adverse Effect, or (ii) seek to delay or prevent the consummation of the Merger or the Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their property is subject to any judgment, injunction or decree which individually or in the aggregate are reasonably likely to have a Material Adverse Effect, except as disclosed on Schedule 3.8 or in the Company SEC Reports.

   SECTION 3.9. Employee Benefit Plans. Schedule 3.9 lists all the employee benefit plans, programs, arrangements and contracts maintained for the benefit of any current or former employee, officer or director of the Company or any Subsidiary or with respect to which the Company or any Subsidiary could incur liability (the "Plans"), and BEC has been furnished with a copy of each Plan and each material document prepared in connection with each Plan. Except as set forth in Schedule 3.9, (i) none of the Plans are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) none of the Plans promise or provide retiree medical or life insurance benefits to any person; (iii) none of the Plans promise or provide severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code nor create any entitlement to receive any payment benefit or amount which may constitute "Excess Parachute Payments" under the Code; (iv) each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (v) with respect to each Plan which is a defined benefit plan, the aggregate accumulated benefit obligations of such Plan (as of the date of the most recent actuarial valuation prepared for such Plan) do not exceed the fair market value of the assets of such Plan (as of the date of such valuation); (vi) none of the Plans provide, has provided or agreed to provide, any post-retirement benefits which are required to be reported on the Company's financial statements under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106; and
(vii) neither the Company nor any Subsidiary of the Company nor any of their respective affiliates has received a notice of deficiency from the United States Department of Labor or Internal Revenue Service.

   SECTION 3.10. Labor Matters. Except as set forth in Schedule 3.10, (i) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or other governmental or administrative body involving employees of the Company or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

   SECTION 3.11. Brokers. No broker, finder or investment banker other than Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of the Company. The details of the Company's arrangements with DLJ are set forth on Schedule
3.11. The fees and expenses to be incurred by the Company with respect to the Transactions are estimated to be approximately $1,250,000, absent extraordinary and unusual circumstances assuming counsel for the Company will draft the portion of the Joint Proxy Statement-Prospectus applicable to the Company and that BEC will bear printing costs of same. The Company will use its reasonable best efforts to minimize such costs, obtain back-up for all bills submitted for professional services and submit such invoices to BEC for approval prior to payment, which approval will not be unreasonably withheld or delayed.

   SECTION 3.12. Products Liability. Except as disclosed on Schedule 3.12, there is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, failure to perform for the use intended or any alleged failure to warn, or from any breach of express or implied warranties or representations, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole,

                              Annex A-19
without regard to any insurance coverage. The products liability insurance policies maintained by the Company, are in full force and effect and are adequate for the business conducted by the Company. The Company has not received any notice from any insurance carrier declining coverage of any claim or cancelling or threatening to cancel any such policy.

   SECTION 3.13. Conduct of Business. The business of the Company and each of the Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Certificate of Incorporation or By-laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, or (iii) to the best of its knowledge any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of the Subsidiaries, except with respect to the foregoing clauses (ii) and
(iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

   SECTION 3.14. Joint Proxy Statement-Prospectus. None of the information supplied in writing by the Company, its affiliates, officers, directors or its Representatives, for inclusion in the Joint Proxy Statement-Prospectus will on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to shareholders in connection with the Company Shareholders Meeting, at the time of the Company Shareholders Meeting or the BEC Stockholders Meeting or at the Effective Time, contain any statement, which at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to a material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. To the extent it contains information or statements pertaining to the Company or its Subsidiaries, the Joint Proxy Statement-Prospectus will, when filed, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to any information that has been supplied by BEC or its accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

   SECTION 3.15. Taxes.

   (a) Except as set forth in Schedule 3.15, (i) the Company and each of its Subsidiaries timely filed all Tax Returns required to be filed by, or with respect to the Company and each of its Subsidiaries; (ii) the Company and each Subsidiary has timely paid all Taxes shown as due on all Tax Returns filed; (iii) as of the time of filing, the Tax Returns filed by, or with respect to the Company and each Subsidiary of the Company correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and each Subsidiary of the Company in all material respects; (iv) the Company and each of its Subsidiaries has made adequate provision for all taxes payable by them for which no tax return has yet been filed; (v) the charges, accruals and reserves for taxes with respect to the Company and each Subsidiary of the Company are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (vi) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to, the Company or any of its Subsidiaries, and no requests for waivers of time to assess any Taxes are pending; (vii) the United States federal income Tax Returns filed by or on behalf of, the Company and each Subsidiary consolidated in such Tax Returns through September 30, 1995 are Tax Returns with respect to which the applicable periods for assessment under applicable law after giving effect to extensions or waivers, has expired;
(viii) the income Tax Returns filed by or on behalf of, the Company and any of its Subsidiaries required to file such income Tax Returns in any of the jurisdictions set forth in Schedule 3.15 have been examined by and settled with the relevant taxing authority through the date shown opposite such jurisdiction in Schedule 3.15; (ix) there is no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened action or proceeding for the assessment or collection of Taxes against the Company or with respect to, or any Subsidiary; (x) no extensions for filing of any Tax Return have been requested by the Company which Tax Return has not since been timely filed nor any waiver of any statute with limitations has been granted by the Company to any taxing authority; (xi) there are no material tax Liens or charges on any assets of the Company or any Subsidiary, except Liens or charges for Taxes that are not yet due and payable; (xii) neither the Company nor any Subsidiary

                              Annex A-20
owes any amount pursuant to any tax sharing or indemnification agreement or arrangement on pursuant to any agreement or arrangement for the surrender of losses or other reliefs and will not have any liability (including liabilities arising by reason of the transactions contemplated by this Agreement) after the date hereof in respect of any such agreement or arrangement executed or agreed to prior to the date hereof; (xiii) the transactions contemplated in this Agreement will not result in the payment by the Company or any Subsidiary of any "excess parachute payment" within the meaning of Section 280G of the Code; and (xiv) no acceleration of the vesting schedule for any property that is substantially nonvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement.

   SECTION 3.16. Property and Leases.

   (a) The Company and its Subsidiaries have sufficient title to all their properties and assets and have been issued all related permits, consents and permissions necessary or appropriate to enable them to conduct their respective businesses as currently conducted or as contemplated to be conducted. Except as set forth on Schedule 3.16, all such properties and assets which are reflected on the Company Balance Sheet as of September 30, 1997 are sufficient to conduct the business of the Company.

   (b) Each parcel of real property owned or leased by the Company or any of its Subsidiaries is owned or leased free and clear of all Liens, other than Permitted Liens, and is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

   (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $50,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary.

   SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17:

   (a) Except as set forth on Schedule 3.17, the Company and each Subsidiary is in compliance in all material respects with all applicable Environmental Law and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals. Neither the Company nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation and neither the Company nor any Subsidiary is aware of any facts, which (a) calls into question, or would reasonably be expected to call into question, compliance by the Company or any Subsidiary with any Environmental Law, (b) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of the Company's or any Subsidiary's business or facilities, or (c) seeks to cause, or would reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Company or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, neither the Company nor any of its Subsidiaries has caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Materials, except in material compliance with all applicable Environmental Laws.

   (b) Except as set forth in Schedule 3.17, the Company and each of its Subsidiaries is and has been in compliance in all material respects with all Environmental Laws, except to the extent such non-compliance would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   (c) Except as set forth on Schedule 3.17, neither the Company nor any Subsidiaries has received notice of any violation or notice of regulatory requirements or has been notified of any threatened or

                              Annex A-21
pending action, suit, proceeding or investigation which calls into question compliance by the Company or any of the BEC Subsidiaries with any Environmental Laws or suggests that the Company or any of its Subsidiaries is a potentially responsible party with regard to any release or threatened release of Hazardous Materials, or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the operation of any facility of the Company or any of its Subsidiaries or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, which would reasonably be expected to have a Material Adverse Effect.

   (d) Except as set forth on Schedule 3.17, none of the Company nor any of its Subsidiaries has any liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

   SECTION 3.18. Material Agreements. Except as set forth in Schedule 3.18 to the best knowledge of the Company, there is no breach or default and there are no facts which with notice or the passage of time would constitute a breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration under, whether as a result of the consummation of the Transactions or otherwise, any obligation to be performed by any party to an agreement to which the Company or any Subsidiary is a party.

   SECTION 3.19. Insider Interests. Except as set forth in the Company SEC Reports filed prior to the date hereof or listed in Schedule 3.9, Schedule
3.19 sets forth all material contracts, agreements of the Company with and other obligations of the Company to any officer or director of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.19, no officer or director of the Company or any of its Subsidiaries and, to the knowledge of the Company, no entity controlled by any such officer or director and no relative or spouse who resides with any such officer or director (i) owns, directly or indirectly, any material interest in any person that is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries or (ii) owns, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries uses in the conduct of the business of the Company or any such Subsidiary.

   SECTION 3.20. Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its shareholders, and (ii) to recommend that the shareholders of the Company approve and adopt this Agreement and approve the Merger.

   SECTION 3.21 Fairness Opinion. The Company's Board of Directors has received a written opinion from DLJ dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company's shareholders from a financial point of view and has delivered to BEC a copy of such opinion.

   SECTION 3.22 Trademarks, Patents and Copyrights. The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information (collectively, "Intellectual Property") used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could have a Material Adverse Effect. The Company and the Subsidiaries own or have valid licenses to all of the Intellectual Property in each case, free and clear of any Lien. The conduct of the business of the Company and the Subsidiaries as currently conducted and as contemplated to be conducted does not and will not conflict in any way with any Intellectual Property of any third party that, individually or in the aggregate, could have a Material Adverse Effect. To the knowledge of the Company, there are no infringements of any proprietary rights of Intellectual Property owned by or licensed by or to the Company or any Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect. Neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any Intellectual Property or proprietary information on terms or in a manner which, individually or in the aggregate, could have a Material Adverse Effect.

                              Annex A-22

    SECTION 3.23. No Dividends, etc. Neither the Company nor any of its Subsidiaries has (i) declared, paid or effected any extraordinary dividend, distribution or redemption regarding shares of Company Common Stock that would prevent the Merger from being treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code or (ii) sold, disposed of or otherwise transferred such amount of assets that would prevent the Merger from being treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

                                  ARTICLE IV
                    CONDUCT OF BUSINESS PENDING THE MERGER

   SECTION 4.1. Acquisition Proposals. The Company and BEC will notify the other immediately if any inquiries or proposals including a Superior Proposal (as defined below) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or BEC, as the case may be, in each case in connection with any Acquisition Transaction (as defined below) with the Company or BEC, as the case may be, or any of their respective Subsidiaries and shall identify such third party making such inquiry or proposal. Any such notice to the Company or BEC, as the case may be, shall indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. As of the date hereof, neither BEC nor the Company are participating in discussions or negotiating with any other entity or group in respect of a bona fide proposal relating to an Acquisition Transaction (as defined below). Nothing contained herein, shall preclude the Company or BEC from responding to a bona fide proposal in accordance with and pursuant to the provisions of Section 4.3. The Company or BEC, as the case may be, agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

   SECTION 4.2. Conduct of Business by the Company and BEC Pending the Merger. Each of the Company and BEC covenants and agrees that, between the date of this Agreement and the Effective Time, unless BEC or the Company, as the case may be, shall otherwise consent in writing and except as set forth in Schedule 4.2, the businesses of the Company and its Subsidiaries and BEC and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries and BEC and its Subsidiaries shall not take any action, except in the ordinary course of business and in a manner consistent with past practice and except as set forth in Schedule 4.2, each of the Company and BEC will use its respective best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and BEC and its Subsidiaries, as the case may be, to keep available the services of their respective present officers, employees and consultants and to preserve their respective present relationships with customers, suppliers and other persons with which they or any of their respective Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or the Transactions as set forth in Schedule 4.2, neither the Company, BEC nor any of their respective Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the other:

   (a) (i) issue, sell, pledge, grant, dispose of, distribute, encumber, authorize, or propose the issuance, sale, pledge, grant, disposition, distribution, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of the Company or BEC or any of their respective Subsidiaries, other than pursuant to options granted prior to the date hereof and exercised in accordance with their terms, as in effect prior to such date; (ii) other than as required to change the name of BEC, or to increase the number of authorized shares of BEC Common Stock, or to effect the Reverse Stock Split, amend or propose to amend the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company, BEC or any of their respective Subsidiaries; (iii) split, combine or reclassify any outstanding shares of Company Common Stock or BEC Common Stock (except as set forth in Schedule 4.2), or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the shares of Company Common Stock

                              Annex A-23
             or BEC Common Stock (except as set forth in Schedule 4.2); (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.2(a);

   (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any material assets of the Company, BEC or any of their respective Subsidiaries (except as set forth in Schedule 4.2); (iii) incur any indebtedness for borrowed money, or enter into any contract or agreement, except in the ordinary course of business incurred for working capital on a short-term basis (except as set forth in Schedule 4.2); (iv) make or commit to any capital expenditure which exceeds $50,000 or make or commit to make aggregate capital expenditures in excess of $200,000 without first notifying and obtaining the written approval of BEC or the Company, or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.2(b);

   (c) take any action other than pursuant to disclosed contracts (none of which actions shall be unreasonable or unusual) to grant any severance or termination pay (otherwise than pursuant to policies of the Company, BEC or any of their respective Subsidiaries in effect on the date hereof) or to increase benefits payable under their respective severance or termination pay policies in effect on the date hereof;

   (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or pursuant to disclosed contracts) to any employee of, or independent contractor or consultant to, the Company, BEC or any of their respective Subsidiaries, increase the compensation payable to their respective officers or employees, salaries or wages of the Company or BEC who are not officers of the Company, BEC or any of their respective Subsidiaries, as the case may be, except for increases in the ordinary course of business, consistent with past practice, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing otherwise than in the ordinary course consistent with past practice;

   (e) take any action to change accounting policies or procedures (including, without limitation, its procedures with respect to the payment of accounts payable and collection of accounts receivable);

   (f) take any action to cause the shares of (i) Company Common Stock to cease to be listed on the NASDAQ Stock Market, or (ii) BEC Common Stock to cease to be listed on either the New York Stock Exchange or nationally recognized stock exchange or The NASDAQ Stock Market;

   (g) make or change any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

   (h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or in the BEC Balance Sheet or in either case subsequently incurred in the ordinary course of business and consistent with past practice;

   (i) settle or compromise any pending or threatened suit, action or claim against the Company or BEC or any of their respective directors by any shareholder of the Company or BEC, as the case may be, relating to the Merger, the Transactions or this Agreement, or voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger subject to the Company's right to cooperate with third parties in accordance with Section 4.3 hereof.

                              Annex A-24

   (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, BEC or any of their respective Subsidiaries (other than as set forth on Schedule 4.2 or the Merger); or

   (k) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Section 4.2(a) through 4.2(j) or any action which would make any of the representations or warranties of the Company or BEC, as the case may be, contained in this Agreement untrue or incorrect as of the date when made if such action had then been taken, or would result in any of the conditions set forth in Article VI not being satisfied.

   SECTION 4.3. No Shopping. Each of the Company, BEC and their respective Subsidiaries will not, directly or indirectly, through any officer, director, employee, representative, agent, financial adviser or otherwise, solicit, initiate or encourage inquiries or submission of proposals or offers from any person relating to any sale of all or a portion of the assets, business, properties of (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, the Company, BEC or any of their respective Subsidiaries, as the case may be, or any business combination with the Company or any of their respective Subsidiaries, as the case may be, whether by merger, consolidation, sale of assets, tender offer or otherwise (collectively, an "Acquisition Transaction") or participate in any negotiation regarding, or furnishing to any other person any information (except information which has been previously publicly disseminated by the Company or BEC, as the case may be, in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. Notwithstanding the foregoing, the Company or BEC, as the case may be, may furnish any information (subject to the execution of a confidentiality agreement substantially similar to that then in effect between Company and BEC) and participate in discussions and negotiate with any such entity or group concerning any potential Acquisition Transaction involving the Company, BEC or any of their respective Subsidiaries, as the case may be, if such entity or group has submitted a bona fide proposal to its Board of Directors, relating to any such transaction which the Company's or BEC's Board of Directors, as the case may be, reasonably determines would represent a Superior Proposal (as defined below) to the Merger to the holders of Company Common Stock or BEC Common Stock, as the case may be. If the Board of the Company or BEC, as the case may be, after duly considering advice, written or otherwise, of their respective financial advisors, determines in good faith that it would be inconsistent with its fiduciary responsibilities not to approve or recommend a Superior Proposal, then (A) the Company or BEC, as the case may be, shall not enter into any agreement with respect to the Superior Proposal and (B) any other obligation of the Company or BEC, as the case may be, under this Agreement shall not be affected unless this Agreement is terminated pursuant to Section 7.1(c)(ii) or 7.1(d)(ii), as the case may be, and all amounts payable pursuant to Section 7.3 are paid to the Company or BEC, as the case may be, prior to or concurrently with such termination. As used herein the term "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company or BEC, as the case may be, pursuant any Acquisition Transaction that the respective Board determines in its good faith judgment to be more favorable to the Company's or BEC's shareholders, as the case may be, than the Merger (after considering the advice, written or otherwise, of their outside counsel and financial advisor). The Company or BEC, as the case may be shall use their respective best efforts to cause all confidential materials previously furnished to any third parties to be promptly returned to the Company and shall cease any negotiations conducted in connection therewith or otherwise conducted with any such parties.

   SECTION 4.4. Tax Reorganization. Prior to the Effective Time, each party shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(2)(D) of the Code.

                              Annex A-25

                                   ARTICLE V
                            ADDITIONAL AGREEMENTS

   SECTION 5.1. Joint Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

   (a) As promptly as practicable after the execution of this Agreement, the Company and BEC will prepare, and file with the SEC, the Joint Proxy Statement and BEC will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and BEC will cooperate in coordinating a response to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, the Company and BEC will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"),. Each of the Company and BEC will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments of supplements to the Registration Statement, the Joint Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government official, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement, the Registration Statement or any Other Filings, the Company of BEC, as the case may be, will promptly inform the other of such occurrence and cooperate in the filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company or stockholders of BEC, such amendment or supplement.

   (b) The Joint Proxy Statement will include the recommendation of the Company Board in favor of adoption and approval of this Agreement and approval of the Merger; except that the Company Board may withdraw, modify or refrain from making such recommendation to the extent that the Company Board determined to accept a Superior Proposal or determined, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so, each pursuant to and in accordance with Section 4.3 and/or 7.1(d), as the case may be. In addition, the Proxy Statement will include the recommendations of the BEC Board in favor of (i) the adoption and approval of the Merger Agreement (including the issuance of shares of BEC Common Stock), (ii) the amendment of BEC's Certificate of Incorporation to increase its authorized share capital,
(iii) the amendment of BEC's certificate of Incorporation to change the name of BEC (iv) amendment to the 1996 Plan to increase the number of shares available for issuance thereunder and (v) the election of new directors (collectively, the "BEC Stockholders' Proposals" except that the BEC Board may withdraw, modify or refrain from making such recommendation to the extent that the BEC Board determined to accept a Superior Proposal or determined, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so, each pursuant to and in compliance with Section 4.3 and/or 7.1(c), as the case may be.

   SECTION 5.2. Meetings of Shareholders and Stockholders. Promptly after the date hereof, the Company will take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. The Company will consult with BEC and use its reasonable best efforts to hold the Company Shareholders' Meeting on the same day as the BEC Stockholders' Meeting. Promptly after the date hereof, BEC will take all action necessary in accordance with the Delaware Law and its Certificate of

                              Annex A-26

Incorporation and Bylaws to convene the BEC Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. BEC will consult with the Company and will use its best efforts to hold the BEC Stockholders' Meeting on the same day as the Company Shareholders' Meeting. For so long as the Board of Directors of the Company continues to make the recommendation set forth in Section 5.1, the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the National Association of Securities Dealers, Inc. and California Law to obtain such approvals. For so long as the Board of Directors of BEC continues to make the recommendations set forth in Section 5.1, BEC will use its best efforts to solicit from its stockholders proxies in favor of each of the BEC Stockholders' Proposals.

   SECTION 5.3. Third Party Consents. BEC and the Company, as the case may be, shall obtain all material third party consents required in connection with the consummation of the Merger pursuant to this Agreement including, but not limited to, in the case of BEC, any consent required pursuant to the Amended and Restated Credit Agreement dated as of July 9, 1997.

   SECTION 5.4. HSR Act. The Company and BEC shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the Transactions contemplated hereby and to respond as promptly as practicable to any inquires received from the Federal Trade Commission and the Antitrust Division of the United States Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state Attorney General or other governmental authority in connection with antitrust matters. Each party agrees not to, and will cause its representatives not to, initiate substantive discussions with representatives of the applicable antitrust regulatory authorities concerning their review of the Merger and the Transactions under the HSR Act without the prior consent of the other party hereto, and will not engage in substantive discussions with such authorities without notifying the other party hereto promptly thereafter of the substance and content of such discussions.

   SECTION 5.5. Additional Agreements. The Company, BEC and Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement, the Merger and the Transactions contemplated hereby.

   SECTION 5.6. Notification of Certain Matters. Each of the Company and BEC shall give prompt notice to the other of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, BEC or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Failure to provide notice under this Section 5.6 shall not increase the liability of the party who failed to send or delayed in sending such notice except to the extent such failure or delay increased the harm or disadvantage to the party to which the notification should have been provided.

   SECTION 5.7.  Access to Information.

   (a) From the date hereof to the Effective Time, (i) the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of BEC and Purchaser complete access at all reasonable times to their officers, employees, agents, accountants, properties, offices and other facilities and to all books and records, and shall furnish BEC and Purchaser with all financial, operating and other data and information as BEC and Purchaser, through their officers, employees, agents or accountants, may reasonably request and (ii) BEC shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of the Company complete access at all reasonable times to their officers, employees, agents,

                              Annex A-27
accountants, properties, offices and other facilities and to all books and records, and shall furnish the Company with all financial, operating and other data and information as the Company, through their officers, employees, agents or accountants, may reasonably request.

   (b) BEC and the Company agree that each shall, and shall cause their respective Representatives, to hold in strict confidence all data and information obtained by them from the other or the other's Subsidiaries pursuant to the terms of the Reciprocal Confidentiality Agreement (the "Confidentiality Agreement"), dated October 19, 1997, between BEC and the Company.

   (c) Each of the Company and BEC shall have an opportunity after the date of this agreement through the Effective Time to conduct further due diligence investigations in respect of the other and their respective Subsidiaries.

   SECTION 5.8. Public Announcements. BEC and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law or any listing agreement with or the rules and regulations of any securities exchange or the over-the-counter market, as the case may be, on which any of the securities of BEC or the Company are listed.

   SECTION 5.9. Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the Transactions contemplated by this Agreement and shall use its best efforts to obtain on a timely manner all necessary waivers, consents, licenses, permits and approvals, and to effect all necessary registrations and filings, including the filings required by the Securities Act, the Exchange Act and the HSR Act. The parties shall cooperate in responding to inquires from, and making presentation to, regulatory authorities.

   SECTION 5.10.  Agreement to Defend and Indemnify.

   (a) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation (each of the Surviving Corporation and the Company being referred to in this
Section 5.10 as an "Indemnifying Party") shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company and each Subsidiary and their respective subsidiaries and affiliates, including without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), arising out of or pertaining to any of the transactions contemplated hereby, including without limitation, liabilities arising under the Securities Act or the Exchange Act in connection with the Merger and in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall advance the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Indemnifying Party promptly after statements therefor are received, provided, however, that neither the Company nor the Surviving Corporation shall have any obligation under this clause (i) unless they shall have received an undertaking from the Indemnified Party to promptly return any amounts paid by the Company or the Surviving Corporation in the event that it shall ultimately have been determined that the Indemnified Party is not entitled to be indemnified under applicable law or any indemnification agreement with the Company to which he is a party, and
(ii) the Indemnifying Party, Company and the Surviving Corporation shall cooperate in the defense of any such matter and shall provide access to all documents necessary or beneficial to the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 5.10 to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that in the written opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

                              Annex A-28

    (b) BEC agrees to cause the Surviving Corporation to use its best efforts to purchase "tail" coverage under the Company's current directors' and officers' liability insurance policies for the Company's officers and directors in office prior to the Effective Time, covering claims made during the two (2) year period following the Effective Time, for actions taken prior to the Effective Time, the premium for which shall be paid in full as of the Effective Time. BEC shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Certificate of Incorporation and By-laws or any written indemnification agreement of the Company in effect prior to the date hereof for a period of not less than three (3) years following the Effective Time. This Section shall survive the consummation of the Merger. Notwithstanding Section 8.7 hereof, this Section is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

   (c) Except as provided in Section 5.12 hereof, if BEC, the Surviving Corporation or any of either of its successor or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of BEC or Surviving Corporation assume the obligations set forth in this Section 5.10.

   SECTION 5.11. Action by the Officers, Directors, etc. The Company and BEC shall use their respective best efforts to cause their respective directors and executive officers to vote any shares held by them in favor of the Merger.

   SECTION 5.12. Spinoff Agreement. BEC shall use its commercially reasonable efforts to do such acts as are necessary to effectuate the Asset Transfer in accordance with the Transfer Agreements and to effect the Spinoff so that the ORC Business, as a going concern, and all of the properties and assets comprising the ORC Business shall be fully vested in BEC and its Subsidiaries and that the Non-ORC Business shall be transferred to and assumed by Bolle Inc. at or prior to the Effective Time.

   SECTION 5.13. Post Merger Directors and Officers BEC. The Board of Directors of BEC will take all actions necessary to cause the Board of Directors of BEC as of the Effective Time to be comprised of three designees of BEC (the "BEC Nominees"), three designees of the Company (the "Company Nominees") and one designee selected jointly by BEC and the Company, each to hold office in accordance with the Certificate of Incorporation and By-laws of BEC. In addition, for a period of two years following the Effective Time, BEC shall take such actions as may be necessary to cause the BEC Nominees, or their designees, on the one hand, and the Company Nominees, or their designees, on the other hand, to be elected or appointed as directors of the Board of Directors of BEC. Messrs. Martin Franklin, Richard Capra and Ian Ashken, shall be the initial officers of BEC, serving as Chairman of the Board, Chief Executive Officer and Chief Financial Officer, respectively, in each case until their resignation or their respective successors are duly elected or appointed and qualified. Except for the foregoing officers, none of the other directors of BEC shall be employees of the Surviving Corporation and the directors shall be named five days (5) prior to the mailing of the Joint Proxy Statement-Prospectus to the stockholders of BEC and the shareholders of the Company.

   SECTION 5.14.  Increase in Authorized Shares and Reverse Stock
Split. Subject to the terms hereof, at the BEC Stockholders Meeting, BEC (i) shall propose and recommend that its Certificate of Incorporation be amended to increase the authorized number of shares of BEC Common Stock thereunder (provided that such number is not less than the number required to issue shares by virtue of the Merger and the Transactions); and (ii) intends to propose and recommend to the stockholders of BEC that the number of shares of the outstanding BEC Common Stock be subject to a reverse share for two shares split (the "Reverse Stock Split") so that the number of shares of BEC Common Stock outstanding immediately after such split shall be 50% of the number of shares outstanding immediately prior to such split.

   SECTION 5.15. BEC Name Change. The Proxy Statement shall include a proposal to change the name of BEC to Lumen Technologies, Inc. or another name to be mutually determined by BEC and the Company.

                              Annex A-29

    SECTION 5.16. Capital Structure. As of or prior to the Effective Time, BEC shall cause (i) the conversion of more than 50% of the aggregate principal amount of the Convertible Notes into common stock, and (ii) each of the BEC Warrants, the Bolle Options, the BEC Preferred Stock and the Benson Notes to no longer be outstanding in respect of BEC or any of its Subsidiaries following the Spinoff.

   SECTION 5.17. Audited Company Financial Statements. On or before November 30, 1997, the Company shall furnish BEC with a copy of the Company's audited consolidated balance sheet as at September 28, 1997, and the related audited consolidated statements of operations and cash flows for the year ended September 28, 1997 (including any related notes and schedules) (the "Audited Company Financial Statements"). The Audited Company Financial Statements shall be substantially the same in all material respects as the Company Balance Sheet and the Company Income Statements, which are set forth in
Schedule 3.7.

   SECTION 5.18. Rights Agreement. None of the common share purchase rights issued pursuant to and in connection with the Rights Agreement dated as of September 29, 1989 between the Company and Security Pacific National Bank, as amended, shall be exercised or triggered at or prior to the Effective Time.

                                  ARTICLE VI
                             CONDITIONS OF MERGER

   SECTION 6.1. Conditions to Obligations of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions; provided, however, that no party shall refuse to consummate the Merger if a condition is not satisfied as a result of a breach by such party of any agreement, representation, warranty or covenant of such party under this Agreement:

     (a) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with California Law and the Certificate of Incorporation of the Company and by the requisite vote of the stockholders of BEC in accordance with Delaware Law, the Certificate of Incorporation of BEC and The New York Stock Exchange; and an increase in the authorized number of shares of BEC Common Stock shall have been duly approved by the requisite vote under applicable law by the stockholders of BEC; and

     (b) The Registration Statement-Prospectus. The Registration Statement-Prospectus filed by BEC with respect to the BEC Common Stock to be issued in the Merger shall have been declared effective by the SEC; and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and

     (c) Listing of BEC Common Stock. The BEC Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement shall have been authorized for listing on a nationally recognized stock exchange or The NASDAQ Stock Market upon official notice of issuance;

     (d) HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

     (e) No Prohibition. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect (temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or the Transactions illegal or otherwise materially restricting, preventing or prohibiting their consummation;

     (f) No Material Adverse Effect. There shall have been no event or events which have occurred which, individually or in the aggregate, shall have had a Material Adverse Effect on the Company or BEC respectively; and

                              Annex A-30

      (g) Consummation of the Asset Transfer and Bolle Spinoff. BEC shall have executed the Transfer Agreements and the Employment Agreements and consummated the Asset Transfer in accordance with the terms of the Transfer Agreements and shall have consummated the Spinoff.

   SECTION 6.2. Additional Conditions to Obligations of BEC. The obligations of BEC and Purchaser to effect the Merger is also subject to the fulfillment of the following conditions unless waived by BEC:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time.

     (b) Agreements, Conditions and Covenants. The Company shall have complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

     (c) Demand for Appraisal Rights. Holders of not more than 4.9% of the shares of Company Common Stock shall have made a demand for payment pursuant to appraisal, dissenters' or similar rights under California Law or other applicable law by the conclusion of the Company Shareholders Meeting.

   SECTION 6.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger is also subject to the fulfillment of the following conditions unless waived by the Company:

     (a) Representations and Warranties. The representations and warranties of BEC and Purchaser contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of BEC and the Purchaser of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time.

     (b) Agreements, Conditions and Covenants. BEC and the Purchaser shall have complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time.

     (c) Tax Opinion. The Company shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of BEC, Purchaser and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations from the Company, certain shareholders of the Company and BEC, in each case in the form and substance reasonably satisfactory to such counsel.

                              Annex A-31

                                  ARTICLE VII
                      TERMINATION, AMENDMENT AND WAIVER

   SECTION 7.1. Termination. This Agreement may be terminated at any time before the Effective Time:

     (a) By mutual consent of the Boards of Directors of BEC and the Company;
    or

     (b) By either BEC or the Company if:

         (i) the Merger shall not have been consummated by March 31, 1998, (unless extended by mutual consent of BEC and the Company) provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

         (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (iii) if the other party shall have breached or failed to perform in any material respect any of its material obligations, covenants or agreements contained in this Agreement (other than with respect to Articles II and III of this Agreement) and if curable, such other party shall have failed to cure such breach within ten (10) Business Days after written notice of such failure; or

         (iv) if any of the material representations and warranties of the other party as may be set forth in Article II of this Agreement in respect of BEC and the Purchaser and Article III of this Agreement in respect of the Company shall not have been true and correct in any material respect when made or, except for any such representations and warranties made as of a specific date, shall have ceased to be true and correct as of such date in any material respect; or

       (c) By BEC if:

         (i) the Board of Directors of the Company (x) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to BEC and Purchaser, (y) recommends to the holders of shares of Company Common Stock any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving the Company or any of its Subsidiaries, other than the Merger and the Transactions, or (z) resolves to do any of the foregoing; or

         (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide offer of an Acquisition Transaction that the Board of Directors of BEC reasonably determines in its good faith judgment is a Superior Proposal, and if, in the opinion of the Board of Directors of BEC, the failure to recommend or accept such offer would violate the BEC Board of Directors' fiduciary duties to BEC's stockholders under applicable law; provided that any such termination by BEC shall not be effective until payment of the fees required by Section 7.3(a) and Section
       7.3(b);

         (iii) the Chairman of the Board and all directors of the Company fail to vote in favor of the Merger at the Company Shareholders Meeting; or

       (d) By the Company if:

         (i) the Board of Directors of BEC (x) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the Company, (y) recommends to the holders of shares of BEC Common Stock any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving BEC or any of its Subsidiaries, in lieu of the Merger and the Transactions contemplated by this Agreement, or (z) resolves to do any of the foregoing;

                              Annex A-32

          (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide offer of an Acquisition Transaction that the Board of the Company reasonably determines in its good faith judgment is a Superior Proposal and if, in the opinion of the Board of Directors of the Company, the failure to recommend or accept such offer would violate the Board's fiduciary duties to the Company's shareholders under applicable law; provided that any such termination by the Company shall not be effective until payment of the fees required by Section 7.3(a) and Section 7.3(b);

         (iii) the Chairman of the Board, the Chief Executive Officer and all directors of BEC fail to vote in favor of the Merger at the BEC Stockholders' Meeting.

   SECTION 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of BEC, Purchaser or the Company, except as set forth in Sections7.3 and 8.1 hereof, and nothing herein shall relieve any party from liability for any breach hereof.

   SECTION 7.3. Termination Fees and Expenses.

   (a) If this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) hereof or by BEC pursuant to Sections 7.1(b)(iii) or (iv) or 7.1(c)(i) or (iii) hereof, the Company shall pay to BEC promptly (but in no event later than one (1) business day following such termination) by certified check or wire transfer to an account designated by BEC an amount equal to all actual out-of-pocket costs and expenses of BEC up to a maximum of $1,500,000 incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, printing, legal, accounting, investment banking, professional and service fees and expenses ("Expenses") which amount shall be payable in same day funds. If this Agreement is terminated by BEC pursuant to Section 7.1(c)(ii) hereof or by the Company pursuant to Sections 7.1(b)(iii) or (iv) or 7.1(d)(i) or (iii) hereof, BEC shall pay to the Company promptly (but in no event later than one
(1) business termination) by certified check or wire transfer to an account designated by the Company an amount equal to the Expenses incurred by the Company which shall be payable in same day funds. Upon the occurrence of any event entitling a party to payment of their Expenses, the party requesting Expenses shall promptly provide the other party with invoices or other reasonable evidence of the Expenses upon request, and the party shall forthwith return any portion of Expenses reimbursed by the other party as to which such invoices or other evidence are not received.

   (b) In addition to the payment of expenses, as provided in Section 7.3(a), if this Agreement has been terminated: (x) either by the Company pursuant to
Section 7.1(d)(ii) hereof or by BEC pursuant to Sections 7.1(b)(iii) or 7.1(c)(i) or (iii) hereof; or (y) either by BEC pursuant to Section 7.1(c)(ii) hereof or by the Company pursuant to Sections 7.1(b)(iii) (other than as a result of a failure to comply with Sections 5.3 or 5.16) or 7.1(d)(i) or (iii) hereof, the Company shall pay to BEC, in the case of clause (x) of this Section 7.3(b), or BEC shall pay to the Company, in the case of clause (y) of this Section 7.3(b), a fee ("Fee") in the amount of $3,000,000 by certified check or wire transfer to an account designated by BEC or the Company, as the case may be, which amount shall be payable in same day funds concurrently with the terination of this Agreement.

   (c) In the event that:

   (i) any person (a "Company Acquisition Person") (including, without limitation, the Company or any affiliate thereof), other than BEC, or any of its affiliates, shall have become the beneficial owner of more than twenty per cent (20%) of the then outstanding shares of Company Common Stock and the Transactions shall not have been consummated (other than as a result of termination of this Agreement in accordance with Sections 7.1(a), (b),
(c)(ii), (d)(i) or (d)(iii); and

   (ii) any such Company Acquisition Person shall have consummated an Acquisition Transaction with the Company within twelve (12) months of the date hereof;

then, in the event of the occurrence of both (i) and (ii), the Company shall promptly pay BEC (but in no event later than one (1) business day after the occurrence of such events) the Expenses and Fee set forth in Section 7.3(a) and (b) above, respectively, which amounts shall be payable in immediately available funds.

                              Annex A-33

  (d) In the event that:

   (i) any person (a "BEC Acquisition Person") (including, without limitation, BEC or any affiliate thereof), other than the Company, or any of its affiliates, shall have become the beneficial owner of more than twenty per cent (20%) of the then outstanding shares of BEC Common Stock and the Transactions shall not have been consummated (other than as a result of a termination of this Agreement in accordance with Sections 7.1(a), (b), (c)(i), (c)(iii) or (d)(ii); and

   (ii) any such BEC Acquisition Person shall have consummated an Acquisition Transaction with BEC within twelve (12) months of the date hereof;

then, in the event of the occurrence of both (i) and (ii), BEC shall promptly pay the Company (but in no event later than on (1) business day after the occurrence of such events) the Expenses and the Fee set forth in Sections 7.3(a) and (b) above, respectively, which amounts shall be payable in immediately available funds.

   (e) Except as set forth in this Section 7.3 and in Section 8.3, all costs and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

   (f) In the event that the Company or BEC, as the case may be, shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by BEC, Purchaser or the Company, as the case may be, and their respective shareholders and affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this
Section 7.3, together with interest on such unpaid Fees and Expenses, commencing on the date that the Fees or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's base rate plus three per cent (3%).

                                 ARTICLE VIII
                              GENERAL PROVISIONS

   SECTION 8.1.  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.10 shall survive the Effective Time indefinitely and those set forth in Section 5.7(b), 5.7(c), 7.3 and Article VIII shall survive termination indefinitely.

   SECTION 8.2. Notices. All notices and other communications given or made pursuant to hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

   (a)       if to BEC or Purchaser:
             BEC Group, Inc.
             555 Theodore Fremd Avenue
             Suite B-302
             Rye, New York 10580
             Attention:  Mr. Martin E. Franklin.

             with a copy to:

             Kane Kessler, P.C.
             1350 Avenue of the Americas -- 26th Floor
             New York, New York 10019
             Attention:  Robert L. Lawrence, Esq.

   (b)       if to the Company:

                              Annex A-34

             ILC Technologies, Inc.
             399 Java Drive
             Sunnyvale, CA 94089
             Attention:  Richard D. Capra

             with a copy to:

             Davis Polk & Wardwell
             450 Lexington Avenue
             New York, New York 10017
             Attention:  Keith Kearney

   SECTION 8.3. Expenses. Except as provided in Section 7.3 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the filing fees with respect to the notifications required under the HSR Act shall be borne equally by the Company and BEC.

   SECTION 8.4. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "BEC Warrants" means the warrants to purchase BEC Common Stock issued in connection with the Share Purchase Agreement dated June 4, 1997, as amended, among BEC and Bolle, Inc., Mr. Robert Bolle, Mr. Maurice Bolle, Mr. Franck Bolle, Mrs. Patricia Bolle Passaquay, Mrs. Brigette Bolle and Mrs. Christelle Roche.

     (c) "BEC Preferred Stock" shall mean the Series A Preferred Stock of BEC.

     (d) "Benson Notes" shall mean the 8% Convertible Subordinated Notes due 2001 which were originally issued to Benson Eyecare Corporation.

     (e) "Bolle Options" means options under the 1996 Plan granted by BEC to participants who will be related to the Bolle Group.

     (f) "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

     (g) "Contribution Agreement" means the Bill of Sale and Assignment Agreement to be entered into between Bolle, Inc. and BEC, in substantially the form annexed hereto as Annex B.

     (h) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

     (i) "Convertible Notes" shall mean BEC's 8% Convertible Subordinated Notes due 2002; and

     (j) "Employment Agreements" means employment/consulting agreements between Henry C. Baumgarten and Richard D. Capra and, in each case, BEC in form and substance satisfactory to the parties to this Agreement and substantially on the terms provided in the term sheet attached hereto as Annex G, but in the standard form of BEC's employment or consulting agreements.

     (k) "Environmental Laws" means any federal, state or local statute, common law, ordinance, code, rule, regulation, order, decree, injunction or permit regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation And Recovery Act, as

                              Annex A-35
    amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

     (l) "Hazardous Materials" means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

     (m) "Indemnity Agreement" means the Indemnity Agreement to be entered into among BEC, Purchaser and Bolle, Inc. in substantially the form annexed hereto as Annex C.

     (n) "Management Services Agreement" means the Management Services Agreement to be entered into between Bolle, Inc. and BEC in substantially the form annexed hereto as Annex D.

     (o) "ORC" shall mean ORC Technologies, Inc.; and

     (p) "ORC Business" means the businesses, assets and liabilities of, or directly related to, ORC Technologies, Inc., ORC Caribe, Optical Radiation Foreign Sales Corporation and Voltarc Technologies, Inc. and including all assets and liabilities included in BEC's consolidated pro forma balance sheet set forth in Schedule 2.6 to this Agreement; provided, that "ORC Business" shall not include any items or matters identified in Schedule A or Schedule B to the Contribution Agreement.

     (q) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

     (r) "Sterling Note" means the Convertible Callable Subordinated Debenture Due September 15, 2015, which is convertible into shares of common stock of Sterling Vision, Inc.

     (s) "Tax" or "Taxes" shall mean (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, without limitation, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (ii) liability for the payment of any amounts of the type described in (i) as a result of BEC or the Company, as the case may be, or their respective Subsidiaries being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the BEC or the Company, as the case may be, or their respective Subsidiaries for payments of such amounts was determined or taken into account with reference to the liability of any other person, and (iii) liability of BEC or the Company, as the case may be, or their respective Subsidiaries for the payment of any amounts as a result of being party to any tax sharing agreement arrangement, or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

     (t) "Tax Returns" shall mean any and all returns, reports and information statements with respect to Taxes paid or required to be paid with any governmental entity, authority or agency, empowered to collect Taxes or enforce laws relating thereto, whether domestic or foreign.

     (u) "Voltarc" shall mean Voltarc Technologies, Inc.; and

     (v) "Voltarc Facility" means the subordinated revolving credit facility in the amount of $800,000 made available to Voltarc Technologies, Inc. by BEC.

   SECTION 8.5. Heading. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the

                              Annex A-36
parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the maximum extent possible.

   SECTION 8.7. Entire Agreement; No Third Party Beneficiaries. This Agreement will constitute a binding agreement only when executed and delivered by the parties hereto and at such time will constitute the entire agreement and will supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except with respect to the Confidentiality Agreement and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

   SECTION 8.8. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

   SECTION 8.9. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto by action taken by BEC and Purchaser, and by action taken by or on behalf of the Company's Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   SECTION 8.10. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that BEC and Purchaser may assign all or any of its rights hereunder to any affiliate of BEC and Purchaser provided that no such assignment shall relieve the assigning party of its obligations hereunder.

   SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that Delaware Law shall apply with respect to the Merger in Delaware and California Law shall apply with respect to the Merger in California, in each case without regard to the principles of conflicts of law thereof.

   SECTION 8.12. Counterparts; Telecopier. This Agreement may be executed in one or more counterparts and by facsimile, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

   IN WITNESS WHEREOF, BEC, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              Annex A-37

                              BEC GROUP, INC.

Attest: /s/ Ian Ashken        By:/s/ Martin E. Franklin
       ---------------------     ----------------------------
                              Name: Martin E. Franklin
                              Title: Chairman and CEO

                              BILC ACQUISITION CORP.

Attest: /s/ Ian Ashken        By:/s/ Martin E. Franklin
       ---------------------     ----------------------------
                              Name: Martin E. Franklin
                              Title: Chairman and CEO

                              ILC TECHNOLOGY, INC.

Attest:                       By:/s/ Richard D. Capra
       ---------------------     ----------------------------
                              Name: Richard D. Capra
                              Title: President and COO


                              Annex A-38

                              AMENDMENT NO. 1 TO
                         AGREEMENT AND PLAN OF MERGER

   AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of January   ,
1998 among BEC Group, Inc., a Delaware corporation ("BEC"), BILC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and ILC Technology, Inc., a California corporation (the "Company").

                             W I T N E S S E T H:

   WHEREAS, BEC, Purchaser and the Company are parties to that certain Agreement and Plan of Merger, dated as of October 30, 1997 (the "Merger Agreement");

   WHEREAS, the Board of Directors of the Parent has determined that after consummation of a one-for-two reverse stock split of its outstanding shares of Common Stock the contemplated issuance of additional shares in the Merger Agreement is unnecessary;

   WHEREAS, the parties to the Merger Agreement desire that the Board of Directors of BEC be comprised of nine individuals, not seven as contemplated by the Merger Agreement; and

   WHEREAS, in light of such developments since the execution of the Merger Agreement, each of the parties, has determined that it is in the best interests of its stockholders to amend the Merger Agreement as set forth below.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, BEC, Purchaser and the Company hereby agree as follows:

   1. Sections 5.1(b)(ii) and 5.1(b)(v) of the Merger Agreement are each hereby amended by deleting such section in its entirety and inserting the following Sections 5.1(b)(ii) and 5.1(b)(v), respectively, in lieu thereof:

        "(ii) the amendment of BEC's Certificate of Incorporation to effect the Reverse Stock Split (as defined below)"

        "(v) the election of four (4) additional members to the BEC Board"

   2. Section 5.13 of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof;

        "SECTION 5.13. Post Merger Directors and Officers BEC. The Board of Directors of BEC will take all actions necessary to cause the Board of Directors of BEC as of the Effective Time to be comprised of four designees of BEC (the "BEC Nominees"), and four designees of the Company (the "Company Nominees"), each to hold office in accordance with the Certificate of Incorporation and By-laws of BEC. Following the Effective Time, the BEC Board, which will then consist of the BEC Nominees and the Company Nominees, will select one additional director who will hold office in accordance with the Certificate of Incorporation and By-laws of BEC. In addition, for a period of two years following the Effective Time, BEC shall take such actions as may be necessary to cause the BEC Nominees, or their designees, on the one hand, and the Company Nominees, or their designees, on the other hand, to be elected or appointed as directors of the Board of Directors of BEC. Messrs. Martin Franklin, Richard Capra and Ian Ashken, shall be the initial officers of BEC, serving as Chairman of the Board, Chief Executive Officer and Chief Financial Officer, respectively, in each case until their resignation or their respective successors are duly elected or appointed and qualified. Except for the foregoing officers, none of the other directors of BEC shall be employees of the Surviving Corporation and the directors shall be Martin E. Franklin, Ian G.H. Ashken, David L. Moore and William T. Sullivan, on the one hand as the BEC Nominees, and Harrison H. Augur, Henry C. Baumgartner, Richard D. Capra and George
        B. Clairmont, on the other hand as the Company Nominees."

                              Annex A-39

    3. Section 5.14 of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:

        "SECTION 5.14. Reverse Stock Split. Subject to the terms hereof, at the BEC Stockholders Meeting, BEC shall propose and recommend to the stockholders of BEC that the number of shares of the outstanding BEC Common Stock be subject to a reverse one share for two shares split (the "Reverse Stock Split") so that the number of shares of BEC Common Stock outstanding immediately after such split shall be 50% of the number of shares outstanding immediately prior to such split."

   4. Section 6.1(a) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:

        "(a) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with California Law and the Certificate of Incorporation of the Company and by the requisite vote of the stockholders of BEC in accordance with Delaware Law, the Certificate Incorporation of BEC and The New York Stock Exchange and the Reverse Stock Split shall have been duly approved by the requisite vote under applicable law by the stockholders of BEC; and"

   5. The Bill of Sale and Assignment Agreement, which is Annex C of the Merger Agreement, is hereby amended by deleting Annex C in its entirety and replacing it with a revised Annex C. The revised Annex C is attached hereto as Exhibit A.

   6. Capitalized terms used but not defined in this Amendment No. 1 to the Merger Agreement shall have the respective meanings ascribed thereto in the Merger Agreement.

   7. Except as expressly amended by this Amendment No. 1 to the Merger Agreement, the Merger Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment No. 1 to the Merger Agreement.

   8. This Amendment No. 1 to the Merger Agreement shall be governed and construed on the same basis as the Merger Agreement, as set forth therein.

   IN WITNESS WHEREOF, BEC, Purchaser and the Company have caused this Amendment No. 1 to the Merger Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                                 BEC GROUP, INC.

                                                 By: /s/ Martin E. Franklin
                                                    -------------------------
                                                    Name: Martin E. Franklin
                                                    Title: Chief Executive
                                                    Officer


                                                 ILC TECHNOLOGY, INC.

                                                 By: /s/ Henry Baumgartner
                                                    -------------------------
                                                    Name: Henry Baumgartner
                                                    Title: Chairman and CEO


                                                 BILC ACQUISITION CORP.

                                                 By: /s/ Martin E. Franklin
                                                    -------------------------
                                                    Name: Martin E. Franklin
                                                    Title: Chairman and CEO

                              Annex A-40

                                  EXHIBIT A
                    BILL OF SALE AND ASSIGNMENT AGREEMENT

   THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of October 1, 1997, is made in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, between BEC GROUP, INC., a Delaware corporation ("Assignor") and BOLLE INC., a Delaware corporation ("Assignee").

   1. Assignor hereby grants, conveys, sells, assigns, transfers and delivers to Assignee, its successors and assigns, and Assignee hereby purchases and accepts from Assignor, all of Assignor's right, title and interest in all assets and liabilities of Assignor, other than (i) the assets and liabilities of or relating to Assignor's ORC Business (as defined below) and (ii) the items listed in Schedule A hereto. All such assets and liabilities conveyed hereby are referred to hereinafter as the "Acquired Assets". The Acquired Assets include (without limitation) the items listed in Schedule B attached hereto. For purposes of this Agreement, the ORC Business shall mean (i) all shares of capital stock of Assignor's following subsidiaries and/or affiliates: ORC Technologies, Inc., ORC Caribe, Optical Radiation Foreign Sales Corporation, and Voltarc Technologies, Inc. held by Assignor or by any of such entities and the business, assets and liabilities of or directly related to such entities; and (ii) all assets and liabilities included in Assignor's pro forma balance sheet attached hereto as Exhibit I; provided, that notwithstanding anything contained in this Paragraph 1 to the contrary, Assignor retains all right, title and interest in and to the items identified in Schedule A hereto, but the parties mutually acknowledge and agree that such items identified in Schedule A do not constitute part of the ORC Business.

   2. Title to the Acquired Assets shall pass to Assignee upon the date of this Assignment Agreement.

   3. (a) Assignee assumes, and agrees to pay when and as due and to discharge, all debts, liabilities, obligations, taxes, liens and encumbrances of any kind, character or description, whether accrued, absolute, contingent or otherwise (and whether or not reflected or reserved against in the balance sheets, books of account and records of Assignor) in respect of (a) the Acquired Assets and/or (b) the items identified in Schedule A hereto.

   (b) Assignee hereby agrees that to the extent Assignee exchanges all, but not less than all, of its shares of Foster Grant Holdings, Inc. Series A Preferred Stock (the "FGH Preferred Stock") for shares of common stock ("AAi Common Stock") of Accessories Associates, Inc. ("AAi"), Assignee shall deliver to Assignor 35.71% (such portion of the shares of AAi Common Stock is hereinafter referred to as the "Assignor Shares") of all of such exchanged shares of AAi Common Stock received by Assignee together with any rights attaching thereto (including, but not limited to, the registration rights referred to in the Exchange and Registration Rights Agreement dated as of December 11, 1996 and made between AAi and Assignor). However, in the event that Assignee does not obtain the Assignor Shares, Assignee hereby agrees to pay to Assignor the first $2.5 million received by Assignee from proceeds (the "Proceeds") relating to (i) the sale by Assignee of the FGH Preferred Stock or (ii) the redemption by Foster Grant Holdings, Inc. of the FGH Preferred Stock. In the event that Assignor does not receive either the Assignor Shares or $2.5 million from Assignee, as described above, on or before the date that is five years after the effective date of Assignor's merger with ILC Technologies, Inc., Assignee shall promptly pay to Assignor, an amount equal to $2.5 million less any amount previously paid to Assignor by Assignee from the Proceeds.

   4. Assignee hereby further agrees to execute and deliver an indemnification agreement, in form satisfactory to Assignor, pursuant to which Assignee shall indemnify and hold Assignor harmless from and against any and all loss, damage or expense (a) related to or arising from or in connection with the Acquired Assets and/or (b) otherwise not related to or arising from or in connection with the ORC Business (including, without limitation, related to or arising in connection with the items identified in Schedule A hereto).

   5. Assignor hereby constitutes and appoints Assignee its true and lawful attorney, with full power of substitution, in the name of Assignee or in the name of Assignor, but on behalf of and for the sole benefit of Assignee, to institute and prosecute all proceedings which Assignee may deem proper in order to receive, collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets, to

                              Annex A-41
 defend and compromise any and all such action and execute instruments in relation thereto as Assignee shall deem advisable. Without limiting the foregoing, Assignor hereby authorizes Assignee and its officers to endorse or assign any instrument, contract or chattel paper relating to the Acquired Assets.

   6. Assignor further agrees that it will at any time and from time to time, at the request of Assignee, execute and deliver to Assignee all other and further instruments necessary to vest in Assignee full title, right and interest in or to any of the property, assets or rights which this instrument purports to transfer to Assignee.

   7. All of the terms and provisions of this Assignment will be binding upon Assignor and its respective successors and assigns and will inure to the benefit of Assignee and its respective successors and assigns.

   8. This Bill of Sale and Assignment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

   IN WITNESS WHEREOF, the parties hereto have executed and delivered this Bill of Sale and Assignment Agreement a of the date first above written.

                                          ASSIGNOR
                                          BEC GROUP, INC.

                                          By:
                                             --------------------------------
                                             Name: Martin E. Franklin
                                             Title: Chairman and Chief
                                             Executive Officer

                                          ASSIGNEE:
                                          BOLLE INC.

                                          By:
                                             --------------------------------
                                             Name: Gary Kiedaisch
                                             Title:

                              Annex A-42

                                  SCHEDULE A

                    RIGHTS, INTEREST, ETC. RETAINED BY BEC
                        IN CONNECTION WITH WHICH BOLLE
                   WILL ASSUME LIABILITY AND INDEMNIFY BEC

I. Rights and obligations under various arrangements with HMG World-Wide Corporation (and its subsidiary Intermark Corp.), including (without limitation):

   A. Stock Purchase Agreement, dated as of September 30, 1995, by and between BEC Group, Inc. as assignee of Benson Eyecare Corporation ("Benson") and Intermark Corp.

   B.       Assignment and Assumption Agreement, dated September 30, 1995.

   C. Guaranty, dated September 30, 1995, by Benson in favor of HMG Worldwide In-Store Marketing Corporation.

II. Certain agreements relating to arrangements among Wells Fargo Bank (Texas), National Association, as successors to First Interstate Bank of Texas, N.A., and BEC, as successor to Foster Grant Group, L.P.:

   A. Guaranty Agreement by BEC, dated March 31, 1995, in favor of First Interstate Bank (as amended).

   B. Indemnity Agreement, dated March 31, 1994 [sic], from Foster Grant Group, L.P. et al in favor of First Interstate Bank, N.A. (as amended).

III.    Any remaining Benson or BEC obligations and rights relating to:

   A.       The Agreement and Plan of Merger among Benson Eyecare
            Corporation, BEC Acquisition Corp. and Bolle America, Inc., dated as of July 26, 1995.

   B. The Asset Purchase Agreement by and among Benson Eyecare Corporation, BEC Group, Inc. and Optical Radiation Corporation and Monsanto Company, dated 5/3/96.

   C. The merger of Essilor Acquisition Corporation into Benson Eyecare Corporation, effective on May 3, 1996.

IV.     Pending Litigation:

   A. Herb Morris & Partners, Ltd. v. Opti-Ray, Inc. and Benson Eyecare Corporation.

   B. Thomas W. Dornfeld v. Omega Optical Co., L.P., Omega Group Limited, and Benson Eyecare Corporation

   C.       Magnivision, Inc. v. The Bonneau Company

   D. Alan Katz, Trustee, v. Essomega Corporation, f/k/a Benson Eyecare Corporation, and BEC Group, Inc.

V. Stock Purchase and Option Agreement, dated November 14, 1996, by and among BEC and Lantis Eyewear Corporation (as amended), relating to shares transferred to Assignee by this Assignment. Assignor and Assignee, by execution and delivery of this Assignment, mutually acknowledge and agree that Assignee will promptly deliver such shares at Assignor's direction upon any execution of such option and that Assignor will promptly transfer to Assignee all consideration received in connection with any such exercise.

                              Annex A-43

                                  SCHEDULE B

LIST OF ASSETS/LIABILITIES
ASSIGNED TO/ASSUMED BY
BOLLE INC.

I. All interests, rights, duties and obligations of BEC Group, Inc. ("BEC") relating to Accessories Associates, Inc. ("AAi"), including (without limitation):

   A. Stock Purchase Agreement, dated as of November 13, 1996, by and among BEC, AAi, et al.

   B. Exchange and Registration Rights Agreement, dated December 11, 1996, by and among AAi, Foster Grant Holdings, Inc. ("FGH"), BEC, et al.

   C. Certificate No. P-1, representing 100 shares of FGH Series A Preferred Stock.

II. All interests, rights, duties and obligations in and related to Superior Vision Services, Inc.:

   A. Loan Agreement, dated September 30, 1994 (as subsequently amended).

   B. Revolving Credit Promissory Note, dated September 30, 1994, for maximum principal amount of $1,000,000 (as amended) and any note issued in replacement or substitution therefor.

   C. Share Certificate No. 5, representing 8,800 shares of common stock.

   D. Share Certificate No. 1, representing 17,825 shares Series A Preferred Stock.

   E. Share Certificate No. 3, representing 41,782 shares of Series B Preferred Stock.

   F. BEC's rights and obligations pursuant to ancillary documents, such as the Shareholder Agreement (as subsequently amended).

III.     Certain Assets, Rights and Obligations Relating to Sterling Vision,
         Inc.

   A. Covenant not to compete and guarantee of Pembridge Optical Partners, Inc. obligations pursuant to Asset Purchase Agreement, dated August 26, 1994, by and between Pembridge Optical Partners, Inc. and Sterling Vision, Inc.

   B. Note Amendment and Conversion Agreement, dated April 21, 1997, and all rights and obligations in connection therewith.

IV.      Management Agreement between BEC and Eyecare Products, plc.

V. All BEC's rights, title and interest in and to shares of stock of Eyecare Products, plc. subject to the agreement described in Schedule B.V. hereto.

VI. All right and interest in and to rental payments receivable by BEC (as assignor) pursuant to:

   A. Industrial Lease by and between Bartley Optical Sales, Inc. and ORC Technologies, Inc. (f/k/a Optical Radiation Corporation) dated as of December 8, 1995; and

   B. Lease Agreement, dated as of May 3, 1996, by and between Monsanto Company and ORC Technologies, Inc., (f/k/a Optical Radiation Corporation).

            In each case, subject to all of the remaining terms and conditions of each such lease and the rights of assignor's senior lenders with respect thereto.

VII. Share Certificate No. OC72 and EC73, representing (respectively) 1,174 shares of Optical Acquisition Corp. stock and 1,174 shares of Eyecare Acquisition Corp. stock.

VIII. Share Certificate No. 1, representing 1,000 shares of common stock of ORC Management Corporation.

                              Annex A-44

                                                                       ANNEX B

                               VOTING AGREEMENT

   VOTING AGREEMENT, dated as of October 30, 1997 (the "Agreement"), between ILC Technology, Inc., a California corporation (the "Company"), and Martin E. Franklin (the "Stockholder").

   WHEREAS, BEC Group, Inc. (the "Parent"), BILC Acquisition Corp. ("Purchaser") and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Merger Agreement), which provides, among other things, upon the terms and subject to the conditions thereof, for the acquisition of the Company through a merger pursuant to which the Company will merge with and into the Purchaser (the "Merger"); and

   WHEREAS, as the date hereof, the Stockholder beneficially (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) owns 1,433,064 shares of common stock, par value $.01 per share of Parent (the "Shares"); and

   WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholder agree, and in order to induce the Company to enter into the Merger Agreement, the Stockholder has agreed to vote, or cause to be voted, in favor of the Merger, all Shares beneficially owned by such Stockholder, upon the terms and subject to the conditions of this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE 1.

                              AGREEMENT TO VOTE

   SECTION 1.01. Voting Agreement. Until the Termination Date (as hereinafter defined), the Stockholder agrees with the Company, that he shall vote, or cause to be voted, in favor of the Merger and the Transactions contemplated thereby, all of his respective Shares.

   SECTION 1.02. Legend. The Stockholder agrees to note conspicuously on the stock certificates representing his respective Shares, that the Stockholder has entered into this Agreement and to note any restrictions against transfer of his Shares, as may be required to be in compliance with the state of Delaware's General Corporation Law of the State of Delaware ("DGCL").

                                  ARTICLE 2.

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

   The Stockholder hereby represents and warrants to the Company as follows:

   SECTION 2.01. Authority Relative to This Agreement. He has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder, constitutes a legal, valid and binding obligation of Stockholder, enforceable against him in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   SECTION 2.02. No Conflict. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not (i) require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which any property or asset of the Stockholder is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment,

                            Annex B-1
acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of the Stockholder or pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound or affected.

   SECTION 2.03. Title to the Shares. As of the date hereof, the Stockholder is the beneficial owner of 1,433,064 Shares of BEC Common Stock, which are all the shares of Company Common Stock owned, either of record or beneficially, by such Stockholder. The Stockholder owns all such Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever (other than those arising under the Securities Act of 1933, as amended, and any applicable state securities or "blue sky" laws), and, except as provided in this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

                                  ARTICLE 3.

                           PROXY OF THE STOCKHOLDER

   SECTION 3.01. Proxy. The Stockholder hereby irrevocably appoints Henry C. Baumgarten or Richard D. Capra, until the Termination Date (as hereinafter defined), as his attorney and proxy pursuant to the provisions of Section 212 of the DGCL, with full power of substitution, to vote in favor of the Merger with respect to the Shares now owned or that may hereafter be acquired by such Stockholder and all other securities issued to the Stockholder in respect of such Shares, which the Stockholder is entitled to vote at any meeting of stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise; provided, however, that Stockholder grants a proxy hereunder only with respect to voting in favor of facilitating the Merger. This proxy and power of attorney is irrevocable and coupled with an interest. The Stockholder hereby revokes all other proxies and powers of attorney with respect to his Shares (and all other securities issued to such Stockholder in respect of such Shares) which it may have heretofore appointed or granted, and, no subsequent proxy or power of attorney shall be given or written consent executed and if given or executed shall not be effective) by the Stockholder with respect thereto.

                                  ARTICLE 4.

                                MISCELLANEOUS

   SECTION 4.01. Further Assurances. The parties will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

   SECTION 4.02. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   SECTION 4.03. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Company and the Stockholder with respect to the subject matter hereof.

   SECTION 4.04. Assignment; Parties In Interest.

   (a) This Agreement shall not be assigned by operation of law or otherwise.

   (b) This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                            Annex B-2

    SECTION 4.05. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. The parties hereto may (i) extend the time for the performance of any obligation or other act of the other parties hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by all of the parties to be bound thereby.

   SECTION 4.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

   SECTION 4.07. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respect parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.07):

   if to the Company:

             ILC Technology, Inc.
             399 Java Drive
             Sunnyvale, California 94089
             Telecopier No.: (408) 744-0829
             Attention: Henry C. Baumgarten

   with a copy to:

             Davis Polk & Wardwell
             450 Lexington Avenue
             New York, New York 10017
             Telecopier No.: (212) 450-4800
             Attention: Keith Kearney, Esq.

   if to the Stockholder:

             Mr. Martin E. Franklin
             c/o BEC Group, Inc.
             555 Theodore Fremd Avenue
             Suite B-302
             Rye, New York 10580
             Telecopier No.: (914) 967-9403

   with a copy to:

             Kane Kessler, P.C.
             1350 Avenue of the Americas -- 26th Floor
             New York, New York 10019
             Telecopier No.: (212) 245-3009
             Attention: Robert L. Lawrence, Esq.

   SECTION 4.08. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

                            Annex B-3

    SECTION 4.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 4.10. Termination. This Agreement and the proxy granted hereunder shall terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with Section 7.1 thereof; or (b) one year from the date hereof (the "Termination Date"). In the event of the termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of the Company or the Stockholder under this Agreement, except with regard to any breach of this Agreement prior to such termination.

   SECTION 4.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized and the Stockholder has duly executed this Agreement, each as of the date first written above.

                                          ILC TECHNOLOGY, INC.

                                          By: /s/  Richard D. Capra
                                          -----------------------------------
                                              Name: Richard D. Capra
                                              Title: President and COO

                                          STOCKHOLDER

                                          By: /s/  Martin E. Franklin
                                          -----------------------------------

                            Annex B-4

                                                                       ANNEX C

                               VOTING AGREEMENT

   VOTING AGREEMENT, dated as of October 27, 1997 (the "Agreement"), between BEC Group, Inc., a Delaware corporation ("Parent"), BILC Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and Henry C. Baumgarten (the "Stockholder").

   WHEREAS, Parent, Purchaser and ILC Technology, Inc., a California corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Merger Agreement), which provides, among other things, upon the terms and subject to the conditions thereof, for the acquisition of the Company through a merger pursuant to which the Company will merge with and into the Purchaser (the "Merger"); and

   WHEREAS, as of the date hereof, the Stockholder beneficially (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) owns 98,738 shares of common stock, no par value, of the Company (the "Shares"); and

   WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, the Parent and Purchaser have required that the Stockholder agree, and in order to induce the Parent and Purchaser to enter into the Merger Agreement, the Stockholder has agreed to vote, or cause to be voted, in favor of the Merger and the Transactions, all Shares beneficially owned by such Stockholder, upon the terms and subject to the conditions of this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE 1.

                              AGREEMENT TO VOTE

   SECTION 1.01. Voting Agreement. Until the Termination Date (as hereinafter defined), the Stockholder agrees with the Parent and Purchaser, that he shall vote, or cause to be voted, in favor of the Merger and the Transactions contemplated thereby, all of his respective Shares.

   SECTION 1.02. Legend. The Stockholder agrees to note conspicuously on the stock certificates representing his respective Shares, that the Stockholder has entered into this Agreement and to note any restrictions against transfer of his Shares, as may be required to be in compliance with the California Corporations Code (the "CCC").

                                  ARTICLE 2.

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

   The Stockholder hereby represents and warrants to each of the Parent and Purchaser as follows:

   SECTION 2.01. Authority Relative to This Agreement. He has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder, constitutes a legal, valid and binding obligation of Stockholder, enforceable against him in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   SECTION 2.02. No Conflict. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not (i) require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which any property or asset of the Stockholder is bound or

                            Annex C-1
affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of the Stockholder or pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound or affected.

   SECTION 2.03. Title to the Shares. As of the date hereof, the Stockholder is the beneficial owner of 98,738 Shares of Company Common Stock, which are all the shares of Company Common Stock owned, either of record or beneficially, by such Stockholder. The Stockholder owns all such Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever (other than those arising under the Securities Act of 1933, as amended, and any applicable state securities or "blue sky" laws), and, except as provided in this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

                                  ARTICLE 3.

                           PROXY OF THE STOCKHOLDER

   SECTION 3.01. Proxy. The Stockholder hereby irrevocably appoints Martin E. Franklin or Ian Ashken, until the Termination Date (as hereinafter defined), as his attorney and proxy pursuant to the provisions of Section 700 of the CCC, with full power of substitution, to vote in favor of the Merger and the Transactions with respect to the Shares now owned or that may hereafter be acquired by such Stockholder and all other securities issued to the Stockholder in respect of such Shares, which the Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise; provided, however, that Stockholder grants a proxy hereunder only with respect to voting in favor of facilitating the Merger and the Transactions. This proxy and power of attorney is irrevocable and coupled with an interest. The Stockholder hereby revokes all other proxies and powers of attorney with respect to his Shares (and all other securities issued to such Stockholder in respect of such Shares) which it may have heretofore appointed or granted, and, no subsequent proxy or power of attorney shall be given or written consent executed and if given or executed shall not be effective) by the Stockholder with respect thereto.

                                  ARTICLE 4.

                                MISCELLANEOUS

   SECTION 4.01. Further Assurances. The parties will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

   SECTION 4.02. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   SECTION 4.03. Entire Agreement. This Agreement constitutes the entire agreement between the Parent, Purchaser and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parent, Purchaser and the Stockholder with respect to the subject matter hereof.

   SECTION 4.04. Assignment; Parties In Interest.

   (a) This Agreement shall not be assigned by operation of law or otherwise.

                            Annex C-2

    (b) This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   SECTION 4.05. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. The parties hereto may (i) extend the time for the performance of any obligation or other act of the other parties hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by all of the parties to be bound thereby.

   SECTION 4.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

   SECTION 4.07. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respect parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.07):

   if to the Parent or Purchaser:

     BEC Group, Inc.
     555 Theodore Fremd Avenue
     Suite B-302
     Rye, New York 10580
     Telecopier No.: (914) 967-9403
     Attention: Executive Vice President, Mr. Ian Ashken

   with a copy to:

     Kane Kessler, P.C.
     1350 Avenue of the Americas -- 26th Floor
     New York, New York 10019
     Telecopier No.: (212) 245-3009
     Attention:  Robert L. Lawrence, Esq.

   if to the Stockholder:

     Mr. Henry C. Baumgarten
     ILC Technologies, Inc.
     399 Java Drive
     Sunnyvale, CA 94089
     Telecopier No.: (408) 744-0829

   with a copy to:

     Keith Kearney, Esq.
     Davis Polk & Wardwell
     450 Lexington Avenue
     New York, New York 10017
     Telecopier No.: (212) 450-4800

                            Annex C-3

    SECTION 4.08. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that State.

   SECTION 4.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 4.10. Termination. This Agreement and the proxy granted hereunder shall terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with Section 7.1 thereof; or (b) one year from the date hereof (the "Termination Date"). In the event of the termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of Parent or Purchaser or the Stockholder under this Agreement, except with regard to any breach of this Agreement prior to such termination.

   SECTION 4.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, each of Parent and Purchaser has caused this Agreement to be executed by its officer thereunto duly authorized and the Stockholder has duly executed this Agreement, each as of the date first written above.

                                          BEC GROUP, INC.

                                          By: /s/ Ian Ashken
                                             --------------------------------
                                             Name:  Ian Ashken
                                             Title:  Executive Vice President

                                          BILC ACQUISITION CORP.

                                          By:  /s/ Ian Ashken
                                             --------------------------------
                                             Name:  Ian Ashken
                                             Title:  Executive Vice President

                                          STOCKHOLDER

                                          By:  /s/ Henry C. Baumgartner
                                              -------------------------------

                            Annex C-4

                                                                       ANNEX D

October 30, 1997

Board of Directors
BEC Group, Inc.
International Corporate Center at Rye
555 Theodore Fremd Avenue
Suite B-302
Rye, New York 10580

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to BEC Group, Inc. ("BEC" or the "Company") of a business combination (the "Transaction") in which BEC (after the spin-off of Bolle Inc. to BEC's shareholders) will acquire all of the stock of ILC Technologies, Inc. ("ILCT") from its shareholders. The terms of the Transaction are embodied in the draft definitive agreement (the "Stock Purchase Agreement") dated October 30, 1997. The terms of the Transaction include, among other things, that BEC will acquire the stock of ILCT in exchange for 21,286,484 shares of BEC common stock (the "Consideration"), issuing 4.3621 shares of BEC for each share of ILCT.

   In connection with our review of the Transaction and the preparation of this opinion, we have examined (i) the financial terms and conditions of the Transaction as contained in the executed Letter of Intent and the Stock Purchase Agreement, (ii) the audited financial statements of the Company for the years ended December 31, 1995 and 1996, (iii) the unaudited financial statements of ILCT for the years ended September 30, 1995 and 1996, (iv) the unaudited interim financial statements of the Company for the period ended June 30, 1997 and ILCT for the period ended June 30, 1997, (v) certain internal financial forecasts and projections prepared by the management of the Company for the Company and the management of ILCT for ILCT, (vi) certain internal financial forecasts and projections provided by managements of both ILCT and BEC for the Company assuming the Transaction occurs and certain cost savings and other synergies are achieved, and (vii) certain other publicly available financial information. Additionally, we held discussions with senior management of the Company and ILCT regarding past and current operations and the financial condition and prospects of the Company, ILCT and the combined operations of ILCT and the Company and considered other matters which we deemed relevant to our inquiry.

   We have assumed and relied upon the accuracy and completeness of all such information provided to us or publicly available and have not independently made any attempt to verify such information. We have not made any attempt to make or obtain an independent appraisal of the value of the assets or the liabilities (contingent or otherwise) of the Company or ILCT. This opinion is not meant to be an indication of the price at which BEC's common stock will trade at any time or a recommendation as to any action a BEC shareholder should take. With respect to all information provided by management of either BEC or ILCT, we have assumed that it represents the best currently available knowledge and judgment of such management and has been reasonably prepared. We have relied on the managements of BEC and ILCT to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

   We express no opinion as to the underlying business decision to conduct the spin-off of Bolle Inc. or the availability or advisability of any alternatives to the spin-off of Bolle Inc. Raymond James did not structure the spin-off of Bolle Inc. or negotiate the terms of the spin-off of Bolle Inc. and is not expressing an opinion on the valuation of Bolle Inc.

   We have also been assured by BEC's management that except for the spin-off of Bolle Inc. to BEC's shareholders, the Company is not party to any pending material transactions including, but not limited to, any external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction. Likewise, we have been assured by ILCT's management that ILCT is not party to any pending material

                          Annex D-1
transactions including, but not limited to, any external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction. Our opinion is based on market, financial, economic and other conditions existing as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

   In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and ILCT and certain other companies we believe to be comparable to the Company and ILCT, (ii) the current financial position and operating results of the Company and ILCT and forecasted results of such entities, (iii) the historical market prices and trading activities of the Company's and ILCT's common stock, (iv) reported financial terms of business combinations comparable to the Transaction, (v) the value of the Consideration to be paid, (vi) the projected proforma operating results and financial position for the Company assuming the Transaction had occurred, and (vii) the general condition of the securities markets.

   Raymond James & Associates, Inc. ("Raymond James") is actively involved in investment banking activities and regularly undertakes the evaluation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has served as a financial advisor to BEC concerning the Transaction and will be paid fees for services provided pursuant to this engagement upon closing of the Transaction. Raymond James will be paid a fee for this opinion upon closing of the Transaction. In addition, the Company has agreed to reimburse Raymond James for its expenses incurred during this engagement and to indemnify Raymond James against certain liabilities arising out of issuance of this opinion.

   In the ordinary course of business, Raymond James may trade in the securities of BEC and ILCT for Raymond James' own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Board of Directors of BEC. This letter does not constitute a recommendation of any type to any shareholder as to how such shareholder should vote in connection with the Transaction, and is not intended to confer rights or remedies upon ILCT or the shareholders of ILCT or the Company. This opinion is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without our prior written consent.

   Based upon and subject to the foregoing, it is our opinion that as of October 30, 1997 the terms of the Transaction are fair, from a financial point of view, to BEC and its shareholders.

                                        Very truly yours,

                                        RAYMOND JAMES & ASSOCIATES, INC.

                           Annex D-2

                                                                       ANNEX E

                                                              November 4, 1997

Board of Directors
ILC Technology, Inc.
399 Java Drive
Sunnyvale, CA 94089

Dear Sirs:

   You have requested our opinion as to the fairness from a financial point of view to the stockholders of ILC Technologies, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of October 30, 1997 (the "Agreement"), among BEC Group, Inc. ("BEC"), BILC Acquisition Corp., a wholly owned subsidiary of BEC (the "Purchaser") and the Company, pursuant to which the Company will be merged (the "Merger") with and into the Purchaser.

   Pursuant to the Agreement, each share of common stock, no par value ("Company Common Stock"), of the Company (other than treasury shares or with respect to which appraisal rights have been exercised), will be converted into, subject to certain exceptions, the right to receive 4.3621 shares of common stock par value $0.01 per share ("BEC Common Stock"), of BEC, subject to adjustment to reflect any convertible notes of the Company remaining outstanding at the effective time of the Merger (the "Exchange Ratio").

   In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto, dated October 30, 1997, and the Contribution Agreement, dated as of October 30, 1997, between BEC and Bolle, Inc. and its related entities and the documents entered into in connection therewith. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and BEC including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning September 30, 1997 and ending December 31, 1998 prepared by the management of the Company and certain financial projections of BEC for the period beginning September 30, 1997 and ending December 31, 1999 prepared by the management of BEC. In addition, we have compared certain financial and securities data of the Company and BEC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes BEC Common Stock and Company Common Stock, reviewed prices and premiums paid in certain other business combinations, and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and BEC or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of BEC. With respect to the financial projections reviewed by us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and BEC as to the future operating and financial performance of the Company and BEC, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update,

                        Annex E-1
revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which BEC Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:
                                              -------------------------------
                                              Frederick C. Lane
                                              Managing Director

                        Annex E-2

                                   ANNEX F
                         CHAPTER 13 OF THE CALIFORNIA
                           GENERAL CORPORATION LAW

SECTION 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

   (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

   (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

   (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
(A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

   (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

   (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

   (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

                         Annex F-1

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. SUBMISSIONS OF SHARE CERTIFICATES FOR ENDORSEMENT;
UNCERTIFICATED SECURITIES

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

                        Annex F-2

 SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

   (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL, COSTS

   (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

                          Annex F-3

SECTION 1307. DIVIDENDS ON DISSENTING SHARES

   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

   (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

   (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

   (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES

   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

   (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions

                         Annex F-4
or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                        Annex F-5

                                    PROXY

                               BEC GROUP, INC.
    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BEC GROUP, INC.
          FOR THE SPECIAL MEETING OF STOCKHOLDERS--FEBRUARY  , 1998

The undersigned stockholder hereby appoints Martin E. Franklin and Ian G.H. Ashken and each of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of BEC Group, Inc. ("BEC"), which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on January 12, 1998 and at any and all adjournments and postponements thereof, for the transaction of such business as may properly come before the Meeting, including the items set forth on the reverse side hereof.

The shares represented by this Proxy will be voted in the manner directed herein, but if no direction is made with respect to the voting of Common Stock, this Proxy will be voted FOR (i) the approval and adoption of the Agreement and Plan of Merger, as amended, and the issuance of shares thereunder; (ii) the approval of an amendment of the Restated Certificate of Incorporation to effect a one-for-two reverse split; (iii) the election of 4 additional directors to BEC's Board of Directors; (iv) the approval of an amendment to the Restated Certificate of Incorporation to change the name of BEC Group, Inc. to "Lumen Technologies, Inc."; and (v) the approval of an amendment to the 1996 Stock Incentive Plan.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                        (Please sign on reverse side)
                                                                        (OVER)

 [X] Please mark your votes as in this example.
The Board of Directors recommends a vote FOR the Proposals.

   1. APPROVAL AND ADOPTION OF AGREEMENT AND PLAN OF MERGER, AS AMENDED AND THE ISSUANCE OF SHARES THEREUNDER:
                       FOR  [ ]   AGAINST  [ ]   ABSTAIN  [ ]

   2. APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TWO REVERSE SPLIT:
                       FOR  [ ]   AGAINST  [ ]   ABSTAIN  [ ]

   3. ELECTION OF 4 ADDITIONAL DIRECTORS TO BEC'S BOARD OF DIRECTORS:
       [ ]  FOR all nominees listed below
            (except as marked to the contrary below)

                                        [ ]  WITHHOLD AUTHORITY to vote for
                                              all nominees listed below

      Harrison H. Augur, Henry C. Baumgartner, Richard D. Capra,
                            George B. Clairmont

      INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through or otherwise strike the nominee's name in the list above.

   4. APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF BEC GROUP, INC. TO "LUMEN TECHNOLOGIES, INC.":
                      FOR  [ ]   AGAINST  [ ]   ABSTAIN  [ ]

   5. APPROVAL OF AN AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN:
                      FOR  [ ]   AGAINST  [ ]   ABSTAIN  [ ]

                                 IN THEIR DISCRETION, THE PROXIES ARE
                                 AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
                                 AS MAY PROPERLY COME BEFORE THE MEETING.

                                 SIGNATURE(S)
                                 --------------------------------------------

                                 DATE
                                 --------------------------------------------
                                 Please sign exactly as name appears hereon.
                                 Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                    PROXY

                             ILC TECHNOLOGY, INC.
                                399 Java Drive
                             Sunnyvale, CA 94089
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
 ILC TECHNOLOGY, INC. FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS ON     ,
                                       , 1998

The undersigned hereby appoints HENRY C. BAUMGARTNER, RICHARD D. CAPRA, and each of them, as Proxies, with the powers the undersigned would have if personally present and with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of ILC Technology, Inc. held of record by the undersigned on January 12,
1998, at the Special Meeting of Shareholders to be held on     ,      , 1998,
at 11:00 a.m. local time at 277 Park Avenue, 18th Floor, New York, New York, or any adjournment or postponement thereof, upon all subjects which may come before the meeting including the matters described in the Joint Proxy Statement/Prospectus furnished herewith. The shares represented by this proxy shall be voted in the following manner.

   1. PROPOSAL TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 30, 1997, AS AMENDED, AMONG BEC GROUP, INC., BILC ACQUISITION CORP. AND ILC TECHNOLOGY, INC.:
                       FOR  [ ]   AGAINST  [ ]   ABSTAIN  [ ]

                        (Please sign on reverse side)
                                                                        (OVER)

WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND AT THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as name appears below.

                                 When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

                                 Dated:                , 1998

                                 --------------------------------------------
                                                  (Signature)

                                 --------------------------------------------
                                          (Signature If Held Jointly)

                                 PLEASE VOTE, SIGN, DATE AND RETURN THIS
                                 PROXY CARD PROMPTLY USING THE ENCLOSED
                                 ENVELOPE

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the DGCL makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of BEC under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

   As permitted by the DGCL, the BEC Certificate provides that, to the fullest extent permitted by the DGCL, no director shall be liable to BEC or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to BEC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the BEC Certificate is to eliminate the rights of BEC and its stockholders (through stockholders' derivative suits on behalf to BEC) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

   BEC's Bylaws provide that BEC may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of BEC) by reason of the fact that he is or was a director, officer, employee or agent of BEC or is or was serving at the request of BEC as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of BEC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

   The Bylaws also provide that BEC may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of BEC to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to BEC unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   The Bylaws also provide that to the extent a director or officer of BEC has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that BEC may purchase and maintain insurance on behalf of a director or officer of BEC against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not BEC would have the power to indemnify him against such liabilities under such Bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  EXHIBIT NO.                                              DESCRIPTION
---------------  -----------------------------------------------------------------------------------------------
        *2.1     Agreement and Plan of Merger, dated as of October 30, 1997, by and among BEC, Acquisition Corp.
                 and ILC (incorporated by reference from Annex A to the Joint Proxy Statement/Prospectus).
       **2.2     Amendment No. 1 to the Merger Agreement dated January 6, 1998 by and among BEC, Acquisitions
                 Corp. and ILC (incorporated by reference from Annex A to the Joint Proxy Statement/Prospectus).
         3.1     Restated Certificate of Incorporation of BEC. Incorporated by reference to Exhibit 3.1 to BEC's
                 Registration Statement on Form S-1.
         3.2     By-laws of BEC. Incorporated by reference to Exhibit 3.2 to BEC's Registration Statement on
                 Form S-1.
         3.3     Certificate of Designations of the Series A Preferred Stock of BEC Group, Inc. Incorporated by
                 reference to the Form 8-K, date of event--July 10, 1997.
      ***3.4     Form of Certificate of Amendment to Restated Certificate of Incorporation of BEC.
        *3.5     Form of Amendment to the Bylaws of BEC.
         4.1     1996 BEC Group, Inc. Stock Incentive Plan. Incorporated by reference to Exhibit 4.1 to BEC's
                 Registration Statement on Form S-1.
         4.2     Form of Agreement for Conversion and Exchange of Note, by and among Benson Eyecare Corporation;
                 BEC Group, Inc.; and Convertible Note holders. Incorporated by reference to Annex F to Benson
                 Eyecare Corporation's Proxy Statement dated April 5, 1996.
        +4.3     BEC Group, Inc. 1996 Employee Stock Purchase Plan (this exhibit as filed includes the subscription and withdrawal forms for Plan participants). Incorporated by reference to Exhibit
                 4.2 to BEC's Quarterly Report on Form 10-Q for the period ended June 30, 1996.
         4.4     Form of Registration Rights Agreement, dated as of May 3, 1996, by and among BEC and
                 Convertible Note holders. Incorporated by reference to Exhibit 4.4 to BEC's Registration
                 Statement on Form S-3.
         4.5     Form of Indenture, dated as of May 3, 1996, including form of Convertible Note. Incorporated by reference to Exhibit 4.5 to BEC's Registration Statement on Form S-3.
     +***4.6     Form of Amended and Restated BEC 1996 Stock Incentive Plan (supercedes the form filed with
                 Amendment No. 1 to the Registration Statement on Form S-4 filed with the Commission on January
                 12, 1998).
      ***5.1     Opinion of Kane Kessler, P.C., including consent.
       **8.1     Tax Opinion of Davis Polk & Wardwell.
        10.1     Agreement and Plan of Merger, dated as of February 11, 1996, between Essilor International,
                 S.A., Essilor of America, Inc., Essilor Acquisition Corporation, Benson Eyecare Corporation,
                 BEC Group, Inc. and Omega Opco, Inc. Incorporated by reference to Exhibit 10.1 to BEC's
                 Registration Statement on Form S-1.
        10.2     Form of Spinoff Agreement between Benson Eyecare Corporation and BEC Group, Inc. Incorporated
                 by reference to Exhibit 10.2 to BEC's Registration Statement on Form S-1.
        10.3     Indemnification Agreement, dated as of February 11, 1996, by and among Essilor International,
                 S.A., Essilor of America, Inc., Essilor Acquisition Corporation, Benson Eyecare Corporation,
                 and BEC Group, Inc. Incorporated by reference to Exhibit 10.3 to BEC's Registration Statement on Form S-1.

                               II-2

  EXHIBIT NO.                                              DESCRIPTION
---------------  -----------------------------------------------------------------------------------------------
      10.4       Form of Indemnification Agreement. Incorporated by reference to Exhibit 10.4 to BEC's Current
                 Report on Form 10-Q.
      10.5       Asset Purchase Agreement, dated as of February 11, 1996, by and among Benson Eyecare
                 Corporation, BEC Group, Inc. and Optical Radiation Corporation and Monsanto Company.
                 Incorporated by reference to Exhibit 10.2 to Benson Eyecare Corporation's Current Report on
                 Form 8-K, dated February 12, 1996.
      10.6       Credit Agreement among BEC Group, Inc. and NationsBank, N.A., et al, dated as of April 3, 1996.
                 Filed together with such Exhibit 10.6 are copies of the following ancillary agreements
                 (incorporated by reference to Exhibit 10.6 to BEC's Quarterly Report on Form 10-Q for the
                 period ended June 30, 1996):
                 (a)Subsidiary Guaranty Agreement, dated as of April 3, 1996, among certain subsidiaries of BEC
                 Group, Inc. and NationsBank, N.A.
                 (b)Assignment of Patents, Trademarks, Copyrights and Licenses, dated as of April 3, 1996.
                 (c)Intellectual Property Security Agreement, dated as of April 3, 1996.
                 (d)Stock Pledge Agreement, dated as of April 3, 1996.
                 (e)Collateral Assignment of Partnership Interests, dated as of April 3, 1996.
                 (f)Security Agreement, dated as of April 3, 1996.
      10.7       Amendment No. 1 to Credit Agreement (see Exhibit 10.6, above) dated as of June 17, 1996, by and among BEC, et al. Incorporated by reference to BEC's Annual Report on Form 10-K for the year ended December 31, 1996.
      10.8       Amendment No. 2 to Credit Agreement (see Exhibit 10.6, above), dated as of October 31, 1996, by and among the Company et al. Incorporated by reference to Exhibit 10.1 to the Company's
                 Quarterly Report on Form 10-Q for the period ended September 30, 1996.
      10.9       Amendment No. 3 to Credit Agreement (see Exhibit 10.6, above), dated December 1996, by and among BEC, et al. Incorporated by reference to BEC's Annual Report on Form 10-K for the year ended December 31, 1996.
      10.10      Stock Purchase Agreement, dated as of November 13, 1996, by and among BEC Group, Inc., Foster
                 Grant Group, L.P., Foster Grant Holdings, L.P. and Accessories Associates, Inc. Incorporated by
                 reference to Exhibit 2.1 to BEC's Quarterly Report on Form 10-Q/A for the period ended
                 September 30, 1996.
     +10.11      Employment Agreement, dated as of July 1, 1993, between BEC and Mr. Martin E. Franklin.
                 Incorporated by reference to Exhibit 10.34 to Benson Eyecare Corporation's Registration
                 Statement on Form S-1.
     +10.12      Amendment No. 1, dated as of October 31, 1996, to Employment Agreement dated July 1, 1993, between BEC and Mr. Martin E. Franklin. Incorporated by reference to BEC's Annual Report on
                 Form 10-K for the year ended December 31, 1996.
     +10.13      Employment Agreement, dated as of July 1, 1993, between BEC and Mr. Ian G.H. Ashken.
                 Incorporated by reference to Exhibit 10.2 to Benson Eyecare Corporation's Registration
                 Statement on Form S-1.
     +10.14      Amendment No. 1, dated as of October 31, 1996, to Employment Agreement dated July 1, 1993, between BEC Mr. Ian G.H. Ashken. Incorporated by reference to BEC's Annual Report on Form 10-K for the year ended December 31, 1996.

                               II-3

  EXHIBIT NO.                                              DESCRIPTION
---------------  -----------------------------------------------------------------------------------------------
      10.15      Merger Agreement, dated as of June 30, 1994, among BEC (as assignee), Benson Acquisition
                 Company, Inc. and Optical Radiation Corporation. Incorporated by reference to Exhibit 99.1 to
                 Benson Eyecare Corporation's Current Report on Form 8-K, date of event June 30, 1994.
      10.16      Amendment No. 1 to Merger Agreement, dated as of July 6, 1994, among BEC (as assignee), Benson
                 Acquisition Company, Inc. and Optical Radiation Corporation. Incorporated by reference to
                 Exhibit 99.2 to Benson Eyecare Corporation's Current Report on Form 8-K, date of event June 30,
                 1994.
      10.17      Amendment No. 2 to Merger Agreement, dated as of August 29, 1994, by and among BEC, Optical
                 Radiation Corporation and Benson Acquisition Corporation. Incorporated by reference to Annex E to Benson Eyecare Corporation's Registration Statement on Form S-4, dated September 12, 1994.
      10.18      Agreement and Plan of Reorganization, dated as of September 30, 1994, by and among Superior
                 Vision Services, Inc., BEC (as assignee) and Charles D. Fritch, M.D. BEC agrees to furnish supplementally to the Commission upon request a copy of any omitted schedules or exhibits.
                 Incorporated by reference to Exhibit 10.2 to Benson Eyecare Corporation's Quarterly Report on
                 Form 10-Q for the period ended September 30, 1994.
      10.19      Loan Agreement by and among BEC (as assignee) and First Interstate Bank of Texas, N.A., relating to the real property located in Dallas, Texas. Incorporated by reference to Exhibit
                 10.24 to Benson Eyecare Corporation's Annual Report on Form 10-K for the year ended December
                 31, 1995.
      10.20      First Amendment to Loan Agreement (see Exhibit 10.19, above) and Other Loan Documents, dated
                 May 3, 1996, by and among Foster Grant Group, L.P., BEC, and, First Interstate Bank of Texas,
                 N.A. Incorporated by reference to BEC's Annual Report on Form 10-K for the year ended December
                 31, 1996.
      10.21      Second Amendment to Loan Agreement (see Exhibit 10.19, above) and Other Loan Documents, dated
                 December 12, 1996, by and among Wells Fargo Bank (Texas), N.A. (as successor to First
                 Interstate Bank of Texas, N.A.), ORC Management Corporation, Foster Grant Group, L.P., and BEC.
                 Incorporated by reference to BEC's Annual Report on Form 10-K for the year ended December 31,
                 1996.
      10.22      Deed of Trust, Security Agreement and Financing Statement, dated March 31, 1995, relating to mortgage of real property located in Dallas, Texas. Incorporated by reference to BEC's Annual
                 Report on Form 10-K for the year ended December 31, 1996.
      10.23      Agreement and Plan of Merger, dated as of July 26, 1995, among Benson Eyecare Corporation,
                 Benson Acquisition Corp., and, Bolle America, Inc. Incorporated by reference to Exhibit 10.1 to
                 Benson Eyecare Corporation's Current Report on Form 8-K, dated August 3, 1995.
      10.24      Separation Agreement by and between BEC and Mr. William T. Sullivan. Incorporated by reference to BEC's Annual Report on Form 10-K for the year ended December 31, 1996.
      10.25      Amended and Restated Share Purchase Agreement, dated July 9, 1997, by and among BEC Group, Inc.
                 and Bolle Inc., on the one hand, and Mr. Robert Bolle, Mr. Maurice Bolle, Mr. Franck Bolle,
                 Mrs. Patricia Bolle Passaquay, Ms. Brigitte Bolle and Mrs. Christelle Roche (collectively, the
                 "Sellers"). Incorporated by reference to the Form 8-K, date of event July 10, 1997.
      10.26      Warrant Agreement, dated as of July 9, 1997, by and among BEC and each of the Sellers.
                 Incorporated by reference to the Form 8-K, date of event July 10, 1997.

                               II-4

  EXHIBIT NO.                                              DESCRIPTION
---------------  -----------------------------------------------------------------------------------------------
       10.27     Amended and Restated Credit Agreement, dated as of July 10, 1997, among BEC Group, Inc., as
                 Borrower, and NationsBank National Association, Bank of Boston Connecticut, Caisse Nationale de
                 Credit Agricole, European American Bank, Imperial Bank, National City Bank of Kentucky, and the
                 other financial institutions from time to time parties thereto, as Lenders, and NationsBank,
                 National Association, as Agent. Incorporated by reference to the Form 8-K, date of event July
                 10, 1997.
      *10.28     Voting Agreement, dated as of October 30, 1997, between ILC and Martin E. Franklin
                 (incorporated by reference from Annex B to the Joint Proxy Statement/Prospectus).
      *10.29     Voting Agreement, dated as of October 30, 1997, between BEC, Acquisition Corp. and Henry C.
                 Baumgartner (incorporated by reference from Annex C to the Joint Proxy Statement/Prospectus).
      *10.30     Form of Indemnification Agreement between BEC, Acquisition Corp. and Bolle.
     **10.31     Form of Bill of Sale and Assignment Agreement between BEC and Bolle (supercedes the form filed with the Registration Statement on Form S-4 filed with the Commission on November 19, 1997).
      *10.32     Form of Management Services Agreement between Bolle and BEC.
      *10.33     Fairness Opinion of Raymond James & Associates, Inc. (incorporated by reference from Annex D to the Joint Proxy Statement/Prospectus).
      *10.34     Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (incorporated by reference from Annex E to the Joint Proxy Statement/Prospectus).
      *21.1      Subsidiaries of BEC.
    ***23.1      Consent of Kane Kessler, P.C. (included in Exhibit 5.1).
    ***23.2      Consent of Price Waterhouse LLP.
    ***23.3      Consent of Arthur Andersen LLP.
    ***23.4      Consent of KPMG Peat Marwick LLP.
    ***23.5      Consent of Raymond James & Associates, Inc.
    ***23.6      Consent of Donaldson, Lufkin & Jenrette Securities Corporation
     **23.7      Consent of Davis Polk & Wardwell (included in Exhibit 8.1).
      *24.1      Power of Attorney (included on signature page).



------------
  + Management or compensatory plan.
  * Filed with the Registration Statement on Form S-4 filed with the Commission on November 19, 1997.
 ** Filed with Amendment No. 1 to the Registration Statement on Form S-4
    filed with the Commission on January 12, 1998.
*** Filed herewith.

ITEM 22. UNDERTAKINGS

   BEC hereby undertakes

   1. To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   4. BEC hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of BEC's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   5. BEC hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14A-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   6. (i) BEC hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), BEC undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (ii) BEC undertakes that every prospectus: (i) that is filed pursuant to paragraph 6(i) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    7. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of BEC pursuant to the foregoing provisions, or otherwise, BEC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by BEC of expenses incurred or paid by a director, officer or controlling person of BEC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, BEC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   8. (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by BEC pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   9. BEC hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   10. BEC hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, BEC has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on January 27, 1998.
                                                   BEC GROUP, INC.

                                                   By: /s/ Martin E. Franklin
                                                       ----------------------
                                                       Martin E. Franklin
                                                       Chairman of the Board
                                                       of Directors
                                                       and Chief Executive
                                                       Officer

    Pursuant to the requirements of the Securities Act, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.


               NAME                                  TITLE                          DATE
--------------------------------   ---------------------------------------  -------------------

/s/Martin E. Franklin              Chairman of the Board of Directors
 --------------------------------  and Chief Executive Officer
 Martin E. Franklin                (Principal Executive Officer)               January 27, 1998

                                   Executive Vice President of Finance and
                                   Administration,
/s/Ian G.H. Ashken                 Chief Financial Officer,
 --------------------------------  Assistant Secretary and Director
 Ian G.H. Ashken                   (Principal Accounting Officer)              January 27, 1998

*
 --------------------------------
 Nora A. Bailey                    Director                                    January 27, 1998

*
 --------------------------------
 Richard W. Hanselman              Director                                    January 27, 1998

*
 --------------------------------
 David L. Moore                    Director                                    January 27, 1998

*
 --------------------------------
 Charles F. Sydnor                 Director                                    January 27, 1998

*
 --------------------------------
 William T. Sullivan               Director                                    January 27, 1998

* By:/s/ Martin E. Franklin
     ----------------------------
     Attorney-in-fact


                                EXHIBIT INDEX


  EXHIBIT NO.                                           DESCRIPTION                                          PAGE
---------------  ---------------------------------------------------------------------------------------- --------
       *2.1      Agreement and Plan of Merger, dated as of October 30, 1997, by and among BEC,
                 Acquisition Corp. and ILC (incorporated by reference from Annex A to the Joint Proxy
                 Statement/Prospectus).
      **2.2      Amendment No. 1 to the Merger Agreement dated January 6, 1998 by and among BEC,
                 Acquisitions Corp. and ILC (incorporated by reference from Annex A to the Joint Proxy
                 Statement/Prospectus).
     ***3.4      Form of Certificate of Amendment to Restated Certificate of Incorporation of BEC.
       *3.5      Form of Amendment to the Bylaws of BEC.
    +***4.6      Form of Amended and Restated BEC 1996 Stock Incentive Plan (supercedes the form filed with Amendment No. 1 to the Registration Statement on Form S-4 filed with the Commission on January 12, 1998).
     ***5.1      Opinion of Kane Kessler, P.C., including consent.
      **8.1      Tax Opinion of Davis Polk & Wardwell.
      *10.28     Voting Agreement, dated as of October 30, 1997, between ILC and Martin E. Franklin
                 (incorporated by reference from Annex B to the Joint Proxy Statement/Prospectus).
      *10.29     Voting Agreement, dated as of October 30, 1997, between BEC, Acquisition Corp. and Henry
                 C. Baumgartner (incorporated by reference from Annex C to the Joint Proxy
                 Statement/Prospectus).
      *10.30     Form of Indemnification Agreement between BEC, Acquisition Corp. and Bolle.
     **10.31     Form of Bill of Sale and Assignment Agreement between BEC and Bolle (supercedes the form filed with the Registration Statement on Form S-4 filed with the Commission on November
                 19, 1997).
      *10.32     Form of Management Services Agreement between Bolle and BEC.
      *10.33     Fairness Opinion of Raymond James & Associates, Inc. (incorporated by reference from
                 Annex D to the Joint Proxy Statement/Prospectus).
      *10.34     Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (incorporated by reference from Annex E to the Joint Proxy Statement/Prospectus).
      *21.1      Subsidiaries of BEC.
    ***23.1      Consent of Kane Kessler, P.C. (included in Exhibit 5.1).
    ***23.2      Consent of Price Waterhouse LLP.
    ***23.3      Consent of Arthur Andersen LLP.
    ***23.4      Consent of KPMG Peat Marwick LLP.
    ***23.5      Consent of Raymond James & Associates, Inc.
    ***23.6      Consent of Donaldson, Lufkin & Jenrette Securities Corporation
     **23.7      Consent of Davis Polk & Wardwell (included in Exhibit 8.1).
      *24.1      Power of Attorney (included on signature page).



------------
  + Management or compensatory plan.
  * Filed with the Registration Statement on Form S-4 filed with the Commission on November 19, 1997.
 ** Filed with Amendment No. 1 to the Registration Statement on Form S-4
    filed with the Commission on January 12, 1998.
*** Filed herewith.